                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


      Filed by the registrant   |X|

      Filed by a party other than the registrant   |_|

      Check the appropriate box:

   |_|  Preliminary Proxy Statement
   |_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   |X|  Definitive Proxy Statement
   |_|  Definitive Additional Materials
   |_|  Soliciting Material Pursuant to 'SS'240.14a-12

                    FIRST TENNESSEE NATIONAL CORPORATION
--------------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

   |X|  No fee required.

   |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)   Title of each class of securities to which transaction applies:  ____________________

    (2)   Aggregate number of securities to which transaction applies:  ___________________

    (3)   Per unit price or other underlying value of transaction computed pursuant to
          Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)   Proposed maximum aggregate value of transaction: __________________________

    (5)   Total fee paid: ___________________________________________________________

    |_|   Fee paid previously with preliminary materials.

    |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid: ________________________________________________
    (2) Form, Schedule or Registration Statement No.: __________________________
    (3) Filing party: __________________________________________________________
    (4) Dated filed: ___________________________________________________________

                            [LOGO FIRST TENNESSEE'r'

                            ALL THINGS FINANCIAL 'r']

First Tennessee
All Things Financial


Who We Are

First Tennessee National Corporation, soon to be renamed First Horizon National Corporation pending shareholder approval, is a high-performing, nationwide financial services institution. From our roots as a small bank in 1864, today we have grown to be one of the 50 largest bank holding companies in the U.S. in asset size and market capitalization, with $24.5 billion in assets and $5.6 billion in market capitalization at year-end 2003.

In the past year, we earned national recognition:

  Named one of the 100 Best Corporate Citizens by Business Ethics magazine

  Listed in Standard and Poor's 500 Index, one of the most widely watched benchmarks of the stock market's performance.

  Ranked in the top-10 in overall customer satisfaction among mortgage companies nationwide by JD Power and Associates

  Listed by Business Week magazine in the top 20 percent of the S&P 500 companies, and we ranked seventh out of 29 banks based on market value, sales and profitability

  Named one of the nation's top underwriters of U.S. government agency securities

  Among the nation's top 15 in mortgage originations and servicing

  One of the largest processors of credit card payments for the travel and entertainment industry

  Named to the AARP Best Employers for Workers over 50 list

  Earned ninth straight spot on Working Mother magazine's annual list of the 100 Best Companies for Working Mothers

  Made Fortune magazine's list of one of the "100 Best Companies to Work For" for the seventh consecutive year


These recognitions and awards are due to the hard work and results that our team of almost 12,000 employees achieved in 2003. More information is available by visiting www.FirstTennessee.com.

[FIRST TENNESSEE LOGO
ALL THINGS FINANCIAL'r']

                                                                  March 10, 2004

Dear Shareholders:

    You are cordially invited to attend First Tennessee National Corporation's 2004 annual meeting of shareholders. We will hold the meeting on April 20, 2004, in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, at 10:00 a.m. CDT. We have attached the formal notice of the annual meeting, our 2004 proxy statement, and a form of proxy.

    At the meeting, we will ask you to elect four Class II directors and one Class III director, approve an amendment to our Charter changing our name to First Horizon National Corporation, approve an amendment to our 2003 Equity Compensation Plan, and ratify the appointment of KPMG LLP as our independent auditors for 2004. The attached proxy statement contains information about these matters.

    An appendix to this proxy statement contains detailed financial information relating to our activities and operating performance during 2003. We have also enclosed our 2003 Summary Annual Report.

    Our registered shareholders that have access to the Internet have the opportunity to receive proxy statements electronically. If you have not already done so for this year, we encourage you to elect this method of receiving the proxy statement next year. Not only will you have access to the document as soon as it is available, but you will be helping us to save expense dollars. If you vote electronically, you will have the opportunity to give your consent at the conclusion of the voting process.

    Your vote is important. You may vote by telephone or over the Internet or by mail, or if you attend the meeting and want to vote your shares, then prior to the balloting you should request that your form of proxy be withheld from voting. We request that you vote by telephone or over the Internet or return your proxy card in the postage-paid envelope as soon as possible.

                                      Sincerely yours,

                                      J. KENNETH GLASS
                                      J. KENNETH GLASS
                                      Chairman of the Board,
                                      President and Chief Executive Officer

                      FIRST TENNESSEE NATIONAL CORPORATION
                               165 MADISON AVENUE
                            MEMPHIS, TENNESSEE 38103

                              -------------------

                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING
                                 APRIL 20, 2004

                              -------------------

    The annual meeting of shareholders of First Tennessee National Corporation will be held on April 20, 2004, at 10:00 a.m., CDT, in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee.

    The items of business are:

    1. Election of four Class II directors to serve until the 2007 annual meeting of shareholders, or until their successors are duly elected and qualified, and of one Class III director to serve until the 2005 annual meeting of shareholders, or until her successor is duly elected and qualified.

    2. Approval of an amendment to our Charter changing our name to 'First Horizon National Corporation.'

    3. Approval of an amendment to our 2003 Equity Compensation Plan.

    4. Ratification of the appointment of auditors.

    These items are described more fully in the following pages, which are made a part of this notice. The close of business February 27, 2004, is the record date for the meeting. All shareholders of record at that time are entitled to vote at the meeting.

    Management requests that you vote by telephone or over the Internet (following the instructions on the enclosed form of proxy) or that you sign and return the form of proxy promptly, so that if you are unable to attend the meeting your shares can nevertheless be voted. You may revoke a proxy at any time before it is exercised at the annual meeting in the manner described on page 1 of the proxy statement.

                                          CLYDE A. BILLINGS, JR.
                                          CLYDE A. BILLINGS, JR.
                                          Senior Vice President,
                                          Assistant General Counsel
                                          and Corporate Secretary

Memphis, Tennessee
March 10, 2004

                      IMPORTANT NOTICE

  PLEASE (1) VOTE BY TELEPHONE OR (2) VOTE OVER THE INTERNET
  OR (3) MARK, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED
  FORM OF PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES
  WILL BE REPRESENTED AT THE MEETING.

                                PROXY STATEMENT
                      FIRST TENNESSEE NATIONAL CORPORATION

                               TABLE OF CONTENTS



                                                              PAGE
                                                              ----
General Matters.............................................    1
Corporate Governance and Board Matters......................    2
    Introduction............................................    2
    Structure and Composition of Board and Committees.......    2
    Independence and Categorical Standards..................    3
    The Board Committees....................................    4
    Audit Committee Financial Expert........................    5
    Audit Committee Report..................................    5
    Nominations of Directors................................    7
    Shareholder Recommendations of Director Nominees........    7
    Board Compensation Committee Report on Executive
     Compensation...........................................    8
    Board and Committee Meeting Attendance..................   12
    Executive Sessions......................................   12
    Shareholder Communication with Board of Directors.......   12
    Compensation of Directors...............................   12
Stock Ownership Information.................................   14
    Stock Ownership Table...................................   14
VOTE ITEM NO. 1 -- ELECTION OF DIRECTORS....................   15
    Nominees for Director...................................   15
    Continuing Directors....................................   16
VOTE ITEM NO. 2 -- APPROVAL OF AN AMENDMENT TO OUR CHARTER
  CHANGING OUR NAME.........................................   16
VOTE ITEM NO. 3 -- APPROVAL OF AN AMENDMENT TO OUR 2003
  EQUITY COMPENSATION PLAN..................................   17
    Plan Benefits Table.....................................   21
    Equity Compensation Plan Information....................   21
VOTE ITEM NO. 4 -- RATIFICATION OF APPOINTMENT OF
  AUDITORS..................................................   23
Other Matters...............................................   25
Shareholder Proposal Deadlines..............................   25
Executive Compensation......................................   25
    Summary Compensation Table..............................   26
    Option/SAR Grants in Last Fiscal Year...................   28
    Aggregated Option/SAR Exercises in Last Fiscal Year and
     Fiscal-Year End Option/SAR Values......................   30
    Long-Term Incentive Plans-Awards in Last Fiscal Year....   30
    Pension Plan Table......................................   31
    Employment Contracts and Termination of Employment and
     Change-in-Control Arrangements.........................   32
    Compensation Committee Interlocks and Insider
     Participation..........................................   33
    Certain Relationships and Related Transactions..........   33
    Total Shareholder Return Performance Graph..............   34
    Section 16(a) Beneficial Ownership Reporting
     Compliance.............................................   35
Availability of Annual Report on Form 10-K..................   36
APPENDICES
    A -- 2003 Equity Compensation Plan, as amended and
     restated...............................................  A-1
    B -- Corporate Governance Guidelines....................  B-1
    C -- Audit Committee Charter and Audit and Non-Audit
     Services Pre-Approval Policy...........................  C-1
    D -- Nominating & Corporate Governance Committee
     Charter................................................  D-1
    E -- Compensation Committee Charter.....................  E-1
    F -- Financial Information & Discussion.................  F-1

                                PROXY STATEMENT
                      FIRST TENNESSEE NATIONAL CORPORATION
                               165 MADISON AVENUE
                            MEMPHIS, TENNESSEE 38103

                              -------------------

                                GENERAL MATTERS


    The following proxy statement is being mailed to shareholders beginning on or about March 10, 2004. The Board of Directors is soliciting proxies to be used at our annual meeting of shareholders to be held on April 20, 2004, at 10:00 a.m., CDT, in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, and at any adjournment or adjournments thereof. In this proxy statement, First Tennessee National Corporation will be referred to by the use of 'we,' 'us' or similar pronouns, or simply as 'First Tennessee,' and First Tennessee and its consolidated subsidiaries will be referred to collectively as 'the Corporation.'


    The accompanying form of proxy is for use at the meeting if you will be unable to attend in person. You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary, by timely delivering a properly executed, later-dated proxy (including a telephone or Internet vote) or by voting by ballot at the meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. IF NO SPECIFICATION IS MADE, THE PROXIES WILL BE VOTED IN FAVOR OF ITEMS 1-4 BELOW:

    1. Election of four Class II directors to serve until the 2007 annual meeting of shareholders, or until their successors are duly elected and qualified, and one Class III director to serve until the 2005 annual meeting of shareholders, or until her successor is duly elected and qualified.

    2. Approval of an amendment to our Charter changing our name to 'First Horizon National Corporation.'

    3.   Approval of an amendment to our 2003 Equity Compensation
         Plan.

    4.   Ratification of the appointment of auditors.


    We will bear the entire cost of soliciting the proxies. In following up the original solicitation of the proxies by mail, we may request brokers and others to send proxies and proxy material to the beneficial owners of the shares and may reimburse them for their expenses in so doing. If necessary, we may also use several of our regular employees to solicit proxies from the shareholders, either personally or by telephone or by special letter, for which they will receive no compensation in addition to their normal compensation. We have hired Innisfree M&A Incorporated to aid us in the solicitation of proxies for a fee of $15,000 plus out-of-pocket expenses.



    Our common stock is the only class of voting securities. There were 124,077,101 shares of common stock outstanding and entitled to vote as of February 27, 2004, the record date for the annual shareholders' meeting. Each share is entitled to one vote. A quorum of the shares must be represented at the meeting to take action on any matter at the meeting. A majority of the votes entitled to be cast constitutes a quorum for purposes of the annual meeting. A plurality of the votes cast is required to elect the nominees as directors. A majority of the votes cast is required to approve the amendment to our Charter and the amendment to our 2003 Equity Compensation Plan and to ratify the appointment of auditors. Both 'abstentions' and broker 'non-votes' will be considered present for quorum purposes, but will not otherwise have any effect on any of the vote items.

                     CORPORATE GOVERNANCE AND BOARD MATTERS

                                  Introduction

    First Tennessee is dedicated to operating on the basis of sound corporate governance principles. We believe that these principles not only form the basis for our reputation of integrity in the marketplace but also are essential to our efficiency and continued overall success. During the past year, we have committed many of these principles to writing. Our Corporate Governance Guidelines, adopted by our Board of Directors in January 2004 but which include long-standing corporate policies and practices, provide our directors with guidance as to their legal accountabilities, promote the functioning of the Board and its committees and set forth a common set of expectations as to how the Board should perform its functions. Our Corporate Governance Guidelines are attached to this proxy statement at Appendix B. We have also adopted a Code of Business Conduct and Ethics, which incorporates many of our long-standing policies and practices and sets forth the overarching principles that guide the conduct of every aspect of our business, and a Code of Ethics for Senior Financial Officers, which promotes honest and ethical conduct, proper disclosure of financial information and compliance with applicable governmental laws, rules and regulations by our senior financial officers and other employees who have financial responsibilities. These codes are available on our web site at www.firsttennessee.com under the 'Corporate Governance' heading in the 'Investor Relations' area of the 'Company Information' page.


               Structure and Composition of Board and Committees


    Our Board of Directors currently has eleven members. All of our directors are also directors of First Tennessee Bank National Association (the 'Bank' or 'FTB'). The Bank is our principal operating subsidiary. The Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Prior to January 20, 2004, the Compensation Committee, which was then known as the Human Resources Committee, had compensation and nomination duties assigned to it, and it performed certain corporate governance functions as well. On January 20, 2004, the duties and responsibilities of the Human Resources Committee relating to nominations were assigned to the newly formed Nominating and Corporate Governance Committee, and the Human Resources Committee was renamed the Compensation Committee.

    The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are each composed of directors who are 'independent,' as defined in the next section. The membership of each committee during 2003 is set forth in the table below.

                                                                                                 NOMINATING
                                                                                                    AND
                                                                                                 CORPORATE
                                                           EXECUTIVE    AUDIT    COMPENSATION    GOVERNANCE
                    NAME OF DIRECTOR                       COMMITTEE  COMMITTEE  COMMITTEE**    COMMITTEE**
                    ----------------                       ---------  ---------  ------------   -----------
 Robert C. Blattberg                                                                  X              X
 George E. Cates                                               X
 J. Kenneth Glass                                              X*
 James A. Haslam, III                                                                 X              X
 Ralph Horn***                                                (X*)
 R. Brad Martin                                                                       X*             X*
 Joseph Orgill, III***                                        (X)        (X)
 Vicki R. Palmer                                                          X*         (X)
 Michael D. Rose                                               X
 Mary F. Sammons
 William B. Sansom                                             X         (X*)
 Jonathan P. Ward                                                         X
 Luke Yancy III                                                           X

X = committee member
X* = committee chairperson
(X) or (X*) = individual who served as a committee member or committee chairperson during 2003 but is no longer serving as such ** = Prior to January 21, 2004, the duties and responsibilities of these committees were carried out by only one committee which was then known as the Human Resources Committee.
*** = retired

                     Independence and Categorical Standards


    Our common stock is listed on the NYSE. The NYSE listing standards, which become effective for us at this annual meeting of shareholders, require a majority of our eleven directors and all of the members of the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee of the Board of Directors to be 'independent.' Under these standards, our Board of Directors is required to affirmatively determine that a director has no material relationship with the Corporation for that director to qualify as 'independent.' In order to assist in making independence determinations, the Board, as permitted by the NYSE standards and upon the recommendation of the Human Resources Committee (which was then acting as our nominating and corporate governance committee prior to the establishment by the Board of a separate committee as described in the previous section), has adopted the categorical standards set forth below. In making its independence determinations, each of the Board and the Human Resources Committee considered all relationships between each director and the Corporation, including those that fall within the categorical standards. Based on its review and the application of the categorical standards, the Board, upon the recommendation of the Human Resources Committee, determined that all of the non-employee directors (Messrs. Blattberg, Cates, Haslam, Sansom, Martin, Ward and Yancy and Mesdames Palmer and Sammons) are 'independent' except Mr. Rose, as to whom there is a compensation committee interlock. While the Board has determined that Mr. Cates is currently independent for purposes of the NYSE listing standards, as a result of the application of the NYSE's three-year 'look-back' provisions that will become operative on November 3, 2004, Mr. Cates will cease to meet the 'independence' requirements of the NYSE on that date, as a result of an impermissible compensation committee interlock that terminated in 2002. In addition, the Board, upon the recommendation of the Human Resources Committee, determined that each member of the Audit Committee met the independence standards of the rules of the Securities and Exchange Commission ('SEC') promulgated under the Sarbanes-Oxley Act of 2002 and the independence requirements of the NYSE listing standards in effect prior to this annual meeting of shareholders. The categorical standards established by the Board are set forth in the following paragraphs.


    Each of the following relationships between the Corporation and its subsidiaries, on the one hand, and a director, an immediate family member of a director, or a company or other entity as to which the director or an immediate family member is a director, executive officer, employee or a shareholder, on the other hand, will be deemed to be immaterial and therefore will not preclude a determination by the Board of Directors that the director is 'independent' for purposes of the NYSE listing standards:

    1. Depository and other banking and financial services relationships (excluding extensions of credit which are covered in paragraph 2), including transfer agent, registrar, indenture trustee, other trust and fiduciary services, personal banking, capital markets, investment banking, equity research, asset management, investment management, custodian, securities brokerage, financial planning, cash management, insurance brokerage, broker/dealer, express processing, merchant processing, bill payment processing, check clearing, credit card and other similar services, provided that the relationship is in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons.

    2. An extension of credit, provided that, at the time of the initial approval of the extension of credit as to (1), (2) and (3), (1) such extension of credit was in the ordinary course of business,(2) such extension of credit was made in compliance with applicable law, including Regulation O of the Federal Reserve, Section 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities and Exchange Act of 1934,
       (3) such extension of credit was on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, and (4) a determination is made annually that if the extension of credit was not made or was terminated in the ordinary course of business, in accordance with its terms, such action would not reasonably be expected to have a material adverse effect on the financial condition, income statement or business of the borrower, and (5) no event of default has occurred.

    3. Contributions (other than mandatory matching contributions) made by the Corporation or any of its subsidiaries or First Horizon Foundation to a charitable organization as to which the director is an executive officer, director, or trustee or holds a similar position or as to which an immediate family member of the director is an executive officer; provided that the amount of the contributions to the charitable organization in a fiscal year does not exceed the greater of $500,000 or 2% of the charitable organization's consolidated gross revenue (based on the charitable organization's latest available income statement).

    4. Any transaction or series of similar transactions, as to which disclosure is not required in the Corporation's proxy statement pursuant to SEC Regulation S-K, Item 404(a) or 404(b).

    5. All compensation and benefits provided to non-employee directors for service as a director.

    6. All compensation and benefits provided in the ordinary course of business to an immediate family member of a director for services to the Corporation or any of its subsidiaries as long as such immediate family member is compensated comparably to similarly situated employees and is not an executive officer of the Corporation or based on salary and bonus within the top 1,000 most highly compensated employees of the Corporation.

    Excluded from relationships considered by the Board is any relationship (except contributions included in category 3) between the Corporation and its subsidiaries, on the one hand, and a company or other entity as to which the director or an immediate family member is a director or, in the case of an immediate family member, an employee (but not an executive officer or significant shareholder), on the other hand.

    The fact that a particular relationship or transaction is not addressed by these standards or exceeds the thresholds in these standards does not create a presumption that the director is or is not independent.

    The following definitions apply to the categorical standards listed above:

        'Corporation' means First Tennessee National Corporation and its consolidated subsidiaries.

        'Executive Officer' means an entity's president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity.

        'Immediate family members' of a director means the director's spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director's home.

        'Significant shareholder' means a passive investor [meaning a person who is not in control of the entity] who beneficially owns more than 10% of the outstanding equity, partnership or membership interests of an entity. 'Beneficial ownership' will be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.

                              The Board Committees

    The Executive Committee. The Executive Committee was established by our Board of Directors and operates under a written charter that authorizes and empowers it to exercise all authority of the Board of Directors, except as prohibited by applicable law. In addition, except as to matters specifically required by credit policy to be acted upon by the Board of Directors, the Executive Committee acts as a credit policy committee, monitors the quality, liquidity, and concentrations of credit extended by First Tennessee and by its affiliates and establishes such credit policy and controls as may be deemed necessary for the preservation of a sound loan portfolio consistent with overall corporate objectives.


    The Audit Committee. The Audit Committee was established by our Board of Directors and operates under a written charter, which is attached to this proxy statement at pages C-1 through C-5 of Appendix C and which was last amended and restated on January 20, 2004. The charter is also available on our website at www.firsttennessee.com under the 'Corporate Governance' heading in the 'Investor Relations' area of the 'Company Information' page. Subject to the limitations and provisions of its charter, the committee assists our Board in its oversight of our accounting and financial reporting principles and policies, internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor's qualifications and independence, and the performance of the independent auditor and our internal audit function. The Committee is directly responsible for the appointment (subject, if applicable, to shareholder ratification), retention, compensation and termination of the independent auditor as well as for overseeing the work of and evaluating the independent auditor and its independence. The members of the Committee are themselves 'independent,' as that term is defined in the

NYSE listing standards (described above), and meet the additional independence requirements prescribed by Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder. In addition, the Board of Directors has detemined that all the members of the Committee are financially literate as required by the NYSE listing standards. The Audit Committee's Report is included below.


                        Audit Committee Financial Expert


    The Board of Directors has determined that at least one member of our Audit Committee, Vicki R. Palmer (chairperson of the Committee), is an audit committee financial expert, as that term is defined in Item 401(h) of Regulation S-K. After receiving her B.A. in economics and business administration from Rhodes College and her M.B.A. in finance from The University of Memphis, Ms. Palmer was employed as a commercial loan officer with First Tennessee, where she was trained in and worked daily in evaluating financial statements of corporate customers in connection with their credit applications. In 1978, she joined Federal Express Corporation as Manager of Corporate Finance, and her major areas of responsibility included debt financing, cash management and pension asset management. Ms. Palmer joined The Coca-Cola Company in 1983 as Manager of Pension Investments, thus becoming responsible for the company's worldwide pension assets. Upon moving to Coca-Cola Enterprises, Inc. ('CCE') in 1986, she was involved at the inception of the company with the evaluation of company-wide financial results and the establishment of internal controls. Until January 2004, Ms. Palmer served as Senior Vice President, Treasurer and Special Assistant to the CEO. In this position, she was responsible for management of CCE's $12 billion multi-currency debt portfolio; its $2.5 billion pension plan and 401(k) plan investments; currency management; global cash management and commercial and investment banking relationships. Effective in January 2004, she became Executive Vice President, Financial Services and Administration, and is now responsible for overseeing treasury, pension and retirement benefits, asset management, internal audit and risk management. Ms. Palmer also served for over ten years on CCE's Financial Reporting Committee, which reviews the company's financial statements and deals periodically with accounting issues, and she currently supervises the treasurer who serves on this committee. She is a member of CCE's Risk Committee, which is charged with establishing policy and internal controls for hedging and financial and non-financial derivatives. In addition, she serves on CCE's Senior Executive Committee and has oversight responsibility for CCE's enterprise-wide risk assessment process. She was a member of our Audit Committee from January 1995 to April 1999 and chaired the committee from April 1996 to April 1999, and she returned to the committee as chairperson in April 2003. She is also a member of the audit committee of another public company, Haverty Furniture Companies Inc.


    Ms. Palmer meets in all respects the independence requirements of the NYSE and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder.

    Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Audit Committee Report, the Audit Committee Charter attached at pages C-1 through C-5 of Appendix C hereto, and the statements regarding the independence of the members of the Committee shall not be incorporated by reference into any such filings.

                             Audit Committee Report

    The role of the Audit Committee ('Committee') is (1) to assist our Board of Directors in its oversight of (a) our accounting and financial reporting principles and policies and internal audit controls and procedures, (b) the integrity of our financial statements, (c) our compliance with legal and regulatory requirements, (d) the independent auditor's qualifications and independence, and (e) the performance of the independent auditor and our internal audit function; and (2) to prepare this report to be included in our annual proxy statement pursuant to the proxy rules of the SEC. The Committee operates pursuant to a charter that was last amended and restated by the Board on January 20, 2004. As set forth in the Committee's charter, management of First Tennessee is responsible for preparation, presentation and integrity of the Corporation's financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations, and the internal auditor is responsible for testing such internal controls and procedures. The independent auditor is responsible for planning and carrying out a proper audit of the Corporation's annual financial statements, reviews of the Corporation's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

    In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with our Chief Executive Officer and Chief Financial Officer their respective certifications that will be included in our Annual Report on Form 10-K for the year ended December 31, 2003. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has adopted an audit and non-audit services pre-approval policy and considered whether the provision of non-audit services by the independent auditors to First Tennessee is compatible with maintaining the auditor's independence and has discussed with the auditors the auditors' independence.


    While the Board of Directors has determined that each member of the Audit Committee has the broad level of general financial experience required to serve on the Committee and that Ms. Palmer is an audit committee financial expert as that term is defined in Item 401(h) of Regulation S-K, none of the members of the Committee devotes specific attention to the narrower fields of auditing or accounting or is professionally engaged in the practice of auditing or accounting, nor are they performing the functions of auditors or accountants or are they experts in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee's considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that our auditors are in fact 'independent.'


    Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee's charter, the Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003, to be filed with the SEC.

    Submitted by the Audit Committee of our Board of Directors.

                                          Audit Committee

                                          Vicki R. Palmer, Chairperson
                                          Jonathan P. Ward
                                          Luke Yancy III

    The Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee was formed on January 20, 2004. Prior to that time, the role and duties of the committee related to nominations and certain corporate governance functions were carried out by our Human Resources Committee. The Nominating and Corporate Governance Committee operates under a written charter, which is attached to this proxy statement as Appendix D and also is available on our website at www.firsttennessee.com under the 'Corporate Governance' heading in the 'Investor Relations' area of the 'Company Information' page. The purposes of the Nominating and Corporate Governance Committee are (1) to identify and recommend to the Board individuals for nomination as members of the Board and its committees, (2) to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation, and (3) to oversee the evaluation of the Board and management.

                            Nominations of Directors


    With respect to the nominating process, the Nominating and Corporate Governance Committee discusses and evaluates possible candidates in detail and suggests individuals to explore in more depth. The Committee recommends new nominees for the position of independent director based on the following criteria:


          Personal qualities and characteristics, experience, accomplishments and reputation in the business community.

          Current knowledge and contacts in the communities in which the Corporation does business and in the Corporation's industry or other industries relevant to the Corporation's business.

          Diversity of viewpoints, background, experience and other demographics.

          Ability and willingness to commit adequate time to Board and committee matters.

          The fit of the individual's skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to its duties and responsibilities.

    The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Corporation and the composition of the Board of Directors.

    Once a candidate is identified whom the Committee wants seriously to consider and move toward nomination, the Chairman of the Board, the Chief Executive Officer and/or other directors as the Committee determines will enter into a discussion with that nominee.

                Shareholder Recommendations of Director Nominees

    The Nominating and Corporate Governance Committee will consider individuals recommended by shareholders as director nominees, and any such individual is given appropriate consideration in the same manner as individuals recommended by the Committee. Shareholders who wish to submit individuals for consideration by the Nominating and Corporate Governance Committee as director nominees may do so by submitting in writing such individuals' names in compliance with the procedures and along with the other information required by our Bylaws (as described below), to the Chairperson of the Nominating and Corporate Governance Committee, in care of the Corporate Secretary. Our Bylaws require that to be timely, a shareholder's nomination must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the date of the meeting. However, if fewer than 100 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, a nomination by a shareholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of (i) the day on which such notice of the date of such meeting was mailed or (ii) the day on which such public disclosure was made. A shareholder's nomination must state:

          the name of the shareholder's nominee and the reasons for the nomination;

          the name and address, as they appear on our books, of the shareholder making the nomination and any other shareholders known by such shareholder to be supporting the nomination;

          the class and number of shares of our stock which are beneficially owned by such shareholder on the date of shareholder's nomination and by any other shareholders known by the nominating shareholder to be supporting the nomination on the date of such shareholder's nomination; and

          any material interest of the shareholder in the nomination.

    The Compensation Committee. Until January 20, 2004, the role and duties of a compensation committee were carried out by our Human Resources Committee. On that day, the duties of the Human Resources Committee with respect to nominations were assigned to the newly established Nominating and Corporate Governance Committee, and the Human Resources Committee was renamed the Compensation Committee and retained its duties with respect to compensation. The Compensation Committee operates under a written charter that was last amended and restated by the Board of Directors on January 20, 2004 and is attached to this proxy statement as Appendix E. The purposes of the Compensation Committee are (1) to discharge the Board's responsibilities relating to the compensation of our executive officers, (2) to produce an annual report on executive compensation for inclusion in our proxy statement, in accordance with the rules and regulations of the SEC [the current report is set forth following this paragraph], (3) to identify and recommend to the Board individuals for appointment as officers, (4) to evaluate our management, and (5) to carry out certain other duties as set forth in the Committee's charter.

    Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Board Compensation Committee Report on Executive Compensation shall not be incorporated by reference into any such filings.

         Board Compensation Committee Report on Executive Compensation

    Our Bylaws require that the Board of Directors or a committee of the Board determine the compensation of executive officers. The Board has designated the Compensation Committee ('Committee') to perform this function. The Committee is composed entirely of non-employee directors who are independent under the NYSE listing standards. The Committee has set forth below its report on the compensation policies applicable to executive officers and the basis for the compensation of the Chief Executive Officer (CEO) during 2003.

    Our executive compensation programs are designed to align the interests of the executive officers with our performance and the interests of our shareholders. Approximately 60 to 75 percent of the executive officers' annual compensation potential is at risk based on corporate performance and total shareholder return (defined below). Compensation programs are designed to reward executive officers with both cash and our common stock based on performance that also rewards shareholders. When corporate performance does not meet criteria established by the Committee, incentive compensation is reduced accordingly. In addition, the executive compensation program is designed to attract and retain qualified executive officers. Executive compensation consists generally of the following components:

          base salary

          annual incentive bonus

          long-term incentive awards

          deferral of compensation through stock option grants, or at market interest rates (or for compensation deferred before 1996 at above-market rates), or at a rate equal to the performance of selected mutual funds customary employee and other benefits typically offered to similarly situated executives

    Base salary and annual bonus are determined through an evaluation of the individual's position and responsibilities based on independent criteria and external market data and personal and corporate performance. The Committee does not assign a specific weight to any of the factors but places greater emphasis on corporate performance in the overall mix.


    Long-term incentive awards include restricted stock awards that contain provisions for acceleration of vesting upon achievement of corporate performance criteria, a Long-Term Incentive Program that combines restricted stock and cash awards, and stock options. It is not our practice to 'reprice' stock options or to price them at less than fair market value on the date of grant. Although deferred compensation options have an exercise price of 50 percent (80 percent for options granted for 2001 and 2000 and 85 percent for options granted for years prior to the year 2000) of fair market value on the grant date, to receive the option the participant must forego the right to receive cash compensation. Under our deferral option plans, the amount of the foregone cash compensation plus the option exercise price must equal or exceed 100% of fair market value. In the past, we have offered deferred compensation at above-market rates and deferrals through the use of stock options. Deferrals since 1995 have been limited to stock options or a 10-year Treasury rate of interest. A new non-qualified deferral program that offers rates of return equal to the rates of return on certain mutual fund investments was approved in 2003. Executive officers may also defer the receipt of shares upon the exercise of stock options and defer the receipt of restricted stock prior to the lapse of restrictions.


    The Committee reviewed external market data provided by a non-affiliated consulting firm that included some of the highest-performing companies in the American Banker Top 50, a peer group of banking organizations against which we measure our strategic performance, as well as other independent compensation surveys. We selected the highest-performing companies based generally on the following one-and five-year return measures: earnings per share growth rate, historical earnings consistency, return on equity, and to a lesser degree return on assets, percentage of fee income versus total revenue, and net loan charge offs.


    The purpose of the review was to determine compensation levels of similar positions at these companies. The compensation peer group used by the non-affiliated consulting firm did not include all of the banking organizations listed in the Total Shareholder Return Performance Graph ('TSR graph') for the 2003 peer group. The median asset size of the compensation high performing peer group was $40.7 billion. In actual practice, over the past three years the total compensation of the executive officers has ranged from 33 percent of the 75th percentile of the compensation of the high-performing peer group in 2001 to 68 percent of the 75th percentile of the compensation of that group in 2003. We do not, however, have a specific policy that mandates how compensation will be determined relative to external market data.


    Section 162(m) of the Internal Revenue Code of 1986, as amended ('Tax Code'), generally disallows a tax deduction to public companies, including us, for compensation exceeding $1 million paid during the year to the CEO and the four other highest paid executive officers at year-end. Certain performance-based compensation is not, however, subject to the deduction limit. Under Tax Code regulations the salary and TARSAP (defined below) portions of compensation do not meet the performance-based compensation criteria of Section 162(m). The restricted stock plan permits deferral by participants of the receipt of restricted stock prior to the lapse of restrictions. Any such deferral does not represent compensation paid during the year, and thus, is not currently subject to the Section 162(m) limitation. The Committee's practice is to continue to consider ways to maximize the deductibility of executive compensation while retaining the discretion deemed necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent.

    (i) The CEO's Compensation

    Base Salary: The Committee establishes the CEO's base salary annually based on corporate performance, achievement of objectives in his individualized written personal plan, and competitive practices within the industry. Corporate performance is compared to the high-performing peer group referenced above. Annual salary is targeted at the 75th percentile of that group based on consistent high-performing results.

    The CEO develops his personal plan and submits it to the Committee for review and approval. The Board of Directors also reviews the plan, which generally contains strategic, quality and financial goals. A salary increase of
6.0 percent was approved for Mr. Glass in February of 2003 based on substantial achievement of personal plan objectives and competitive practices. Although no specific weight is assigned to these factors, the Committee places greater emphasis on corporate performance than on competitive practices within the industry. The Committee used a non-affiliated consulting firm to obtain recommendations regarding the appropriate remuneration of Mr. Glass. Base salary is intended to represent approximately 10 percent to 20 percent of the CEO's total compensation potential.

    Annual Bonus: The CEO's annual bonus is based entirely on our corporate performance against financial objectives established by the Committee at the beginning of each year. The financial objectives for

2003 were based on EPS growth. The CEO may be awarded a target annual bonus of up to 125 percent of his salary dollars earned during the year. The degree of success in reaching corporate objectives determines a payout of zero percent to 125 percent of the CEO's target annual bonus. Zero percent payout is warranted when EPS does not exceed the previous Plan year's results. The EPS growth objective that qualifies for 100 percent payout of target annual bonus is equal to the lower end of the market expected growth range for the high-performing peer group. A payout of 125 percent of target annual bonus is equivalent to a growth rate that equals the high end of the expected growth range of the same high-performing peer group. During 2003, corporate performance resulted in a payout of 125 percent of targeted bonus.

    Long-Term Awards: The CEO's long-term incentive compensation consists of restricted stock, cash, and stock options.

    Our restricted stock program includes performance criteria as a condition to early vesting of awards to executive officers. The objective of this time accelerated restricted stock award plan (TARSAP) feature is to associate more closely the long-term compensation of executive officers with shareholder interests. Under the TARSAP feature, restricted stock is granted with accelerated vesting if performance criteria established by the Committee are met with respect to specified performance periods.

    Performance periods are for three years and overlap: e.g., 2001-2003, 2002-2004, 2003-2005. Performance criteria, for all participants including the CEO, have always been based on total shareholder return (appreciation in the market value of our stock with dividends reinvested-TSR) targets established at the beginning of each performance period. Targets are based on our percentile ranking in a peer group (the '100-bank peer group') of approximately the 100 largest banking organizations by asset size traded on U.S. exchanges, with the condition that TSR must be a positive number. The 100-bank peer group is different from the peer group used to compare shareholder returns. The 100-bank peer group was originally selected in 1990, prior to the adoption of SEC rules requiring disclosure of a shareholder return performance graph, because the Committee believed that it was an appropriate index with which to associate more closely long-term compensation of executives with shareholder interests. The restricted stock program which contains the 100-bank peer group has produced the desired results, and thus, the Committee has continued to use it. In addition to the TSR targets, the Committee adopted alternative criteria for the accelerated vesting of TARSAP awards made in 1996 and future years based upon our percentile ranking within the 100-bank peer group with respect to operating EPS growth rate (or exceeding a minimum operating EPS growth rate) and average operating ROE, with the condition that TSR must be a positive number. In January 2004, the Committee approved the accelerated vesting of the TARSAP shares for the 2001-2003 performance period because the primary criteria, as described above, were met.


    The Long-Term Incentive Program is designed to provide a three-year cumulative award of up to 225 percent of the CEO's annual bonus potential and is paid (or settled) with restricted stock and cash. The amount of the award is based on First Tennessee's P/E ratio relative to a peer group (the American Banker Top 50 banks as identified at the beginning of the performance period) as of the measurement date (January 31, 2006) provided the ratio increases during the performance period. The alternative criterion is based on the compound average annual growth rate in our stock price over the performance period. The initial performance period covers three years (2003-2005). This program is designed to tie the executive's long-term compensation directly to an increase in shareholder value.



    In addition to performance-based restricted stock awards, the Committee generally awards stock options to executive officers, including the CEO, as part of a broad-based stock option program under which awards are made to all employees, both full-time and part-time. The CEO's option award (which is disclosed in the 'Option/SAR Grants in Last Fiscal Year Table') was based on an estimated value of the option that in combination with the other awards provides the basis for a competitive long-term incentive package. The option grant contained a performance-based, accelerated vesting feature, which is described in part (ii) of this report. Because the value of the option to the CEO is a function of the price growth of our stock, the amount realized by the CEO is tied directly to an increase in shareholder value.



    Other Benefits: The CEO's compensation reported in the Summary Compensation Table also includes accrual of above-market rates of interest on compensation deferred prior to 1996 and the cost of a life insurance benefit, which are not directly based on corporate performance. Above-market rates are accrued for deferred compensation of the CEO and other named executive officers, who deferred prior to 1996, for retention purposes. Generally, the plan under which this benefit was offered requires that the amount deferred be automatically recalculated at market rates if termination occurs prior to retirement.


    (ii) Other Executive Officer Compensation

    Base Salary: The CEO recommends and the Committee approves the base salary for executive officers other than the CEO. Recommendations are generally based on corporate performance (as measured by financial, quality and strategic objectives), individual overall performance during the prior year, and competitiveness in the market place. It is our policy to maintain a competitive salary commensurate with the duties and responsibilities of the executive officers. Salary represents approximately 25 percent to 40 percent of an executive officer's potential annual compensation.


    Annual Bonus: For executive officers other than the CEO, the annual bonus is based on achievement of corporate financial objectives and performance against personal objectives for the year, which are recorded in individualized written personal plans. Individual objectives include financial, quality and strategic goals. The degree of completion of goals determines the award. Financial objectives for 2003 were based on EPS growth. The maximum target annual bonus of executive officers other than the CEO is between 75 percent and 100 percent of salary dollars earned during the year. During 2003, our corporate performance resulted in a payment of 125 percent of target annual bonus for all executive officers.


    Long-Term Awards: All of the executive officers currently participate in the TARSAP program described above in part (i) of this report. The performance criteria are identical. The number of shares awarded for a three-year performance period is generally 150 percent of the greater of the participant's salary or salary grade mid-point, based on market value of the shares at the time of the award. We do not provide a federal income tax gross-up to executive officers at the vesting of restricted stock.

    All of the executive officers also participate in the Long-Term Incentive Program discussed in part (i) of this report. The performance measures and the terms of the program are identical. The maximum three-year cumulative award is 225 percent of the executives' annual bonus potential and is paid (or settled) with restricted stock and cash.

    In addition to performance-based restricted stock awards, the Committee generally awards stock options annually to executive officers, including the CEO, as a part of the option program discussed in part (i) of this report. The number of shares awarded to executive officers is equal to a percentage of salary (ranging from 100 percent to 200 percent, with 200 percent used for the CEO) divided by the market value (or for the CEO, the Black-Scholes value) of one share of our stock at the time of grant. Executive officers may also be awarded shares in addition to those calculated as a percent of salary if in the opinion of the Committee additional shares are required to ensure a competitive compensation package. The exercise price is the market value at the time of grant. Options are awarded based on personal performance and to encourage future performance as well as for retention purposes (with a seven-year term and vesting at 50 percent after three years and 100 percent after four years). The exercise price of the February 2003 grant is $38.74. This grant contains a provision for accelerated vesting if the closing market price per share equals at least $52.98 for five consecutive business days in the three years following the grant or at the end of the three-year period. Options granted annually beginning March 2000 to the CEO were based in part on prior corporate performance.

    Other Benefits: We have adopted certain broad-based employee benefit plans in which executive officers participate and certain other retirement, life and health insurance plans and we provide customary personal benefits. Except for our stock fund (ESOP) within our 401(k) plan, the benefits under these plans are not tied to corporate performance. The executive officers named in the Summary Compensation Table participate in the other benefits described above with respect to the CEO.

                                          Compensation Committee

                                          R. Brad Martin, Chairperson
                                          Robert C. Blattberg
                                          James A. Haslam, III

                     Board and Committee Meeting Attendance

    During 2003, the Board of Directors held four meetings. The Human Resources Committee, which was the predecessor of both the Compensation and Nominating and Corporate Governance Committees, held six meetings, and the Audit Committee held ten meetings. The Executive Committee held nine meetings. The average attendance at Board and committee meetings exceeded 95 percent. No director attended fewer than 75 percent of the meetings of the Board and the committees of the Board on which he or she served.

    It is our practice to invite the directors to attend our annual meeting of shareholders each year. For the last 10 years, all of our directors have been in attendance at every annual meeting of shareholders, including the annual meeting that took place on April 15, 2003, except for one director in 1999 and one director in 1996.

                               Executive Sessions


    To ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors will meet in regularly scheduled executive sessions and as often as the Board shall request, with no members of management present. During 2003, the non-management directors met four times. In addition, if any non-management directors are not 'independent' under NYSE listing standards, the independent, non-management directors will meet in executive session at least once a year. The Chairperson of the Nominating and Corporate Governance Committee, currently Mr. Martin, presides at the executive sessions.


             Shareholder Communication with the Board of Directors

    Shareholders desiring to communicate with the Board of Directors on matters other than director nominations should submit their communication in writing to the Chairperson of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, First Tennessee National Corporation, 165 Madison Avenue, Memphis, Tennessee 38103 and identify themselves as a shareholder. The Corporate Secretary will forward all such communications to the Chairperson for a determination as to how to proceed.

                           Compensation of Directors

    On April 15, 2003, several changes were approved by the Board that related to the compensation paid for service as one of our non-employee directors. Prior to these changes, director compensation was last revised in April 2001. Until April 15, 2003, each non-employee director was paid a retainer quarterly at an annual rate of $25,000 plus a fee of $1,000 for each day of each Board and each committee meeting attended. The chairpersons of the Audit and Human Resources Committees were paid quarterly an additional retainer at an annual rate of $3,000 each. After April 15, 2003, the annual retainer was increased to $36,000 and the daily board meeting attendance fee was increased to $2,000, while the daily committee meeting attendance fee remained at $1,000. The additional retainer for the chairpersons of the Audit, Compensation, and Nominating and Corporate Governance Committees was raised to $2,000 per committee meeting (in addition to the regular attendance fees).

    We also reimburse our directors for their expenses incurred in attending meetings. In addition, the following benefits have been approved by the Board as additional compensation to non-employee directors for service as a director: a personal account executive, a no fee personal checking account for the director and his or her spouse, a FirstCheck card, a no fee VISA gold card, no fee for a safe deposit box, no fee for traveler's checks and cashier's checks, and if the Board has authorized a stock repurchase program, the repurchase of shares of our common stock at the day's volume-weighted average price with no payment of any fees or commissions if the repurchase of the director's shares is otherwise permissible under the repurchase program that has been authorized. Directors who are officers are not separately compensated for their services as directors.

    Our practice is to hold Board and committee meetings jointly with the Bank's Board and committees. All of our directors are also directors of the Bank. Directors are not separately compensated for Bank Board or committee meetings except for those infrequent meetings that do not occur jointly.

    Under the terms of our 1992 Restricted Stock Incentive Plan (the '1992 Plan'), which was approved by the shareholders, all non-employee directors received an automatic, nondiscretionary award of 6,000 shares (adjusted for stock splits) of restricted stock on May 1, 1992, and all new non-employee directors received such award upon election to the Board until the 1992 Plan terminated in April 2002. Since the 1992 Plan terminated, the 6,000 share restricted stock awards to new non-employee directors have been made under the 2003 Equity Compensation Plan, which permits the Board to approve a variety of types of awards to non-employee directors. An additional award to each non-employee director of 200 shares of restricted stock times the lesser of (i) 10 or (ii) the number of years remaining until the director's normal retirement age was made on April 17, 2003 or the later date of the director's election to Board, as applicable. Restrictions on the restricted stock granted to the non-employee directors under both plans lapse at the rate of 10 percent annually, and such shares are forfeited if the director terminates for any reason other than death, disability, retirement, or a change in control. Upon termination for any of the four listed reasons, all shares vest.



    Directors may elect to defer their retainers and fees. Under the 2000 Non-Employee Directors' Deferred Compensation Stock Option Plan, all non-employee directors elected to receive stock options in lieu of fees through 2004. The exercise price per share is 50 percent (80 percent prior to April 15, 2003 and 85 percent under a prior plan for options granted prior to the year
2000) of fair market value of one share of our common stock on the date of grant, and the number of shares subject to option granted equals the amount of fees deferred divided by 50 percent (20 percent prior to April 15, 2003 and 15 percent under a prior plan with respect to options granted prior to the year
2000) of the fair market value of one share on the date of grant. Under the Directors and Executives Deferred Compensation Plan, not offered with respect to compensation earned since 1995, under which up to six annual deferrals may be elected, amounts deferred accrue interest at rates ranging from 17-22 percent annually, based on age at the time of deferral, with a reduction to a guaranteed rate based on 10-year Treasury obligations if a participant terminates prior to a change-in-control for a reason other than death, disability or retirement. Interim distributions in an amount between 85 percent and 100 percent of the amount originally deferred are made in the eighth through the eleventh years following the year of deferral, with the amount remaining in a participant's account and accrued interest generally paid monthly over the 15 years following retirement at age 65. Certain restrictions and limitations apply on payments and distributions. Under other deferral agreements, non-employee directors have deferred and may defer amounts, which generally accrue interest at a rate tied to 10-year Treasury obligations. Finally, under the First Tennessee National Corporation Nonqualified Deferred Compensation Plan, non-employee directors are permitted to defer compensation. Returns on amounts deferred by a non-employee director are indexed to the performance of certain mutual funds selected from a menu of mutual funds by the non-employee director. These mutual funds merely serve as the measuring device to determine the director's rate of return, and the director has no ownership interest in the mutual funds selected. First Tennessee hedges its obligations under this plan.

                          STOCK OWNERSHIP INFORMATION

    We know of no person who owned beneficially, as that term is defined by Rule 13d-3 of the Securities Exchange Act of 1934, more than five percent (5%) of our common stock on December 31, 2003.

    The following table sets forth certain information as of December 31, 2003, concerning beneficial ownership of our common stock by each director and nominee, each executive officer named in the Summary Compensation Table, and directors and executive officers as a group:

                             STOCK OWNERSHIP TABLE


                    NAME OF                      SHARES BENEFICIALLY   STOCK UNITS IN DEFERRAL   TOTAL AND PERCENT
               BENEFICIAL OWNER                       OWNED(1)               ACCOUNTS(2)            OF CLASS(3)
               ----------------                       --------               -----------            -----------
Robert C. Blattberg............................          38,502(4)                  --                  38,502
Charles G. Burkett.............................         117,747(5)                  --                 117,747
George E. Cates................................          71,268(4)                  --                  71,268
J. Kenneth Glass...............................         758,570(5)              91,373                 849,943
James A. Haslam, III...........................          62,048(4)                  --                  62,048
Ralph Horn.....................................       1,598,253(5)             319,487               1,917,740(1.5%)
Larry B. Martin................................         149,375(5)              19,535                 168,910
R. Brad Martin.................................          77,622(4)                  --                  77,622
Vicki R. Palmer................................          76,886(4)                  --                  76,886
Michael D. Rose................................         104,159(4)                  --                 104,159
Mary F. Sammons................................           8,023(4)                  --                   8,023
William B. Sansom..............................         100,760(4)                  --                 100,760
Elbert L. Thomas, Jr...........................         256,011(5)              34,309                 290,320
Jonathan P. Ward...............................           8,341(4)                  --                   8,341
Luke Yancy III.................................          16,653(4)                  --                  16,653
Directors and Executive Officers as a Group
  (22 persons).................................       4,556,856(5)             526,427               5,083,283(4%)



(1) The respective directors, nominees and officers have sole voting and investment powers with respect to all of such shares except as specified in notes (4) and (5). Amounts in the second column do not include stock units in the third column.

(2) Our stock option program permits participants to defer receipt of shares upon the exercise of options and our restricted stock incentive plan permitted participants to defer receipt of shares prior to the lapsing of restrictions imposed on restricted stock awards. Amounts in the third column reflect the number of shares deferred that a participant has the right to receive on a future date. These shares are not currently issued and are not considered to be beneficially owned for purposes of Rule 13d-3, but are reflected in a deferral account on our books as phantom stock units or restricted stock units.

(3) No individual director, nominee or executive officer, except for Mr. Horn, who retired on December 31, 2003, beneficially owns more than one (1%) percent of our common stock that is outstanding. Mr. Horn beneficially owns 1.5% including stock units (or 1.3% excluding stock units). The percentage of common stock outstanding owned by the director and executive officer group (4%) includes stock units. The percentage would be 3.6% with stock units excluded.

(4) Includes the following shares of restricted stock with respect to which the non-employee director possesses sole voting power, but no investment power:
     Dr. Blattberg -- 1,400; Mr. Cates -- 2,200; Mr. Haslam -- 3,800; Mr. Martin
     -- 2,600; Ms. Palmer -- 2,600; Mr. Rose -- 800; Ms. Sammons -- 8,000;
     Mr. Sansom -- 1,200; Mr. Ward -- 8,000; and Mr. Yancy -- 6,800. Includes the following shares as to which the named non-employee directors have the right to acquire beneficial ownership through the exercise of stock options granted under our director plans, all of which are 100% vested: Dr.
     Blattberg -- 30,742; Mr. Cates -- 55,806; Mr. Haslam -- 43,986; Mr. Martin
     -- 35,009; Ms. Palmer -- 68,778; Mr. Rose -- 64,972; Ms. Sammons -- 0;
     Mr. Sansom -- 84,916; Mr. Ward -- 91; and Mr. Yancy -- 7,094.

(5) Includes the following shares of restricted stock with respect to which the named person or group has sole voting power but no investment power: Mr.
     Burkett -- 32,409; Mr. Glass -- 115,645; Mr. Horn -- 49,258; Mr. Martin
     -- 32,409; Mr. Thomas -- 29,209 and the director and executive officer group -- 398,525. Includes the following shares as to which the named person or group has the right to acquire beneficial ownership within 60 days through the exercise of stock options granted under our stock option plans: Mr. Burkett -- 38,434;
     Mr. Glass -- 354,057; Mr. Horn -- 730,448; Mr. Martin -- 74,640; Mr. Thomas
     -- 147,889 and the director and executive officer group -- 1,800,747. Also includes shares held at December 31, 2003 for 401(k) Savings Plan accounts.

                    VOTE ITEM NO. 1 -- ELECTION OF DIRECTORS


    The Board of Directors is divided into three classes. The term of office of each class expires in successive years. The term of Class II directors expires at this annual meeting. The terms of Class III and Class I directors expire at the 2005 and 2006 annual meetings, respectively. The Board of Directors proposes the election of four Class II directors, each of whom is an incumbent, and one Class III director, Ms. Sammons, who was elected by the Board of Directors in October 2003 and whose term, under Tennessee law, expires at the next annual meeting of shareholders following her election by the Board. Ms. Sammons was recommended as a nominee for a position on our Board by a non-management director. Each Class II director elected at the meeting will hold office until the 2007 annual meeting of shareholders or until his or her successor is elected and qualified, and if she is elected at the meeting, Ms. Sammons will hold office until the 2005 annual meeting of shareholders or until her successor is elected and qualified.


    If any nominee proposed by the Board of Directors is unable to accept election, which the Board of Directors has no reason to anticipate, the persons named in the enclosed form of proxy will vote for the election of such other persons as management may recommend, unless the Board decides to reduce the number of directors pursuant to the Bylaws.

    We have provided below certain information about the nominees and directors (including age, current principal occupation, which has continued for at least five years unless otherwise indicated, name and principal business of the organization in which his or her occupation is carried on, directorships in other reporting companies, and year first elected to our Board). All of our directors are also directors of the Bank. Director committee appointments are disclosed in a table in the 'Corporate Governance and Board Matters' section of this proxy statement above.

                             NOMINEES FOR DIRECTOR

                                    Class II
             For a Three Year Term Expiring at 2007 Annual Meeting

    ROBERT C. BLATTBERG (61) is the Polk Brothers Distinguished Professor of Retailing, J. L. Kellogg Graduate School of Management, Northwestern University, Evanston, Illinois. Dr. Blattberg has been a director since 1984.


    J. KENNETH GLASS (57) is Chairman of the Board, President and Chief Executive Officer of First Tennessee and the Bank. Mr. Glass was elected Chairman of the Board in October 2003, effective January 1, 2004, and President and Chief Executive Officer in July 2002. From July 2001 through July 2002,
Mr. Glass was President and Chief Operating Officer of First Tennessee and the Bank. From April 1999 through July 2001, he was President -- Retail Financial Services of the Bank and from April 2000 through July 2001, President -- Retail Financial Services of First Tennessee. Prior to April 1999, he was President-Tennessee Banking Group of the Bank and prior to April 2000, he was Executive Vice President of First Tennessee. Mr. Glass is a director of two other public companies, FedEx Corporation and GTx, Inc. He has been a director since 1996.



    MICHAEL D. ROSE (62) is Chairman of Gaylord Entertainment Company, Nashville, Tennessee, a diversified hospitality and entertainment company. Prior to April 2001, Mr. Rose was a private investor. Mr. Rose is a director of five other public companies, Gaylord Entertainment Company, Darden Restaurants, Inc., FelCor Lodging Trust, Inc., General Mills, Inc., and Stein Mart, Inc. Mr. Rose has been a director since 1984.


    LUKE YANCY III (54) is President and Chief Executive Officer of Mid-South Minority Business Council, Memphis, Tennessee, a nonprofit organization that promotes minority and women business enterprises. Prior to June 2000, Mr. Yancy was President, West Region, of AmSouth Bank and, prior to its acquisition by AmSouth in 1999, First American Bank. Mr. Yancy has been a director since October 2001.

                                   Class III
                     For the Remainder of a Three Year Term
                        Expiring at 2005 Annual Meeting

    MARY F. SAMMONS (57) has been President and Chief Executive Office of Rite Aid Corporation ('Rite Aid'), a retail drug store chain, since June 25, 2003, and she has been a member of the Rite Aid Board of Directors since December 5, 1999. She served as President and Chief Operating Officer of Rite Aid from December 5, 1999 to June 25, 2003. From January 1998 to December 1999,
Ms. Sammons was President and Chief Executive Officer of Fred Meyer Stores, Inc., which during that period was acquired by The Kroger Company. Ms. Sammons has been a director since her election by the Board of Directors in October 2003.

                              CONTINUING DIRECTORS

                                   Class III
                      Term Expiring at 2005 Annual Meeting

    GEORGE E. CATES (66) is the retired Chairman of the Board of Mid-America Apartment Communities, Inc. ('Mid-America'), Memphis, Tennessee, a real estate investment trust. Mr. Cates retired as Chairman of Mid-America in September 2002. Prior to October 2001, he was also Chief Executive Officer of Mid-America. Mr. Cates is a director of one other public company, Mid-America.
Mr. Cates has been a director of the Corporation since 1996.


    JAMES A. HASLAM, III (49) is Chief Executive Officer of Pilot Travel Centers, LLC, Knoxville, Tennessee, a national operator of travel centers, and he is CEO of Pilot Corporation. Mr. Haslam is a director of one other public company, Ruby Tuesday, Inc. Mr. Haslam has been a director since 1996.


                                    Class I
                      Term Expiring at 2006 Annual Meeting

    R. BRAD MARTIN (52) is Chairman of the Board and Chief Executive Officer of Saks Incorporated, Birmingham, Alabama, a retail merchandising company.
Mr. Martin is a director of two other public companies, Saks Incorporated and Harrah's Entertainment, Inc. He has been a director since 1994.

    VICKI R. PALMER (50) is Executive Vice President, Financial Services and Administration, Coca-Cola Enterprises Inc. ('CCE'), Atlanta, Georgia, a bottler of soft drink products. Until January 2004, Ms. Palmer served as Corporate Senior Vice President, Treasurer, and Special Assistant to the CEO of CCE. Prior to December 1999, she was Corporate Vice President and Treasurer of CCE. Ms. Palmer is a director of one other public company, Haverty Furniture Companies, Inc. She has been a director since 1993.

    WILLIAM B. SANSOM (62) is Chairman of the Board and Chief Executive Officer of The H. T. Hackney Co., Knoxville, Tennessee, a diversified wholesale distribution firm serving the food, gas, oil and industrial markets in the Southeast. He is a director of two other public companies, Martin Marietta Materials, Inc. and Astec Industries, Inc. Mr. Sansom has been a director since 1984.


    JONATHAN P. WARD (49) is Chairman and Chief Executive Officer of The ServiceMaster Company ('ServiceMaster'), Downers Grove, Illinois, a company that provides outsourcing services for residential and commercial customers. Prior to April 2002, Mr. Ward was President and Chief Executive Officer of ServiceMaster, and prior to January 2001, he was President and Chief Operating Officer of R. R. Donnelly & Sons Company. Mr. Ward is a director of two other public companies, ServiceMaster and J. Jill Group, Inc. Mr. Ward has been a director since 2003.


    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ITEM NO. 1.

           VOTE ITEM NO. 2 -- APPROVAL OF AN AMENDMENT TO OUR CHARTER
                               CHANGING OUR NAME

    At its January 20, 2004 meeting, the Board of Directors unanimously adopted resolutions to change our name to First Horizon National Corporation, subject to the approval of our shareholders. The change in corporate name is accomplished by adopting and approving an amendment to our Charter and will become effective upon the filing of an amended and restated Charter with the Secretary of State of the State of Tennessee. We intend to file the amended and restated Charter promptly after the annual meeting, should our shareholders approve the change in corporate name. The proposed amendment to our Charter is as follows:

    RESOLVED, that, contingent upon shareholder approval at the Annual Meeting of Shareholders on April 20, 2004, Article 1 of the Charter be, and it hereby is, deleted in its entirety, and that the following be substituted therefor:

    1. NAME.

    The name of the Corporation shall be: FIRST HORIZON NATIONAL CORPORATION.

                           Reason for the Name Change

    The Board of Directors believes that it is in the best interests of First Tennessee and our shareholders to change First Tennessee's name to one that we believe more accurately reflects our current national presence as well as our national business strategy and eliminates the regional focus suggested by the current name. First Tennessee and its subsidiaries have more than 800 offices in 40 states with more than half of our customers residing outside of the State of Tennessee. Our lead bank, First Tennessee Bank National Association, which is headquartered in Tennessee, will retain its name.

                           Effect of the Name Change

    Voting and other rights that accompany our common stock will not be affected by the change of our corporate name. All outstanding stock certificates representing common stock issued prior to the effective date of the change in corporate name will continue to represent our shares, remain authentic, and will not be required to be returned to us or our transfer agent for re-issuance. New stock certificates issued upon the transfer of shares of common stock after the change in corporate name will bear the new corporate name, First Horizon National Corporation, and will have a new CUSIP number. Our trading symbol, 'FTN,' will also change to 'FHN' as a result of the change in corporate name.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ITEM NO. 2.

VOTE ITEM NO. 3 -- APPROVAL OF AN AMENDMENT TO OUR 2003 EQUITY COMPENSATION PLAN

                                    General


    The 2003 Equity Compensation Plan was adopted by the Board of Directors and approved by our shareholders on April 15, 2003. In January and February of 2004, our Board of Directors and the Compensation Committee adopted and approved an amendment to the 2003 Equity Compensation Plan (as amended, the '2003 Plan') which increases the maximum number of shares which may be issued with respect to awards under the 2003 Plan from 3,000,000 to 4,000,000 and increases the maximum number of shares of that 4,000,000 which may be issued with respect to awards other than options from 300,000 to 1,300,000, subject to the approval of our shareholders. Another amendment added stock appreciation rights as a new type of award that can be made under the 2003 Plan. Under this vote item, shareholders are being asked to approve the increase in the number of shares that may be awarded and the increase in the number of shares that may be issued with respect to awards other than options under the 2003 Plan. The Amended and Restated 2003 Equity Compensation Plan is attached to this Proxy Statement as Appendix A.



    As of the Record Date, 200,444 shares of restricted stock had been awarded under the 2003 Plan, options to purchase an aggregate of 876,301 shares of common stock were outstanding under the 2003 Plan, and there was a total of 1,923,255 shares available for future grant under the 2003 Plan, 99,556 of which were available for grants of restricted stock. The Board of Directors believes that it is necessary to continue to grant awards under the 2003 Plan in order to attract, retain and motivate officers, employees, and non-employee directors. The Board of Directors believes that the current remaining shares are insufficient for this purpose.



    The following is a summary of the material features of the 2003 Plan and is qualified in its entirety by reference to the complete text of the 2003 Plan.


                            Purpose of the 2003 Plan


    The purpose of the 2003 Plan is to promote the interests of First Tennessee by attracting, retaining and motivating officers, employees and non-employee directors of First Tennessee and its subsidiaries by means of performance related incentives designed to achieve long range performance goals and linking their compensation to the long-term interests of shareholders. All officers, employees and non-employee directors of First Tennessee and its subsidiaries and all 'regional board members' (as defined under the 2003 Plan) are eligible to receive awards ('Awards') under the 2003 Plan which may consist of grants of options, restricted stock, restricted stock units, performance awards, and stock appreciation rights, or any combination thereof. As of February 17, 2004, First Tennessee and its subsidiaries had approximately 1,351 officers, 10,552 employees and 10 non-employee directors, and there were approximately 131 regional board members.


                                 Administration

    The Board has appointed the Corporation's Compensation Committee to administer the 2003 Plan. Committee eligibility requirements are described in
Section 2 of the 2003 Plan. The members of the Committee may be removed by the Board at its discretion. The Board, in its discretion, may also administer the 2003 Plan and, in such a case, has all of the rights, powers and authority of the Committee.

    Subject to certain limitations, the Committee has the power and authority in its discretion to, among other things, (i) select the persons to whom Awards will be made, (ii) determine the type, timing, terms and conditions of any Awards, including the number of shares of common stock subject to any Award,
(iii) interpret and administer the 2003 Plan and any instrument or agreement relating to the 2003 Plan or any Awards granted pursuant to the 2003 Plan, and
(iv) establish, amend, suspend or waive such rules and regulations as it shall deem appropriate for the proper administration of the 2003 Plan.

    Notwithstanding the immediately preceding paragraph, only the Board has the power and authority to make Awards to non-employee directors and to determine the type, timing, terms and conditions of those Awards.

                                   Amendment


    The Board may amend, alter, modify, suspend, discontinue or terminate the 2003 Plan at any time, except that the Board may not amend the 2003 Plan in violation of any law. However, no such action may materially prejudice the rights of any holder of an Award that was granted prior to the date of such action, without the consent of such holder. In addition, the NYSE listing standards require certain amendments to equity compensation plans like the 2003 Plan to be approved by shareholders.


                       Maximum Number of Shares Available

    Subject to adjustment as described below, the maximum number of shares of common stock which may be issued with respect to Awards is 3,000,000 of which no more than 300,000 may be issued with respect to Awards other than options, and no participant may, in any calendar year, receive options with respect to more than 500,000 shares of common stock. If the amendment to the 2003 Plan is approved, the maximum number of shares of common stock which may be issued with respect to Awards will be 4,000,000 of which no more than 1,300,000 may be issued with respect to Awards other than options. The maximum number of shares of common stock available for Awards under the 2003 Plan, the number of shares of common stock covered by each outstanding Award, the number of shares of common stock that may be subject to Awards to any one participant and the price per share of common stock covered by each outstanding Award shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the common stock, and may be proportionately adjusted, as determined by the Board in its sole discretion, for any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by First Tennessee, or to reflect any distributions to holders of shares of common stock other than regular cash dividends.

    If any shares of common stock covered by an Award are forfeited, or if such Award is settled for cash or otherwise terminates, expires unexercised or is cancelled without delivery of such shares, such shares of common stock (or portion thereof) will again be available for issuance under the 2003 Plan. If any option or other Award granted under the 2003 Plan is exercised through the delivery of shares of common stock by a participant or if withholding tax liabilities arising from such Award are satisfied by the withholding of shares of common stock by First Tennessee from the total number of shares that would otherwise have been delivered to the participant, the number of shares of common stock available for Awards under the 2003 Plan shall be increased by the number of shares so surrendered or withheld.


    On February 27, 2004, the closing price of the common stock on the New York Stock Exchange was $46.24 per share.


                                Types of Awards

    Options. The Committee may grant options to purchase a specified number of shares of common stock. Options granted under the 2003 Plan will not qualify as 'incentive stock options' under Section 422 of the Tax Code. The number of shares of common stock subject to any grant of options, the exercise price and all other conditions and limitations applicable to the exercise of any options will be determined by the Committee. Notwithstanding the preceding sentence, except in limited circumstances described in the 2003 Plan, the exercise price of an option may not be less than 100% of the fair market value of the shares of common stock with respect to which the option is granted on the date of such grant. No option shall be exercisable after the expiration of ten years from the date such option was granted.

    Restricted Stock and Restricted Stock Units. Awards of restricted stock and restricted stock units are grants of common stock or stock units that are subject to a risk of forfeiture or other restrictions that lapse upon the occurrence of certain events and the satisfaction of certain conditions, as determined by the Committee in its discretion. The value of a restricted stock unit must equal the fair market value of one share of common stock on the date of the grant. Any awards of restricted stock or restricted stock units will be subject to such conditions, restrictions and contingencies as the Committee determines. Restricted stock units are payable, at the Committee's discretion, in cash, shares of common stock, other securities or other property.

    Performance Awards. The Committee may, in its discretion, grant a performance award consisting of a right that is denominated in cash and/or shares of common stock, valued in accordance with the achievement of certain performance goals during certain performance periods as determined by the Committee, and payable at such time and in such form as the Committee shall determine. In determining the performance goals applicable to any performance award, the Committee must select one or a combination of the following financial performance measures of First Tennessee, its subsidiaries, or any operating unit, division, line of business, department, team or business unit thereof: stock price; dividends; total shareholder return; earnings per share; price/earnings ratio; market capitalization; book value; revenues; expenses; loans; deposits; non-interest income; net interest income; fee income; operating income before or after taxes; net income before or after taxes; net income before securities transactions; net or operating income excluding non-recurring charges; return on assets; return on equity; return on capital; cash flow; credit quality; service quality; market share; customer retention; efficiency ratio; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; and except in the case of a 'covered officer' (as defined under the 2003 Plan), any other performance criteria established by the Committee. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of First Tennessee (consolidated or unconsolidated) and/or the past or current performance of other companies, the performance of other companies over one or more years or an index of the performance of other companies, markets or economic metrics over one or more years, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders' equity and/or shares of common stock outstanding, or to assets or net assets.

    The Committee may also grant restricted stock and restricted stock units to 'covered officers' (as defined under the 2003 Plan) that vest or become exercisable upon the achievement of certain performance goals specified by the Committee, subject to the limitations described in the immediately preceding paragraph.

    The maximum annual number of shares of common stock in respect of which all performance-based Awards (whether restricted stock, restricted stock units or performance awards) may be granted to a participant under the 2003 Plan is 100,000 and the maximum annual amount of any Awards settled in cash to a participant under the 2003 Plan is $4,000,000.

    Stock Appreciation Rights. Stock appreciation rights ('SARs') may be granted under the 2003 Plan. Upon exercise of an SAR, the participant will be entitled to receive the excess of the fair market value on the exercise date of the common shares underlying the SAR over the aggregate base price applicable to such shares; provided that the base price per share may not be less than the fair market value of such shares on the grant date. Distributions to the participant may be made in common stock, in cash, or in a combination of stock and cash, as determined by the Committee or the Board.

                               Change in Control

    Upon a 'change in control' (as defined under the 2003 Plan) of First Tennessee, all Awards outstanding under the 2003 Plan will vest, become immediately exercisable or payable or have all restrictions lifted, as the case may be.

                      Effect of Termination of Employment

    The Committee has discretion to determine the terms and conditions that will apply to any outstanding Award upon the 'termination of employment' (as defined under the 2003 Plan) of a participant, and such terms and conditions will be set forth in an Award agreement.

                        Federal Income Tax Consequences

    The following is a summary of the current federal income tax treatment related to grants of Awards under the 2003 Plan. This summary is not intended to, and does not, provide or supplement tax advice to participants. Participants in the 2003 Plan are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their receipt of any Awards under the 2003 Plan, including any state or local tax consequences and the effect, if any, of gift, estate and inheritance taxes.

    Options. No taxable income is realized by a participant upon the grant of an option under the 2003 Plan. Upon exercise of an option granted under the 2003 Plan, the participant would include in ordinary income an amount equal to the excess, if any, of the fair market value of the shares of common stock issued to the participant pursuant to such exercise (the 'Option Shares') at the time of exercise over the purchase price. First Tennessee would be entitled to a deduction on exercise of the option for the amount includible in the participant's income.

    Restricted Stock. No taxable income is realized by a participant upon the award of restricted common stock. Prior to the lapse of restrictions on such shares, any dividends received on such shares will be treated as ordinary compensation income. Upon the lapse of restrictions, the participant would include in ordinary income the amount of the fair market value of the shares of common stock at the time the restrictions lapse.

    Any participant may, however, make an election under Section 83(b) of the Tax Code (an '83(b) election') within 30 days after receipt of restricted common stock to take into income in the year the restricted common stock is transferred by First Tennessee to such participant an amount equal to the fair market value of the restricted common stock on the date of such transfer (as if the restricted stock were unrestricted). If such election is made, the participant
(i) will have no taxable income at the time the restrictions actually lapse,
(ii) will have a capital gains holding period beginning on the transfer date and

(iii) will have dividend income with respect to any dividends received on such shares. If the restricted common stock subject to the 83(b) election is subsequently forfeited, however, the participant is not entitled to a deduction or tax refund.

    Any appreciation or depreciation in such shares from the time the restrictions lapse (or the 83(b) election is made) to their subsequent disposition should be taxed as a short-term or long-term gain or loss, as the case may be. First Tennessee would be entitled to a federal income tax deduction for the year in which the participant realizes ordinary income with respect to the restricted common stock in an amount equal to such income.

    Restricted Stock Units. No taxable income will be realized by a participant upon the grant of restricted stock units and no taxable income will be realized at the times the restricted stock units vest. At the time payment is made with respect to restricted stock units granted under the 2003 Plan, the participant will realize ordinary income in an amount equal to the cash received or the fair market value of the shares of common stock received. First Tennessee would be entitled to a deduction at the time of payment in an amount equal to such income.

    Stock Appreciation Rights. A participant does not recognize ordinary income upon the receipt of a stock appreciation right under the 2003 Plan. Upon exercise of the stock appreciation right and receipt of cash or unrestricted stock, the participant would recognize ordinary income in an amount equal to the payment received or the fair market value of the unrestricted stock. First Tennessee would be entitled to a deduction at the time of payment in an amount equal to such income.

                                 PLAN BENEFITS
                                   2003 PLAN

                                                                 NUMBER OF AWARDS GRANTED FROM ITS
                                                                INCEPTION TO DECEMBER 31, 2003 (1)
                                                              ---------------------------------------
               NAME AND PRINCIPAL POSITION(2)                 DOLLAR VALUE ($)   RESTRICTED STOCK (#)
               ------------------------------                 ----------------   --------------------
Ralph Horn..................................................            --                  --
J. Kenneth Glass............................................     3,275,534              78,900
Charles G. Burkett..........................................       498,180              12,000
Larry B. Martin.............................................       498,180              12,000
Elbert L. Thomas, Jr........................................       440,059              10,600
All Executive Officers as a Group...........................     7,209,692             172,644
All Directors (who are not Executive Officers) as a Group...     1,167,637              27,800
All Employees (who are not Executive Officers) as a Group...            --                  --

(1) No options were granted under the 2003 Plan during 2003.
(2) See Summary Compensation Table for principal position.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ITEM NO. 3.

                      EQUITY COMPENSATION PLAN INFORMATION


    The following table provides information as of December 31, 2003 with respect to shares of First Tennessee common stock that may be issued under our existing equity compensation plans, including the 1990 Stock Option Plan (the '1990 Plan'), the 1995 Employee Stock Option Plan (the '1995 Plan'), the 1997 Employee Stock Option Plan (the '1997 Plan'), the 2000 Employee Stock Option Plan (the 'Executive Plan'), 2003 Equity Compensation Plan, not including the 1,000,000 shares for which shareholder approval is being sought under Vote Item No. 3, (the '2003 Plan'), the 2000 Non-employee Directors' Deferred Compensation Stock Option Plan (the 'Directors' Plan'), the 1995 Non-employee Directors' Deferred Compensation Stock Option Plan (the '1995 Directors' Plan'), the 1991, 1997 and 2002 Bank Director and Advisory Board Member Deferral Plans (the 'Advisory Board Plans') and the 2002 Management Incentive Plan (the 'MIP'). Of the 21,122,661 options outstanding, approximately 42 percent were issued in connection with employee and director cash deferral elections. The Corporation received approximately $55,020,000 in employee cash deferrals and $3,560,000 in non-employee directors and advisory board retainer and meeting fee deferrals.

    The table includes information with respect to shares subject to outstanding options granted under equity compensation plans that are no longer in effect. Footnotes (4) and (5) to the table set forth the total number of shares of First Tennessee common stock issuable upon the exercise of options under the expired plans as of December 31, 2003. No additional options may be granted under those expired plans.

                      EQUITY COMPENSATION PLAN INFORMATION


                                                  A                    B                         C
                                         --------------------   ----------------   ------------------------------
                                                                                        NUMBER OF SECURITIES
                                                                                   REMAINING AVAILABLE FOR FUTURE
                                         NUMBER OF SECURITIES   WEIGHTED AVERAGE       ISSUANCE UNDER EQUITY
                                          TO BE ISSUED UPON      EXERCISE PRICE          COMPENSATION PLANS
                                             EXERCISE OF         OF OUTSTANDING        (EXCLUDING SECURITIES
PLAN CATEGORY                            OUTSTANDING OPTIONS        OPTIONS            REFLECTED IN COLUMN A)
-------------                            -------------------        -------            ----------------------
Equity Compensation Plans Approved by
  Shareowners(1).......................         4,132,145(4)         $23.97                    4,010,751(2)
Equity Compensation Plans Not Approved
  by Shareowners(3)....................        16,990,516(5)         $30.86                    1,605,790
Total..................................        21,973,275(6)         $29.51                    5,827,353(7)



(1)  Consists of the Executive Plan, Directors' Plan, 1995 Directors' Plan, 1995
     Plan, 1990 Plan, the 2003 Plan and the MIP.

(2) Includes shares available for future issuance under the MIP. As of December 31, 2003, an aggregate of 200,000 shares of First Tennessee common stock were available for issuance under the MIP. As of December 31, 2003, an aggregate of 99,556 shares were available for restricted stock grants under the 2003 Plan.

(3)  Consists of the 1997 Plan and the Advisory Board Plans.

(4) Includes 1,034,589 outstanding options issued in connection with employee and non-employee director cash deferrals of approximately $3,870,000. Also includes information for equity compensation plans that have expired. The
     Directors' Plan and the 1990 Plan were approved by shareholders in 1995 and 1990, respectively. The plans expired June 1999 and April 2000. As of
     December 31, 2003, a total of 1,003,248 shares of First Tennessee common stock were issuable upon the exercise of outstanding options under these expired plans. No additional options may be granted under these expired plans.

(5) Includes 7,791,281 outstanding options issued in connection with employee and advisory board cash deferrals of approximately $54,710,000. Also includes information for equity compensation plans that have expired. The
     1997 Bank Director and Advisory Board Member Deferral Plan and the 1991
     Bank Director and Advisory Board Member Deferral Plan expired in January
     2002 and January 1997, respectively. As of December 31, 2003, a total of
     111,201 shares of First Tennessee common stock were issuable upon the exercise of outstanding options under the expired plans. No additional options may be granted under these expired plans.

(6) Includes 850,614 shares of First Tennessee common stock to be issued at the end of specified deferral periods set forth in individual deferral agreements.

(7) Includes 210,812 shares of First Tennessee common stock underlying restricted stock units granted under the 1992 Restricted Stock Plan.


     Description of Equity Compensation Plans Not Approved by Shareholders

    The 1997 Plan. The 1997 Plan was adopted by the Board of Directors on April 16, 1996 and will expire in April 2006. The 1997 Plan provides for granting of nonqualified stock options.


    Options granted under the 1997 Plan have been granted to all employees of the Corporation under our FirstShare and management option programs. The FirstShare program is a broad-based employee plan, where all employees of the Corporation receive a stock option award annually, except for management level employees who receive annual stock option awards under the management option program. The FirstShare options vest 100 percent after three years and have a term of 10 years. The management options vest 50 percent after 3 years and 50 percent after 4 years, unless a specified stock price is achieved within the 3 year period. The management options have a term of 7 years. In addition to the above, certain employees may elect to defer a portion of their annual compensation into stock options. These options vest after 6 months and have a term of 20 years. The options vest on an accelerated basis in the event of a change in control of First Tennessee. All options granted under the 1997 Plan have an exercise price equal to the fair market value on the date of grant. Notwithstanding the above, the option price per share may be less than 100 percent of the fair market value of the share at the time the option is granted if the employee has entered into an agreement with the Corporation to receive a stock option grant in lieu of compensation and the amount of compensation foregone when added to the cash exercise price of the options equals at least the fair market value of the shares on the date of grant.



    As of December 31, 2003, options covering 16,863,717 shares of First Tennessee common stock were outstanding under the 1997 Plan, 1,422,112 shares remained available for future option grants, and options covering 3,743,083 shares had been exercised during the year. Of the options outstanding, approximately 45 percent were issued in connection with employee cash deferral elections. The Corporation received approximately $53,260,000 in cash deferrals to offset a portion of the exercise price. Of the 1,422,122 shares remaining available for future option grants, approximately 90 percent of options to be granted will have an option term of 10 years or less.


    The 1997 Plan is included as Exhibit 10(c) in our Form 10-Q for the quarter ended September 30, 2002, filed with the SEC.

    The Advisory Board Plans. The Advisory Board Plans were adopted by the Board of Directors in October 2001, January 1997 and January 1991. The 2002 Advisory Board Plan will expire on January 1, 2007 and the 1997 and 1991 plans expired in 2002 and 1997, respectively. The 2002 Advisory Board Plan provides granting of nonqualified stock options to bank regional and advisory board members who choose to forego board fees and retainers in exchange for stock options on shares of First Tennessee common stock.


    Options granted under the Advisory Board Plans have been granted only to regional and advisory board members who are not employees. The options are granted in lieu of the participants receiving retainers or attendance fees for bank board and advisory board meetings. The number of shares subject to grant will be the amount of fees/retainers earned divided by one half of the fair market value of one share of common stock on the date of option grant. The exercise price plus the amount of fees foregone will equal the fair market value of the stock on the date of the grant. The options vest after 6 months and have a term of 20 years. In February 2004, the Compensation Committee recommended that the Board of Directors amend the 2002 Advisory Board Plan at the April Board meeting to limit the terms of the options granted under the plan to 10 years.


    As of December 31, 2003, options covering 126,799 shares of First Tennessee common stock were outstanding under the Advisory Board Plans, 183,678 shares remained available for future option grants, and options covering 16,596 shares had been exercised during the year.

    The Advisory Board Plans are included as Exhibits 10(s), 10(t) and 10(u) to our 2002 Form 10-K.

           VOTE ITEM NO. 4 -- RATIFICATION OF APPOINTMENT OF AUDITORS

                        Appointment of Auditors for 2004

    KPMG LLP audited our annual financial statements for the year 2003. The Audit Committee has appointed KPMG LLP to be our auditors for the year 2004. Although not required by law, regulation or the rules of the New York Stock Exchange, the Board has determined, as a matter of good corporate governance and consistent with past practice, to submit to the shareholders as Vote Item No. 4 the ratification of KPMG LLP's appointment as our auditors for the year 2004, and with the recommendation that the shareholders vote for Item No. 4. Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement and to respond to appropriate questions.

                         Change in Auditors During 2002

    On May 15, 2002, we dismissed our independent public accountants, Arthur Andersen LLP ('Arthur Andersen'), and engaged KPMG LLP to serve as our independent public accountants for fiscal year 2002.

The decision was approved by our Board of Directors upon the recommendation of the Audit Committee of the Board of Directors.

    Arthur Andersen's reports on the consolidated financial statements of First Tennessee as of and for the years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

    During the two fiscal years of First Tennessee ended December 31, 2001 and the subsequent interim period through May 15, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports.

    None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred within the two fiscal years of First Tennessee ended December 31, 2001 or within the subsequent interim period through May 15, 2002.

    We provided Arthur Andersen with a copy of the foregoing disclosures and attached a copy of Arthur Andersen's letter, dated May 15, 2002, stating its agreement with such statements as an exhibit to the Form 8-K that we filed on May 16, 2002.

    During the two fiscal years of First Tennessee ended December 31, 2001, and the subsequent interim period through May 15, 2002, we did not consult with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or
(ii) of Regulation S-K.

               Fees Billed to Us by Auditors During 2002 and 2003

    The table below and the paragraphs following it provide information regarding the fees billed to us by KPMG LLP during 2002 and 2003 for services rendered in the categories of audit fees, audit-related fees, tax fees and all other fees.

                                                                 2002         2003
                                                                 ----         ----
Audit Fees..................................................  $  751,500   $1,031,500
Audit-Related Fees..........................................     328,500      385,000
Tax Fees....................................................   1,052,770       17,200
All Other Fees..............................................      27,000       61,638
                                                              ----------   ----------
    Total...................................................  $2,159,770   $1,495,338
                                                              ----------   ----------
                                                              ----------   ----------

    Audit Fees. For the years 2002 and 2003, the aggregate fees billed to us by KPMG LLP for professional services rendered for the audit of our financial statements and review of the financial statements in our Form 10-Q's or for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements were, respectively, $751,500 and $1,031,500.

    Audit-Related Fees. For the years 2002 and 2003, the aggregate fees billed to us by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under 'Audit Fees' above were, respectively, $328,500 and $385,000. The amount for 2002 consists of ERISA audits, audits of subsidiaries, compliance attestation and other procedures, and the amount for 2003 includes all of these and, in addition, reports on controls placed in operation and tests of operating effectiveness.

    Tax Fees. For the years 2002 and 2003, the aggregate fees billed to us by KPMG LLP for professional services for tax compliance, tax advice, and tax planning were, respectively, $1,052,770 and $17,200. Included in the amount for 2002 is $1 million for tax planning services rendered prior to KPMG LLP's engagement as our auditor. The amount for 2003 consists primarily of fees for tax compliance.

    All Other Fees. For the years 2002 and 2003, the aggregate fees billed to us by KPMG LLP for products and services other than those reported under the three preceding paragraphs were, respectively, $27,000 and $61,638. The amount for both years relates to certain sales training for employees of a division of the Bank and tax preparation and planning for executives.

    In July 2003, the Audit Committee adopted a policy providing for pre-approval of all audit and non-audit services to be performed by KPMG LLP, as the registered public accounting firm that performs the audit of our consolidated financial statements that are filed with the SEC. A copy of the policy is attached to this proxy statement at pages C-6 through C-10 of Appendix
C. None of the services provided to us by KPMG LLP and described in the three paragraphs immediately preceding this one were approved pursuant to the de minimis exception of SEC Rule 2-01(c)(7)(i)(C).

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ITEM NO. 4.

                                 OTHER MATTERS

    The Board of Directors, at the time of the preparation and printing of this proxy statement, knew of no other business to be brought before the meeting other than the matters described in this proxy statement. If any other business properly comes before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

                         SHAREHOLDER PROPOSAL DEADLINES

    If you intend to present a shareholder proposal at the 2005 annual meeting, it must be received by the Corporate Secretary, First Tennessee National Corporation, P. O. Box 84, Memphis, Tennessee, 38101, not later than November 19, 2004, for inclusion in the proxy statement and form of proxy relating to that meeting.

    In addition, Sections 2.8 and 3.6 of our Bylaws provide that a shareholder who wishes to nominate a person for election to the Board or submit a proposal at a shareholder meeting must comply with certain procedures whether or not the matter is included in our proxy statement. These procedures require written notification to us, generally not less than 90 nor more than 120 days prior to the date of the shareholder meeting. If, however, we give fewer than 100 days' notice or public disclosure of the shareholder meeting date to shareholders, then we must receive the shareholder notification not later than 10 days after the earlier of the date notice of the shareholder meeting was mailed or publicly disclosed. The shareholder must disclose certain information about the nominee or item proposed, the shareholder and any other shareholders known to support the nominee or proposal. Section 2.4 of our Bylaws provides that the date and time of the annual meeting will be the third Tuesday in April (or, if that day is a legal holiday, on the next succeeding business day that is not a legal holiday) at 10:00 a.m. Memphis time or such other date and/or such other time as our Board may fix by resolution. The meeting date for 2005, determined according to the Bylaws, is April 19, 2005. Thus, shareholder proposals submitted outside the process that permits them to be included in our proxy statement must be submitted to the Corporate Secretary between December 20, 2004 and January 19, 2005, or the proposals will be considered untimely. Untimely proposals may be excluded by the Chairman or our proxies may exercise their discretion and vote on these matters in a manner they determine to be appropriate.

                             EXECUTIVE COMPENSATION

    The Summary Compensation Table provides information for the last three years about Mr. Glass, who served during 2003 as Chief Executive Officer ('CEO') and our other four most highly compensated executive officers at year end 2003. All of the named officers are officers of both First Tennessee and the Bank. The amounts include all compensation earned during each year, including amounts deferred (which, if deferred into options, are disclosed only in the notes to the table and in column (g)), by the named officers for all services rendered in all capacities to us and our subsidiaries. Information is provided for each entire year in which an individual served during any portion of the year as an executive officer. Additional information is provided in tabular form below about option grants and exercises in 2003, year-end option values, long-term incentive plan awards and pension benefits, along with certain other information concerning compensation of executive officers. The report of the Board's Compensation Committee on executive compensation and information on compensation of directors are located in the 'Corporate Governance and Board Matters' section of this proxy statement above.

                           SUMMARY COMPENSATION TABLE


                                              ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                  -------------------------------------------   ---------------------------------
                                                                                       AWARD(S)           PAYOUTS
                                                                                ------------------------  -------
              (A)                 (B)      (C)         (D)            (E)          (F)          (G)         (H)          (I)
                                                                                             SECURITIES
                                                                     OTHER      RESTRICTED   UNDERLYING
                                                                    ANNUAL        STOCK       OPTIONS/       LTIP      ALL OTHER
            NAME AND                      SALARY      BONUS      COMPENSATION    AWARD(S)       SARS       PAYOUTS   COMPENSATION
       PRINCIPAL POSITION         YEAR     ($)         ($)          ($)(7)        ($)(1)       (#)(2)        ($)        ($)(9)
       ------------------         ----    ------      -----      ------------   ----------   ----------    -------   ------------

Ralph Horn                        2003   $920,426   $       --     $    --      $       --         --      $ --       $206,100
 Chairman                         2002    912,411    1,305,033      11,913       1,380,686    162,438        --        231,486
 of the Board (retired)(3)        2001    861,122    1,076,403      11,544              --     76,416        --        238,535

J. Kenneth Glass                  2003    764,346(4) 1,272,416      11,913       2,075,750    133,365(4)     --        122,684
 Chairman of the Board,           2002    683,923(4) 1,014,420      11,913       1,065,269    237,353(4)     --        142,429
 President & CEO(3)               2001    556,235(4)   454,676(4)    9,505            --       65,569(4)     --        138,336

Charles G. Burkett                2003    420,308      472,847       6,376              --     13,681        --         46,209
 President -- Retail Fin Svs/     2002    381,615(5)   432,692       6,376         600,016     14,390(5)     --         47,005
 Memphis Fin Services             2001    246,923(5)   155,952(5)    6,376            --       19,194(5)     --         33,812

Larry B. Martin                   2003    420,308(8)   459,712(8)    6,376            --       13,681        --         51,107
 President -- Business Fin        2002    384,615(8)   384,615(8)    6,376       600,016       14,229        --         51,176
 Svs/Tennessee Fin Svs            2001    267,641      160,260       6,376              --      7,101        --         38,167

Elbert L. Thomas, Jr.             2003    371,030      463,788(6)       --             --      12,077        --         29,821
 Executive Vice President &       2002    336,447      420,559          --         529,630     12,561        --         32,759
 Interest Rate Risk Mgr           2001    317,098      267,098(6)       --             --      22,275(6)     --         35,247



(1) Restricted stock awards are valued on the basis of a share of stock on the date of the award: $41.515 (4-17-2003) and $35.14 (2-26-2002). On 12-31-03,
     the named officers held the following shares of restricted stock (including
     RSU's described in the following sentence) with market values as indicated:
     Mr. Horn -- 159,192 shares ($7,028,327); Mr. Glass -- 135,961 shares
     ($6,002,678); Mr. Burkett -- 20,409 shares ($901,057); Mr. Martin -- 20,409 shares ($901,057); and Mr. Thomas -- 40,285 shares ($1,778,583)). The number of shares disclosed in the preceding sentence includes restricted stock units ('RSU's), described in note (2) to the Stock Ownership Table, with respect to which restrictions had not lapsed at 12-31-03, as follows:
     Mr. Horn -- 109,934 RSU's; Mr. Glass -- 49,216 RSU's; Mr. Thomas -- 21,676
     RSU's; Messrs. Burkett and Martin -- 0 RSU's. Dividends are paid on restricted stock (and dividend equivalents are paid on RSU's) at the same rate as all other shares of common stock. Deferred dividend equivalents on RSU's accrue interest at a 10-year Treasury rate and are settled only in cash.

(2) All amounts represent shares subject to option. No stock appreciation rights (SAR's) were awarded.

(3) Mr. Horn retired on December 31, 2003. Mr. Glass was elected Chairman of the Board on October 20, 2003, effective January 1, 2004, following Mr.
     Horn's retirement.

(4) In 2002, 2001 and 2000 Mr. Glass elected to receive a deferred compensation stock option in lieu of $50,000, $50,000, and $50,000 of his salary earned for the following year. The amounts in column (c) do not include these amounts, in lieu of which options for 1,142 shares, 1,139 shares, 1,368 shares, 1,315 shares, 3,482 shares and 3,546 shares (included in the amounts in column (g)) were granted on 1-2-04, 7-1-03, 1-2-03, 7-1-02,
     1-2-02 and 7-2-01, respectively. In 2001 Mr. Glass received a deferred compensation stock option in lieu of $151,559 of his annual bonus. The amount in column (d) for 2001 does not include this amount, in lieu of which options for 21,565 shares (included in the amount in column (g)) were granted on 2-26-02.

(5) In 2001 and 2000 Mr. Burkett elected to receive a deferred compensation stock option in lieu of $3,000 and $3,000 of his salary earned for the following year. The amount in column (c) does not include this amount, in lieu of which options for 82, 79, 209 and 213 shares (included in the amounts in column (g)) were granted on 1-2-03, 7-1-02, 1-2-02 and 7-2-01, respectively. In 2000 Mr. Burkett elected to receive a deferred compensation stock option in lieu of $47,001 of his annual bonus for the following year. The amount in column (d) for 2001 does not include this amount, in lieu of which options for 6,686 shares (included in the amount in column (g)) were granted on 2-26-02. In 2001 Mr. Burkett received a deferred


                                              (footnotes continued on next page)

(footnotes continued from previous page)


     compensation stock option in lieu of $39,317 of his annual bonus earned for 2001. The amount in column (d) for 2001 does not include this amount, in lieu of which options for 5,594 shares (included in the amount in column
     (g)) were granted on 2-26-02.

(6) In 2003, Mr. Thomas elected to defer $347,841 of his annual bonus for the 2003 year into the First Tennessee National Corporation Nonqualified
     Deferred Compensation Plan that accrues earnings based on returns of various mutual fund investments. This amount is included in column (d) for the year 2003. In 2000 Mr. Thomas elected to receive a deferred compensation stock option in lieu of a portion of his annual bonus for the following year. The amount in column (d) for 2001 does not include bonus of $50,000 in lieu of which options for 7,112 shares (included in the amounts in column (g)) were granted on 2-26-02.

(7) The amounts in column (e) for all years represent automobile allowance tax gross-up payments.

(8) In 2003, Mr. Martin elected to defer $275,827 of his annual bonus for the 2003 year into the First Tennessee National Corporation Nonqualified
     Deferred Compensation Plan that accrues earnings based on returns of various mutual fund investments. This amount is included in column (d) for the year 2003. In 2002 Mr. Martin elected to defer $288,461 of his annual bonus into the U.S. Treasury rate program. This amount is included in column (d) for the year 2002.

(9)  Elements of 'All Other Compensation' for 2003 consist of the following:


                             ALL OTHER COMPENSATION


                                          ABOVE                                          AUTO
                                       MARKET RATE   SUR BEN    FLEX $    401K MATCH   ALLOWANCE    TOTAL
                                       -----------   -------    ------    ----------   ---------    -----
Mr. Horn.............................   $102,672     $ 90,428   $ 7,000    $ 6,000      $    --    $206,100
Mr. Glass............................   $ 54,955     $ 38,579   $ 7,000    $ 6,000      $16,150    $122,684
Mr. Burkett..........................   $     --     $ 22,559   $ 7,000    $ 6,000      $10,650    $ 46,209
Mr. Martin...........................   $    445     $ 27,012   $ 7,000    $ 6,000      $10,650    $ 51,107
Mr. Thomas...........................   $     --     $ 20,328   $ 7,000    $ 2,493      $    --    $ 29,821


    'Above Mkt Rate' represents above-market interest accrued on deferred compensation.


    'Sur Ben' represents insurance premiums with respect to our supplemental life insurance plan. Under our Survivor Benefits Plan a benefit of 2 1/2 times final annual base salary is paid upon the participant's death prior to retirement (or 2 times final salary upon death after retirement). The 'Sur Ben' column previously included premiums paid by First Tennessee on life insurance policies purchased to fund our Pension Restoration Plan ('SERP') obligations to Messrs. Horn and Glass. Since neither officer is entitled to receive this insurance, these premiums have been eliminated from the 2002 and 2001 numbers. The SERP benefit is already disclosed in the text following the Pension Plan table below.


    'Flex $' represents First Tennessee's contribution to the Flexible Benefits Plan, based on salary, service and corporate performance.


    '401(k) Match' represents First Tennessee's 50 percent matching contribution to the 401(k) Savings Plan, which is based on the amount of voluntary contributions by the participant to the FTNC stock fund, up to 6 percent of compensation.

    The following table provides information about stock options granted during 2003 to the officers named in the Summary Compensation Table. No stock appreciation rights (SAR's) were granted during 2003.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


                                                         INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------------------
                                 (B) NUMBER OF   (C) % OF                                           (H) ALTERNATIVE
                                 SECURITIES       TOTAL                                              TO (F) AND (G)
                                 UNDERLYING      OPTIONS/SARS                                       GRANT DATE VALUE.
                                 OPTIONS/SAR'S   GRANTED TO     (D) EXERCISE OR                       GRANT DATE
                                  GRANTED        EMPLOYEES IN   BASE PRICE(2)      (E) EXPIRATION    PRESENT VALUE
(A) NAME                           (#)(1)        FISCAL YEAR    ($ PER SHARE)(1)       DATE              ($)(4)
--------                           ------        ------------   ----------------       ----              ------

Mr. Horn.......................          --

Mr. Glass......................       1,368(2)      0.03%             18.28            1/2/2023        $   25,089
                                     42,411         1.42%             38.74            3/3/2010        $  401,632
                                    131,084         4.38%             38.74            3/3/2010        $1,241,365
                                      1,139(2)      0.03%             21.94            7/1/2023        $   24,990

Mr. Burkett....................          82(2)      0.00%             18.28            1/2/2023        $    1,504
                                     13,681         0.35%             38.74            3/3/2010        $  124,497

Mr. Martin.....................      13,681         0.35%             38.74            3/3/2010        $  124,497

Mr. Thomas.....................       5,431(3)      0.14%             37.80           4/16/2007        $   48,933
                                     11,539(3)      0.29%             37.80           2/24/2017        $  103,966
                                      4,499(3)      0.11%             37.80            7/1/2017        $   40,536
                                     12,077         0.30%             38.74            3/3/2010        $  109,901
                                     13,260(3)      0.33%             43.23           2/19/2018        $  142,147
                                      5,046(3)      0.13%             43.23            7/1/2018        $   54,093
                                      4,231(3)      0.11%             43.23            1/3/2020        $   45,356
                                      3,807(3)      0.10%             44.65            1/2/2018        $   40,659
                                      5,270(3)      0.13%             44.65            1/4/2019        $   56,284
                                      4,478(3)      0.11%             44.65           2/26/2022        $   47,825
                                     10,317(3)      0.26%             44.80           2/23/2011        $  119,471
                                      3,501(3)      0.09%             44.80            7/1/2019        $   40,542



(1) All options except those marked with footnote (2) or (3) were granted on 3-03-03 and vest 50% after three years from the date of grant and 100% after four years, with accelerated vesting if certain performance criteria (our stock price equals or exceeds $52.98 on 3-03-06 or on 5 consecutive days before 3-03-06) are met. No SAR's were granted. The exercise price per share equals the fair market value of one share of our common stock on the date of grant. Under the terms of all options, including those marked with footnote (2) and (3), participants are permitted to pay the exercise price of the options with our stock;
     participants are permitted to defer receipt of shares upon an exercise and thereby defer gain; options exercised more than one year prior to the end of their term are eligible for a reload option grant when the exercise price is paid with our stock, with the reload option grant for the number of shares surrendered and having an exercise price equal to fair market value at the time of the first exercise and a term equal to the remainder of the first option's term; the option plan provides for tax withholding rights upon approval of the plan committee; and upon a Change in Control
     (as defined in the subsection entitled Employment Contracts and Termination of Employment and Change-in-Control Arrangements), all options vest.
     Effective February 17, 2004, the Compensation Committee terminated the reload program, and no further reload options will be granted subsequent to this date.

(2) Options indicated by footnote (2) were granted during 2003 in lieu of compensation earned during 2002 and 2003. Mr. Glass was granted 1,368 shares on 1-2-2003 in lieu of $25,000 of his 2002 salary and 1,139 shares on 7-1-03 in lieu of $25,000 of his 2003 salary. Mr. Burkett was granted
     82 shares on 1-2-03 in lieu of $1,500 of his 2002 salary. The exercise price per share equals 50% of the fair market value ('FMV') of one share of First Tennessee common stock on the grant date on 1-2-03 and 7-1-03. The options vest six months after the grant date. No SAR's were granted. FMV on the grant dates was $36.56 and $43.88 on 1-02-03 and 7-1-03, respectively.


                                              (footnotes continued on next page)

(footnotes continued from previous page)


(3) Options indicated by footnote (3) were granted in accordance with a reload option as explained in footnote (1). Mr. Thomas was awarded options of 5,431, 11,539 and 4,499 shares on 2-11-03; 13,260, 5,046 and 4,231 shares on 4-24-03; 3,807, 5,270 and 4,478 shares on 5-27-03; and 10,317 and
     3,501 shares on 2-11-03. FMV on the grant date was $37.795 on 2-11-03;
     $43.23 on 4-24-03; $44.65 on 5-27-03 and $44.80 on 11-26-03.

(4) A variation of the Black-Scholes option-pricing model has been used. The following assumptions were made for purposes of calculating the Grant Date
     Value of the options granted 1-2-2003 (options in lieu of compensation), 3-3-2003 (management grants), 7-1-2003 (options in lieu of compensation), three reloads dated 2-11-03; three reloads dated 4-24-03; three reloads dated 5-27-03 and two reloads dated 11-26-03 respectively: an exercise price of $18.28, $38.735, $21.94, $37.795, $37.795, $37.795, $43.23,
     $43.23, $43.23, $44.65, $44.65, $44.65, $44.80 and $44.80; an option term of 20 years, 7 years, 20 years, 4 years, 14 years, 14 years, 15 years, 15 years, 17 years, 15 years, 16 years, 19 years, 8 years and 16 years; an interest rate of 2.71%, 3.32%, 2.10%, 3.63%, 3.63%, 3.63%, 3.61%, 3.61%,
     3.61%, 3.04%, 3.04%, 3.04%, 3.85% and 3.85%; volatility of 27.67%, 27.67%,
     29.60%, 27.67%, 27.67%, 27.67%, 27.07%, 27.07%, 27.07%, 27.07%, 27.07%,
     27.07%, 27.30% and 27.30%; a dividend yield of 3.28%, 3.10%, 2.73%, 3.18%,
     3.18%, 3.18%, 2.78%, 2.78%, 2.78%, 2.69%, 2.69% 2.69%, 2.68% and 2.68%;
     and an expected life of 4, 7, 4, 7, 7, 7, 7, 7, 7, 7, 7, 7, 7 and 7 years to reflect the probability of a shortened option term due to exercise prior to the option expiration date. The actual value, if any, realized by a participant upon the exercise of an option may differ and will depend on the future market price of our common stock.

    The following table provides information about stock options and SARs held at December 31, 2003, and exercises during 2003 by the officers named in the Summary Compensation Table. The values in column (c) represent the difference between the fair market value of the shares on the exercise date and the exercise price of the option. The values in column (e) reflect the spread between the market value at December 31, 2003, of the shares underlying the option and the exercise price of the option.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTIONS/SAR VALUES

           (A)                  (B)          (C)                   (D)                           (E)
                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                             OPTIONS/SARS AT          IN-THE-MONEY OPTIONS/SARS
                               SHARES                      FISCAL YEAR-END(1)           AT FISCAL YEAR-END(1)
                              ACQUIRED      VALUE      ---------------------------   ---------------------------
                            ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           NAME                (#)           ($)          (#)           (#)              ($)           ($)
           ----                ---           ---          ---           ---              ---           ---

Mr. Horn..................         --     $       --     730,448        181,750      $16,730,916    $1,541,201
Mr. Glass.................     10,236     $  318,442     352,918        418,649      $ 7,460,116    $2,964,599
Mr. Burkett...............         --     $       --      38,434         30,234      $   533,914    $  211,560
Mr. Martin................      6,780     $  236,893      74,640         30,452      $ 1,595,715    $  212,436
Mr. Thomas................    117,713     $1,922,405     147,889         29,778      $   791,294    $  199,174

(1)  No SARs are attached to any of the options in the table.
     Option values are based on $44.15 per share, the average of the high and low sales price on December 31, 2003.

    The following table provides information about Long-Term Incentive Program ('LTIP') awards made during 2003 to the officers named in the Summary Compensation Table.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR


                                                                             ESTIMATED FUTURE PAYOUTS UNDER
                                                                           NON-STOCK PRICED-BASED PLANS(1)(2)
                                                                           -----------------------------------
               (A)                         (B)                (C)             (D)         (E)          (F)
                                                        PERFORMANCE OR
                                    NUMBER OF SHARES,    OTHER PERIOD
                                     UNITS OR           UNTIL MATURATION   THRESHOLD     TARGET      MAXIMUM
               NAME                 OTHER RIGHTS (#)      OR PAYOUT         ($)           ($)          ($)
               ----                 -----------------     ---------         ---           ---          ---

Mr. Horn..........................           --                     --       $ --      $       --   $       --
Mr. Glass.........................       28,900            2003 - 2005       $ --      $2,310,469   $2,310,469
Mr. Burkett.......................       12,000            2003 - 2005       $ --      $  954,000   $  954,000
Mr. Martin........................       12,000            2003 - 2005       $ --      $  954,000   $  954,000
Mr. Thomas........................       10,600            2003 - 2005       $ --      $  842,150   $  842,150



(1) Dollar amounts in columns (e) and (f) include the market value of the restricted stock shown in column (b).

(2) The target and maximum payouts listed in the table above may differ slightly from the amounts actually paid because the payouts under this program are based in part on the participants' base salary, which may increase or decrease over the course of the three-year performance period.



    The Long-Term Incentive Program's objective is to provide a total cumulative award of up to 225 percent of our executives' annual bonus potential and is paid (or settled) with restricted stock and cash. The amount of the award is based on First Tennessee's P/E ratio relative to a peer group (the American Banker Top 50 banks as identified at the beginning of the performance period) as of the measurement date (January 31, 2006) provided the ratio increases during the performance period. Payouts under this criterion range from 20 percent of the maximum shown in the table above if a minimum threshold for the P/E ratio is achieved to 100 percent of the maximum if the goal for the P/E ratio is fully achieved or exceeded. The alternative criterion is based on the compound average annual growth rate in our stock price over the performance period. Payouts under the alternative criterion range from zero percent of the maximum shown in the table above if the minimum threshold is not achieved to 100 percent if the goal for the compound average annual growth rate in our stock price is fully achieved or exceeded. No payout will be made if performance falls below the threshold on both criteria, and the payout for achievement under either criterion that falls between the threshold and the goal will be calculated using straight-line interpolation. The initial performance period covers three years (2003-2005). A portion of the awards under the program is made at the beginning of the performance period in shares of restricted stock. To the extent that the market value of the restricted stock at the end of the performance period exceeds the payout achieved under the program by a participant, the participant will forfeit shares of the restricted stock. To the extent that the market value of the restricted stock at the end of the performance period is less than the payout achieved under the program by a participant, the participant will be paid the shortfall in cash. This program is designed to tie the executive's long-term compensation directly to an increase in shareholder value.


    The following table provides information about estimated combined benefits under both our Pension Plan and our Pension Restoration Plan.

                               PENSION PLAN TABLE

COVERED COMPENSATION
                                       15 YRS.    20 YRS.    25 YRS.    30 YRS.    35 YRS.    40 YRS.
$ 100,000............................  $ 47,135   $ 55,676   $ 64,218   $ 67,825   $ 71,432   $ 75,040
  150,000............................    61,937     75,412     88,888     94,962    101,036    107,111
  200,000............................    76,739     95,148    113,558    122,099    130,640    139,182
  250,000............................    91,541    114,884    138,228    149,236    160,244    171,253
  300,000............................   106,343    134,620    162,898    176,373    189,848    203,324
  350,000............................   121,145    154,356    187,568    203,510    219,452    235,395
  400,000............................   135,947    174,092    212,238    230,647    249,056    267,466
  450,000............................   150,749    193,828    236,908    257,784    278,660    299,537
  500,000............................   165,551    213,564    261,578    284,921    308,264    331,608
  550,000............................   180,353    233,300    286,248    312,058    337,868    363,679
  600,000............................   195,155    253,036    310,918    339,195    367,472    395,750
  650,000............................   209,957    272,772    335,588    366,332    397,076    427,821
  700,000............................   224,759    292,508    360,258    393,469    426,680    459,892
  750,000............................   239,561    312,244    384,928    420,606    456,284    491,963
  800,000............................   254,363    331,980    409,598    447,743    485,888    524,034
  850,000............................   269,165    351,716    434,268    474,880    515,492    556,105
  900,000............................   283,967    371,452    458,938    502,017    545,096    588,176
  950,000............................   298,769    391,188    483,608    529,154    574,700    620,247
1,000,000............................   313,571    410,924    508,278    556,291    604,304    652,318
1,050,000............................   328,373    430,660    532,948    583,428    633,908    684,389
1,100,000............................   343,175    450,396    557,618    610,565    663,512    716,460

* Benefit shown is subject to limitations fixed by the Secretary of the Treasury pursuant to Section 415 of the Tax Code. The limitation is $160,000 for 2003 or 100% of the employee's average income in his three highest paid years, whichever is less.


    Our Pension Plan is integrated with social security under an 'offset' formula, applicable to all participants. Retirement benefits are based upon a participant's average base salary for the highest 60 consecutive months of the last 120 months of service ('Covered Compensation'), service, and social security benefits. Benefits are normally payable in monthly installments after age 65. The normal form of benefit payment for a married participant is a qualified joint and survivor annuity with the surviving spouse receiving for life 50 percent of the monthly amount the participant received. The normal form of benefit payment for an unmarried participant is an annuity payable for life and 10 years certain. For purposes of the plan, 'compensation' is defined as the total cash remuneration reportable on the employee's IRS form W-2, plus pre-tax contributions under the Savings Plan and employee contributions under the Flexible Benefits

Plan, excluding bonuses, commissions, and incentive and contingent compensation. Our Pension Restoration Plan is an unfunded plan covering employees in the highest salary grades, including all executive officers, whose benefits under the Pension Plan have been limited under Tax Code Section 415, as described in the note to the Pension Table, and Tax Code Section 401(a)(17), which limits compensation to $200,000 for purposes of certain benefit calculations. 'Compensation' is defined in the same manner as it is for purposes of the Pension Plan. Under the Pension Restoration Plan participants receive the difference between the monthly pension payable, if Tax Code limitations did not apply, and the actual pension payable. The amounts shown in the table are annual benefits payable (including any social security payments) in the event of retirement on December 31, 2003 at age 65 of a participant with a spouse who is age 65, assuming receipt of a qualified joint and 50 percent survivor annuity. The estimated credited years of service and the compensation covered by the plans for each of the individuals named in the Summary Compensation Table are as follows: Mr. Horn (40) $835,892, Mr. Glass (30) $590,432, Mr. Burkett (34)
$272,328, Mr. Martin (34) $235,834, and Mr. Thomas (14) $252,129.


    Employment Contracts and Termination of Employment and Change-in-Control
                                  Arrangements

    We have contracts with approximately 70 officers, including each of the named executive officers, which may be terminated upon three years' prior notice. These contracts provide generally for a payment (which, for the named executive officers, is equal to three times annual base salary plus annual target bonus) in the event of a termination of the officer's employment by us other than 'for cause' or by the employee for 'good reason' (as such terms are defined in the contracts) within 36 months after a 'Change-in-Control' or the officer's termination of employment for any reason (other than 'cause') during the 30-day period commencing one year after a Change-in-Control. The contracts provide generally for an excise tax gross-up with respect to any taxes incurred under Tax Code Section 4999 following a Change-in-Control and for 3 years continued welfare benefits. The term 'Change-in-Control' is defined to include:

          a merger or other business combination, unless (i) more than 50 percent of the voting power of the corporation resulting from the business combination is represented by our voting securities outstanding immediately prior thereto, (ii) no person or other entity beneficially owns 20 percent or more of the resulting corporation, and (iii) at least a majority of the members of the board of directors of the resulting corporation were our directors at the time of board approval of the business combination (solely for purposes of the severance contracts, but not for purposes of their 30-day termination period, the '50 percent' test in clause (i) is changed to '60 percent' and the 'majority of the board' test in clause (iii) is changed to 'two-thirds of the board'), the acquisition by a person or other entity of 20 percent or more of our outstanding voting stock,

          a change in a majority of the Board of Directors, or

          shareholder approval of a plan of complete liquidation or a sale of substantially all of our assets.

    A Change-in-Control has the following effect on certain benefit plans in which the named executive officers participate:

          Target annual bonuses are prorated through the date of the Change-in-Control and paid.

          Restricted stock, restricted stock units, phantom stock units and unvested stock options vest.

          Under our Pension Restoration Plan, a lump sum payout is made to participants of the present value, using a discount rate of 4.2 percent, of the participant's scheduled projected benefits, assuming periodic distributions of the participant's accrued benefit in the normal form under the plan, actuarially adjusted according to a formula for the participant's age at the time of the Change-in-Control.

          Excess funding in the Pension Plan is allocated, according to a formula, to participants and retirees.

          Deferred compensation under individual deferral agreements which accrue interest based on the 10-year Treasury rate and certain other benefits are paid over to previously established rabbi trusts. Funds in such trusts will remain available for the benefit of our general creditors prior to distribution.

          Our Survivor Benefits Plan generally cannot be amended to reduce benefits.


          Under the Directors and Executives Deferred Compensation Plan under which new deferrals have not been permitted since 1995, a lump sum payout is made to participating employees and certain terminated employees of the present value, using a discount rate of 4.2 percent, of the participant's scheduled projected distributions, assuming employment through normal retirement date and continued interest accruals at above-market rates, described in the 'Compensation of Directors' section above.


    Mr. Horn has elected to accept an early retirement as defined in our Pension Plan. We have entered into an agreement providing for a special separation package with Mr. Horn. The agreement provides for retirement benefits under the Pension Plan and Pension Restoration Plan to be computed and supplemental retirement payments to be made as though Mr. Horn had continued in employment until age 65. It also provides for the continued accrual of interest under the Directors' and Executives' Deferred Compensation Plan at the applicable rate (as defined in the plan). Under the agreement, the restrictions on Mr. Horn's shares of restricted stock will lapse on an accelerated basis, and his outstanding options will continue to vest as originally scheduled, with unexercised management options and unexercised deferral options expiring three years and five years, respectively, after his date of retirement. Like other early retirees, Mr. Horn will retain his medical coverage with us so long as he pays the necessary premiums, and our Survivor Benefit Plan will remain in effect. Mr. Horn will be provided office space and administrative support, as well as tax preparation and financial planning services, until he reaches age 75. The agreement also contains confidentiality obligations, as well as non-disclosure and non-compete provisions that will remain in effect for a period of three years after Mr. Horn's retirement.

          Compensation Committee Interlocks and Insider Participation

    Messrs. Haslam, Martin and Blattberg and Ms. Palmer, all of whom are non-employee directors, served as members of the Board of Director's Compensation Committee ('Committee'), during all or a portion of 2003. Refer to the Table in 'Corporate Governance and Board Matters -- Structure and Composition of the Board and Committees' above for additional committee information. No interlocking relationships existed with respect to any of the members of the Committee. Mr. Horn, however, who retired December 31, 2003, served during 2003 on the compensation committee of Gaylord Entertainment Company, of which Mr. Rose is Chairman.

                 Certain Relationships and Related Transactions


    Our banking subsidiaries have had banking transactions in the ordinary course of business with our executive officers, directors, nominees, and their associates which are reported in a note to our financial statements, and they expect to have such transactions in the future. Such transactions, which at December 31, 2003, amounted to 4.03 percent of our shareholders' equity, have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and have not involved more than the normal risk of collectibility or presented other unfavorable features.



    During 2003, the Bank made lease payments on one of its branches to Lacey Mosby & Sons, Inc., a business in which an equity investment is owned by Marlin
L. Mosby, Jr., the father of Marlin L. Mosby, III, who was designated as an executive officer of First Tennessee in October 2002. The lease, which was an arm's length transaction at market rates, was entered into in 1997, has a 30 year term, provides for monthly payments of $3,000, increasing in increments to $7,000 per month in 2017, and has renewal options. The Bank has leased this location or an adjacent property from this business for over 30 years.


    During 2003, Luke Yancy IV and Tanika C. Yancy, the son and daughter-in-law of Luke Yancy III, were employed as a commercial loan officer and as an operations coordinator, respectively, by the Bank. Together they received an aggregate of approximately $140,000 in total compensation in 2003 in connection with their employment. Both Mr. Yancy and Mrs. Yancy were compensated comparably to similarly situated employees, and neither of them is one of our executive officers.

    During 2003, a family limited partnership controlled by Mr. Rose entered into a five-year interest rate swap agreement with the Bank to hedge floating rate interest exposure on a loan. Under the swap transaction, which was in the ordinary course of business on terms comparable to what the Bank would offer to non-affiliated parties, the partnership made a payment of $79,779 to the Bank. The Bank offset its exposure on the swap by entering into a mirror-image swap with a non-affiliated counter-party.

    Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Total Shareholder Return Performance Graph shall not be incorporated by reference into any such filings.

                   Total Shareholder Return Performance Graph

    The following graph compares the yearly percentage change in our cumulative total shareholder return with returns based on the Standard and Poor's 500 index and a peer group index, which is described below and in a footnote to the graph. It should be noted that the 'total shareholder return' reflected in the graph is not comparable to the 'total shareholder return' described in the Compensation Committee Report because the former has a different measurement period and it has been adjusted and weighted for the market capitalization of the companies in the peer group, as required by SEC regulations. Our peer group consists of the American Banker Top 50 banking organizations (excluding First Tennessee) as measured by market capitalization as of the end of the most recent fiscal year.

                            TOTAL SHAREHOLDER RETURN
                                  1998 - 2003

                                  [LINE GRAPH]

                                                  1998       1999       2000       2001       2002       2003
                                                  ----       ----       ----       ----       ----       ----
First Tennessee                                   $100       $ 76       $ 81       $ 95       $107       $135
S&P 500                                            100        121        110        143         76         93
American Banker Top 50                             100        110        135        132        116        153

* The graph assumes $100 is invested on December 31, 1998 and dividends are reinvested. Returns are market-capitalization weighted.

    The American Banker Top 50 consists of the following (with First Tennessee excluded): AmSouth Bancorporation, Associated Banc Corp, Bank Hawaii, Banknorth Group, Inc., Banc One Corporation, BankAmerica Corporation, Bank of New York Co., Inc., BOK Financial, Branch Banking and Trust Company, Charter One Financial, Inc., Citigroup Inc., City National Corp., Comerica Incorporated, Commerce Bancorp, Commerce Bancshares, Inc., Compass Bancshares, Inc., Fifth Third Bancorp, First Merit Corp, Fleet Boston Financial Corp., Fulton Financial Corp., Hibernia Corporation, Huntington Bancshares Incorporated, J.P. Morgan Chase & Co., KeyCorp, M & T Bank Corporation, Marshall & Ilsley Corporation, Mellon Financial Corporation, Mercantile Bankshares Corporation, National City Corporation, National Commerce Bancorp, North Fork Bancorporation, Northern Trust Corporation, PNC Financial Services, Popular Inc., Regions Financial Corp, Sky Financial Group, Inc. SouthTrust Corporation, State Street Corporation, SunTrust Banks, Inc., Synovus Financial Corporation, TCF Financial Corp, UnionBanCal Corporation, Union Planters

Corporation, U.S. Bancorp, Valley National Bancorp, Wachovia Corporation, Wells Fargo & Company, Wilmington Trust, and Zions Bancorporation.

            Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934, as amended ('Exchange Act') requires our directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of all forms filed.

    To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the past fiscal year all Section 16(a) filing requirements applicable to our officers and directors were complied with.

                             -------------------

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

                             -------------------


    A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH IS FILED WITH THE SEC, IS AVAILABLE FREE OF CHARGE TO EACH SHAREHOLDER OF RECORD UPON WRITTEN REQUEST TO THE TREASURER, FIRST TENNESSEE NATIONAL CORPORATION, P. O. BOX 84, MEMPHIS, TENNESSEE, 38101. Each such written request must set forth a good faith representation that as of the record date specified in the notice of annual shareholders' meeting the person making the request was a beneficial owner of a security entitled to vote at the annual meeting of shareholders.


    The exhibits to the Annual Report on Form 10-K will also be supplied upon written request to the Treasurer and payment to us of the cost of furnishing the requested exhibit or exhibits. A document containing a list of each exhibit to Form 10-K, as well as a brief description and the cost of furnishing each such exhibit, will accompany the Annual Report on Form 10-K.

                                          BY ORDER OF THE
                                          BOARD OF DIRECTORS

                                          CLYDE A. BILLINGS, JR.
                                          CLYDE A. BILLINGS, JR.
                                          Senior Vice President,
                                          Assistant General Counsel and
                                          Corporate Secretary

March 10, 2004

                                                                      APPENDIX A

                      FIRST TENNESSEE NATIONAL CORPORATION
                         2003 EQUITY COMPENSATION PLAN
                  (AS AMENDED AND RESTATED FEBRUARY 17, 2004)

SECTION 1 -- PURPOSE

    This plan shall be known as the 'First Tennessee National Corporation 2003 Equity Compensation Plan' (the 'Plan'). The purpose of the Plan is to promote the interests of First Tennessee National Corporation, a Tennessee corporation (the 'Company'), and its shareholders by (i) attracting and retaining officers, employees, and non-employee directors of the Company and its Subsidiaries, (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking compensation to the long-term interests of shareholders. With respect to any awards granted under the Plan that are intended to comply with the requirements of 'performance-based compensation' under Section 162(m) of the Code (as defined below), the Plan shall be interpreted in a manner consistent with such requirements.

SECTION 2 -- DEFINITIONS

    As used in the Plan, the following terms shall have the meanings set forth below:

    'AWARD' shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Performance Award granted under the Plan, whether singly or in combination, to a Participant pursuant to such terms, conditions, restrictions and/or limitations, if any, as may be established from time to time.

    'AWARD AGREEMENT' shall mean any written or electronic agreement, contract, notice or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

    'BOARD' shall mean the Board of Directors of the Company.

    'CAUSE' shall mean (i) a Participant's conviction of, or plea of guilty or nolo contendere (or similar plea) to, (A) a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, (B) a felony charge or (C) an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations; (ii) the engaging by a Participant in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act); (iii) a Participant's failure to perform his or her duties to the Company or its Subsidiaries; (iv) a Participant's violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company or any of its Subsidiaries or affiliates is a member; (v) a Participant's violation of any policy of the Company or its Subsidiaries concerning hedging or confidential or proprietary information, or a Participant's material violation of any other policy of the Company or its Subsidiaries as in effect from time to time; (vi) the engaging by a Participant in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or its Subsidiaries; or (vii) the engaging by the Participant in any conduct detrimental to the Company or its Subsidiaries. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion. The Committee shall also have the authority in its sole discretion to waive the consequences under the Plan or any Award Agreement of the existence or occurrence of any of the events, acts or omissions constituting Cause.

    'CHANGE IN CONTROL' shall mean, unless otherwise defined in the applicable Award Agreement, the occurrence of any one of (and shall be deemed to have occurred on the date of the earliest to occur of) the following events:

        (i) individuals who, on January 21, 1997, constitute the Board (the 'Incumbent Directors') cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director

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    subsequent to January 21, 1997, whose election or nomination for election was approved by a vote of at least three-fourths (3/4) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

        (ii) any 'Person' (for purposes of this definition only, as defined under Section 3(a)(9) of the Exchange Act as used in Section 13(d) or
    Section 14(d) of the Exchange Act) is or becomes a 'beneficial owner' (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the 'Company Voting Securities'); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by an employee stock ownership or employee benefit plan or trust sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) hereof);

        (iii) the shareholders of the Company approve a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in the transaction (a 'Business Combination'), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the 'Surviving Corporation'), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the 'Parent Corporation'), is represented by Company Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a 'Non-Qualifying Transaction'); or

        (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets.

Computations required by paragraph (iii) shall be made on and as of the date of shareholder approval and shall be based on reasonable assumptions that will result in the lowest percentage obtainable. Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to have occurred solely because any Person acquires beneficial ownership of more than twenty percent (20%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such Person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such Person, a Change in Control of the Company shall then occur.

    'CODE' shall mean the Internal Revenue Code of 1986, as amended from time to time.

    'COMMITTEE' shall mean a committee of the Board composed solely of not less than two Non-Employee Directors, all of whom shall (i) satisfy the requirements of Rule 16b-3(b)(3) of the Exchange Act, (ii) be

'outside directors' within the meaning of Section 162(m) and (iii) otherwise meet any 'independence' requirements promulgated by any stock exchange on which the shares are listed. The members of the Committee shall be appointed by and serve at the pleasure of the Board.

    'COMPANY' shall mean First Tennessee National Corporation, a Tennessee corporation, and its successors and assigns.

    'COVERED OFFICER' shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a 'covered employee' of the Company within the meaning of Section 162(m); provided, however, that the term 'Covered Officer' shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a 'covered employee' with respect to the current taxable year of the Company, and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a 'covered employee' with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid.

    'DISABILITY' shall mean, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the long-term disability plan then in effect at the Employer employing the Participant at the onset of such total and permanent disability.

    'EMPLOYEE' shall mean an employee of any Employer.

    'EMPLOYER' shall mean the Company or any Subsidiary.

    'EXCHANGE ACT' shall mean the Securities Exchange Act of 1934, as amended from time to time.

    'FAIR MARKET VALUE' with respect to the Shares, shall mean, as of any date,
(i) the mean between the high and low sales prices at which Shares were sold on the New York Stock Exchange, or, if the shares are not listed on the New York Stock Exchange, on any other such exchange on which the Shares are traded, on such date, or, in the absence of reported sales on such date, the mean between the high and low sales prices on the immediately preceding date on which sales were reported, or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined in good faith by the Committee in its sole discretion.

    'NON-EMPLOYEE DIRECTOR' shall mean a member of the Board who is not an Employee.

    'OPTION' shall mean an option to purchase Shares from the Company that is granted under Section 6 or 9 of the Plan and is not intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

    'OPTION PRICE' shall mean the purchase price payable to purchase one Share upon the exercise of an Option.

    'PARTICIPANT' shall mean any Employee, Non-Employee Director or Regional Board Member who receives an Award under the Plan.

    'PERFORMANCE AWARD' shall mean any right granted under Section 8 of the Plan.

    'PERSON' shall mean any individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization, government or political subdivision thereof or other entity.

    'PLAN' shall mean this First Tennessee National Corporation 2003 Equity Compensation Plan.

    'REGIONAL BOARD MEMBER' shall mean any First Tennessee Bank National Association regional board member and any member of the board of directors of any bank subsidiary of the Company, other than First Tennessee Bank National Association, in each case excluding any Employee.

    'RESTRICTED STOCK' shall mean any Share granted under Section 7 or 9 of the Plan.

    'RESTRICTED STOCK UNIT' shall mean any unit granted under Section 7 or 9 of the Plan.

    'RETIREMENT' shall mean, unless otherwise defined in the applicable Award Agreement, the Termination of Employment of a Participant after the Participant has fulfilled all age and service requirements for retirement under the terms of the First Tennessee National Corporation Pension Plan, as amended from time to time.

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    'SEC' shall mean the Securities and Exchange Commission or any successor thereto.

    'SECTION 16' shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

    'SECTION 162(m)' shall mean Section 162(m) of the Code and the rules promulgated thereunder or any successor provision thereto as in effect from time to time.

    'SHARES' shall mean shares of the common stock, $0.625 par value, as adjusted from time to time for stock splits or reverse stock splits, of the Company.

    'STOCK APPRECIATION RIGHT OR SAR' shall mean a right granted under Section 6 or 9 of the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount determined by the Committee, or in the case of an Award granted under Section 9 hereof, by the Board, and specified in an Award Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Fair Market Value on the date of grant.

    'SUBSIDIARY' shall mean any Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

    'SUBSTITUTE AWARDS' shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a Person acquired by the Company or with which the Company or one of its Subsidiaries combines.

    'TERMINATION OF EMPLOYMENT' shall mean the termination of the employee-employer relationship between a Participant and the Employer for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Workforce Reduction or Retirement, but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of the Participant by another Employer;
(ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship; and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by an Employer with the Participant. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for Cause, and all questions of whether particular leaves of absence constitute Terminations of Employment. However, notwithstanding any provision of this Plan, an Employer has an absolute and unrestricted right to terminate an Employee's employment at any time for any reason whatsoever, with or without Cause.

    'WORKFORCE REDUCTION' shall mean any termination of the employee-employer relationship between a Participant and the Employer as a result of the discontinuation by the Company of a business or line of business or a realignment of the Company, or a part thereof, or any other similar type of event, provided that the Committee or the Board has designated such discontinuation, realignment or other event as a 'Workforce Reduction' for purposes of this Plan.

SECTION 3 -- ADMINISTRATION

    (A) Authority of Committee. Except as provided by Section 9 hereof, the Plan shall be administered by the Committee, it being understood that the Board retains the right to make Awards under the Plan. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the timing, terms, and conditions of any Award; (v) accelerate the time at which all or any part of an Award may be settled or exercised; (vi) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;
(viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) amend or modify the terms of any Award after grant; (x) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan subject to the exclusive authority of the Board under
Section 13 hereunder to amend, suspend or terminate the Plan.

    (B) Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including any Employer, any Participant, any holder or beneficiary of any Award, any Employee, any Non-Employee Director and any Regional Board Member.

    (C) Action by the Committee. Except as otherwise provided by the Board, the provisions of this Section 3(C) shall apply to the Committee. The Committee shall select one of its members as its chairperson and shall hold its meetings at such times and places and in such manner as it may determine. A majority of its members shall constitute a quorum. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and may make such rules and regulations for the conduct of its business, as it shall deem advisable.

    (D) Delegation. Subject to the terms of the Plan, the Board or the Committee may, to the extent permitted by law, delegate to (i) a subcommittee of the Committee, (ii) one or more officers or managers of an Employer or (iii) a committee of such officers or managers, the authority, subject to such terms and limitations as the Board or the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to or to alter, discontinue, suspend, or terminate Awards held by, Participants who are not officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to Section 16, and who are not Covered Officers.

    (E) Indemnification. No member of the Board or the Committee or any Employee (each such person a 'Covered Person') shall have any liability to any person (including any grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys' fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Covered Person, with the Company's approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company's choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person's bad faith, fraud or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company's Restated Charter or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

SECTION 4 -- SHARES AVAILABLE FOR AWARDS

    (A) Shares Available. Subject to the provisions of Section 4(B) hereof, the stock to be subject to Awards under the Plan shall be Shares and the maximum number of Shares which may be issued with respect to Awards shall be 4,000,000, of which no more than 1,300,000 shall be issued with respect to Awards other than Options. If, after the effective date of the Plan, any Shares covered by an Award granted under this Plan, or to which such an Award relates, are forfeited, or if such an Award is settled for cash or otherwise terminates, expires unexercised, or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares which may be issued with respect to Awards, to the extent of any such settlement, forfeiture, termination, expiration, or cancellation, shall again become Shares which may be issued with respect to Awards. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares by the Participant or in the event that withholding tax liabilities arising from such Award are satisfied by the withholding of Shares by the Company from the total number of Shares that otherwise would have been delivered to the Participant, the number of Shares which may be issued with respect to Awards shall be increased by the number of Shares so surrendered or withheld. Notwithstanding the foregoing and subject to adjustment as provided in Section 4(B) hereof, the number of Shares with respect to which Options and SARs may be granted to any one Participant in any one calendar year shall be no more than 500,000 Shares.

    (B) Adjustments. The number of Shares covered by each outstanding Award, the number of Shares available for Awards, the number of Shares that may be subject to Awards to any one Participant, and the price per Share covered by each such outstanding Award shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Shares, and may be proportionately adjusted, as determined in the sole discretion of the Board, for any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company or to reflect any distributions to holders of Shares other than regular cash dividends. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. After any adjustment made pursuant to this paragraph, the number of Shares subject to each outstanding Award shall be rounded to the nearest whole number.

    (C) Substitute Awards. Any Shares issued by the Company as Substitute Awards shall not reduce the Shares available for Awards under the Plan.

    (D) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.

SECTION 5 -- ELIGIBILITY

    Any Employee (including any officer or employee-director of an Employer), Non-Employee Director or Regional Board Member shall be eligible to be designated a Participant; provided, however, that Non-Employee Directors shall only be eligible to receive Awards granted pursuant to Section 9 hereof.

SECTION 6 -- STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

    (A) Grant. Except as provided by Sections 3 and 9 hereof, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each Award, the exercise price and the conditions and limitations applicable to the exercise of Options and SARs. A person who has been granted an Option or SAR under this Plan may be granted additional Options or SARs under the Plan if the Committee shall so determine.

    (B) Option Price. The Committee, in its sole discretion, shall establish the Option Price at the time each Option is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than 100% of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option. Notwithstanding the prior sentence, the Option Price of an Option may be less than 100% of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option if (i) the grantee of the Option has entered into an agreement with the Company pursuant to which the grant of the Option is in lieu of the payment of compensation and (ii) the amount of such compensation when added to the Option Price of the Option equals at least 100% of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option. Notwithstanding the foregoing and except as provided by Sections 4(B) and 13(C) hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options to reduce the Option Price of

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such Options, or (ii) cancel such Options and grant substitute Options with a lower Option Price than the cancelled Options, without shareholder approval.

    (C) Term. Subject to the Committee's authority under Section 3(A) hereof, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of ten (10) years from the date such Option was granted.

    (D) Transfer Restrictions. Except as otherwise provided in this Section 6(D), no Option shall be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, hedged or disposed of, in any manner, whether voluntarily or involuntarily, including by operation of law (other than by will or the laws of descent and distribution). The Committee may in its discretion permit the transfer of an Option by a Participant to or for the benefit of the Participant's Immediate Family (including, without limitation, to a trust for the benefit of the Participant's Immediate Family or to a partnership or limited liability company for one or more members of the Participant's Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The foregoing right to transfer the Option shall apply to the right to consent to amendments to any Award Agreement evidencing such Option and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option. For purposes of this paragraph, the term 'Immediate Family' shall mean the Participant's spouse, parents, children, stepchildren, adopted relations, sisters, brothers, grandchildren and step-grandchildren.

    (E) Exercise.

        (i) Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine.

        (ii) The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws, as determined by the Committee in its sole discretion.

        (iii) An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at said office of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised.

        (iv) Payment of the Option Price shall be made in cash or cash equivalents, or, at the discretion of the Committee, (i) by tendering, either by way of actual delivery of Shares or attestation, whole Shares that have been owned by the Option holder for not less than six (6) months, if acquired directly from the Company, or that have been owned for any period of time, if acquired on the open market, prior to the date of exercise, valued at the Fair Market Value of such Shares on the date of exercise, together with any applicable withholding taxes, (ii) by a combination of such cash (or cash equivalents) and such Shares or (iii) by such other method of exercise as may be permitted from time to time by the Committee; provided, however, that the optionee shall not be entitled to tender Shares pursuant to successive, substantially simultaneous exercises of an Option or any other stock option of the Company. Subject to applicable securities laws and at the discretion of the Committee, an Option may also be exercised by delivering a notice of exercise of the Option and simultaneously selling the Shares thereby acquired, pursuant to a brokerage or similar agreement or program approved in advance by the Committee. Until the optionee has been issued the Shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such Shares and shall not be entitled to any dividend or distribution the record date of which is prior to the date of issuance of such Shares. At the

    Committee's discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares, or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

        (v) Notwithstanding anything in this Plan to the contrary, a Participant shall be required to pay to the Company an amount equal to the spread realized in connection with the Participant's exercise of an Option within six months prior to such Participant's termination of employment by resignation in the event that such Participant, within six months following such Participant's termination of employment by resignation, engages directly or indirectly in any activity determined by the Committee, in its sole discretion, to be competitive with any activity of the Company or any of its Subsidiaries. This subsection (v) shall be void and of no legal effect upon a Change in Control.

SECTION 7 -- RESTRICTED STOCK AND RESTRICTED STOCK UNITS

    (A) Grant.

        (i) Except as provided by Sections 3 and 9 hereof, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Stock and Restricted Stock Units shall be granted, the number of shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Stock and Restricted Stock Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

        (ii) Each Restricted Stock or Restricted Stock Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the agreement containing the terms of such Restricted Stock or Restricted Stock Unit Award. Such agreement shall set forth a period of time during which the grantee must remain in the continuous employment of one or more Employers in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Stock or Restricted Stock Unit Award. The agreement may also, in the discretion of the Committee, set forth performance or other conditions that, if satisfied, will result in the lapsing of any applicable forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Stock and Restricted Stock Unit Awards.

    (B) Delivery of Shares and Transfer Restrictions. The Company may implement the grant of a Restricted Stock Award by (i) book-entry issuance of Shares to the Participant in an account maintained by the Company at its transfer agent or
(ii) delivery of certificates for Shares to the Participant who must execute appropriate stock powers in blank and return the certificates and stock powers to the Company. Such certificates and stock powers shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and the certificate shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. Unless otherwise determined by the Committee, the grantee shall have all rights of a shareholder with respect to the shares of Restricted Stock, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions: (i) in the case of certificated Shares, the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, hedged or disposed of, in any manner, whether voluntarily or involuntarily, including by operation of law (other than by will or the laws of descent and distribution) until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; and
(iii) except as otherwise determined by the Committee, all of the Shares shall be forfeited and all rights of the grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of one or more Employers

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for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Stock Award are met. Any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Shares subject to Restricted Stock Awards shall be subject to the same restrictions, terms and conditions as such Restricted Stock.

    (C) Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Stock Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Stock Award or in the Plan shall lapse as to the restricted Shares subject thereto, and, if certificated, a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend imposed thereon by the Committee as described in the second sentence of Subsection (B) of this Section 7, shall be delivered to the Participant or the Participant's beneficiary or estate, as the case may be.

    (D) Payment of Restricted Stock Units. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. The Committee may, in its sole and absolute discretion, credit Participants with dividend equivalents on any Restricted Stock Units credited to the Participant's account at the time of any payment of dividends to shareholders on Shares. The amount of any such dividend equivalents shall equal the amount that would have been payable to the Participant as a shareholder in respect of a number of Shares equal to the number of Restricted Stock Units then credited to him. Any such dividend equivalents shall be credited to the Participant's account as of the date on which such dividend would have been payable and shall be converted into additional Restricted Stock Units based upon the Fair Market Value of a Share on the date of such crediting. Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, hedged or disposed of, in any manner, whether voluntarily or involuntarily, including by operation of law (other than by will or the laws of descent and distribution) until the expiration of the applicable restricted period and the fulfillment of any other restrictive conditions relating to the Restricted Stock Unit Award. Except as otherwise determined by the Committee, all Restricted Stock Units and all rights of the grantee to such Restricted Stock Units shall terminate, without further obligation on the part of the Company, unless the grantee remains in continuous employment of one or more Employers for the entire restricted period in relation to which such Restricted Stock Units were granted and unless any other restrictive conditions relating to the Restricted Stock Unit Award are met.

SECTION 8 -- PERFORMANCE AWARDS

    (A) Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash and/or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine. The Committee may, in its sole and absolute discretion, designate whether any Performance Award being granted to any Participant is intended to be 'performance-based compensation' as that term is used in Section 162(m). Any Performance Awards designated by the Committee as 'performance-based compensation' shall be subject to the terms and provisions of Section 10 hereof.

    (B) Terms and Conditions. Subject to the terms of the Plan, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may change specific provisions of the Performance Award, provided, however, that such change may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the change.

    (C) Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. If a Participant ceases to be employed by any Employer during a performance period because of death, Disability, Retirement or other circumstance in which the Committee

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in its discretion finds that a waiver would be appropriate, that Participant, as determined by the Committee, may be entitled to a payment of a Performance
Award, or a portion thereof, at the end of the performance period; provided, however, that the Committee may provide for an earlier payment in settlement of such Performance Award in such amount and under such terms and conditions as the Committee deems appropriate or desirable. Unless otherwise determined by the Committee, Termination of Employment prior to the end of any performance period will result in the forfeiture of the Performance Award, and no payments will be made. A Participant's rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, hedged or disposed of in any manner, whether voluntarily or involuntarily, including by operation of law (other than by will or the laws of descent and distribution).

SECTION 9 -- NON-EMPLOYEE DIRECTOR AWARDS

    The Board may provide that all or a portion of a Non-Employee Director's annual retainer and/or meeting fees, or other forms of compensation, be payable (either automatically or at the election of a Non-Employee Director) in the form of Options, SARs, Restricted Stock or Restricted Stock Units. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director's service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

SECTION 10 -- PROVISIONS APPLICABLE TO COVERED OFFICERS AND PERFORMANCE-BASED AWARDS

Notwithstanding anything in the Plan to the contrary, unless the Committee determines otherwise, all performance-based Restricted Stock Awards, Restricted Stock Unit Awards or Performance Awards shall be subject to the terms and provisions of this Section 10.

    (A) Restricted Stock Awards, Restricted Stock Unit Awards and Performance Awards to Covered Officers shall vest or become exercisable upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 10, performance goals shall be limited to one or a combination of the following Employer, operating unit, division, line of business, department, team or business unit financial performance measures: stock price; dividends; total shareholder return; earnings per share; price/earnings ratio; market capitalization; book value; revenues; expenses; loans; deposits; non-interest income; net interest income; fee income; operating income before or after taxes; net income before or after taxes; net income before securities transactions; net or operating income excluding non-recurring charges; return on assets; return on equity; return on capital; cash flow; credit quality; service quality; market share; customer retention; efficiency ratio; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; and, except in the case of a Covered Officer, any other performance criteria established by the Committee. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company (consolidated or unconsolidated) and/or the past or current performance of other companies, the performance of other companies over one or more years or an index of the performance of other companies, markets or economic metrics over one or more years, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders' equity and/or Shares outstanding, or to assets or net assets.

    (B) The maximum annual number of Shares in respect of which all performance-based Restricted Stock Awards, Restricted Stock Unit Awards and Performance Awards may be granted to a Participant under the Plan is 100,000 and the maximum annual amount of any Awards settled in cash to a Participant under the Plan is $4,000,000.

    (C) To the extent necessary to comply with Section 162(m), with respect to performance-based Restricted Stock Awards, Restricted Stock Unit Awards and Performance Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m)), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and
(3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

SECTION 11 -- TERMINATION OF EMPLOYMENT

    The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a Termination of Employment and shall provide such terms in the Award Agreement. Notwithstanding the foregoing and subject to the limitation contained in the last sentence of
Section 6(c) hereof, upon the Termination of Employment as a result of a Workforce Reduction of an Employee who has received an Award of Options, such Options shall expire on the date specified by the Committee at the time of the Termination of Employment, not to exceed five (5) years after the date of such Termination of Employment.

SECTION 12 -- CHANGE IN CONTROL

    Upon a Change in Control, all outstanding Awards shall vest, become immediately exercisable or payable or have all restrictions lifted, as the case may be.

SECTION 13 -- AMENDMENT, SUSPENSION AND TERMINATION

    (A) Termination, Suspension or Amendment of the Plan. The Board may amend, alter, modify, suspend, discontinue, or terminate the Plan or any portion thereof at any time, except that the Board shall not amend the Plan in violation of law. No such amendment, alteration, modification, suspension, discontinuation or termination shall materially and adversely affect any right acquired by any Participant or beneficiary of a Participant under the terms of an Award granted before the date of such amendment, alteration, modification, suspension, discontinuation or termination, unless such Participant or beneficiary shall consent.

    (B) Termination, Suspension or Amendment of Awards. Subject to the restrictions of Section 6(B) hereof, the Committee may waive any conditions or rights under, amend any terms of, or modify, alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, modification, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary; provided, however, that it shall be conclusively presumed that any adjustment for changes in capitalization as provided in Section 4 hereof does not materially and adversely affect any such rights.

    (C) Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(B) hereof) affecting the Company, any Subsidiary, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee is required to make such adjustments pursuant to section 4(B) hereof or whenever the Board, in its sole discretion, determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, with respect to Awards intended to comply with Section 162(m), no such adjustment shall be authorized to the extent that such authority would be inconsistent with having either the Plan or any Awards granted hereunder meeting the requirements of Section 162(m).

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SECTION 14 -- GENERAL PROVISIONS

    (A) Dividend Equivalents. In the sole and complete discretion of the Committee, an Award (other than an Option) may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee's discretion, accrue interest, be reinvested into additional Shares, or in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award. The total number of Shares available for Awards under Section 4 hereof shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance Awards.

    (B) No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Non-Employee Directors, Regional Board Members or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

    (C) Share Certificates. All certificates for Shares or other securities of the Company or any Subsidiary delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal, state or foreign laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

    (D) Withholding. A Participant may be required to pay to an Employer, and each Employer shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

    (E) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall specify the terms and conditions of the Award and any rules applicable thereto. An Award shall be effective only upon delivery to a Participant, either electronically or by paper means, of an Award Agreement. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail.

    (F) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Stock, Shares and other types of Awards provided for hereunder.

    (G) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of any Employer. Further, an Employer may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

    (H) No Rights as Shareholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until such Shares are issued to such Participant, holder or beneficiary and shall not be entitled to any dividend or distribution the record date of which is prior to the date of such issuance.

    (I) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to the conflict of law principles thereof.

    (J) Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be, invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

    (K) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal or non-U.S. securities laws and any other laws to which such offer, if made, would be subject.

    (L) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

    (M) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

    (N) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

    (O) Binding Effect. The terms of the Plan shall be binding upon the Company and its successors and assigns and the Participants and their legal representatives, and shall bind any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations hereunder, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

    (P) No Third Party Beneficiaries. Except as expressly provided herein or therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of any Award any rights or remedies hereunder or thereunder. The exculpation and indemnification provisions of
Section 3(E) shall inure to the benefit of a Covered Person's estate and beneficiaries and legatees.

    (Q) Additional Transfer Restrictions. No transfer or an Award by a grantee by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

SECTION 15 -- TERM OF THE PLAN

    (A) Effective Date. The Plan shall be effective as of the date it has been approved by the Company's shareholders (the 'Effective Date').

    (B) Expiration Date. No new Awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, modify, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

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                                                                      APPENDIX B

                      FIRST TENNESSEE NATIONAL CORPORATION
                        CORPORATE GOVERNANCE GUIDELINES
                    (AMENDED AND RESTATED JANUARY 20, 2004)

I. INTRODUCTION


    The Board, on the recommendation of its Human Resources Committee (which was acting as the Company's corporate governance committee prior to the establishment by the Board of a separate Nominating and Corporate Governance Committee in January of 2004), has developed and adopted a set of corporate governance principles to provide directors with guidance as to their legal accountabilities, to promote the functioning of the Board and its committees and to set forth a common set of expectations as to how the Board should perform its functions. The Board's role is to oversee management, and it retains the decisive voice on certain major corporate actions. The following principles include existing policies, procedures and practices of the Company, many of which have been in place or evolved over a number of years.


    Nine functions have been identified as central to the role and function of the Board or its committees. These functions are as follows:

          Oversight of the conduct of the business.

          Selection, evaluation, compensation and succession of Chief Executive Officer and other executive officers, and the periodic review of personnel policies.

          Approval of major corporate plans and strategies, policies, decisions, contracts (including certain acquisitions and divestitures) and other actions legally required of the Board or, in the determination of the Board, appropriate for its consideration.

          Selection, compensation, and tenure of members of the Board and Board meeting guidelines.

          Establishment of Board committees, their duties and membership.

          Oversight of financial performance and condition.

          Oversight of corporate legal and ethical conduct.

          Requirement of appropriate flow of information from management to the Board for the purpose of keeping Board informed and providing an appropriate basis for decision-making.

          Performance of such other functions as may be prescribed by law or assigned to the Board under the Charter, Bylaws or other appropriate document.

    It is recognized that the role and many of the functions of the Board are evolving and may in the future be altered to reflect changes that occur, such as in the Company's culture, management style, size, industry and applicable legal and regulatory environment.

II. BOARD COMPOSITION

    The composition of the Board should balance the following goals:

          A majority of the Board will consist of directors who are 'independent' under the listing standards of the New York Stock Exchange, Inc.

          The composition of the Board should encompass a broad range of skills, expertise, industry knowledge, diversity and contacts relevant to the Company's business.

          The size of the Board should facilitate substantive discussions of the whole Board in which each director can participate meaningfully.

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III. SELECTION OF CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

    The Board is free to select its Chairman and the Company's Chief Executive Officer in the manner it considers in the best interests of the Company at any given point in time. These positions may be filled by one individual or by two different individuals. Generally, it has been our practice to consolidate these positions because the Board believes that this facilitates the execution of the Company's strategy.

IV. SELECTION OF DIRECTORS

    Nominations. The Board is responsible for selecting the nominees for election to the Company's Board of Directors. The Company's Nominating and Corporate Governance Committee is responsible, with input from the Chairman of the Board and the Chief Executive Officer, for recommending to the Board nominees for the class of directors whose term expires at the next annual meeting of the shareholders or one or more nominees to fill vacancies occurring between annual meetings of shareholders. The Nominating and Corporate Governance Committee will discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the Nominating and Corporate Governance Committee wants to seriously consider and move toward nomination, the Chairman of the Board, the Chief Executive Officer and/or other directors as the Nominating and Corporate Governance Committee determines will enter into a discussion with that nominee. The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders, and any such nominee is given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election may do so by submitting in writing such nominees' names in compliance with the procedures and along with the other information required by the Company's By-laws, to the Chairperson of the Nominating and Corporate Governance Committee, in care of the Corporate Secretary.

    Criteria. The Board should, based on the recommendation of the Nominating and Corporate Governance Committee, select new nominees for the position of independent director considering the following criteria:

          Personal qualities and characteristics, experience, accomplishments and reputation in the business community.

          Current knowledge and contacts in the communities in which the Company does business and in the Company's industry or other industries relevant to the Company's business.

          Diversity of viewpoints, background, experience and other demographics.

          Ability and willingness to commit adequate time to Board and committee matters.

          The fit of the individual's skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to its duties and responsibilities.

    The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Nominating and Corporate Governance Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors.

    Invitation. The invitation to join the Board should be extended by the Board itself via the Chairman of the Board and the Chief Executive Officer of the Company, together with an independent director.

    Orientation and Continuing Education. Management, working with the Board, will provide an orientation process for new directors, including background material on the Company, its business plan and its risk profile, and meetings with senior management. Periodically, management should prepare additional materials or educational sessions for the directors on matters relevant to the Company, its business plan and risk profile.

V. BOARD TENURE

    The Board does not believe it should establish term limits, but believes it is important to monitor overall Board performance. A director who would be age 65 or older at the time of election shall not stand for re-election. In addition, to maintain a Board of active business and professional persons, directors leaving the

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occupation or position held at their last election (by retirement or otherwise)
will be expected to tender their resignation for consideration at the next regularly scheduled meeting of the Board. A resignation will be accepted unless the Board in its judgment determines the director has assumed another position deemed to be appropriate, or the director is so engaged in a specific project for the Board as to make the resignation detrimental to the Company, or it is beneficial to the Board and in the best interests of the Company for the director to continue for such period of time as the Board deems appropriate.

VI. BOARD AND COMMITTEE MEETINGS

    The Board currently plans at least four meetings each year, with further meetings to occur (or action to be taken by unanimous written consent) at the discretion of the Board or Chairman of the Board. The committees have their own meeting schedules appropriate for the accomplishment of the duties assigned to them, which include meetings held on the day before or the day of the Board meeting and at such other times as the committee shall determine.

    The agenda for each Board meeting will be developed by the Chairman of the Board in conjunction with the Office of the Corporate Secretary. In addition, at each regularly scheduled Board meeting, the Chairman will solicit agenda items for the upcoming meeting from the directors. Management will seek to provide to all directors an agenda and appropriate materials in advance of meetings, although the Board recognizes that this will not always be consistent with the timing of transactions and the operations of the business and that in certain cases it may not be possible.

    Materials presented to the Board or its committees should be as concise as possible, while still providing the desired information needed for the directors to make an informed judgment.

VII. EXECUTIVE SESSIONS

    To ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors will meet in regularly scheduled executive sessions and as often as the Board shall request, with no members of management present. In addition, if any non-management directors are not 'independent' under NYSE listing standards, the independent, non-management directors will meet in executive session at least once a year. The Chairperson of the Nominating and Corporate Governance Committee will preside at the executive sessions, and his or her name will be disclosed in the Company's annual proxy statement to facilitate communication by employees and shareholders directly with the non-management directors.

VIII. THE COMMITTEES OF THE BOARD

    The Company shall have an Executive Committee and at least the committees required by the rules of the New York Stock Exchange, Inc. Currently, these are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which must have a written charter satisfying the rules of the New York Stock Exchange, Inc.

    All directors, whether members of a committee or not, are invited to make suggestions to a committee chairperson for additions to the agenda of his or her committee or to request that an item from a committee agenda be considered by the Board. Each committee chairperson will give a periodic report of committee activities to the Board.

    Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be composed of at least three directors who are not officers or employees of the Company, who the Board has determined are 'independent' under the listing standards of the New York Stock Exchange, Inc. The required qualifications for the members of each committee shall be set out in the respective committees' charters. A director may serve on more than one committee for which he or she qualifies.

IX. MANAGEMENT SUCCESSION

    At least annually, the Board shall review and concur in a succession plan, developed by management, addressing the policies and principles for selecting a successor to the Chief Executive Officer, both in an

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emergency situation and in the ordinary course of business. The succession plan should include an assessment of the experience, performance, skills and planned career paths for possible successors to the Chief Executive Officer.

X. EXECUTIVE COMPENSATION

    The Board, acting through the Compensation Committee, evaluates the performance of the Chairman and Chief Executive Officer and the Company against Company strategic and annual goals and the provisions of the incumbent's annual personal plan, and has the sole authority to determine the compensation of the Chairman and Chief Executive Officer, which is based on corporate performance, achievement of personal plan objectives and competitive practices within the banking and financial services industry.

    The Board, acting through the Compensation Committee and upon the recommendation of the Chief Executive Officer, evaluates the performance of all other executive officers and approves the compensation of such officers.

XI. BOARD COMPENSATION

    The Board should conduct a review at least once every 3 years of the components and amount of Board compensation in relation to other similarly situated companies. Board compensation should be consistent with market practices but should not be set at a level that would call into question the Board's objectivity. The Nominating and Corporate Governance Committee will make a recommendation to the Board based on the foregoing factors.

XII. EXPECTATIONS OF DIRECTORS

    The nine functions that are central to the role of the Board, are identified in Section I above. In performing their duties, the primary responsibility of the directors is to exercise their business judgment in good faith and the best interest of the Company. The Board has developed a number of specific expectations of directors to promote the discharge of this responsibility and the efficient conduct of the Board's business.

    Commitment and Attendance. All directors should make every effort to attend every meeting of the Board and every meeting of committees of the Board of which they are members. Members may attend by telephone to mitigate conflicts.

    Participation in Meetings. Each director should be sufficiently familiar with the business and strategy of the Company, including its financial statements and capital structure, and the risks and competition it faces, to facilitate active and effective participation in the deliberations of the Board and of each committee on which he or she serves. Upon request, management will make appropriate personnel available to answer any questions a director may have about any aspect of the Company's business. Directors should also review the materials provided by management and advisers in advance of the meetings of the Board and its committees and should arrive prepared to discuss the issues presented.

    Loyalty and Ethics. In their roles as directors, all directors owe a duty of loyalty to the Company. This duty of loyalty mandates that the best interests of the Company take precedence over any interests possessed by a director. The Company has adopted a Code of Business Conduct and Ethics, including a compliance program to enforce the Code. Certain portions of the Code deal with activities of directors, particularly with respect to transactions in securities of the Company, potential conflicts of interest, the taking of corporate opportunities for personal use, and competing with the Company. Directors should be familiar with the Code's provisions in these areas and should consult with the Company's counsel in the event of any issues.

    Other Directorships. The Company values the experience directors bring from other boards on which they serve, but recognizes that those boards may also present demands on a director's time and availability and may present conflicts or legal issues. Non-employee directors should advise the Chairman of the Board and employee directors should advise the Chairperson of the Nominating and Corporate Governance

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Committee before accepting any new directorship or officer position with an entity not affiliated with the Company.

    Contact with Management. All directors are invited to contact the Chief Executive Officer at any time to discuss any aspect of the Company's business. Directors also have complete access to other members of management. The Board expects that there will frequent opportunities for directors to meet with the Chief Executive Officer and other members of management in Board and committee meetings or in other formal or informal settings. The Board encourages management to, from time to time, bring managers into Board meetings who
(a) can provide additional insight into items being discussed because of personal involvement and substantial knowledge in those areas, and/or (b) are managers with future potential that the senior management believes should be given exposure to the Board.

    Contact with other Constituencies. It is important that the Company speak to employees and outside constituencies with a single voice and that management serve as the primary spokesperson for the Company.

    Confidentiality. The proceedings and deliberations of the Board and its committees are confidential. Each director shall maintain the confidentiality of information received in connection with his or her service as a director.

XIII. EVALUATING BOARD PERFORMANCE

    The Board, acting through the Nominating and Corporate Governance Committee, should conduct a self-evaluation at least annually to determine whether it is functioning effectively. The Nominating and Corporate Governance Committee will periodically consider the mix of skills and experience that directors bring to the Board to assess whether the Board has the necessary tools to perform its oversight function effectively. Each committee of the Board should also conduct a self-evaluation at least annually and report the results to the Board acting through the Nominating and Corporate Governance Committee. Each committee's evaluation must compare the performance of the committee with the requirements of its written charter, if any.

XIV. RELIANCE ON MANAGEMENT AND OUTSIDE ADVICE

    In performing its functions, the Board is entitled to rely on the advice, reports and opinions of management, counsel, accountants, auditors and other expert advisers. The Board shall have the authority to retain and approve the fees and retention terms of its outside advisers. In performing their functions, the Committees of the Board may hire consultants to aid in their evaluations, determinations, and recommendations as they deem appropriate.

XV. SHAREHOLDER COMMUNICATION WITH THE BOARD

    Shareholders desiring to communicate with the Board of Directors on matters other than Section IV above should submit their communication in writing to the Chairperson of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, First Tennessee National Corporation, 165 Madison Avenue, Memphis, Tennessee 38103 and identify themselves as a shareholder. The Corporate Secretary will forward all such communications to the Chairperson for a determination as to how to proceed.

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                                                                      APPENDIX C

                            AUDIT COMMITTEE CHARTER
                      FIRST TENNESSEE NATIONAL CORPORATION
      (AS AMENDED AND RESTATED JANUARY 20, 2004, EFFECTIVE MARCH 31, 2004)

                  Establishment and Purposes of the Committee

    Acting pursuant to Tennessee Code Annotated Section 48-18-206,
Article 11(b)(8) of the Corporation's restated charter, as amended, and
Section 3.5 of the Corporation's bylaws, as amended, the Board of Directors of First Tennessee National Corporation hereby creates the Audit Committee (the 'Committee') of the Board of Directors, which shall: (1) assist the Board of Directors in its oversight of (a) the Corporation's accounting and financial reporting principles and policies and internal audit controls and procedures,
(b) the integrity of the Corporation's financial statements, (c) the Corporation's compliance with legal and regulatory requirements, (d) the independent auditor's qualifications and independence, and (e) the performance of the independent auditor and Corporation's internal audit function; and
(2) prepare the report to be included in the Corporation's annual proxy statement pursuant to the proxy rules of the Securities and Exchange Commission ('SEC').

    The function of the Committee is oversight. Management of the Corporation is responsible for preparation, presentation and integrity of the Corporation's financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations, and the internal auditor is responsible for testing such internal controls and procedures. The independent auditor is responsible for planning and carrying out a proper audit of the Corporation's annual financial statements, reviews of the Corporation's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. It is recognized that, in fulfilling their responsibilities hereunder, members of the Committee are not full-time employees of the Corporation and are not, and do not represent themselves to be, performing the functions of accountants or auditors . As such, it is not the duty or responsibility of the Committee or its members to conduct 'field work' or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (1) the integrity of those persons and organizations within and outside the Corporation from which it receives information, (2) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (3) the representations made by management as to any non-audit services provided by the independent auditor to the Corporation. Further, in fulfilling their responsibilities hereunder, the members of the Committee will incorporate the use of reasonable materiality standards, including the size of the Corporation and the nature, scope and risks of the activities conducted.

    The independent auditor for the Corporation is accountable to the Committee as representatives of the shareholders and must report directly to the Committee. The Committee has the authority and responsibility directly to appoint (subject, if applicable, to shareholder ratification), retain, compensate, evaluate and terminate the Corporation's independent auditor and to oversee the work of such independent auditor.

    The independent auditor shall submit to the Committee annually a formal written statement (the 'Auditor's Statement') describing: the independent auditor's internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with such issues; and (to assess the independent auditor's independence) all relationships between the independent auditor and the Corporation addressing each non-audit service provided to the Corporation and at least the matters set forth in Independence Standards Board Standard No. 1.

    The independent auditor shall submit to the Committee annually a formal written statement of the aggregate fees billed for each of the last two fiscal years for professional services rendered by the independent auditor in the following categories (as defined by the rules of the SEC): audit, audit-related, tax and all other services.

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                      Qualifications of Committee Members

    The Committee shall consist of at least three members appointed annually by a majority of the entire Board on the recommendation of the Human Resources Committee of the Board of Directors, acting in its capacity as the nominating committee. Members shall be directors who meet the independence and experience requirements of the NYSE and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder. Under these requirements as currently adopted, the Board must determine:

          that each member has no material relationship, either direct or indirect, with the Corporation;

          that each member is financially literate, or shall become financially literate within a reasonable period of time after his or her appointment to the Committee; and

          that at least one of the members has accounting or related financial management expertise,

as such requirements are interpreted by the Board of Directors in the exercise of its business judgment. Members may be replaced by the Board.

    No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to serve effectively on the Committee, and discloses this determination in the Corporation's annual proxy statement. No member of the Committee may be an affiliated person (as such term is defined in SEC
Rule 10A-3, including any exceptions or exemptions permitted thereby) of the Corporation or any subsidiary thereof or may receive any compensation from the Corporation other than (i) director's fees, which may be received in cash, stock options or other in-kind consideration ordinarily available to directors;
(ii) a pension or other deferred compensation for prior service that is not contingent on future service; and (iii) any other regular benefits that other directors receive; provided, however, that notwithstanding the foregoing, it shall be permissible for Committee members to receive those types of compensation permitted by the rules of the SEC and the NYSE regarding the independence of audit committee members.

                           Operation of the Committee

    Meetings shall be held at least four times yearly, or more frequently if circumstances dictate, and may be called at any time by the Committee Chairperson or by any two members of the Committee upon written or oral notice to a majority of the members of the Committee prior to the meeting. A quorum shall consist of a majority of the members and the vote of a majority of the members present at a meeting at which a quorum is present shall be the act of the Committee. Proceedings of the Committee over the signature of a member in attendance shall be recorded in a minute book and reflect the names of those in attendance. The Chairperson of the Committee, or acting Chairperson of the meeting, will present a report of Committee activities to the full Board of Directors at its next regularly scheduled meeting. The Secretary of the Board will permanently maintain the minutes of Committee meetings. Meetings may be held jointly with a similar committee of First Tennessee Bank National Association ('Bank') if either the members of the Bank's committee and the members of this Committee are identical or all of the members of the Bank's committee would meet the eligibility requirements of the NYSE,
Section 10A(m)(3) and the rules of the SEC, including any exceptions permitted thereby. The Committee may, in its discretion, delegate all or a portion of its authority and duties to a subcommittee of the Committee, and may delegate to the Chairperson the authority to grant pre-approvals of audit and permitted non-audit services as provided herein, provided that the decisions of such Chairperson to grant pre-approvals shall be presented to the full Committee at its next regularly scheduled meeting.

    The Committee shall have unrestricted access to Corporation personnel and documents. The Committee will be given the resources and authority appropriate to discharge its duties and responsibilities, including (i) the authority to retain and compensate special or independent counsel, accountants or other experts or consultants to advise the Committee, without seeking approval of the Board or management, and (ii) appropriate funding, as determined by the Committee, for payment of compensation to such counsel, accountants or other experts and consultants. The Committee may request any officer or employee of the Corporation or of the Corporation's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. It will be the responsibility of

                                      C-2


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the Committee to maintain free and open means of communication between the directors and management of the Corporation. The Committee shall meet separately periodically with management, the internal auditor, and the independent auditor in separate executive sessions to discuss any matters that the Committee or any of these persons or firms believes should be discussed privately.

                  Duties and Responsibilities of the Committee

    The Committee is hereby delegated full authority with respect to the following matters and such additional matters as may be provided in the bylaws of the Corporation or as the Board of Directors may from time to time by resolution adopted by a majority of the entire Board specify:

    1. with respect to the independent auditor,

       a. directly appoint (subject, if applicable, to shareholder ratification), retain, compensate, oversee the work of, evaluate and terminate the independent auditor.

       b. adopt a policy for the Corporation regarding preapproval of all audit and non-audit engagement fees and terms and approve, in advance, all such fees and terms in accordance with such policy.

       c. ensure that the independent auditor prepares and delivers annually an Auditor's Statement (it being understood that the independent auditor is responsible for the accuracy and completeness of this Statement) and consider such Auditor's Statement in assessing the independence of the independent auditor.

       d. ensure that the independent auditor timely reports on all critical accounting policies and practices to be used; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

       e. review and evaluate the qualifications, performance and independence of the lead partner of the independent auditor.

       f. discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner, and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself.

       g. instruct the independent auditor that the independent auditor is ultimately accountable to the Committee as representatives of the shareholders.

    2. with respect to the internal audit department,

       a. make recommendations to the Board concerning the appointment and removal of the Corporation's internal auditor and approve the salary and annual bonus of the internal auditor.

       b. advise the internal auditor that he or she is expected to provide the Committee summaries of and, as appropriate, significant reports to management prepared by the internal audit department and management's responses thereto.

       c. approve the charter of the internal audit department and all significant changes thereto.

    3. with respect to financial reporting principles and policies and internal audit controls and procedures,

       a. advise management, the internal auditor and the independent auditor that each is expected to provide to the Committee a timely analysis of significant financial reporting issues and practices.

       b. consider any reports or communications (and management's and/or the internal auditor's responses thereto) submitted to the Committee by the independent auditor required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented.

       c. meet with management, the independent auditor and, if appropriate, the internal auditor (i) to discuss the scope of the annual audit; the audited financial statements and quarterly financial statements; any significant matters arising from any audit, including any audit problems or difficulties and management's response thereto; any significant matters arising from changes to the Corporation's auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the independent auditor, the internal auditor or management; any major issues regarding accounting principles and financial statement presentations; any major issues as to the adequacy of the Corporation's internal controls and any special audit steps adopted in light of material control deficiencies; analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; the effect, if significant, of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation; (ii) to review the form of opinion the independent auditor proposes to render to the Board of Directors and shareholders; and (iii) to discuss the Corporation's risk assessment and risk management policies and to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks.

      d. obtain from the independent auditor assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which set forth certain procedures to be followed in any audit of financial statements required under that act.

       e. review the Corporation's compliance policies and any employee complaints or material reports or inquiries received from regulators or government agencies and management's responses and, with the Corporation's General Counsel, pending and threatened claims that may have a material impact on the financial statements.

       f. discuss earnings press releases, including the use of 'proforma' or 'adjusted' non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies; provided, however, that the Committee's responsibility to discuss earnings releases as well as financial information and earnings guidance may be done generally and may be limited to the types of information to be disclosed and the types of presentations to be made.

       g. establish hiring policies for employees or former employees of the independent auditor.

       h.   review and oversee related party transactions.

       i. establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by the Corporation's employees of concerns regarding questionable accounting or auditing matters.

       j. review disclosures made to the Committee by the Corporation's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation's internal controls.

    4. with respect to reporting and recommendations,

       a. prepare any report or other disclosures, including any recommendation of the Committee, required by the rules of the SEC to be included in the Corporation's annual proxy statement.

       b. review this Charter at least annually and recommend any changes to the Board.

       c. report its activities to the full Board of Directors on a regular basis and make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate.

       d. prepare and review with the Board an annual performance evaluation of the Committee, which evaluation must compare the performance of the Committee with the requirements of this Charter. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

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                          AUDIT AND NON-AUDIT SERVICES
                              PRE-APPROVAL POLICY
                      FIRST TENNESSEE NATIONAL CORPORATION
                   (AS AMENDED AND RESTATED JANUARY 20, 2004)

                              -------------------

I. GENERAL STATEMENT OF POLICY

    As required by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules, the Audit Committee of the Board of Directors of First Tennessee National Corporation (the 'Company') is required to pre-approve all audit and non-audit services provided to the Company or any of its subsidiaries, which are to be performed by the registered public accounting firm (the Company's 'Independent Auditor') that performs the audit of the Company's consolidated financial statements that are filed with the Securities and Exchange Commission (the 'Company's consolidated financial statements'). Pre-approval is required to provide assurance that such services do not impair the Independent Auditor's independence from the Company. This policy sets forth the requirements pursuant to which proposed services to be provided by the Independent Auditor will be submitted for pre-approval and the conditions and limitations on the provision of services by the Independent Auditor.

II. IMPLEMENTATION OF POLICY

A. PRE-APPROVAL PROCESS AND LIMITATIONS

    Pre-approval of services to be provided by the Independent Auditor may be obtained in either of two different ways. Services either may be approved in advance by the Audit Committee specifically on a case-by-case basis ('specific pre-approval') or may be approved in advance ('advance pre-approval') in the manner specified in the following sentence. Advance pre-approval requires the Audit Committee to identify in advance in an appendix to this policy (the 'Appendix') the specific types of service that may be provided and the fee limits applicable to such types of service, which limits may be expressed as a limit by type of service or by category of services ('type of service'). Unless the type of service to be provided by the Independent Auditor has received advance pre-approval under this policy and the fee for such service is within the limit pre-approved, the service will require specific pre-approval by the Audit Committee. With respect to each proposed pre-approved service (whether a specific pre-approval or an advance pre-approval), the independent auditor will provide detailed back-up documentation, which will be provided to the Audit Committee, regarding the specific services to be provided.

    The terms of and fee for the annual audit engagement must receive the specific pre-approval of the Audit Committee.

    'Audit,' 'Audit-related,' 'Tax,' and 'All Other' services, as those terms are defined below, have the advance pre-approval of the Audit Committee but only to the extent such services are specified in the Appendix and only in amounts that do not exceed the fee limits specified in such Appendix. Such advance pre-approval shall be for a term of 12 months following the date of pre-approval unless the Audit Committee specifically provides for a different term.

    Periodically, the Audit Committee will review and pre-approve the Appendix, which will specify the services, and the fee limits applicable to such services, that may be provided by the Independent Auditor for the fiscal year without obtaining the specific pre-approval of the Audit Committee. Any proposed services exceeding these fee limits will require specific pre-approval by the Audit Committee.

    The Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for services classified as All Other services. Unless the Audit Committee specifically determines otherwise, the aggregate amount of the fees pre-approved for All Other services for the fiscal year must not exceed seventy-five percent (75%) of the aggregate amount of the fees pre-approved for the fiscal year for Audit services, Audit-related services, and those types of Tax services that represent tax compliance or tax preparation.

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B. 'AUDIT' SERVICES

    As provided above, the annual audit engagement terms and fee must be specifically pre-approved by the Audit Committee. The Audit Committee will also pre-approve any changes in terms, conditions and fees resulting from changes in the audit scope, Company structure or other matters.

    Audit services include the annual audit of the Company's consolidated financial statements (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the Independent Auditor to be able to form an opinion on the Company's consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control over financial reporting, and consultations relating to the audit or quarterly review. Audit services also include the attestation engagement for the Independent Auditor's report on management's report on internal control over financial reporting. Other audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings. The Audit Committee has pre-approved the Audit services listed in the Appendix. All other Audit services not listed in the Appendix must be specifically pre-approved by the Audit Committee.

C. 'AUDIT-RELATED' SERVICES

    Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements or that are traditionally performed by the Independent Auditor. Audit-related services include due diligence services pertaining to potential business acquisitions/dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as Audit services, assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities, financial audits of employee benefit plans, agreed-upon or expanded audit procedures relating to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters, and assistance with internal control reporting requirements. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the Independent Auditor. The Audit Committee has pre-approved the Audit-related services listed in the Appendix. All other Audit-related services not listed in the Appendix must be specifically pre-approved by the Audit Committee.

D. 'TAX' SERVICES

    The Audit Committee believes that the Independent Auditor can provide Tax services to the Company such as tax preparation and compliance services (including preparation and review of tax returns, including research necessary to reflect events and transactions in the returns; advice and assistance with respect to tax audits; and analysis of law or rule changes and proposed changes) and tax planning services (advice and planning other than preparation and compliance services) without impairing the auditor's independence, and the Securities and Exchange Commission ('SEC') has stated that the Independent Auditor may provide such services. Thus, the Audit Committee believes it may grant advance pre-approval to those Tax services that the Audit Committee believes would not impair the independence of the auditor, and that are consistent with the SEC's rules on auditor independence. The Audit Committee will not permit the retention of the Independent Auditor in connection with a transaction initially recommended by the Independent Auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Company's Manager of Corporate Tax to determine that the tax planning and reporting positions are consistent with this policy.

    Pursuant to the preceding paragraph, the Audit Committee has pre-approved the Tax services in the Appendix. All Tax services involving large and complex transactions and therefore not listed in the Appendix must be specifically pre-approved by the Audit Committee. Tax services proposed to be provided by the Independent Auditor to any executive officer or director of the Company, in his or her individual capacity, where such services are paid for by the Company require specific pre-approval by the Audit Committee. It is a permitted exception to the foregoing sentence that Tax services proposed to be provided by the Independent Auditor to an executive officer may be approved in advance and included in the Appendix under All Other Services provided the amounts paid by the Company and the individual do not exceed two hundred fifty thousand dollars ($250,000) in the aggregate for all executive officers.

E. 'ALL OTHER' SERVICES

    All Other services consist of any services that are not Audit, Audit-related or Tax services and are not prohibited from being provided by the Independent Auditor by law or this policy. The Audit Committee may grant advance pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services and would not impair the independence of the Independent Auditor. The Audit Committee has pre-approved the All Other services listed in the Appendix. Permissible All Other services not listed in the Appendix must be specifically pre-approved by the Audit Committee.

    The following non-audit services are prohibited from being provided by the Independent Auditor:

          Bookkeeping or other services related to the accounting records or financial statements of the Company

          Financial information systems design and implementation

          Appraisal or valuation services, fairness opinions or contribution-in-kind reports

          Actuarial services

          Internal audit outsourcing services

          Management functions

          Human resources

          Broker-dealer, investment adviser or investment banking services

          Legal services

          Expert services unrelated to the audit

    The Company's Chief Accounting Officer (the 'CAO') shall consult SEC rules and relevant guidance to determine whether any proposed All Other service falls within a prohibited non-audit service under the SEC's rules and any exceptions that might apply to the prohibition.

III. DELEGATION OF AUTHORITY

    All requests to provide services to the Company or any of its subsidiaries that require specific pre-approval by the Audit Committee must be submitted to the CAO in advance of the provision of any such services by the Independent Auditor. The CAO shall receive all such requests, confirm with the Independent Auditor whether it believes that such services will not affect its independence, and present a joint statement with the Independent Auditor as to any recommended requests to the Audit Committee for pre-approval. All requests to provide services that have been pre-approved in advance must be submitted to the CAO prior to the provision of such services for a determination that the service to be provided is of the type and within the fee limit that has been pre-approved. In addition, on a quarterly basis the Company's Internal Auditor will report to the Audit Committee on the services provided by and the fees paid to the Independent Auditor during the prior quarter.

    Notwithstanding anything herein to the contrary, the authority granted herein to the Audit Committee to pre-approve services, other than the annual audit engagement and any changes thereto, to be provided by the Independent Auditor is delegated to the Chairperson of the Audit Committee. The Chairperson may not, however, under delegated authority make a determination that causes the ratio of fees pre-approved for All Other services to the aggregate amount of fees pre-approved for Audit, Audit-related and tax compliance and tax preparation services to exceed the ratio established or set forth in
Section II. A. Any service pre-approved by the Chairperson of the Audit Committee will be reported to the Audit Committee at its next regularly scheduled meeting.

    The Internal Auditor is directed to monitor the services provided by the Independent Auditor for the purpose of determining whether such services are in compliance with this policy, and report to the Audit Committee periodically on the results of such monitoring.

    The Audit Committee does not delegate any of its responsibility to pre-approve services to be performed by the Independent Auditor to management.

                                                                      APPENDIX D

             NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER
                      FIRST TENNESSEE NATIONAL CORPORATION
                           (ADOPTED JANUARY 20, 2004)
                              -------------------

    Acting pursuant to Tennessee Code Annotated Section 48-18-206, Article 11(b)(8) of the Corporation's restated charter, as amended, and Article III(6) of the Corporation's bylaws, as amended, the Board of Directors of First Tennessee National Corporation hereby creates the Nominating and Corporate Governance Committee (the 'Committee') of the Board of Directors, which shall serve as a nominating committee and as a corporate governance committee for the Corporation, with such specific authority as is herein provided.

                           Purposes of the Committee

    The purposes of the Committee are (1) to identify and recommend to the Board individuals for nomination as members of the Board and its committees, (2) to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation, and (3) to oversee the evaluation of the Board and management.

                      Qualifications of Committee Members

    The Committee shall be appointed annually by a majority of the entire Board, upon recommendation of the Committee, and shall consist of at least three members of the Board, each of whom is 'independent' under the rules of the New York Stock Exchange ('NYSE'). Members of the Committee may be replaced by the Board.

                           Operation of the Committee

    Meetings shall be held at least two times yearly and may be called at any time by the Committee Chairperson or by any two members of the Committee upon written or oral notice to a majority of the Committee prior to the meeting. A quorum shall consist of a majority of the members, and the vote of the majority of the members present at a meeting at which a quorum is present shall be the act of the Committee. Proceedings of the Committee over the signature of a member in attendance shall be recorded in a minute book and reflect the names of those in attendance. The Chairperson of the Committee, or acting Chairperson of the meeting, will present a report of the Committee activities to the full Board of Directors at its next regularly scheduled meeting. The Secretary of the Board will permanently maintain the minutes of Committee meetings. Meetings may be held jointly with a similar committee of First Tennessee Bank National Association ('Bank') if either the members of the Bank's committee and the members of this Committee are identical or all of the members of the Bank's committee meet the independence requirements of the NYSE. The Committee may invite to its meetings such members of management as it may deem desirable or appropriate. It will be the responsibility of the Committee to maintain free and open means of communication between the directors and management of the Corporation.

    The Committee shall have unrestricted access to Corporation personnel and documents and shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The Committee shall have the authority to retain (i) compensation consultants to assist in the evaluation of director compensation and (ii) consultants or search firms used to identify director candidates, including authority to approve the fees and other retention terms. The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

                  Duties and Responsibilities of the Committee

    The Committee is hereby delegated full authority with respect to the following matters and such additional matters as may be provided in the bylaws of the Corporation or as the Board of Directors may from time to time by resolution adopted by a majority of the entire Board specify:

1.  WITH RESPECT TO THE NOMINATING FUNCTION,

      a. To consider recommendations to the Board from time to time as to changes that the Committee believes to be desirable to the size of the Board or any committee thereof;

      b. To identify individuals believed to be qualified to become Board members, and to recommend to the Board the individuals to stand for election or reelection as directors. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board or through election by shareholders and (for a vacancy created by an increase in the size of the Board) shall recommend to the Board the class of directors in which the individual should serve. In nominating candidates, the Committee shall take into consideration such factors as it deems appropriate. These factors may include:

                 personal qualities and characteristics, experience, accomplishments and reputation in the business community;

                 current knowledge and contacts in the communities in which the Corporation does business and in the Corporation's industry or other industries relevant to the Corporation's business;

                 diversity of viewpoints, background, experience and other demographics;

                 ability and willingness to commit adequate time to Board and committee matters; and

                 the fit of the individual's skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to its duties and responsibilities and the needs of the Corporation.

           The Committee may consider candidates proposed by management, but is not required to do so;

      c. To develop and recommend to the Board, in connection with its assessment of director independence, guidelines to be applied in making determinations as to the absence of material relationships between the Corporation and a director;

      d. To identify Board members qualified to fill vacancies on any committee of the Board (including the Committee) and to recommend that the Board appoint the identified member or members to the respective committee. In nominating a candidate for committee membership, the Committee shall take into consideration the factors set forth in the charter of the committee, if any, as well as any other factors it deems appropriate, including without limitation the consistency of the candidate's experience with the goals of the committee and the interplay of the candidate's experience with the experience of other committee members;

      e. To make recommendations to the Board concerning compensation for directors; and

      f. To review, monitor and make recommendations to the Board or management, as appropriate, with respect to any communications directed to the Corporation or one or more of the directors relating to performance, nomination or removal of directors.

2.  WITH RESPECT TO CORPORATE GOVERNANCE AND OTHER MATTERS,

      a. To exercise oversight of the evaluation of the Board and management;

      b. To develop and recommend to the Board a set of corporate governance principles applicable to the Corporation, to review and reassess those principles at least once a year, and recommend any proposed changes to the Board for approval; and

      c. To prepare and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation shall also recommend to the Board any improvements to the Committee's Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The Report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

                                                                      APPENDIX E

                         COMPENSATION COMMITTEE CHARTER
                      FIRST TENNESSEE NATIONAL CORPORATION
                   (AS AMENDED AND RESTATED JANUARY 20, 2004)

    Acting pursuant to Tennessee Code Annotated Section 48-18-206, Article 11(b)(8) of the Corporation's restated charter, as amended, and Article III(6) of the Corporation's bylaws, as amended, the Board of Directors of First Tennessee National Corporation hereby creates the Compensation Committee (the 'Committee') of the Board of Directors, which shall serve as a compensation committee for the Corporation, with such specific authority as is herein provided. This Committee was known prior to January 20, 2004 as the Human Resources Committee, and all references to the Human Resources Committee in any of the plans named in Section 7 herein shall be understood to refer to this Committee.

                           Purposes of the Committee

    The purposes of the Committee are (1) to discharge the Board's responsibilities relating to the compensation of the Corporation's executive officers, (2) to produce an annual report on executive compensation for inclusion in the Corporation's proxy statement, in accordance with the rules and regulations of the Securities and Exchange Commission ('SEC'), (3) to identify and recommend to the Board individuals for appointment as officers, (4) to evaluate the Corporation's management, and (5) to carry out certain other duties set forth herein.

                      Qualifications of Committee Members

    The Committee shall be appointed annually by a majority of the entire Board, upon recommendation of the Committee, and shall consist of at least three members of the Board, each of whom is 'independent' under the rules of the New York Stock Exchange ('NYSE'). In addition, at least two members of the Committee must be directors of the Corporation who are 'outside directors' for purposes of
Section 162(m) of the Internal Revenue Code of 1986, as amended, and at least two members of the Committee must be directors of the Corporation who are 'non-employee directors' for purposes of Section 16 of the Securities Exchange Act of 1934. Only members who meet the Section 162(m) test may participate in decisions required to be made by 'outside directors' under Section 162(m), and any other member of the Committee must recuse himself or herself with respect to those issues. Only members who meet the Section 16 test may participate in decisions required to be made by 'non-employee directors' under Section 16, and any other member of the Committee must recuse himself or herself with respect to those issues. If a quorum of the Committee is present in accordance with the requirements of the 'Operation of the Committee' section of this charter, then the action taken by at least two 'outside directors' (with respect to matters required to be acted upon by 'outside directors') and the action taken by at least two 'non-employee directors' (with respect to matters required to be acted upon by 'non-employee directors') each shall be the valid action of this Committee and is fully authorized by the Board of Directors, as long as such action is taken by a majority of the 'outside directors' or a majority of the 'non-employee directors,' as applicable. Members of the Committee may be replaced by the Board.

                           Operation of the Committee


    Meetings shall be held at least four times yearly and may be called at any time by the Committee Chairperson or by any two members of the Committee upon written or oral notice to a majority of the Committee prior to the meeting. A quorum shall consist of a majority of the members, and the vote of the majority of the members present at a meeting at which a quorum is present shall be the act of the Committee. Proceedings of the Committee over the signature of a member in attendance shall be recorded in a minute book and reflect the names of those in attendance. The Chairperson of the Committee, or acting Chairperson of the meeting, will present a report of the Committee activities to the full Board of Directors at its next regularly scheduled meeting. The Secretary of the Board will permanently maintain the minutes of Committee meetings. Meetings may be held jointly with a similar committee of First Tennessee

Bank National Association ('Bank') if either the members of the Bank's committee and the members of this Committee are identical or all of the members of the Bank's committee meet the independence requirements of the NYSE. The Committee may invite to its meetings such members of management as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. The Corporation's Chief Executive Officer ('CEO') should not attend the portion of any meeting where the CEO's performance or compensation are discussed, unless specifically invited by the Committee. It will be the responsibility of the Committee to maintain free and open means of communication between the directors and management of the Corporation.


    The Committee shall have unrestricted access to Corporation personnel and documents and shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The Committee shall have the authority to retain compensation consultants to assist in the evaluation of CEO or senior executive officer compensation, including authority to approve the fees and other retention terms. The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

                  Duties and Responsibilities of the Committee

    The Committee is hereby delegated full authority with respect to the following matters and such additional matters as may be provided in the bylaws of the Corporation or as the Board of Directors may from time to time by resolution adopted by a majority of the entire Board specify:

     1. To recommend to the Board major corporate policies and objectives with respect to the Corporation's compensation and management of its human resources.

     2. To make regular reports to the Board and to provide a periodic review, evaluation and reporting link between management and the Board with respect to the Corporation's compensation and management of its human resources.

     3. To review periodically management's human resources policies, guidelines, procedures, and practices for conformity with corporate objectives and policies concerning the Corporation's compensation and management of its human resources, including a periodic review of compensation structures for non-executive officers.

     4. To review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and objectives, and set the CEO's compensation level based on this evaluation.

     5. To fix the compensation, including bonus and other compensation and any severance or similar termination payments, of executive officers.

     6. To make recommendations to the Board concerning the adoption or amendment of employee benefit plans, management compensation plans, incentive compensation plans and equity-based plans, including plans applicable to executive officers.

     7. To serve as the Committee required:

        a.   by the terms of the 1992 Restricted Stock Incentive Plan;

        b. by the terms of the 1984 and 1990 Stock Option Plans and the 1995, 1997 and 2000 Employee Stock Option Plans;

        c.   by terms of the Directors & Executives Deferred Compensation
             Plan;

        d. to resolve questions of interpretation arising under the Non-Employee Directors' Deferred Compensation Stock Option Plan and the 2000 Non-Employee Directors' Deferred
             Compensation Stock Option Plan;

        e.   by the terms of the 2002 Management Incentive Plan;

        f. to review the appropriateness of the issuance of Corporation common stock under the terms of the Savings Plan as required by resolutions of the Board as adopted from time to time;

        g. to designate those eligible to participate in the Pension Restoration Plan and Survivor Benefit Plan;

        h. by the terms of the 2002 Bank Director and Advisory Board Member Deferral Plan, the Bank Director and Advisory Board Member Deferral Plan and the Bank Advisory Director Deferral Plan;

        i.   by the terms of the 2003 Equity Compensation Plan; and

        j.   by the terms of the First Tennessee National Bank
             Nonqualified Deferred Compensation Plan and the First Horizon Nonqualified Deferred Compensation Plan.

     8. In consultation with management, to oversee regulatory compliance with respect to compensation matters, including (a) overseeing the Corporation's policies on structuring compensation programs to maximize tax deductibility while retaining the discretion deemed necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent, and (b) as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

     9. To produce annually a Report of the Compensation Committee for inclusion in the Corporation's proxy statement in accordance with applicable SEC rules and regulations.

    10. To make recommendations to the Board concerning the creation of corporate offices and the defining of authority and responsibility of such offices and concerning nominees to fill such offices.

    11. To make recommendations to the Board regarding the appointment of incumbent officers, including consideration of their performance in determining whether to nominate them for reelection, and to review succession plans for executive officers, including the CEO.

    12. To review, monitor and make recommendations to the Board or management, as appropriate, with respect to any communications directed to the Corporation or one or more of the directors relating to performance, nomination or removal of officers.

    13. During the period of time between the annual appointment of officers by the Board at its organizational meeting following the annual meeting of shareholders, to create corporate offices and define the authority and responsibility of such offices, except to the extent such authority or responsibility would not be consistent with the law, the charter or the bylaws, to appoint persons to any office of the Corporation except Chairman of the Board, Chief Executive Officer, President, Auditor, and any office the incumbent in which is designated by the Board as an Executive Officer, and to remove from office any person that was, or could have been, so appointed by the Committee.

    14. To evaluate the Corporation's management.

    15. To prepare and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation shall also recommend to the Board any improvements to the Committee's Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

    16. To serve as the committee required by the Bylaws and resolutions of the Corporation to be responsible for and with authority to make and record all requests of directors, officers and employees of the Corporation, or any of its subsidiaries, to serve other business entities at the Corporation's request and to be indemnified against liability arising from such service.

    17. To review compliance with the Management Interlocks Acts and approve indemnification for officers and directors.

                      FINANCIAL INFORMATION AND DISCUSSION
                               TABLE OF CONTENTS


Selected Financial and Operating Data.......................    F-2

Management's Discussion and Analysis........................    F-3

  General Information.......................................    F-3

  Forward Looking Statements................................    F-4

  Financial Summary.........................................    F-4

  Income Statements Analysis -- 2003 compared to 2002.......    F-5

  Business Line Review......................................   F-15

  Income Statements Analysis -- 2002 compared to 2001.......   F-18

  Balance Sheet Review......................................   F-19

  Risk Management...........................................   F-25

  Critical Accounting Policies..............................   F-40

  Quarterly Financial Information...........................   F-49

  Other.....................................................   F-50

  Accounting Changes........................................   F-50

Glossary....................................................   F-51

Consolidated Statements of Condition........................   F-54

Consolidated Statements of Income...........................   F-55

Consolidated Statements of Shareholders' Equity.............   F-56

Consolidated Statements of Cash Flows.......................   F-57

Notes to Consolidated Financial Statements..................   F-58

Report of Independent Public Accountants....................  F-110

Consolidated Historical Performance Statements of Income....  F-111

Consolidated Average Balance Sheets and Related Yields and

Rates.......................................................  F-112


First Tennessee National Corporation  F-1

                     SELECTED FINANCIAL AND OPERATING DATA

-----------------------------------------------------------------------------------------------------------------------------
(Dollars in millions except per share data)               2003        2002        2001        2000        1999        1998
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME BEFORE CUMULATIVE ADJUSTMENT*                $   473.3   $   376.5   $   326.4   $   232.6   $   247.5   $   226.4
NET INCOME                                                  473.3       376.5       318.2       232.6       247.5       226.4
-----------------------------------------------------------------------------------------------------------------------------
COMMON STOCK DATA
Earnings per share before cumulative adjustment*        $    3.73   $    2.97   $    2.55   $    1.79   $    1.90   $    1.77
Earnings per share                                           3.73        2.97        2.49        1.79        1.90        1.77
Diluted earnings per share before
 cumulative adjustment*                                      3.62        2.89        2.48        1.77        1.85        1.72
Diluted earnings per share                                   3.62        2.89        2.42        1.77        1.85        1.72
Cash dividends declared per share                            1.30        1.05         .91         .88         .79        .685
Year-end book value per share                               15.01       13.35       11.66       10.70        9.52        8.50
Closing price of common stock per share:
 High                                                       47.98       40.45       37.25       29.06       45.19       38.06
 Low                                                        36.14       30.05       27.38       16.06       27.56       23.81
 Year-end                                                   44.10       35.94       36.26       28.94       28.50       38.06
Dividends per share/year-end closing price                    2.9%        2.9%        2.5%        3.0%        2.8%        1.8%
Dividends per share/diluted earnings per share               35.9        36.3        36.7        49.7        42.7        39.8
Price/earnings ratio                                         12.2X       12.4x       15.0x       16.3x       15.4x       22.1x
Market capitalization                                   $ 5,552.0   $ 4,553.9   $ 4,597.0   $ 3,744.7   $ 3,715.1   $ 4,920.8
Average shares outstanding (thousands)                    126,765     126,714     127,777     129,865     130,573     128,235
Period-end shares outstanding (thousands)                 124,834     125,600     125,865     128,745     129,878     128,974
Volume of shares traded (thousands)                       176,528     139,946     110,154      99,469      96,207     107,837
--------------------------------------------------------------------------------------------------------------------------------
SELECTED AVERAGE BALANCES
Total assets                                            $25,133.6   $20,704.0   $19,227.2   $19,325.3   $18,625.3   $16,724.7
Total loans**                                            12,656.3    10,634.5    10,104.3     9,932.0     8,818.8     8,242.1
Investment securities                                     2,544.9     2,466.4     2,595.3     2,862.7     2,702.7     2,425.8
Earning assets                                           21,328.9    17,397.4    16,125.4    16,095.5    15,583.7    14,320.5
Deposits                                                 15,859.4    13,495.2    12,421.7    12,860.8    12,302.1    10,996.4
Term borrowings                                           1,342.9       685.5       521.5       384.3       371.1       252.7
Shareholders' equity                                      1,800.4     1,568.3     1,401.3     1,276.6     1,186.8       996.0
-----------------------------------------------------------------------------------------------------------------------------
SELECTED PERIOD-END BALANCES
Total assets                                            $24,506.7   $23,823.1   $20,621.6   $18,559.6   $18,378.0   $18,738.1
Total loans**                                            13,990.5    11,345.4    10,283.1    10,239.5     9,363.2     8,557.1
Investment securities                                     2,470.4     2,700.3     2,525.9     2,839.0     3,101.3     2,426.3
Earning assets                                           20,621.1    19,999.8    17,085.7    15,193.3    14,944.2    15,694.6
Deposits                                                 15,680.0    15,713.9    13,606.3    12,188.7    11,358.7    11,723.0
Term borrowings                                           1,726.8       929.7       550.4       409.7       358.7       414.5
Shareholders' equity                                      1,890.3     1,691.2     1,477.8     1,384.2     1,241.5     1,099.5
-----------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
Return on average shareholders' equity before
 cumulative adjustment*                                     26.29%      24.00%      23.29%      18.22%      20.86%      22.73%
Return on average shareholders' equity                      26.29       24.00       22.71       18.22       20.86       22.73
Return on average assets before
 cumulative adjustment*                                      1.88        1.82        1.70        1.20        1.33        1.35
Return on average assets                                     1.88        1.82        1.66        1.20        1.33        1.35
Net interest margin                                          3.78        4.35        4.29        3.75        3.82        3.81
Allowance for loan losses to loans**                         1.15        1.27        1.46        1.36        1.44        1.54
Net charge-offs to average loans**                            .54         .93         .80         .62         .59         .46
Average shareholders' equity to average assets               7.16        7.58        7.29        6.61        6.37        5.96
Average tangible equity to average tangible assets           6.37        6.70        6.66        5.98        5.70        5.23
Average shareholders' equity to average net loans           14.41       14.96       14.07       13.04       13.67       12.28
-----------------------------------------------------------------------------------------------------------------------------
RETURN TO SHAREHOLDERS
Stock appreciation                                           22.7%        (.9)%      25.3%        1.5%      (25.1)%      14.0%
Dividend yield                                                3.6         2.9         3.1         3.1         2.1         2.1
Total return                                                 26.3         2.0        28.4         4.6       (23.0)       16.1
-----------------------------------------------------------------------------------------------------------------------------


 * Cumulative adjustment reflects the effect of changes in accounting principles related to derivatives.
** Net of unearned income.
See accompanying notes to consolidated financial statements. Common stock data reflects the 1998 two-for-one stock split.
Certain previously reported amounts have been reclassified to agree with current presentation.

                                      F-2   First Tennessee National Corporation

                  MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL INFORMATION


First Tennessee National Corporation (FTNC), soon to be renamed First Horizon National Corporation (pending shareholder approval in April 2004), is a nationwide, financial services institution founded in 1864. Today we have grown to be one of the top 50 largest bank holding companies in the U.S.


FTNC FACTS:

    Had $24.5 billion in assets and $5.6 billion in market capitalization on December 31, 2003

    Is listed in Standard and Poor's 500 Index, one of the most widely watched benchmarks of the stock market's performance

    Since 1989, has delivered to shareholders an average annual increase in stock price of 18 percent

    Enjoys customers that are among the most loyal of the top financial institutions in the country

    Fortune magazine's list of one of the '100 Best Companies to Work For' for the seventh consecutive year

    Named to the AARP Best Employers for Workers over 50 list

    Ninth straight spot on Working Mother magazine's annual list of the 100 Best Companies for Working Mothers

FTNC provides a broad array of financial services to its customers through various regional and national business lines. The combined strengths of our business lines create an extensive range of financial products and services.

BUSINESS LINES:

    FIRST HORIZON helps provide home ownership through First Horizon Home Loans, one of the 15 largest providers of mortgage loans to consumers, which operates offices in 42 states. In addition First Horizon provides Equity Lending, Investments, Insurance, Financial Planning and Retail/Commercial Banking to its customers. The First Horizon Bank division recently opened its inaugural financial center in the Washington, D.C. area. Other First Horizon financial centers will open in markets where First Horizon Home Loans has established a strong customer base.

    FIRST TENNESSEE BANKING GROUP offers financial products to retail and commercial customers through its Retail/Commercial Bank, Investments, Insurance, Financial Planning, Trust Services, Asset Management, Credit Card and Cash Management divisions. This business line offers traditional financial services and products, commercial insurance and also promotes comprehensive financial planning to address customer needs and desires for investments, insurance, estate planning, education funding, cash reserves and retirement goals.

    FTN FINANCIAL provides a full spectrum of financial services for the investment and banking communities through the integration of Capital Markets, Equity Research, Investment Banking, Correspondent Services, and Strategic Alliances.

    TRANSACTION PROCESSING provides credit card merchant processing, nationwide bill payment processing, check clearing operations and other products and services.

First Tennessee National Corporation  F-3

For the purpose of this management discussion and analysis (MD&A), earning assets, including loans, have been expressed as averages, net of unearned income. Under SFAS No. 91, certain nonrefundable fees associated with originating loans are deferred at the point they are incurred and generally are recognized over the life of the loan. In the case of mortgage loans sold, the deferred costs are recognized when the loan is sold. These loan origination costs have been classified as a component of the gain or loss on the sale of the loans in this period, and previously reported amounts have been reclassified to agree with the current presentation. The following financial discussion should be read with the accompanying consolidated financial statements and notes. A glossary is included at the end of the MD&A to assist with terminology. In addition to the four major business lines, FTNC's segments include the Corporate segment, which contains unallocated corporate expenses and expense on trust preferred and REIT preferred securities. A portion of FTNC's funds transfer credit associated with allocated capital is also included in the Corporate segment's net interest income.

FORWARD-LOOKING STATEMENTS

Management's discussion and analysis may contain forward-looking statements with respect to FTNC's beliefs, plans, goals, expectations, and estimates. Forward-looking statements are statements that are not a representation of historical information but rather are related to future operations, strategies, financial results or other developments. The words 'believe', 'expect', 'anticipate', 'intend', 'estimate', 'should', 'is likely', 'will', 'going forward', and other expressions that indicate future events and trends identify forward-looking statements. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond a company's control, and many of which, with respect to future business decisions and actions (including acquisitions and divestitures), are subject to change. Examples of uncertainties and contingencies include, among other important factors, general and local economic and business conditions; expectations of and actual timing and amount of interest rate movements (which can have a significant impact on a financial services institution); market and monetary fluctuations; inflation or deflation; the financial condition of borrowers and other counterparties; competition within and outside the financial services industry; geo-political developments including possible terrorist activity; ineffectiveness of FTNC's hedging practices; technology; and new products and services in the industries in which FTNC operates. Other factors are those inherent in originating and servicing loans including prepayment risks, pricing concessions, fluctuation in U.S. housing prices, fluctuation of collateral values, and changes in customer profiles. Additionally, the actions of the Securities and Exchange Commission
(SEC), the Financial Accounting Standards Board (FASB), the Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System, and other regulators; regulatory and judicial proceedings and changes in laws and regulations applicable to FTNC; and FTNC's success in executing its business plans and strategies and managing the risks involved in the foregoing, could cause actual results to differ. FTNC assumes no obligation to update any forward-looking statements that are made from time to time.

FINANCIAL SUMMARY

FTNC's diverse business mix, while subject to fluctuations in the operating environment, including interest rates and equity market conditions, provides a balance that has produced a stable and growing return for our shareholders over the course of this past economic cycle. The benefit of this diverse and balanced business mix was evidenced through the successful execution of FTNC's strategies in 2003's challenging economic environment.

There were several factors during 2003 that had a significant impact on FTNC's ability to continue our high-performing growth. This past year's performance, while steady on a quarterly earnings per share basis, reflected the planned rebalancing of earnings within and among the business segments. At the beginning of 2003, the positive effects from historically low interest rates gave First Horizon an opportunity to generate record mortgage loan refinance volumes and enabled the capital markets businesses to significantly increase revenues over 2002. For the first half of 2003, the mortgage servicing portfolio experienced reduced

                                      F-4   First Tennessee National Corporation
profitability due to increased amortization and impairment expenses. Additionally, exceptional earnings were utilized to significantly invest in strategic growth opportunities designed to support business expansion and curtail costs that benefit future performance. During the latter part of the year, the effects of an upward transition in interest rates were exhibited within the business lines. Due to this change in the operating environment, First Horizon experienced a decline in mortgage origination related revenues and FTN Financial reported modestly lower depository and non-depository revenues from fixed income sales. A counterbalance to the impact of the changes in the operating environment is the positive effect of the macro-hedge. A period of high or rising interest rates results in lower demand for mortgage loan refinancings while the servicing portfolio exhibits improved profitability. The macro-hedge is an essential element of FTNC's strategy to produce sustained, growing income. Several operational initiatives have begun to affect or will affect future performance, including a reduction in discretionary investing, the returns from prior period discretionary investments, the repositioning of the balance sheet, and FTNC's ability to continue to find and execute strategic growth opportunities.

Earnings for 2003 were $473.3 million, or $3.62 diluted earnings per share. This represents 26 percent growth from 2002 earnings of $376.5 million, or $2.89 diluted earnings per share. Return on average shareholders' equity and return on average assets for 2003 were 26.3 percent and 1.88 percent, respectively, and were 24.0 percent and 1.82 percent in 2002. Total assets were $24.5 billion, shareholders' equity was $1.9 billion and market capitalization was $5.6 billion on December 31, 2003, compared to $23.8 billion, $1.7 billion and $4.6 billion, respectively, on December 31, 2002.

INCOME STATEMENTS ANALYSIS - 2003 COMPARED TO 2002

Total revenue grew 18 percent to $2,445.8 million from $2,067.5 million in 2002, with a 25 percent increase in noninterest income and a 7 percent increase in net interest income.

NONINTEREST INCOME

Noninterest income provides the majority of FTNC's revenue. During 2003 noninterest income increased to $1,640.0 million from $1,311.9 million, and contributed 67 percent to total revenue in 2003 compared with 63 percent in 2002. Table 1 provides six years of detailed information concerning FTNC's noninterest income. The following discussion provides additional information on various line items reported in the table.

First Tennessee National Corporation  F-5

TABLE 1 - ANALYSIS OF NONINTEREST INCOME

                                                                                                                 Compound
                                                                                                                  Annual
                                                                                                                  Growth
                                                                                                                Rates (%)
                                                                                                            -----------------
(Dollars in thousands)                 2003         2002         2001        2000       1999       1998     03/02      03/98
-----------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
 Mortgage banking                   $  616,564   $  436,706   $  285,032   $122,454   $298,211   $281,875   41.2 +     16.9 +
 Capital markets                       538,919      448,016      344,278    118,709    126,900    147,353   20.3 +     29.6 +
 Deposit transactions and cash
  management                           146,701      143,315      133,631    116,080    106,240     90,444    2.4 +     10.2 +
 Insurance premiums and
  commissions                           57,811       50,446       16,844     12,203     10,912      8,725   14.6 +     46.0 +
 Merchant processing                    57,609       48,403       45,426     48,232     49,711     37,462   19.0 +      9.0 +
 Trust services and investment
  management                            45,873       48,369       56,705     65,817     59,807     51,198    5.2 -      2.2 -
 Gains on divestitures                  22,498        4,550       80,357    157,635      4,246        567     NM         NM
 Equity securities
  gains/(losses), net                    8,491       (9,435)      (3,290)       754      2,313      3,940     NM         NM
 Debt securities
  (losses)/gains, net                   (6,113)         255       (1,041)    (4,961)       (56)        36     NM         NM
 All other income:
  Cardholder fees                       22,698       20,145       20,137     29,666     25,579     21,046   12.7 +      1.5 +
  Other service charges                 19,810       21,204       24,932     23,199     17,430     14,863    6.6 -      5.9 +
  Check clearing fees                   11,839       13,180       11,615     11,129     11,143      9,199   10.2 -      5.2 +
  Other                                 97,314       86,781       80,395     96,180     76,108     42,304   12.1 +     18.1 +
---------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME                     151,661      141,310      137,079    160,174    130,260     87,412    7.3 +     11.7 +
---------------------------------------------------------------------------------------------------------
TOTAL NONINTEREST INCOME            $1,640,014   $1,311,935   $1,095,021   $797,097   $788,544   $709,012   25.0 +     18.3 +
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Due to the variable nature of these items the growth rate is considered to be not meaningful.


MORTGAGE BANKING

First Horizon Home Loans, an indirect subsidiary of FTNC and the major component of the First Horizon business segment, offers residential mortgage banking products and services to customers. First Horizon originates mortgage loans through its retail and wholesale operations and also purchases mortgage loans from third-party mortgage bankers (correspondent brokers) for sale to secondary market investors and subsequently services the majority of those loans. Table 2 provides a summary of First Horizon's production/origination of mortgage loans during 2003, 2002 and 2001.

TABLE 2 - PRODUCTION/ORIGINATION OF MORTGAGE LOANS

                                                              2003           2002           2001
------------------------------------------------------------------------------------------------
Retail channel                                                 56%            57%            55%
Wholesale channel                                              35             33             33
Correspondent brokers                                           9             10             12
------------------------------------------------------------------------------------------------


Origination fees, net of costs, and gains or losses from the sale of loans are recognized at the time a mortgage loan is sold into the secondary market. A portion of the gain or loss is recognized at the time an interest rate lock commitment is made to the customer (see Other - Further Interpretations of SFAS


                                      F-6   First Tennessee National Corporation

No. 133). Secondary marketing activities include gains or losses from secondary marketing trading gains, product pricing decisions, and gains or losses from the sale of loans into the secondary market including the capitalized net present value of the MSRs. First Horizon employs hedging strategies intended to counter a change in the value of its MSRs through changing interest rate environments (see Critical Accounting Policies). MSRs hedge gains/(losses) reflect effects of hedging including servicing rights net value changes (see Other - Accounting for Derivative Instruments and Hedging Activities). Other income includes income from the foreclosure repurchase program, gains from a strategic risk management portfolio sale, and other miscellaneous items. Mortgage trading securities gains/(losses) relate to market value adjustments primarily on interest-only strips that are classified as trading securities and related hedges. As shown in Table 3, total mortgage banking noninterest income increased 41 percent in 2003.


TABLE 3 - MORTGAGE BANKING

                                                                                                  Compound Annual
                                                                                                  Growth Rates(%)
                                                                                               ---------------------
(Dollars and volume in millions)                         2003         2002         2001         03/02         03/01
--------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
 Origination and secondary marketing activities         $ 569.8      $ 413.7      $ 303.2        37.7 +       37.1 +
 Mortgage servicing fees                                  186.7        168.0        157.1        11.1 +        9.0 +
 MSRs net hedge results*                                  115.2        100.8         33.8          NM           NM
 Other income                                              38.5         33.2         24.7        16.0 +       24.8 +
 Mortgage trading securities net losses                    (3.1)       (11.0)        (9.1)       71.8 -       41.6 -
 Amortization of MSRs                                    (132.3)      (117.8)      (109.3)       12.3 +       10.0 +
 MSRs impairment loss                                    (158.3)      (150.2)      (115.4)        5.4 +       17.1 +
-----------------------------------------------------------------------------------------
     Total mortgage noninterest income                  $ 616.5      $ 436.7      $ 285.0        41.2 +       47.1 +
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
 Refinance originations                                 $34,268      $22,094      $15,373        55.1 +       49.3 +
 New loan originations                                   13,491       10,837        9,991        24.5 +       16.2 +
-----------------------------------------------------------------------------------------
     Mortgage loan originations                         $47,759      $32,931      $25,364        45.0 +       37.2 +
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
 Servicing portfolio                                    $68,914      $55,993      $45,460        23.1 +       23.1 +
-----------------------------------------------------------------------------------------

* MSRs net hedge results represent the net gain or loss resulting from the change in value of the hedged component of MSRs and the offsetting change in value of servicing hedges including time decay of MSRs hedges
  (see Note 1 - Summary of Significant Accounting Policies).

NM - Due to the variable nature of these items the growth rate is considered to be not meaningful.

Certain previously reported amounts have been reclassified to agree with current presentation.

In 2003 First Horizon received fees derived from the mortgage origination process (loan origination fees - net of costs, profits from the sale of loans, and other secondary marketing activities) of $569.8 million compared to $413.7 million in 2002. Origination activity increased 45 percent to $47.8 billion compared to $32.9 billion in 2002. Heavily influenced by low mortgage interest rates, refinance activity increased 55 percent to $34.3 billion and represented 72 percent of total originations in 2003 compared to 67 percent in 2002. Home purchase-related originations grew 24 percent in 2003 due to the continued expansion of the sales force. In addition, loans securitized and sold into the secondary market increased 60 percent to $49.6 billion.

While growth in refinance activity produced increased net revenue from originating and selling mortgage loans, it also increased actual and projected MSRs prepayment speeds, resulting in a 12 percent increase in MSRs amortization expense and a 5 percent increase in MSRs impairment loss. The decrease in fair value of MSRs was partially offset by an increase in the value of the derivative financial instruments used to hedge the change in fair value of the hedged MSRs. MSRs net hedge gains were $115.2 million in 2003 compared to $100.8 million in 2002 (both years represent a net increase in the value of hedges over the decrease in the value of hedged MSRs).

The mortgage-servicing portfolio (which includes servicing for ourselves and others) totaled $68.9 billion on December 31, 2003, compared to $56.0 billion on December 31, 2002. The sustained growth of this asset

First Tennessee National Corporation F-7 in a period of high prepayment levels was made possible, in part, by the recapture of refinances from the existing servicing portfolio. Servicing fees increased 20 percent as a result of this increase in the servicing portfolio. However, total fees associated with mortgage servicing increased only 11 percent to $186.7 million due to the unfavorable impact of early payoffs. Primarily as a result of the strong originations, there was an increase in capitalized MSRs during 2003 of $530.4 million, net of sales (see Note 6 - Mortgage Servicing Rights).

Other mortgage income increased 16 percent to $38.5 million for 2003 compared with $33.2 million in 2002. The increase was primarily due to an increase of $5.5 million in earnings from investments in joint ventures and other partnerships. Income from the agency insured foreclosure repurchase program and from a strategic risk management portfolio sale, under which First Horizon repurchased delinquent loans to reduce future foreclosure costs, remained relatively flat in 2003 at $25.0 million as compared to $25.7 million in 2002.

In 2003 mortgage trading securities net losses were $3.1 million compared to net losses of $11.0 million in 2002. Mortgage trading securities net gains or losses represent market value adjustments on interest-only and principal-only strips and related hedges.

Going forward, revenue from refinance loan originations will depend on mortgage interest rates. Over time, an increase in rates should reduce origination fees and profit from the sale of loans, but should also reduce MSRs amortization expense and impairment losses, while a decrease in rates should increase this net revenue. Flat to rising interest rates should reduce net secondary marketing trading gains, while falling rates should increase this net revenue. Home purchase-related originations should reflect the relative strength or weakness of the economy. Actual results could differ because of several factors, including those presented in the Forward-Looking Statements section of the MD&A discussion.

CAPITAL MARKETS

Capital markets noninterest income, the major component of revenue in the FTN Financial segment, is primarily generated from the purchase and sale of securities as both principal and agent and from investment banking, portfolio advisory and equity research services. Inventory positions are limited to the procurement of securities solely for distribution to customers by the sales staff. Inventory is hedged to protect against movements in interest rates.

For 2003 capital markets noninterest income increased 20 percent to $538.9 million from $448.0 million in 2002. This increased revenue reflects continued growth and penetration into FTN Financial's targeted institutional customer base through enhanced product and service lines. Revenue growth has also been influenced by increased liquidity on the part of capital markets' depository customers (i.e., banks, savings and loans, credit unions) as well as a continued marketing focus on developing capital markets' non-depository account base (other institutional investors) through a broad offering of products and services. Capital markets revenues from depository customers increased 25 percent in 2003 and represented 42 percent of capital markets noninterest income compared to 41 percent in 2002. Revenues from non-depository customers increased 15 percent and represented 26 percent of capital markets noninterest income compared to 27 percent in 2002. Noninterest income from other products and services, which includes investment banking, equity research and sales, and portfolio advisory services, increased 18 percent and represented 32 percent of capital markets noninterest income in 2003 compared to 32 percent in 2002. As shown in Table 4, revenue from depository and non-depository customers as well as from other sources increased in 2003.

Going forward, revenues will fluctuate based on factors which include the expansion or contraction of the customer demand for fixed income products which can be influenced by the strength of loan growth in the U.S. economy and volatility in the interest rate environment and the equity markets. Also impacting revenue is the volume of investment banking transactions and the continued broadening of product offerings. The regulatory environment can also impact FTN Financial's performance as demonstrated by the current debate over the regulatory capital treatment of trust preferred securities that have been deconsolidated under

                                      F-8   First Tennessee National Corporation

FIN 46. If the regulators eventually decide to disallow trust preferred securities as Tier I regulatory capital, demand for this product may diminish and, exclusive of any alternative product that may be designed to replace it, the negative impact to FTNC's earnings in 2004 could be in the range of $.10 to $.15 per share. The impact on 2004 would be lessened if the implementation of any disallowance is deferred beyond the first quarter or a redesigned product attains Tier I capital classification. Actual results could differ because of several factors, including those presented in the Forward-Looking Statements section of the MD&A discussion.

TABLE 4 - CAPITAL MARKETS

                                                                                                  Compound Annual
                                                                                                  Growth Rates(%)
                                                                                              ------------------------
(Dollars in millions)                             2003           2002           2001           03/02            03/01
----------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
 Fixed income - depository                       $228.4         $182.2         $142.1           25.4 +          26.8 +
 Fixed income - non-depository                    138.1          119.9           88.5           15.2 +          24.9 +
 Other products and services                      172.4          145.9          113.7           18.2 +          23.1 +
-------------------------------------------------------------------------------------
     Total capital markets noninterest income    $538.9         $448.0         $344.3           20.3 +          25.1 +
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Certain previously reported amounts have been reclassified to agree with current presentation.

DEPOSIT TRANSACTIONS AND CASH MANAGEMENT

Deposit transactions include services related to retail deposit products (such as service charges on checking accounts), cash management products and services such as electronic transaction processing (automated clearing house and Electronic Data Interchange), account reconciliation services, cash vault services, lockbox processing, and information reporting (Prime Connection). Noninterest income from deposit transactions and cash management increased 2 percent in 2003, to $146.7 million from $143.3 million primarily due to an increase in return check charges.

INSURANCE PREMIUMS AND COMMISSIONS

Insurance premiums and commissions are derived from the sale of insurance products and annuities. During 2003 total noninterest income from insurance premiums and commissions increased 15 percent, to $57.8 million from $50.4 million in 2002 primarily due to Synaxis, a wholly owned insurance broker, which experienced increased revenues from internal expansion and the 2003 acquisition of an insurance agency. Synaxis contributed $43.9 million to insurance premiums and commissions in 2003 compared to $38.8 million in 2002.

MERCHANT PROCESSING

Merchant processing involves converting transactions from plastic media such as debit cards, credit cards, purchase cards, and private label credit cards into cash for merchants that sell goods and services to consumers and businesses. Fee income from merchant processing increased 19 percent in 2003, to $57.6 million from $48.4 million in 2002, primarily due to portfolio acquisitions.

TRUST SERVICES AND INVESTMENT MANAGEMENT


Trust services and investment management fees result from the product lines of investment management, personal trust, employee benefits, and custodial trust services. During 2003 total noninterest income from trust services and investment management decreased 5 percent, to $45.9 million from $48.4 million in 2002 as difficult equity market conditions negatively impacted results early in 2003, the effect of which was diminished by the slow recovery experienced during the second half of 2003. Assets under management increased 3 percent to $7.6 billion on December 31, 2003, from $7.3 billion on December 31, 2002. The net decrease in fee income was as follows: the asset management business decreased 6 percent; personal


First Tennessee National Corporation F-9 trust was down 3 percent; and employee benefits decreased 6 percent primarily due to exiting less profitable product lines.


GAINS ON DIVESTITURES

Gains from divestitures totaled $22.5 million in 2003 and $4.6 million in 2002. The gain in 2003 reflects FTNC's divestiture of substantially all of the assets and liabilities of its wholly owned subsidiary, First National Bank of Springdale, as well as, the sale of certain merchant relationships referred by selected agent banks within the merchant portfolio. The gain in 2002 reflects First Horizon Money Centers' loan portfolio sale and an adjustment to the gain recognized on the sale of Check Solutions Company in 2001. (See Note 2 - Acquisitions/Divestitures)

SECURITIES GAINS/(LOSSES)

In 2003 there were $2.4 million of net securities gains compared to $9.2 million of net securities losses for 2002. Included in this amount were net gains of $8.6 million from FTNC's wholly-owned venture capital subsidiary, Hickory Venture Capital Corporation, primarily resulting from the sale of a venture capital investment, and net losses of $5.9 million primarily resulting from sales of lower-yielding securities in the investment portfolio. The losses in 2002 were primarily related to other-than-temporary impairment of equity investments held by FTNC's venture capital subsidiaries.

NET INTEREST INCOME

During 2003 net interest income increased 7 percent to $805.8 million from $755.6 million in 2002, reflecting a larger portfolio of mortgage warehouse loans, which grew 46 percent on average to $4.4 billion from $3.0 billion in 2002. This positive impact on net interest income was largely offset by compression in the net interest margin resulting from the repricing of assets to lower yields while liability rates have become less sensitive to rate movements in this historically low interest rate environment, and also due to a change in the mix of the loan portfolio to a higher percentage of floating rate products. Investment yields declined as accelerated prepayments of investments in mortgage-backed securities resulted in increased amortization of premiums in addition to the effect of proceeds from the prepaid investments being reinvested at lower rates.

The consolidated margin decreased to 3.78 percent in 2003 compared with 4.35 percent for the same period in 2002. The activity levels and related funding for FTNC's mortgage production and servicing and capital markets activities affect the margin. These activities typically produce different margins than traditional banking activities. Mortgage production and servicing activities can affect the overall margin based on a number of factors, including the size of the mortgage warehouse, the time it takes to deliver loans into the secondary market, the amount of custodial balances, and the level of MSRs. Capital markets activities tend to compress the margin because of its strategy to reduce market risk by hedging its inventory in the cash markets, which reduces the term and accordingly the interest income earned on these positions. As a result, FTNC's consolidated margin cannot be readily compared to that of other bank holding companies. Table 5 details the computation of the net interest margin for FTNC for the last three years.

                                      F-10  First Tennessee National Corporation

TABLE 5 - NET INTEREST MARGIN

                                                              2003           2002           2001
-------------------------------------------------------------------------------------------------
CONSOLIDATED YIELDS AND RATES:
 Investment securities                                        4.40%          5.83%          6.53%
 Loans, net of unearned income                                5.08           6.07           7.83
 Other earning assets                                         4.65           5.43           6.47
-------------------------------------------------------------------------------------------------
Yields on earning assets                                      4.87           5.88           7.33
-------------------------------------------------------------------------------------------------
 Interest-bearing core deposits                               1.38           1.91           3.36
 Certificates of deposit $100,000 and more                    1.34           2.08           4.36
 Federal funds purchased and securities sold under
   agreements to repurchase                                   .99            1.45           3.66
 Commercial paper and other short-term borrowings             3.74           4.02           5.11
 Term borrowings                                              2.64           4.17           5.79
-------------------------------------------------------------------------------------------------
Rates paid on interest-bearing liabilities                    1.48           2.04           3.84
-------------------------------------------------------------------------------------------------
NET INTEREST SPREAD                                           3.39           3.84           3.49
 Effect of interest-free sources                               .32            .40            .67
 Loan fees                                                     .07            .12            .14
 FRB interest and penalties                                     -            (.01)          (.01)
-------------------------------------------------------------------------------------------------
FTNC - NIM                                                    3.78%          4.35%          4.29%
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

Certain previously reported amounts have been reclassified to agree with current presentation.

Table 6 shows how the changes in yields or rates and average balances compared to the prior year affected net interest income.

First Tennessee National Corporation  F-11

TABLE 6 - ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                                    2003 Compared to 2002             2002 Compared to 2001
(Fully taxable equivalent)                       Increase/(Decrease) Due to*       Increase/(Decrease) Due to*
                                               --------------------------------  ---------------------------------
(Dollars in thousands)                          Rate**     Volume**    Total      Rate**     Volume**     Total
------------------------------------------------------------------------------------------------------------------
INTEREST INCOME - FTE:
Loans                                          $(123,854)  $115,334   $ (8,520)  $(186,790)  $40,832    $(145,958)
Investment securities:
 U.S. Treasury and other
   U.S. government agencies                      (33,631)    14,508    (19,123)    (13,504)    3,975       (9,529)
 States and municipalities                          (163)      (876)    (1,039)       (113)   (1,168)      (1,281)
 Other                                            (1,095)   (10,635)   (11,730)     (4,121)  (10,639)     (14,760)
--------------------------------------------                          --------                          ---------
   Total investment securities                   (36,339)     4,447    (31,892)    (17,440)   (8,130)     (25,570)
--------------------------------------------                          --------                          ---------
Other earning assets:
 Loans held for sale                             (30,385)    75,438     45,053     (22,318)   40,456       18,138
 Investment in bank time deposits                    (21)        (2)       (23)        (81)      (10)         (91)
 Federal funds sold and securities
   purchased under agreements to resell           (3,020)     2,515       (505)     (5,195)    3,685       (1,510)
 Mortgage banking trading securities               1,965      2,413      4,378          90       368          458
 Capital markets securities inventory             (3,849)     6,288      2,439      (8,070)    2,661       (5,409)
--------------------------------------------                          --------                          ---------
   Total other earning assets                    (37,362)    88,704     51,342     (39,209)   50,795       11,586
--------------------------------------------                          --------                          ---------
Total earning assets                            (201,607)   212,537     10,930    (249,546)   89,604     (159,942)
------------------------------------------------------------------------------   --------------------------------
Total interest income - FTE                                           $ 10,930                          $(159,942)
------------------------------------------------------------------------------   --------------------------------
INTEREST EXPENSE:
Interest-bearing deposits:
 Savings                                       $  (1,379)  $     24   $ (1,355)  $  (1,631)  $   (22)   $  (1,653)
 Checking interest and money market              (15,353)     1,036    (14,317)    (48,031)      221      (47,810)
 Certificates of deposit under $100,000 and
   other time                                    (11,589)    (2,526)   (14,115)    (32,100)   (7,748)     (39,848)
 Certificates of deposit $100,000 and more       (33,191)    22,683    (10,508)    (83,024)   25,773      (57,251)
-------------------------------------------                           --------                          ---------
   Total interest-bearing deposits               (64,502)    24,207    (40,295)   (165,947)   19,385     (146,562)
-------------------------------------------                           --------                          ---------
Federal funds purchased and securities
 sold under agreements to repurchase             (15,966)     7,412     (8,554)    (69,122)   (1,027)     (70,149)
Commercial paper and other
 short-term borrowings                            (1,748)     4,776      3,028      (6,311)   (1,418)      (7,729)
Term borrowings                                  (13,304)    20,130      6,826      (9,668)    8,093       (1,575)
-------------------------------------------                           --------                          ---------
Total interest-bearing liabilities               (88,251)    49,256    (38,995)   (250,264)   24,249     (226,015)
------------------------------------------------------------------------------   --------------------------------
Total interest expense                                                $(38,995)                         $(226,015)
------------------------------------------------------------------------------   --------------------------------
Net interest income - FTE                                             $ 49,925                          $  66,073
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

 * The changes in interest due to both rate and volume have been allocated to change due to rate and change due to volume in proportion to the absolute amounts of the changes in each.
** Variances are computed on a line-by-line basis and are non-additive.

                                      F-12  First Tennessee National Corporation

NONINTEREST EXPENSE

Total noninterest expense for 2003 increased 16 percent to $1,640.1 million from $1,417.2 million in 2002. Expenses in First Horizon and FTN Financial fluctuate based on the type and level of activity. Going forward, FTN Financial and First Horizon will continue to influence the level of noninterest expense. Based on the strong earnings experienced in recent years, noninterest expense has also been impacted by investments in cost savings initiatives and revenue enhancing activities which will impact FTNC's future performance. Table 7 provides detail by category for the past six years with growth rates.

TABLE 7 - ANALYSIS OF NONINTEREST EXPENSE

                                                                                                      Compound
                                                                                                       Annual
                                                                                                       Growth
                                                                                                      Rates(%)
                                                                                                   ---------------
(Dollars in thousands)         2003         2002         2001        2000       1999       1998     03/02   03/98
------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
Employee compensation,
 incentives and benefits    $  980,306   $  830,672   $  670,934   $508,335   $488,759   $438,648   18.0 +  17.4 +
Occupancy                       83,583       76,669       69,069     80,453     73,052     51,421    9.0 +  10.2 +
Equipment rentals,
 depreciation and
 maintenance                    68,973       68,736       74,106     68,230     57,807     45,771     .3 +   8.5 +
Operations services             67,948       60,238       59,635     70,875     64,545     58,505   12.8 +   3.0 +
Communications and courier      50,535       45,085       42,191     41,892     45,311     33,975   12.1 +   8.3 +
Amortization of intangible
 assets                          7,980        6,200       10,805     11,738     10,492     11,114   28.7 +   6.4 -
All other expense:
 Legal and professional
   fees                         60,001       37,340       32,087     26,794     22,492     24,551   60.7 +  19.6 +
 Advertising and public
   relations                    43,955       35,982       35,508     26,693     30,187     25,184   22.2 +  11.8 +
 Travel and entertainment       37,432       22,501       17,489     13,891     18,698     19,485   66.4 +  13.9 +
 Contract employment            33,790       28,987       30,082     28,157     40,804     32,615   16.6 +    .7 +
 Computer software              28,828       26,140       25,107     19,205     15,410     11,629   10.3 +  19.9 +
 Supplies                       18,783       15,145       13,765     16,411     19,087     16,948   24.0 +   2.1 +
 Charitable contributions       13,370       48,337        1,745      1,188      1,335      1,499   72.3 -  54.9 +
 Foreclosed real estate         13,137       21,479       25,452     16,080      6,585     31,019   38.8 -  15.8 -
 Fed service fees                9,195        9,597        7,761      7,112      6,471      5,307    4.2 -  11.6 +
 Distributions on
   guaranteed preferred
   securities                    8,070        8,070        8,070      8,070      8,070      8,070      -       -
 Deposit insurance premium       2,703        2,393        2,463      2,589      1,790      1,578   13.0 +  11.4 +
 Distributions on
   preferred stock of
   subsidiary                    2,282        4,564        4,535      1,178          -          -   50.0 -    NM
 Other                         109,231       69,171       71,348     44,636     32,511     29,611   57.9 +  29.8 +
-------------------------------------------------------------------------------------------------
 Total other expense           380,777      329,706      275,412    212,004    203,440    207,496   15.5 +  12.9 +
-------------------------------------------------------------------------------------------------
 Total noninterest expense  $1,640,102   $1,417,306   $1,202,152   $993,527   $943,406   $846,930   15.7 +  14.1 +
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

NM - not meaningful
Certain previously reported amounts have been reclassified to agree with current presentation.

First Tennessee National Corporation  F-13

Personnel expense increased 18 percent to $980.3 million from $830.6 million in 2002. This increase is primarily due to higher activity levels in FTN Financial and First Horizon. This increase also includes $17.5 million of expense related to discretionary initiatives including modifications in and funding of an old deferred compensation plan, primarily for retirees; severance; and a non-management performance award to build employee value. Also included in the increase is $3.0 million related to the retirement after 40 years of service of Ralph Horn as chairman of the board effective December 31, 2003.

Occupancy expense increased 9 percent to $83.6 million compared to $76.7 million in 2002 primarily due to higher costs in First Horizon associated with the opening of new offices related to increased origination volumes. Equipment rentals, depreciation and maintenance expense remained flat in 2003 at $69.0 million compared to $68.7 million in 2002. Operations services increased 13 percent to $67.9 million compared to $60.2 million in 2002, primarily due to business expansion and costs related to transitioning to a new information technology provider. Communications and courier expense increased 12 percent to $50.5 million in 2003 from $45.1 million in 2002 primarily due to the increased activity levels of First Horizon and FTN Financial. All other expense increased 15 percent to $380.8 million in 2003 from $329.7 million. Contributing to this increase were investments in initiatives focused on benefiting future performance, including professional fees, debt restructuring and marketing programs. Also contributing to the increase was a loss of $16.3 million related to the termination of a lease arrangement with a single purpose entity for First Horizon's main office headquarters, the growth in expense associated with higher activity levels in First Horizon, an increase of $5.3 million related to insuring certain real estate residential loans, and a $9.8 million contribution to First Horizon Foundation (previously referred to as First Tennessee Foundation), a non-profit entity dedicated to supporting charitable causes in the diverse communities where FTNC does business. Partially offsetting these increases was a decline in foreclosure losses. In 2002 charitable contributions included a $45.0 million contribution to First Horizon Foundation. Additional information related to expenses by business line is provided in Table 8 (see also Business Line Review for additional information).

TABLE 8 - NONINTEREST EXPENSE COMPOSITION

(Dollars in millions)                                           2003       2002       2001
--------------------------------------------------------------------------------------------
First Horizon                                                 $  512.6   $  406.1   $  348.4
First Tennessee Banking Group                                    517.3      473.9      423.3
FTN Financial                                                    401.6      329.6      247.7
Transaction Processing                                           115.9      108.0       92.9
Corporate                                                         92.7       99.6       46.4
Strategic Initiative Items                                           -          -       43.4
--------------------------------------------------------------------------------------------
Total noninterest expense                                     $1,640.1   $1,417.2   $1,202.1
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

Certain previously reported amounts have been reclassified to agree with current presentation.

PROVISION FOR LOAN LOSSES


The provision for loan losses is the charge to operating earnings that management determines to be necessary to maintain the allowance for loan losses at an adequate level reflecting management's estimate of probable incurred losses in the loan portfolio. An analytical model based on historical loss experience adjusted for current events, trends and economic conditions is used by management to assess the adequacy of the loan loss allowance and to determine the amount of provision to be recognized. The provision for loan losses decreased 6 percent to $86.7 million in 2003 compared to $92.2 million in 2002. The decline in provision would have been greater except for a combined net increase of approximately $13 million resulting from the change in risk profile due to the sale of Money Centers' loans and the transfer of certain nonperforming loans to held for sale in 2002 which decreased the prior year's provision and the transfer of certain retail loans to held for sale in 2003 which increased the current year's provision. The improvement in 2003's provision is related to the positive shift in the mix of the loan portfolio and


                                      F-14  First Tennessee National Corporation
improvement in specific allocations related to large commercial credits. A more detailed discussion follows in the Risk Management - Credit Risk Management section.


INCOME TAXES

The effective tax rate for 2003 was 34.2 percent compared to 32.5 percent for 2002. The effective tax rate for 2003 was impacted by the sale of First National Bank of Springdale which, in addition to tax expense of $4.9 million recognized from the gain on the sale, resulted in an additional $4.9 million of tax expense primarily due to the difference in the book value and the tax basis of goodwill (a total of $9.8 million tax expense). First National Bank of Springdale's assets were recorded at fair value for book purposes but not for tax purposes when acquired by FTNC in 1995. Also impacting 2003's tax expense was a decrease of $6.2 million related to the settlement of prior years' tax returns. In 2002 the change in tax status of a subsidiary of First Tennessee Bank National Association (FTBNA) resulted in a one-time decrease in tax expense of $7.5 million.

BUSINESS LINE REVIEW

FIRST HORIZON

Pre-tax income for First Horizon increased 58 percent to $428.7 million for 2003, compared to $271.9 million for 2002.

Total revenues were $974.7 million in 2003, an increase of 38 percent from $705.3 million in 2002.


Noninterest income increased 39 percent to $639.3 million in 2003 compared to $460.6 million in 2002. Noninterest income consists primarily of mortgage banking-related revenue, net of costs, from the origination and sale of mortgage loans, fees from mortgage servicing and mortgage servicing rights (MSRs) net hedge gains or losses. Total noninterest income is net of amortization, impairment and other expenses related to MSRs and related hedges.



Loan origination volume increased 45 percent in 2003 to $47.8 billion compared to $32.9 billion in 2002. Contributing to the growth in origination activity were home purchase-related originations of $13.5 billion which grew 24 percent in 2003 due to continued expansion of the sales force. Heavily influenced by low mortgage interest rates, refinance activity represented 72 percent of total originations during 2003 compared to 67 percent in 2002. In addition, loans securitized and sold into the secondary market increased 60 percent to $49.6 billion. Net revenue from originating and selling mortgage loans (generally driven by either origination volumes or loans securitized and sold) increased
38 percent to $569.8 million compared to $413.7 million in 2002.


The mortgage-servicing portfolio (which includes servicing for ourselves and others) was $68.9 billion on December 31, 2003, an increase of 23 percent compared to $56.0 billion on December 31, 2002. Servicing fees increased 20 percent as a result of this increase in the servicing portfolio. Servicing fees were negatively impacted by a lower level of GNMA mortgages, which earn higher servicing fees. Total fees associated with mortgage servicing increased only 11 percent to $186.7 million due to the unfavorable impact of early payoffs.


MSRs amortization was $132.3 million in 2003 compared with $117.8 million in 2002. In 2003 there was a MSRs impairment loss of $158.3 million compared to a $150.2 million loss in 2002. The decrease in fair value of MSRs was partially offset by an increase in the value of the derivative financial instruments used to hedge the change in fair value of the hedged MSRs. Net MSRs hedging gains (including the effect of time decay) were $115.2 million in 2003 compared to $100.8 million net gains in 2002. The interest rate environment in 2003 impacted both increased net hedge gains and increased MSRs amortization and impairment losses.


First Tennessee National Corporation  F-15

The provision for loan losses was $33.4 million in 2003 compared to $27.3 million in 2002. The change in provision reflects a decrease of approximately $10 million in 2002 resulting from a change in risk profile due to the sale of Money Center loans and from certain nonperforming loans being transferred to held for sale. An increase of approximately $3 million in 2003 resulted from retail loans being transferred to held for sale. Considering the effect of these items, 2003's provision reflects a net reduction that is related to the improvement in the risk profile of the retail loan portfolio.


Net interest income increased 37 percent to $335.4 million in 2003 from $244.7 million in 2002. Net interest income in First Horizon Equity Lending increased $34.2 million, primarily due to an increase of 118 percent in home equity lines of credit which averaged $2.1 billion in 2003 compared to $1.0 billion in 2002. The remaining increase of $56.5 million in net interest income primarily reflects the impact of a larger portfolio of loans held for sale (warehouse), which grew 46 percent on average to $4.4 billion in 2003 from $3.0 billion in 2002. Construction lending contributed $11.6 million to the growth in net interest income as the construction loan portfolio grew 60 percent to $.7 billion in 2003. Net interest spread on the warehouse, however, was negatively impacted by lower mortgage rates compared to 2002.

Noninterest expense increased 26 percent in 2003 to $512.6 million compared to $406.1 million in 2002. The growth was primarily the result of a 17 percent increase in personnel expense resulting from higher commission expense related to the increased mortgage origination volume produced during 2003. The impact of First Horizon's initiative to grow the retail sales force is also reflected in this expense growth. In 2003 the sales force increased by approximately
50 percent. In addition to the increased personnel expense, the higher activity levels also impacted various other categories of noninterest expense.


Going forward, revenue from refinance loan originations will generally depend on mortgage interest rates. Over time, an increase in rates should reduce origination fees and profit from the sale of loans, but should also reduce MSRs amortization expense and impairment losses, while a decrease in rates should increase this net revenue. Flat to rising interest rates should reduce net secondary marketing trading gains, while falling rates should increase this net revenue. Competitive pricing pressures can also reduce net secondary marketing trading gains. If total origination volume increases and/or the yield curve steepens, net interest income from the warehouse should increase, while if volume decreases and/or the yield curve flattens, this revenue should decrease. Continued success in national cross-sell strategies should continue to increase revenues from products other than traditional mortgage origination and servicing. In addition, third party agreements are expected to begin adding incremental consumer loan origination volume during 2004, gradually reaching a level of approximately $300 million a quarter.


FIRST TENNESSEE BANKING GROUP

Pre-tax income for First Tennessee Banking Group decreased 17 percent to
$174.8 million for 2003, compared to $210.5 million for 2002. This decline was driven by a $42.4 million drop in net interest income; however, balance sheet leveraging capacity which is normally used within First Tennessee Banking Group has been employed by the First Horizon segment as growth in the mortgage warehouse produced approximately $45 million in net interest income growth over 2002.

Total revenues were $744.4 million for 2003 compared to $748.6 million for 2002. Net interest income decreased 9 percent to $411.2 million in 2003 from $453.6 million in 2002. The decline in net interest income was related to compression in the net interest margin primarily due to the repricing of assets to lower yields while liability rates have become less sensitive to rate movements in the historically low interest rate environment experienced in 2003 and due to a change in the mix of the loan portfolio to a higher percentage of floating rate products. Investment yields declined as accelerated prepayments of investments in mortgage-backed securities resulted in increased amortization of premiums in addition to the effect of proceeds from the prepaid investments being reinvested at lower rates.


Noninterest income increased 13 percent in 2003 to $333.2 million compared to $295.0 million in 2002. This increase was due, in part, to a pre-tax divestiture gain of $12.5 million from the sale of FTNC's wholly owned subsidiary, First National Bank of Springdale (see also Income Taxes above). Net securities gains

                                      F-16  First Tennessee National Corporation
were $2.4 million in 2003, compared with net losses of $9.2 million in 2002. Included in the 2003 securities gains were net gains of $8.6 million from FTNC's wholly owned venture capital subsidiary, Hickory Venture Capital Corporation, primarily resulting from the sale of a venture capital investment and net losses of $5.9 million primarily resulting from sales of lower-yielding securities in the investment portfolio. The losses in 2002 were primarily related to other-than-temporary impairment of equity investments held by FTNC's venture capital subsidiaries. Also contributing to the increase in noninterest income was growth of 14 percent in insurance revenue due to FTNC's focus on growing this business, including the effect of recent acquisitions and a 13 percent increase in return check charges.



The provision for loan losses decreased to $52.3 million in 2003 from $64.2 million in 2002, primarily due to improvement in specific allocations related to large commercial credits. (Further discussion of asset quality trends is included in the Risk Management - Credit Risk Management section below.) Going forward, the level of provision for loan losses should fluctuate primarily with the strength or weakness of the Tennessee economy.


Noninterest expense increased 9 percent in 2003 to $517.3 million from $473.9 million in 2002. Contributing to this increase were investments in initiatives promoting expense efficiencies and enhancing revenue growth of approximately $23 million in 2003 compared to approximately $9 million in 2002, higher personnel costs of $4.4 million related to growth in Synaxis, and $1.4 million of incentives associated with the sale of a venture capital investment.

FTN FINANCIAL

Pre-tax income for FTN Financial increased 15 percent to $184.5 million for 2003, compared to $159.8 million for 2002.

Total revenues increased 20 percent to $587.1 million compared to $490.1 million in 2002. Noninterest income increased 20 percent in 2003 to $548.3 million from $455.2 million in 2002. This increased revenue reflects continued growth and penetration into FTN Financial's targeted institutional customer base through enhanced product and service lines. Revenue growth has also been influenced by increased liquidity on the part of capital markets' depository customers as well as continued growth in capital markets' non-depository account base. Capital markets' revenues from depository customers increased 25 percent and represented 39 percent of revenue, while revenues from non-depository customers increased 15 percent and represented 24 percent of revenue. Other revenue sources, which include investment banking, equity research and sales, correspondent services and portfolio advisory services, increased 17 percent and contributed 37 percent of revenue.

The provision for loan losses was $1.0 million in 2003 compared to $.7 million in 2002.

Noninterest expense increased 22 percent in 2003 to $401.6 million compared to $329.6 million in 2002. This growth was primarily due to an increase of 20 percent in personnel expense, the largest component of noninterest expense, resulting from commissions and incentives associated with the higher revenue this year.

Going forward, revenues will fluctuate based on factors which include the expansion or contraction of customer demand for fixed income products which can be influenced by the strength of loan growth in the U.S. economy and volatility in the interest rate environment and equity markets. Also impacting revenue is the volume of investment banking transactions and the continued broadening of product offerings. The regulatory environment can also impact FTN Financial's performance as demonstrated by the current debate over the regulatory capital treatment of trust preferred securities that have been deconsolidated under FIN 46. If the regulators eventually decide to disallow trust preferred securities as Tier I regulatory capital, demand for this product may diminish and, exclusive of any alternative product that may be designed to replace it, the negative impact to FTNC's earnings in 2004 could be in the range of $.10 to $.15 per share. The impact on 2004 would be lessened if the implementation of any disallowance is deferred beyond the first quarter or a redesigned product attains Tier I capital classification.

First Tennessee National Corporation  F-17

TRANSACTION PROCESSING

Pre-tax income for Transaction Processing increased 51 percent to $18.7 million for 2003, compared to $12.4 million for 2002.

Total revenues were $134.6 million in 2003, an increase of 12 percent from $120.4 million in 2002. Merchant revenues increased 35 percent in 2003, due largely to a divestiture gain of $10.0 million resulting from the sale of certain merchant relationships referred by selected agent banks within the merchant portfolio, as management further isolates core competencies. Also impacting merchant revenue growth were acquisitions and limited recovery in the hospitality industry as transactions processed increased 18 percent. Express processing revenues decreased 6 percent as the volume of transactions processed for customers declined 9 percent compared to 2002.

Noninterest expense increased 7 percent in 2003 to $115.9 million compared to $108.0 million in 2002. Losses of $8.7 million in 2003 were related to chargebacks of a failed merchant client. In 2002, operational processing errors resulted in losses of $8.5 million, primarily related to research adjustment items that were initially mishandled, causing them to become uncollectible.

CORPORATE

The Corporate segment's results showed a pre-tax loss of $86.5 million in 2003, compared to a pre-tax loss of $95.0 million in 2002. 2003's pre-tax loss included investments in cost saving initiatives and revenue enhancing activities of approximately $48 million, primarily incurred in the first three quarters of 2003. These investments focused on initiatives to develop an infrastructure to support business expansion and to curtail costs. In 2002 the pre-tax loss included approximately $54 million of similar investment initiatives.

INCOME STATEMENT ANALYSIS - 2002 COMPARED TO 2001


Earnings in 2002 were $376.5 million, an increase of 18 percent from $318.2 million earned in 2001. Diluted earnings per common share increased
19 percent to $2.89 in 2002 from $2.42 in 2001. Return on average assets was
1.82 percent in 2002 compared with 1.66 percent in 2001, and return on average shareholders' equity was 24.0 percent in 2002 compared with 22.7 percent in 2001.


Noninterest income increased 20 percent during 2002, to $1,311.9 million from $1,095.0 million and contributed 63 percent to total revenue in 2002 compared to 61 percent in 2001. During 2002 mortgage-banking noninterest income increased
53 percent to $436.7 million from $285.0 million, due to increased origination volumes resulting from declining interest rates. This increased activity resulted in higher net fees from the mortgage origination process which increased 36 percent to $413.7 million in 2002. While growth in refinance activity produced increased origination fee income, it also substantially increased actual and projected MSRs prepayment speeds, which was the primary reason for the 8 percent increase to $117.8 million, in MSRs amortization expense, and a $150.2 million impairment loss in 2002 compared to a $115.4 million loss in 2001. The decrease in fair value of MSRs attributed to declining interest rates was significantly offset by an expected increase in the value of the derivative financial instruments used to hedge the change in fair value of the hedged MSRs. MSRs net hedge gains were $100.8 million in 2002 compared to $33.8 million in 2001 (both years represent an increase in the value of hedges offset by a decrease in the value of hedged MSRs). See Table 3 for a breakout of mortgage banking noninterest income. In 2002 capital markets noninterest income increased 30 percent to $448.0 million from $344.3 million. This increase reflects continued growth and penetration into the targeted institutional customer base through expanded products, services, sales force and marketing efforts. Additionally, revenue was favorably impacted in 2002 by increased liquidity of depository institution customers as deposit growth exceeded loan growth and by changes in the interest rate environment and the equity markets. During 2002 deposit transactions and cash management fees increased 7 percent to $143.3 million from $133.6 million, primarily due to growth in cash management fees related primarily to a lower earnings credit rate on corporate deposits. During 2002 insurance premiums and commissions increased 199 percent to $50.4

                                      F-18  First Tennessee National Corporation
million from $16.8 million. This increase was due to the acquisition of Synaxis, a Nashville-based insurance broker operating through a network of major regional and community-based insurance agencies in Georgia, Kentucky and Tennessee, on December 31, 2001. Synaxis contributed $38.8 million to insurance premiums and commissions in 2002. Merchant processing fees increased 7 percent to $48.4 million from $45.4 million, primarily due to a portfolio acquisition in second quarter 2002. During 2002 total noninterest income from trust services and investment management decreased 15 percent, to $48.4 million from $56.7 million. This decrease was primarily due to declining asset management fees related to a contraction in equity market valuations. Assets under management fell 15 percent to $7.3 billion on December 31, 2002, from $8.7 billion on December 31, 2001. Gains from divestitures totaled $4.6 million and $80.4 million in 2002 and 2001, respectively. The gains in 2002 reflect First Horizon Money Centers' loan portfolio sale and an adjustment to the gain recognized on the sale of Check Solutions Company in 2001. The gains in 2001 reflect FTNC's divestitures of its interests in Check Solutions Company, the sale of Peoples and Union Bank, the sale of a portfolio of student loans, the final phase of the sale of certain single relationship credit card accounts, and an earn-out related to the 2000 divestiture of FTNC's corporate and municipal trust business (see Note 2 - Acquisitions/Divestitures). In 2002 there were
$9.2 million of net securities losses compared with $4.3 million of net securities losses for 2001. In 2002 and 2001, the losses were primarily related to impairment of equity investments held by FTNC's venture capital subsidiaries. All other noninterest income increased 3 percent in 2002, to $141.3 million from $137.1 million, with the growth being spread over several categories.


During 2002 net interest income increased 10 percent to $755.6 million from $688.9 million. Earning assets growth of 8 percent generated most of this increase and was primarily related to rising levels of mortgage originations pushing the mortgage warehouse higher and the increase in home equity lines of credit. The consolidated net interest margin increased to 4.35 percent for 2002 compared with 4.29 percent for 2001. See Table 5 for detailed computation of the net interest margin for FTNC.



The provision for loan losses decreased 1 percent, to $92.2 million in 2002 compared with $93.2 million in 2001, reflecting improvement in asset quality of retail loans, the impact of whole-loan insurance being provided for a segment of the retail loan portfolio and the change in risk profile after the sale of the Money Centers' loans.



Total noninterest expense for 2002 increased 18 percent to $1,417.2 million from $1,202.1 million in 2001. The acquisition of Synaxis impacted the results in 2002, adding $34.2 million to noninterest expense. Expenses in First Horizon and FTN Financial fluctuate based on the type and level of activity. Employee compensation, incentives and benefits increased 24 percent to $830.6 million from $670.9 million in 2001, due to higher activity levels for both FTN Financial and First Horizon and the Synaxis acquisition. Occupancy expense increased 11 percent to $76.7 million compared to $69.1 million in 2001 primarily due to costs associated with the opening of new offices by First Horizon Home Loans due to increased origination volume and due to expenses incurred by Synaxis. Equipment rentals, depreciation and maintenance expense decreased 7 percent in 2002 to $68.7 million from $74.1 million in 2001 primarily due to losses in 2001 on disposals of fixed assets including those related to office closings. Operations services remained relatively flat at $60.2 million compared to $59.6 million in 2001. Communications and courier expense increased 7 percent to $45.1 million from $42.2 million in 2001, primarily due to the increased activity levels of FTN Financial. All other expense increased 20 percent to $329.7 million from $275.4 million in 2001. This increase includes the $45.0 million contribution to First Horizon Foundation.


BALANCE SHEET REVIEW

On December 31, 2003, FTNC reported total assets of $24.5 billion compared with $23.8 billion at the end of 2002 and $20.6 billion at the end of 2001. Average assets were $25.1 billion in 2003 compared with $20.7 billion in 2002 and $19.2 billion in 2001. In 2003 an increase in earning assets accounted for 89 percent of the growth in average assets.

First Tennessee National Corporation  F-19

EARNING ASSETS


Earning assets primarily consist of loans, loans held for sale and investment securities. During 2003, earning assets averaged $21.3 billion compared with $17.4 billion and $16.1 billion for 2002 and 2001, respectively. Average earning assets were 85 percent of total average assets in 2003, compared with 84 percent in 2002 and 2001.


LOANS

Average loans increased 19 percent to $12.7 billion during 2003 principally as a result of the 37 percent increase in retail residential loans, and grew 5 percent to $10.6 billion during 2002. FTNC sold substantially all of the assets and liabilities of First National Bank of Springdale with total loans of approximately $165 million on December 31, 2003, and sold approximately $200 million of loans originated through its Money Centers in 2002. Average loans represented 59 percent of average earning assets in 2003; 61 percent in 2002; and 63 percent in 2001. In prior years, FTNC has securitized certain real estate loans through a real estate mortgage investment conduit (REMIC) and retained all of the securitized assets. The retained assets were classified on the Consolidated Statements of Condition in 'Securities held to maturity'. During 2003, FTNC elected to purchase all of the mortgage loans remaining in the REMIC ($136.3 million at repurchase). Subsequent to the repurchase of the mortgage loans, these assets are classified as retail real estate residential loans. Additional loan information is provided in Table 9 and Note 4 - Loans.

TABLE 9 - AVERAGE LOANS

                                                            2003                            2002
                                                PERCENT    GROWTH               Percent    Growth               Percent
(Dollars in millions)                 2003      OF TOTAL    RATE      2002      of Total    Rate      2001      of Total
------------------------------------------------------------------------------------------------------------------------
Commercial:
  Commercial, financial and
  industrial                        $ 4,304.6      34%       8.0 %  $ 3,986.6      37%      (2.2)%  $ 4,075.2      40%
  Real estate commercial              1,056.4       8        2.7      1,028.7      10        9.3        941.2       9
  Real estate construction              632.9       5       22.4        516.7       5       18.4        436.2       4
------------------------------------------------------              ------------------              --------------------
Total commercial                      5,993.9      47        8.3      5,532.0      52        1.5      5,452.6      53
------------------------------------------------------              ------------------              --------------------
Retail:
  Real estate residential             5,716.9      45       36.6      4,185.1      39       15.8      3,613.6      36
  Real estate construction              424.0       4       61.9        261.9       2       40.4        186.5       2
  Other retail                          259.5       2      (33.6)       390.7       4      (32.2)       575.9       6
  Credit card receivables               262.0       2       (1.1)       264.8       3       (4.0)       275.7       3
------------------------------------------------------              ------------------              --------------------
Total retail                          6,662.4      53       30.6      5,102.5      48        9.7      4,651.7      47
------------------------------------------------------              ------------------              --------------------
Total loans, net of unearned        $12,656.3     100%      19.0 %  $10,634.5     100%       5.2 %  $10,104.3     100%
------------------------------------------------------              ------------------              --------------------
------------------------------------------------------              ------------------              --------------------

Commercial loans consist of commercial, financial and industrial; commercial real estate; and commercial construction loans. Commercial, financial and industrial loans continued as the single largest loan category within commercial loans and represented 72 percent of the commercial loan portfolio in 2003 and 2002 compared to 75 percent in 2001. Commercial, financial and industrial loans increased 8 percent, or $318.0 million, in 2003 largely due to management's decision to discontinue its loan funding arrangement with a commercial paper conduit facility. Loans that were referred to this facility were not reflected on FTNC's Consolidated Statements of Condition. Loans that previously would have been referred to the conduit are now included in FTNC's commercial portfolio. Commercial construction loans grew 22 percent in 2003 or $116.2 million, after increasing 18 percent or $80.5 million in 2002. Commercial construction lending increased in 2003, primarily from growth in loans to single-family residential builders made through First Horizon, reflecting the strong demand for single-family housing and expansion of the sales force and geographic reach. Additional commercial loan information is provided in Table 10.

                                      F-20  First Tennessee National Corporation

TABLE 10 - CONTRACTUAL MATURITIES OF COMMERCIAL LOANS ON DECEMBER 31, 2003

                                                                         After 1 Year
(Dollars in thousands)                                  Within 1 Year   Within 5 Years   After 5 Years     Total
-------------------------------------------------------------------------------------------------------------------
Commercial, financial and industrial                     $2,375,062       $1,849,213       $278,642      $4,502,917
Real estate commercial                                      312,414          522,166        133,484         968,064
Real estate construction                                    521,134          167,744          1,524         690,402
-------------------------------------------------------------------------------------------------------------------
Total commercial loans, net of unearned income           $3,208,610       $2,539,123       $413,650      $6,161,383
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
For maturities over one year:
  Interest rates-floating                                                 $1,462,043       $153,618      $1,615,661
  Interest rates-fixed                                                     1,077,080        260,032       1,337,112
-------------------------------------------------------------------------------------------------------------------
Total                                                                     $2,539,123       $413,650      $2,952,773
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

The retail loan portfolio consists of residential real estate (principally secured by first and/or second liens on residential property), other retail (automobile and other retail installment loans requiring periodic payments of principal and interest), credit card, and retail construction loans. Residential real estate loans accounted for 86 percent of the retail loan portfolio in 2003, 82 percent in 2002 and 78 percent in 2001. The residential real estate loan portfolio grew 37 percent or $1.5 billion in 2003, and grew 16 percent or $571.5 million in 2002, primarily due to growth in home equity lines of credit. The retail real estate construction portfolio increased 62 percent or $162.1 million in 2003, after growing 40 percent or $75.4 million in 2002. Retail real estate residential construction loans are made to individuals for the purpose of constructing a home where First Horizon is committed to make the permanent mortgage. The increase in these loans reflects the favorable housing environment and expansion of the sales force and geographic reach. Other retail loans decreased 34 percent or $131.2 million in 2003 largely due to a decline in automobile lending, and decreased 32 percent or $185.2 million in 2002, due in part to the divestiture of the Money Centers' loans in 2002 (See
Note 2 - Acquisitions/Divestitures for additional information).

Going forward, FTNC expects loan growth to reflect the relative strength of the economy and the continued success of the sales force and national expansion efforts. FTNC will continue to evaluate alternative sources of funding which may include loan sales, securitizations, syndications, equity offerings and debt offerings.

INVESTMENT SECURITIES

The investment portfolio of FTNC consists principally of debt securities used as a source of income, liquidity and collateral for repurchase agreements or public fund deposits. Additionally, the investment portfolio is used as a tool to manage risk from movements in interest rates. On December 31, 2003, the investment portfolio totaled $2.5 billion. The investment portfolio is classified into two categories: securities available for sale (AFS) and securities held to maturity (HTM). Table 11 shows information pertaining to the composition, yields and contractual maturities of the investment securities portfolio.

First Tennessee National Corporation  F-21

TABLE 11 - CONTRACTUAL MATURITIES OF INVESTMENT SECURITIES ON DECEMBER 31, 2003 (AMORTIZED COST)

                                                                After 1 Year          After 5 Years
                                          Within 1 Year        Within 5 Years        Within 10 Years        After 10 Years
                                        -----------------    ------------------    -------------------   --------------------
(Dollars in thousands)                    Amount  Yield      Amount      Yield     Amount      Yield     Amount        Yield
-----------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY (HTM):
States and municipalities*               $   569    8.42%    $   459      8.27%    $     -         -%    $        -        -%
-----------------------------------------------------------------------------------------------------------------------------
Total                                    $   569    8.42%    $   459      8.27%    $     -         -%    $        -        -%
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE (AFS):
Mortgage-backed securities and
 collateralized mortgage obligations**   $     8    7.69%    $ 1,342      7.13%    $45,861      4.60%    $2,149,621     4.48%
U.S. Treasury and other U.S.
 government agencies                      12,666    1.04      35,739      2.15         364      4.26             92     2.43
States and municipalities*                   200    9.58         991      7.32           -         -         11,885     6.90
Other                                      5,175    8.10       7,887      6.08       3,538      5.76        188,793***  3.75
-----------------------------------------------------------------------------------------------------------------------------
Total                                    $18,049    3.16%    $45,959      3.08%    $49,763      4.68%    $2,350,391     4.44%
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

  * Weighted average yields on tax-exempt obligations have been computed by adjusting allowable tax-exempt income to a fully taxable equivalent basis using a tax rate of 34 percent.
 ** Represents government agency issued mortgage-backed securities and collateralized mortgage obligations which, when adjusted for early paydowns, have an estimated average life of 3.6 years.
*** Represents equity securities with no stated maturity.


Investment securities averaged $2.5 billion in both 2003 and 2002. During 2002 average investment securities decreased 5 percent or $128.9 million, primarily due to declining balances of retained securitization interests, which paid down without being replenished. Investment securities represented 12 percent of earning assets in 2003, 14 percent in 2002 and 16 percent in 2001.



On December 31, 2003, the AFS securities totaled $2.5 billion and consisted primarily of mortgage-backed securities, collateralized mortgage obligations
(CMOs), U.S. Treasuries, U.S. government agencies, and equities. On
December 31, 2003, these securities had $5.2 million of net unrealized gains that resulted in an increase in book equity of $3.2 million, net of $2.0 million of deferred income taxes (see Note 3 - Investment Securities for additional detail). On December 31, 2002, the AFS securities portfolio totaled $2.4 billion and had $45.5 million of net unrealized gains that resulted in an increase in book equity of $28.0 million, net of $17.5 million of deferred income taxes. On December 31, 2001, the AFS securities portfolio totaled $2.1 billion and had $39.9 million of net unrealized gains that resulted in an increase in book equity of $24.5 million, net of $15.4 million of deferred income taxes.


On December 31, 2003, the HTM securities represented $1.0 million of municipal securities with a fair value of $1.1 million. On December 31, 2002, and December 31, 2001, HTM securities included privately issued CMOs and municipal securities. The privately issued CMOs represent retail real estate loans that have been securitized and retained through a REMIC (see also Balance Sheet Review - Loans). On December 31, 2002, the HTM securities totaled $280.4 million and had a fair value of $284.5 million, and on December 31, 2001, totaled $461.3 million and had a fair value of $459.1 million.

LOANS HELD FOR SALE/RETAINED INTERESTS

Loans held for sale consist of the mortgage warehouse, student loans, small issuer trust preferred securities, and home equity lines of credit. The warehouse accounts for the majority of loans held for sale. Loans held for sale represented 21 percent of total earning assets in 2003 compared with 17 percent in 2002 and 15 percent in 2001. During 2003 loans held for sale averaged $4.4 billion and increased 46 percent or $1.4 billion from 2002 as a result of a higher level of originations. During 2002 loans held for sale averaged $3.0 billion and increased 27 percent or $636.2 million from 2001. Since the mortgage warehouse loans are generally held in inventory for a short period of time, there may be significant differences between average

                                      F-22  First Tennessee National Corporation
and period-end balances. At year-end 2003, loans held for sale totaled $3.0 billion compared with $4.8 billion and $3.4 billion at year-end 2002 and 2001, respectively.

When First Horizon sells mortgage loans in the secondary market to investors, it generally retains the right to service the loans sold in exchange for a servicing fee that is collected over the life of the loan as the payments are received from the borrower. The expected present value of the anticipated cash flows received for servicing the loan, net of the estimated costs of servicing the loan, is capitalized as an asset known as MSRs on the Consolidated Statements of Condition (refer to discussion of MSRs under Critical Accounting Policies). During 2003, First Horizon originated $536.7 million of MSRs in connection with sales of mortgage loans in the secondary market compared to $401.9 million in 2002. On December 31, 2003 and 2002, the total outstanding principal amount of First Horizon's servicing portfolio aggregated $68.9 billion and $56.0 billion, respectively.

In certain cases, when mortgage loans are sold in the secondary market, First Horizon retains an interest in the mortgage loans sold through an interest-only or principal-only certificate. During 2003, $165.3 million and $3.7 million of interest-only and principal-only certificates, respectively, were retained through the sale of mortgage loans in the secondary markets. This compares to $124.8 million of interest-only and $1.5 million of principal-only certificates retained in 2002 (see Note 24 - Securitizations for additional information on retained interests).

DEPOSITS AND OTHER SOURCES OF FUNDS

DEPOSITS

During 2003 core deposits increased 11 percent, or $1.0 billion, and averaged $10.7 billion. In 2002 core deposits increased 4 percent, or $373.2 million, to an average balance of $9.7 billion from $9.3 billion in 2001. Interest-bearing core deposits averaged $5.8 billion in 2003 and 2002, after decreasing 2 percent or $147.6 million from 2001, primarily due to the loss of funds related to one institutional investor. Noninterest-bearing core deposits, which averaged $4.9 billion in 2003, grew 26 percent or $1.0 billion. This growth was largely due to an increase in mortgage custodial and clearing accounts resulting from the strong mortgage origination volume experienced in 2003 and an increase in corporate deposits. In 2002, noninterest-bearing core deposits grew 16 percent or $520.9 million for the same reasons and averaged $3.9 billion. Noninterest-bearing core deposits averaged $3.3 billion in 2001.

OTHER SOURCES OF FUNDS

Short-term purchased funds averaged $9.5 billion for 2003, up 27 percent or $2.0 billion from the previous year. The increase in short-term purchased funds was used to fund earning assets growth of 23 percent or $3.9 billion in 2003. Short-term purchased funds increased 9 percent or $644.0 million in 2002 and averaged $7.5 billion and $6.9 billion during 2002 and 2001, respectively. Short-term purchased funds accounted for 44 percent of FTNC's funding (core deposits plus purchased funds and term borrowings) in 2003, 42 percent in 2002, and 41 percent in 2001 (see Note 9 - Short-Term Borrowings for additional information).

Term borrowings included senior and subordinated borrowings and advances with original maturities greater than one year. Term borrowings averaged $1.3 billion in 2003, an increase of 96 percent or $657.4 million, compared to an average of $.7 billion in 2002 and an increase of 31 percent from $.5 billion in 2001. 2003's increase in term borrowings was also utilized in funding earning asset growth. Term borrowings on December 31, 2003, were $1.7 billion, an increase of 86 percent, or $797.1 million from 2002 year-end (see Note 10 - Term Borrowings for additional information). This increase includes the effect of adopting
FIN 46, which resulted in the deconsolidation of First Tennessee Capital I (Capital I), subsequent to which $100.0 million of capital securities previously included in mezzanine capital are no longer included on FTNC's balance sheet. However, $103.0 million in junior subordinated debentures issued by FTNC to Capital I are no longer eliminated in consolidation and appear in term borrowings as of December 31, 2003. Also reflected in the increase in term borrowings is the effect of adopting SFAS No. 150, which resulted in the

First Tennessee National Corporation F-23 reclassification of mandatorily redeemable preferred stock of subsidiary, previously included in mezzanine capital, to term borrowings (see Note 1 - Summary of Significant Accounting Policies for additional information).

CAPITAL

Capital adequacy is an important indicator of financial stability and performance. Management's objectives are to maintain a level of capitalization that is sufficient to sustain asset growth, take advantage of profitable growth opportunities and promote depositor and investor confidence. Overall, FTNC's capital position remained strong as shown in Table 12. Unrealized market valuations had no material effect on the ratios.

TABLE 12 - CAPITAL RATIOS


                                                              2003        2002        2001
--------------------------------------------------------------------------------------------
Average shareholders' equity to average assets                 7.16%       7.58%       7.29%
Period-end shareholders' equity to assets                      7.72        7.10        7.17
Period-end double leverage                                    105.2       106.6       105.9
--------------------------------------------------------------------------------------------


Banking regulators define minimum capital ratios for bank holding companies and their bank subsidiaries. Based on the capital rules and definitions prescribed by the banking regulators, should any depository institution's capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions. The system categorizes a depository institution's capital position into one of five categories ranging from well-capitalized to critically under-capitalized. For an institution to qualify as well-capitalized, Tier 1 Capital, Total Capital and Leverage capital ratios must be at least 6 percent, 10 percent and 5 percent, respectively. As of December 31, 2003, FTNC and FTBNA had sufficient capital to qualify as well-capitalized institutions as shown in Note 13 - Regulatory Capital. As discussed in Deposits, Other Sources of Funds and Liquidity Management, First Horizon uses single-purpose business trusts to securitize and sell non-conforming (due to exceeding the FNMA and FHLMC allowable size of loans) loans, which, therefore, are not reflected on FTNC's Statements of Condition. Even if these loans had not been securitized and sold and were included on the Statements of Condition, FTNC and FTBNA would have been well capitalized.


Shareholders' equity was $1.9 billion at year-end 2003, up 12 percent from 2002, which increased 14 percent from year-end 2001. The increase in shareholders' equity during 2003 and 2002 came from retention of net income after dividends and the effects of stock option exercises reduced by shares repurchased. The Consolidated Statements of Shareholders' Equity highlight the changes in equity since December 31, 2000.


On December 31, 2003, the closing sales price of FTNC's common stock was $44.10 per share. The annual dividend yield for 2003 was 3.6 percent based on dividends declared in 2003 and the closing market price of $35.94 on December 31, 2002. FTNC's board of directors has previously approved the purchase of shares authorized for issuance under each of FTNC's various benefit plans. During 2003, FTNC repurchased 4.4 million shares while 4.1 million shares were issued for benefit plans. During 2002, FTNC repurchased 2.9 million shares while 2.8 million shares were issued for benefit plans. During 2001, FTNC repurchased 4.9 million shares while 4.4 million shares were issued for benefit plans. On October 16, 2001, FTNC's board of directors extended from June 30, 2002, until December 31, 2004, the non-stock option plan-related authority to repurchase up to 9.5 million shares, previously approved in October 2000. Repurchases will be made in the open market or through privately negotiated transactions and will be subject to market conditions, accumulation of excess equity and prudent capital management. In total, repurchases by FTNC pursuant to this authority were ..5 million shares during 2003, .2 million shares during 2002 and 2.3 million shares during 2001. Pursuant to board authority, FTNC plans to continue to repurchase shares from time to time for its stock option and other compensation plans and will evaluate the level of capital and take action designed to generate or use capital as appropriate for the interests of the shareholders.

                                      F-24  First Tennessee National Corporation

On December 31, 2003, book value per common share was $15.01 compared to $13.35 for 2002 and $11.66 for 2001. Average shares outstanding for the three-year period were: 126.8 million in 2003, 126.7 million in 2002 and 127.8 million in 2001. Period-end shares outstanding for this same three-year period were: 124.8 million, 125.6 million and 125.9 million, respectively. The decline in shares outstanding in 2003 was primarily related to the buyback of shares in connection with the divestiture of First National Bank of Springdale. FTNC's shares are traded on The New York Stock Exchange under the symbol FTN. The sales price ranges, net income per share and dividends declared by quarter, for each of the last two years, are presented in Table 24.

RISK MANAGEMENT


During 2003, FTNC evolved to a refined enterprise-wide approach to risk governance, measurement, management, and reporting including an economic capital allocation process that is tied to risk profiles used to measure risk-adjusted returns. The Enterprise-wide Risk/Return Management Committee oversees risk management governance. Committee membership includes the CEO and direct reports. The Executive Vice President (EVP) of Risk Management oversees reporting for the committee. Risk management objectives include evaluating risks inherent in business strategies, monitoring proper balance of risks and returns, and managing risks to minimize the probability of future negative outcomes. The Enterprise-wide Risk/Return Management Committee oversees and receives regular reports from the Senior Credit Policy Committee, Asset/Liability Committee
(ALCO), and Operational Risk Committee. The EVP and Chief Credit Officer, EVP of Financial Strategy and Interest Rate Risk Management, and EVP of Risk Management chair these committees respectively. Reports regarding Credit, Asset Liability, Market, and Operational Risks are provided through the Executive and Audit Committees of the Board.


Risk management practices include key elements such as independent checks and balances, formal authority limits, policies and procedures, and portfolio management all executed through experienced personnel. The internal audit department also evaluates risk management activities. These activities include performing internal audits, the results of which are reviewed with management and the Audit Committee, as appropriate.

INTEREST RATE RISK MANAGEMENT

The primary purpose of managing interest rate risk is to minimize the volatility to earnings from changes in interest rates and preserve the value of FTNC's capital. The Asset/Liability Committee is responsible for coordinating the financial management of net interest income, liquidity, mortgage banking interest rate risk, investment portfolio, hedging and other such activities. Interest rate risk is managed by structuring the balance sheet to attempt to maximize overall profitability, increase revenue, and achieve the desired level of net interest income while managing interest sensitivity risk and liquidity. Derivative financial instruments are used to aid in managing the exposure of the balance sheet, net interest income, fee income, and expenses to changes in interest rates. Interest rate sensitivity risk is defined as the risk that future changes in interest rates will impact income.

FTNC's net interest income and its financial condition are affected by changes in the level of market interest rates as the repricing characteristics of its loans and other assets do not necessarily match those of its deposits, other borrowings and capital. To the extent that the interest rates on earning assets reprice less quickly than liabilities, this position will benefit net interest income in a declining interest rate environment and will negatively impact net interest income in a rising interest rate environment. In the case of floating-rate assets and liabilities, FTNC may also be exposed to basis risk, which results from changing spreads between loan and deposit rates.

FTNC uses simulation analysis as its primary tool to manage interest rate risk exposure. This type of analysis computes net interest income at risk under a variety of market interest rate scenarios to dynamically identify interest rate risk exposures. This simulation, which considers forecasted balance sheet changes, prepayment speeds, deposit mix, pricing impacts, and other changes in the net interest spread,

First Tennessee National Corporation F-25 provides an estimate of the annual net interest income at risk for given changes in interest rates. The results help FTNC develop strategies for managing exposure to interest rate risk. Like any forecasting technique, interest rate simulation modeling is based on a number of assumptions and judgments. In this case, the assumptions relate primarily to loan and deposit growth, asset and liability prepayments, interest rates, and on- and off-balance sheet management strategies. Management believes the assumptions used in its simulations are reasonable. Nevertheless, simulation modeling provides only a sophisticated estimate, not a precise calculation of exposure to changes in interest rates.

The simulation models used to analyze the retail/commercial bank's net interest income create various at-risk scenarios looking at increases and/or decreases in interest rates from an instantaneous movement or a staggered movement over a certain time period. In addition, the risk to yield curve movement is estimated by flattening and steepening the yield curve to historical levels. Management reviews these different scenarios to determine probable actions. The models are then updated to incorporate management action. Scenarios that produce a net interest income at risk of 3 percent or more are presented to the Board quarterly. A 300 basis point staggered increase or decrease in interest rates over a one-year period is a key scenario analyzed. These moves are used to estimate net interest income exposure to historically extreme movements in interest rates. Due to the current abnormally low level of rates, the Fed funds rate was modeled into the simulation analysis using a floor of 25 basis points. Based on the rate sensitivity position on December 31, 2003, net interest income exposure over the next 12 months to these interest rate scenarios is estimated to be less than 1 percent of projected net interest income. A 300 basis point staggered increase or 75 basis point staggered decrease in interest rates is a hypothetical rate scenario. These scenarios are used as one estimate of risk, and do not necessarily represent management's current view of future interest rates or market developments. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions, and management's strategies, among other factors, including those presented in the Forward-Looking Statements section of this MD&A.

Rate shock analysis using multiple interest rate movements up and down is used by mortgage banking to determine the amount of interest rate risk and market value exposure of loan commitments in the pipeline, loans in the mortgage warehouse and MSRs. Various factors are used in this analysis including the magnitude and direction of interest changes, prepayment speeds, and other factors that could affect mortgage banking. As discussed in Critical Accounting Policies, derivative financial instruments are used by mortgage banking for two purposes. First, forward contracts and option contracts are used to protect the value of the pipeline and mortgage warehouse against rises in interest rates between the time an interest rate is committed to the customer and the mortgage is sold into the secondary market. Secondly, interest rate contracts are utilized to protect against MSRs prepayment risk that generally accompanies declining interest rates. As interest rates fall, the value of MSRs should decrease and the value of the servicing hedge should increase. The converse is also true. Ineffectiveness in these hedging strategies is reflected in noninterest income.

Management uses the results of interest rate exposure models to formulate strategies to improve balance sheet positioning, earnings, or both, within FTNC's interest rate risk, liquidity and capital guidelines.

The derivative financial instruments listed in Table 13 are shown at both notional and fair values. Table 13 also details FTNC's interest rate sensitivity profile on December 31, 2003, based on projected cash flows using anticipated sale date on loans held for sale, contractual maturity for loans and expected repayment dates for securities. The information provided in this section including the discussion regarding simulation analysis and rate shock analysis is forward-looking. Actual results could differ because of interest rate movements, the ability of management to execute its business plans and other factors, including those presented in the Forward-Looking Statements section of this MD&A.

                                      F-26  First Tennessee National Corporation

TABLE 13 - RISK SENSITIVITY ANALYSIS
CAPITAL MARKETS

                                                                                                                            Fair
(Dollars in millions)                          2004        2005      2006      2007      2008      2009+        Total       Value
---------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Capital markets securities inventory:
 Floating                                     $   603         -         -         -         -           -      $   603      $603
   Average interest rate                         2.97%        -         -         -         -           -         2.97%
---------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE DERIVATIVES (NOTIONAL
VALUE):
Forward contracts:
 Commitments to buy                           $(2,320)        -         -         -         -           -      $(2,320)     $ (2)
   Weighted average settlement price           100.36%        -         -         -         -           -       100.36%
 Commitments to sell                          $ 2,499         -         -         -         -           -      $ 2,499      $  1
   Weighted average settlement price           100.71%        -         -         -         -           -       100.71%
Caps purchased                                $    70      $ 70      $ 10         -         -           -      $   150      $ (2)
   Weighted average strike price                 6.23%     5.36%     3.50%        -         -           -         5.64%
Caps written                                  $   (70)     $(70)     $(10)        -         -           -      $  (150)     $  2
   Weighted average strike price                 6.23%     5.36%     3.50%        -         -           -         5.64%
Option contracts purchased                    $     5         -         -         -         -           -      $     5         *
   Weighted average strike price                99.98%        -         -         -         -           -        99.98%
Option contracts written                      $    (5)        -         -         -         -           -      $    (5)        *
   Weighted average strike price                99.98%        -         -         -         -           -        99.98%
Swap contracts                                $    70         -      $ 30      $ 29      $ 29      $   25      $   183      $ (4)
   Average pay rate (floating)                   4.00%        -      4.33%     3.97%     3.60%       2.11%        3.73%
   Average receive rate (fixed)                  7.06%        -      6.84%     6.42%     4.95%       7.37%        6.63%
Swap contracts                                $   (70)        -      $(30)     $(29)     $(29)     $  (25)     $  (183)     $  4
   Average pay rate (fixed)                      7.06%        -      6.84%     6.42%     4.95%       7.37%        6.63%
   Average receive rate (floating)               4.00%        -      4.33%     3.97%     3.60%       2.11%        3.73%
---------------------------------------------------------------------------------------------------------------------------------

* Amount is less than $500,000

First Tennessee National Corporation  F-27

HELD FOR PURPOSES OTHER THAN TRADING


                                                                                                                            Fair
(Dollars in millions)                          2004        2005      2006      2007      2008      2009+       Total       Value
---------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Loans, net of unearned income*:
 Floating                                     $ 3,262      $590      $328      $233      $326      $4,450      $9,189      $9,194
   Average interest rate                         4.12%     3.53%     3.38%     3.47%     3.32%       4.42%       4.16%
 Fixed                                        $   668      $325      $513      $512      $696      $2,045      $4,759      $4,816
   Average interest rate                         5.60%     6.35%     6.18%     5.98%     5.36%       6.84%       6.26%
Loans held for sale - floating                $   957         -         -         -         -           -      $  957      $  957
   Average interest rate                         4.75%        -         -         -         -           -        4.75%
Loans held for sale - fixed                   $ 2,021         -         -         -         -           -      $2,021      $2,027
   Average interest rate                         6.22%        -         -         -         -           -        6.22%
Investment securities - fixed                 $   583      $355      $325      $352      $270      $  585      $2,470      $2,470
   Average interest rate                         4.45%     4.30%     4.52%     4.61%     4.58%       4.32%       4.44%
Liquid assets - floating**                    $   382         -         -         -         -      $  198      $  580      $  580
   Average interest rate                          .81%        -         -         -         -       11.30%       4.39%
---------------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Interest-bearing deposits:
 Floating                                     $ 2,701      $512      $ 16      $ 10         -      $  260      $3,499      $3,499
   Average interest rate                          .87%     1.22%      .98%      .98%        -         .76%        .91%
 Fixed                                        $ 5,327      $549      $231      $212      $142      $1,180      $7,641      $7,667
   Average interest rate                         1.14%     3.50%     2.75%     3.52%     2.14%        .80%       1.35%
Short-term borrowings:
 Floating                                     $ 3,270         -         -         -         -           -      $3,270      $3,270
   Average interest rate                          .93%        -         -         -         -           -         .93%
 Fixed                                        $    37         -         -         -         -           -      $   37      $   37
   Average interest rate                         1.60%        -         -         -         -           -        1.60%
Term borrowings - floating                    $   610      $300         -      $ 50         -           -      $  960      $  960
   Average interest rate                         1.21%     1.18%        -      1.41%        -           -        1.21%
Term borrowings - fixed                       $     1      $ 23         -         -      $231      $  512      $  767      $  788
   Average interest rate                         5.76%     6.75%        -         -      6.00%       5.72%       5.83%
---------------------------------------------------------------------------------------------------------------------------------


 * Excludes nonaccrual loans.
** Consists of federal funds sold, securities purchased under agreements to resell, investments in time deposits, and mortgage banking trading securities.

                                      F-28  First Tennessee National Corporation

HELD FOR PURPOSES OTHER THAN TRADING

                                                                                                                            Fair
(Dollars in millions)                          2004        2005      2006      2007      2008      2009+        Total       Value
---------------------------------------------------------------------------------------------------------------------------------
DERIVATIVES (NOTIONAL VALUE):
MORTGAGE BANKING:
Pipeline and warehouse hedging
 Forward contracts-
 Commitments to sell                          $ 2,506         -         -         -         -           -      $ 2,506      $(19)
   Weighted average settlement price           100.50%        -         -         -         -           -       100.50%
 Interest rate lock commitments               $ 2,242         -         -         -         -           -      $ 2,242      $ 21
   Average interest rate                         5.69%        -         -         -         -           -         5.69%
Servicing portfolio hedging
 Swaptions                                    $ 1,900         -         -         -         -      $  300      $ 2,200      $ 22
   Weighted average strike price                 4.70%        -         -         -         -        4.35%        4.65%
 Swaps                                              -         -         -         -         -      $2,510      $ 2,510      $218
   Average pay rate (floating)                      -         -         -         -         -        1.16%        1.16%
   Average receive rate (fixed)                     -         -         -         -         -        5.53%        5.53%
 Forward contracts purchased                  $   775         -         -         -         -           -      $   775      $ 10
   Weighted average strike price                 5.50%        -         -         -         -           -         5.50%

INTEREST RATE RISK MANAGEMENT:
Swaps                                               -      $ 27      $ 17      $ 12      $196      $  375      $   627      $ 17
 Average pay rate (floating)                        -      1.18%     1.16%     1.17%     1.17%       1.18%        1.18%
 Average receive rate (fixed)                       -      5.45%     5.50%     3.79%     4.09%       4.91%        4.67%
Swaps                                               -      $ 27      $ 17      $ 12      $ 54      $   25      $   135      $ (6)
 Average pay rate (fixed)                           -      5.16%     5.48%     3.60%     4.93%       3.86%        4.73%
 Average receive rate (floating)                    -      1.18%     1.16%     1.17%     1.17%       1.17%        1.17%
Swaps                                         $   100         -         -         -         -           -      $   100         *
 Average pay rate (floating)                     1.16%        -         -         -         -           -         1.16%
 Average receive rate (floating)                 1.14%        -         -         -         -           -         1.14%
Caps purchased                                      -      $  7         -         -         -           -      $     7         *
   Weighted average strike price                    -      4.00%        -         -         -           -         4.00%
Caps written                                        -      $ (7)        -         -         -           -      $    (7)        *
   Weighted average strike price                    -      4.00%        -         -         -           -         4.00%
---------------------------------------------------------------------------------------------------------------------------------

* Amount is less than $500,000

First Tennessee National Corporation  F-29

LIQUIDITY RISK MANAGEMENT

Liquidity risk is the risk of being unable to fund assets with liabilities of the appropriate duration and interest rate, as well as the risk of not being able to meet unexpected cash needs. The objective of liquidity management is to ensure the continuous availability of funds to meet the demands of depositors, other creditors and borrowers, and the requirements of ongoing operations. The Asset/Liability Committee, a committee consisting of senior management that meets regularly, is responsible for managing these needs by taking into account the marketability of assets; the sources, stability and availability of funding; and the level of unfunded commitments (see Note 18 - Restrictions, Contingencies, Commitments, and Other Disclosures). Core deposits are FTNC's primary source of funding and have been a stable source of liquidity for banks. These deposits are insured by the Federal Deposit Insurance Corporation to the maximum extent authorized by law. For 2003, the average total loan to core deposit ratio was 118 percent compared with 110 percent and 109 percent in 2002 and 2001, respectively.

FTBNA has a bank note program available for additional liquidity under which the bank may borrow funds from time to time at maturities of 30 days to 30 years. On December 31, 2003, $1.0 billion was available under current conditions through the bank note program as a long-term (greater than one year) funding source compared to $1.6 billion in 2002. Borrowings under the bank note program increased $355.1 million during 2003 in order to meet increased liquidity needs related to strong loan growth. FTNC also evaluates alternative sources of funding, including loan sales, securitizations, syndications, Federal Home Loan Bank borrowings, debt offerings and equity offerings in its management of liquidity.




In addition, liquidity has been obtained in prior years through issuance of $100.0 million of guaranteed preferred beneficial interests in FTNC's junior subordinated debentures through a Delaware business trust wholly owned by FTNC (Note 11 - Guaranteed Preferred Beneficial Interests in FTNC's Junior Subordinated Debentures) and through preferred stock issued by an indirect wholly owned subsidiary of FTNC ($45.6 million and $44.4 million on December 31, 2003 and 2002, respectively) (see Note 10 - Term Borrowings and
Note 12 - Preferred Stock of Subsidiary).


The Consolidated Statements of Cash Flows provide information on cash flows from operating, investing and financing activities for the three years ending December 31, 2003. In 2003, cash flows from operating activities were positive as the mortgage warehouse decreased from 2002 levels due to the rising mortgage interest rate environment experienced in 2003. As previously mentioned, FTNC's use of GSEs as an outlet for mortgage loan production is an essential source of liquidity. In both 2002 and 2001, growth in the mortgage warehouse resulted in negative cash flows from operating activities. Earnings represent a significant source of liquidity, consistently providing positive cash flows in each of the three years. The issuance of term-borrowings comprised a significant portion of FTNC's positive cash flows in 2003 as term borrowings were utilized to better match the increased liquidity needs related to the strong loan growth that is reflected in the negative cash flows from investing activities during the three-year period. In 2002 and 2001, deposit growth provided considerable positive cash flows which were utilized to fund the balance sheet growth. Sales and maturities of investment securities largely offset purchases in each of the three years.

Parent company liquidity is maintained by cash flows stemming from dividends and interest payments collected from subsidiaries, which represent the primary source of funds to pay dividends to shareholders and interest to debt holders. The amount of dividends from FTBNA is subject to certain regulatory restrictions that are described in Note 18 - Restrictions, Contingencies, Commitments, and Other Disclosures. The parent company statements are presented in
Note 26 - Parent Company Financial Information. The parent company also has the ability to enhance its liquidity position by raising equity or incurring debt. Under an effective shelf registration statement on file with the SEC, FTNC, as of December 31, 2003, may offer from time to time at its discretion, debt securities, and common and preferred stock aggregating up to $125 million. In addition, FTNC also has an effective capital securities shelf registration statement on file with the SEC under which up to $200 million of capital securities is available for issuance.

                                      F-30  First Tennessee National Corporation

OFF-BALANCE SHEET ARRANGEMENTS AND OTHER CONTRACTUAL OBLIGATIONS



First Horizon originates conventional conforming and federally insured single-family residential mortgage loans. Likewise, FTN Financial Capital Assets Corporation frequently purchases the same types of loans from our customers. Substantially all of these mortgage loans are exchanged for securities, which are issued through investors, including Government Sponsored Enterprises (GSEs), such as GNMA for federally insured loans and FNMA and FHLMC for conventional loans, and then sold in the secondary markets. After sale, these loans are not reflected on the Consolidated Statements of Condition. Each of the GSEs has specific guidelines and criteria for sellers and servicers of loans backing their respective securities. FTNC's use of GSEs as an efficient outlet for mortgage loan production is an essential source of liquidity for FTNC and other participants in the housing industry. During 2003 and 2002, approximately
$40.9 billion and $23.9 billion, respectively, of conventional and federally insured mortgage loans were securitized and sold by First Horizon through these GSEs (see Note 18 - Restrictions, Contingencies, Commitments and Other Disclosures).



Certain of First Horizon's originated loans do not conform to the requirements for sale or securitization by FNMA and FHLMC due to exceeding the maximum loan size of approximately $334 thousand (jumbo loans). First Horizon pools and securitizes these jumbo loans in proprietary transactions. After securitization and sale, these loans are not reflected on the Consolidated Statements of Condition except as described hereafter (see Credit Risk Management - Mortgage Banking). These transactions, which are conducted through single-purpose business trusts, are the most efficient way for First Horizon and other participants in the housing industry to monetize these assets. On December 31, 2003 and 2002, the outstanding principal amount of loans in these off-balance sheet business trusts was $6.0 billion and $4.5 billion, respectively. Given the significance of First Horizon's origination of non-conforming loans, the use of single-purpose business trusts to securitize these loans is an important source of liquidity to FTNC (see Note 24 - Securitizations).



FTNC has various other financial obligations, which may require future cash payments. Table 14 sets forth contractual obligations representing required and potential cash outflows as of December 31, 2003. Purchase obligations represent obligations under agreements to purchase goods or services that are enforceable and legally binding on FTNC and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. In addition, FTNC enters into commitments to extend credit to borrowers, including loan commitments, standby letters of credit, and commercial letters of credit. These commitments do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon (See Note 18 - Restrictions, Contingencies, Commitments and Other Disclosures).





TABLE 14 - CONTRACTUAL OBLIGATIONS

                                                                      Payments due by period
                                            ---------------------------------------------------------------------------
                                            Less than         1-3            4-5          After 5
(Dollars in thousands)                       1 year          years          years          years           Total
-----------------------------------------------------------------------------------------------------------------------
CONTRACTUAL OBLIGATIONS:
 Term borrowings*                           $610,565        $323,467       $282,195       $502,565       $1,718,792
 Annual rental commitments under
   noncancelable leases**                     50,763          79,279         48,822         36,578          215,442
 Purchase obligations                         13,949          18,075          5,000              -           37,024
-----------------------------------------------------------------------------------------------------------------------
Total contractual obligations               $675,277        $420,821       $336,017       $539,143       $1,971,258
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

 * See Note 10 - Term Borrowings for further details.
** See Note 5 - Premises, Equipment and Leases for further details.

First Tennessee National Corporation  F-31

CREDIT RATINGS


Maintaining adequate credit ratings on debt issues is critical to liquidity because it affects the ability of FTNC to attract funds from various sources, such as brokered deposits or wholesale borrowings of which FTNC had $3.6 billion and $3.5 billion on December 31, 2003 and 2002, respectively, on a cost-competitive basis. The various credit ratings are detailed in Table 15. The availability of funds other than core deposits is also dependent upon marketplace perceptions of the financial soundness of FTNC, which include such issues as capital, asset quality and reputation. The availability of core deposit funding is dependent upon federal deposit insurance, which can be removed only in extraordinary circumstances, but may also be influenced to some extent by the same factors that affect other funding sources.

TABLE 15 - CREDIT RATINGS

                                                                Standard & Poor's       Moody's           Fitch
-------------------------------------------------------------------------------------------------------------------
FIRST TENNESSEE NATIONAL CORPORATION
Overall credit rating                                             A-/Stable            A2/Stable      A/Positive/F1
Subordinated debt                                                    BBB+                 A3               A-
Capital securities*                                                  BBB                  A3               A-
-------------------------------------------------------------------------------------------------------------------
FIRST TENNESSEE BANK NATIONAL ASSOCIATION
Overall credit rating                                            A/Stable/A-1          A1/Stable      A/Positive/F1
Long-term/short-term deposits                                       A/A-1               A1/P-1            A+/F1
Other long-term/short-term funding**                                  A                 A1/P-1              A
Subordinated debt                                                     A-                  A2               A-
-------------------------------------------------------------------------------------------------------------------
FT REAL ESTATE SECURITIES COMPANY, INC.
Preferred stock                                                      BBB+                 A3
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------


 * Guaranteed preferred beneficial interests in First Tennessee's junior subordinated debentures issued through a wholly-owned unconsolidated business trust.

** Other funding includes senior bank notes.
A rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time and should be evaluated independently of any other rating.

MARKET RISK MANAGEMENT

FTN Financial buys and sells various types of securities for its customers. When these securities settle on a delayed basis, they are considered forward contracts. Inventory positions are limited to the procurement of securities solely for distribution to customers by the sales staff, and ALCO policies and guidelines have been established to limit the risk in managing this inventory.

CREDIT RISK MANAGEMENT


Credit risk is the risk of loss due to adverse changes in a borrower's ability to meet its financial obligations under agreed upon terms. FTNC is subject to credit risk in lending, trading, investing, liquidity/funding and asset management activities. The nature and amount of credit risk depends on the types of transactions, the structure of those transactions and the parties involved. In general, credit risk is incidental to trading, liquidity/funding and asset management activities, while it is central to the profit strategy in lending. As a result, the majority of credit risk is associated with lending activities.



FTNC has processes and management committees in place that are designed to assess and monitor credit risks. Management's Asset Quality Committee has responsibility to evaluate its assessment of current asset quality for each lending product. In addition, the Asset Quality Committee evaluates the projected changes in classified loans, non-performing assets and charge-offs. A primary objective of this committee is to provide information about changing trends in asset quality by region or loan product, and to provide to senior management a current assessment of credit quality as part of the estimation process for determining the


                                      F-32  First Tennessee National Corporation
allowance for loan losses. The Senior Credit Watch Committee has primary responsibility to enforce proper loan risk grading, to identify credit problems, and to monitor actions to rehabilitate certain credits. Management also has a Senior Credit Policy Committee that is responsible for enterprise-wide credit risk oversight and provides a forum for addressing management issues and setting policy limits for risk taking. The committee also develops credit policies and underwriting guidelines to manage the level and composition of credit risk in its loan portfolio and review performance relative to these policies. In addition, the Financial Counterparty Credit Committee, composed of senior managers, assesses the credit risk of financial counterparties and sets limits for exposure based upon the credit quality of the counterparty. FTNC's goal is to manage risk and price loan products based on risk management decisions and strategies. Management strives to identify potential problem loans and nonperforming loans early enough to correct the deficiencies. It is management's objective that both charge-offs and asset write-downs are recorded promptly, based on management's assessments of current collateral values and the borrower's ability to repay.


FTNC has a significant concentration in loans secured by real estate. In 2003, 62 percent of total loans are secured by real estate compared to 56 percent in 2002 (see Table 9). Two lending products have contributed to this increased level of real estate lending - (1) significant growth in second mortgages identified as home equity lines of credit which grew 61 percent; (2) single family builders which grew 62 percent. FTNC's real estate lending is well-diversified by industry and geographically. On December 31, 2003, FTNC did not have any concentrations of 10 percent or more of total loans in any single industry.

ALLOWANCE FOR LOAN LOSSES AND CHARGE-OFFS

Management's policy is to maintain the allowance for loan losses at a level sufficient to reflect the estimated probable incurred losses in the loan portfolio. The allowance for loan losses is increased by the provision for loan losses and recoveries and is decreased by charged-off loans. The adequacy of the allowance for loan losses is analyzed quarterly. The Chief Credit Officer has the responsibility for performing a comprehensive review of the allowance for loan losses and making a recommendation to the Executive Committee of the Board for approval of the allowance for loan losses at each quarterly reporting period. An analytical model based on historical loss experience, adjusted for current events, trends and economic conditions is used to assess the adequacy of the allowance for loan losses. This methodology determines an estimated loss percentage (reserve rate), which is applied against the balance of loans in each segment of the loan portfolio at the evaluation date. The nature of the process by which FTNC determines the appropriate allowance for loan losses requires the exercise of considerable judgment. After review of all relevant factors, management believes the allowance for loan losses is adequate and reflects its best estimate of probable incurred losses.

The total allowance for loan losses increased 11 percent or $16.0 million from year-end 2002, at which time it had decreased 4 percent or $6.3 million since year-end 2001. Period-end loans increased 23 percent in 2003 after increasing 10 percent in 2002. The ratio of allowance for loan losses to loans, net of unearned income, decreased to 1.15 percent on December 31, 2003, from 1.27 percent on December 31, 2002, primarily reflecting improvement in the retail loan portfolio's risk profile, the effect of obtaining whole loan insurance on $862.7 million of real estate residential loans and the transfer of certain classified and nonperforming residential mortgage loans to held for sale. The ratio of allowance for loan losses to loans was 1.46 percent on December 31, 2001.

Table 17 summarizes by category loans charged off and recoveries of loans previously charged off. This table also shows the additions to the reserve (provision), which have been charged against operating earnings. Table 16 shows net charge-off ratios. Net charge-offs decreased to $68.0 million for the year ended December 31, 2003. Net charge-offs were $98.5 million for 2002 and $80.5 million for 2001. The decrease in the 2003 level of net charge-offs was impacted by improvement in both the consumer and commercial loan portfolios. Total commercial and commercial real estate related loan net charge-offs decreased to $20.6 million in 2003 from $41.4 million in 2002. The commercial loan net charge-offs were not concentrated in any one industry or region. Residential real estate loan net charge-offs decreased to $31.0 million in 2003 from $32.0 million in 2002. Other retail loan net charge-offs decreased to $4.3 million

First Tennessee National Corporation F-33 in 2003 from $13.6 million in 2002. The ratio of net charge-offs to average loans decreased to .54 percent for 2003 from .93 percent for 2002 and .80 percent for 2001.

TABLE 16 - NET CHARGE-OFF RATIOS*

                                                                       2003           2002           2001
----------------------------------------------------------------------------------------------------------
Commercial                                                              .34%           .75%           .47%
Retail real estate**                                                    .48            .64            .65
Other retail                                                           1.64           3.47           2.72
Credit card receivables                                                4.65           4.35           4.22
Total net charge-offs                                                   .54            .93            .80
----------------------------------------------------------------------------------------------------------

Loans are averages expressed net of unearned income.
 * Table 9 provides information on the relative size of each loan portfolio. ** Excludes $1.6 million, $3.6 million and $3.2 million of net charge-offs for
   2003, 2002 and 2001, respectively, related to loans classified as nonperforming from the warehouse and the repurchase of loans originated and previously sold by First Horizon Home Loans.

Within the course of normal mortgage banking activities, a small percentage of mortgage loan originations are classified as nonperforming assets when FHA/VA borrowers are delinquent in their monthly payments prior to the completion of the insuring process. Additionally, loans that have been sold may be required to be repurchased if they are found not to meet an investor's origination criteria. From this pool, there were net charge-offs of $1.6 million in 2003, down from $3.6 million in 2002 due to changes in the disposition of these assets.

Going forward, asset quality indicators should reflect the relative strength of the economy and the resolution of existing asset quality issues. In addition, asset quality ratios could be affected by balance sheet strategies and shifts in loan mix to and from products with different risk/return profiles. Actual results could differ because of several factors, including those presented in the Forward-Looking Statements section of this MD&A discussion.

                                      F-34  First Tennessee National Corporation

TABLE 17 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)                           2003          2002          2001          2000          1999         1998
---------------------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES:
Beginning balance                             $   144,298   $   150,614   $   139,210   $   134,979   $  131,906   $  121,816
Provision for loan losses*                         86,698        92,184        93,220        67,491       57,406       51,287
Allowance from acquisitions                             -             -             -             -            -          140
Securitizations/divestitures                       (2,652)            -        (1,337)       (2,173)      (2,683)      (3,575)
Charge-offs:
Commercial:
 Commercial, financial and industrial              12,460        37,241        22,596         6,583        9,714        5,379
 Real estate commercial                             3,067         2,966         4,156           857          510            -
 Real estate construction                           7,642         3,367           968            47            -          442
Retail:
 Real estate residential**                         35,809        36,726        30,532        17,348        9,742        8,725
 Other retail                                       9,920        19,979        20,603        20,868       17,392        9,734
 Credit card receivables                           13,538        12,862        13,369        25,485       22,867       24,242
---------------------------------------------------------------------------------------------------------------------------------
   Total charge-offs                               82,436       113,141        92,224        71,188       60,225       48,522
---------------------------------------------------------------------------------------------------------------------------------
Recoveries:
Commercial:
 Commercial, financial and industrial               2,438         2,136         1,991         2,903        2,082        2,751
 Real estate commercial                               166            41           280           480          228          641
 Real estate construction                               1             -             -             -            8          148
Retail:
 Real estate residential**                          4,820         4,693         2,788           857          510          788
 Other retail                                       5,653         6,419         4,953         3,937        3,725        4,253
 Credit card receivables                            1,347         1,352         1,733         1,924        2,022        2,179
---------------------------------------------------------------------------------------------------------------------------------
   Total recoveries                                14,425        14,641        11,745        10,101        8,575       10,760
---------------------------------------------------------------------------------------------------------------------------------
   Net charge-offs                                 68,011        98,500        80,479        61,087       51,650       37,762
---------------------------------------------------------------------------------------------------------------------------------
Ending balance                                $   160,333   $   144,298   $   150,614   $   139,210   $  134,979   $  131,906
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Reserve for off-balance sheet commitments     $     7,804   $     5,368   $     4,759   $     4,486   $    4,624   $    4,107
Total of allowance for loan losses and
 reserve for off-balance sheet commitments    $   168,137   $   149,666   $   155,373   $   143,696   $  139,603   $  136,013
---------------------------------------------------------------------------------------------------------------------------------
LOANS AND COMMITMENTS:
Period end loans, net of unearned             $13,990,525   $11,345,445   $10,283,143   $10,239,450   $9,363,158   $8,557,064
Insured loans                                     862,675       785,270             -             -            -            -
---------------------------------------------------------------------------------------------------------------------------------
Loans excluding insured loans                 $13,127,850   $10,560,175   $10,283,143   $10,239,450   $9,363,158   $8,557,064
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Off-balance sheet commitments****             $ 5,464,097   $ 3,398,534   $ 2,895,681   $ 2,069,143   $1,679,237   $1,703,258
---------------------------------------------------------------------------------------------------------------------------------
Average loans, net of unearned                $12,656,318   $10,634,530   $10,104,277   $ 9,931,955   $8,818,766   $8,242,135
---------------------------------------------------------------------------------------------------------------------------------
RATIOS***:
Allowance to loans                                   1.15%         1.27%         1.46%         1.36%        1.44%        1.54%
Allowance to loans excluding insured loans           1.22          1.37          1.46          1.36         1.44         1.54
Net charge-offs to average loans                      .54           .93           .80           .62          .59          .46
Net charge-offs to allowance                         42.4          68.3          53.4          43.9         38.3         28.6
---------------------------------------------------------------------------------------------------------------------------------


   * Provision was negatively impacted by $3.1 million in 2003 related to the transfer of certain retail loans to held for sale. Provision was positively impacted by $10.0 million in 2002 related to the change in FTNC's risk profile after the sale of a portfolio of loans originated through First Horizon Money Centers and the transfer of certain classified and nonperforming loans to held for sale. Provision was also positively impacted by $1.3 million in 2001 and $10.7 million in 2000 related to credit card loans sold.


  ** Real estate residential net charge-offs include $1.6 million, $3.6 million, $3.2 million, $5.2 million, $2.1 million, and $3.4 million of net charge-offs for the years 2003 through 1998, respectively, related to loans classified as nonperforming from the warehouse and the repurchase of loans originated and previously sold by First Horizon Home Loans.

 *** Net of unearned income.

**** Amount of off-balance sheet commitments for which a reserve has been provided. See Note 18 - Restrictions, Contingencies, Commitments and Other Disclosures for further details on off-balance sheet commitments.

First Tennessee National Corporation  F-35

TABLE 18 - LOANS AND FORECLOSED REAL ESTATE ON DECEMBER 31

                                                                   2003                                          2002
                                  -----------------------------------------------------------------------   ---------------
                                                 Construction                             %     Allowance               %
                                                     and        Commercial               of     for Loan               of
(Dollars in millions)              Commercial    Development    Real Estate    TOTAL    Total    Losses      Total    Total
---------------------------------------------------------------------------------------------------------------------------
Internal grades:
 1                                   $  276          $  -          $  -       $   276      2%     $  1      $   210      2%
 2                                      400             -            46           446      3         4          359      3
 3                                      405             -            16           421      3         6          380      3
 4                                    2,485           446           685         3,616     26        46        3,653     32
 5                                      763           234           182         1,179      9        16          877      8
 6                                       77             8            21           106      1         4           90      1
 7                                       40             -             3            43      -         5           46      -
 8, 9, 10 (Classifieds)                  35             -             5            40      -         9           59      1
---------------------------------------------------------------------------------------------------------------------------
                                      4,481           688           958         6,127     44        91        5,674     50
Impaired loans:
 Contractually past due                  20             2            10            32      -        10           44      -
 Contractually current                    2             -             -             2      -         -            5      -
---------------------------------------------------------------------------------------------------------------------------
Total commercial and commercial
 real estate loans                    4,503           690           968         6,161     44       101        5,723     50
---------------------------------------------------------------------------------------------------------------------------
Retail:
 Real estate residential                                                        6,817     49        39        4,721     42
 Real estate construction                                                         527      4         2          342      3
 Other retail                                                                     213      1         5          286      3
 Credit card receivables                                                          273      2        13          273      2
---------------------------------------------------------------------------------------------------------------------------
 Total retail loans                                                             7,830     56        59        5,622     50
---------------------------------------------------------------------------------------------------------------------------
Total loans                                                                   $13,991    100%     $160      $11,345    100%
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Foreclosed real estate:
 Commercial                          $    5          $  -          $  4       $     9                       $     2
 Retail                                                                             5                             5
 Mortgage banking                                                                  10                             4
---------------------------------------------------------------------------------------------------------------------------
Total foreclosed real estate                                                  $    24                       $    11
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

                                   2002
                                 ---------
                                 Allowance
                                 for Loan
(Dollars in millions)             Losses
------------------------------------------
Internal grades:
 1                                 $  1
 2                                    3
 3                                    4
 4                                   35
 5                                   12
 6                                    5
 7                                    5
 8, 9, 10 (Classifieds)               8
------------------------------------------
                                     73
Impaired loans:
 Contractually past due              13
 Contractually current                2
------------------------------------------
Total commercial and commercial
 real estate loans                   88
------------------------------------------
Retail:
 Real estate residential             37
 Real estate construction             2
 Other retail                         3
 Credit card receivables             14
------------------------------------------
 Total retail loans                  56
------------------------------------------
Total loans                        $144
------------------------------------------
------------------------------------------
Foreclosed real estate:
 Commercial
 Retail
 Mortgage banking
------------------------------------------
Total foreclosed real estate
------------------------------------------
------------------------------------------

Loans are expressed net of unearned income. All amounts in the Allowance for Loan Losses columns have been rounded to the nearest million dollars. Certain previously reported amounts have been reclassified to agree with current presentation.

All data is based on internal loan classifications. Definitions of each credit grade are provided below:

Grade 1: Established, stable companies with excellent earnings, liquidity, and capital. Possess many of the same characteristics as Standard & Poor's (S&P) AA rated companies.
Grade 2: Well established, stable companies with good to very good earnings, liquidity, and capital. Possess many of the same characteristics as S&P A rated companies.
Grade 3: Reasonably well established, stable companies with above average to good earnings, liquidity, and capital and with consistent, positive trends relative to industry norms.
Grade 4: Reasonably well established, stable companies with average earnings, liquidity, and capital.
Grade 5:   New and established companies with some potential weakness.
           Capital considered less than average and history of average to below average earnings without consistent positive trends. Overall acceptable credits with minor weaknesses which warrant additional servicing.
Grade 6: Financial condition adversely affected by temporary lack of earnings or liquidity or changes in the operating environment. An action plan is required to rehabilitate the credit or have it refinanced elsewhere.
Grade 7: Significant developing weaknesses or adverse trends in earnings, liquidity, capital, or operating environment.
           Limited alternate financing is available.
Grade 8:   Significantly higher than normal probability that:
           (1) legal action will be required; (2) liquidation of collateral will be required; (3) there will be a loss; or all three will occur. This grade is believed to be substantially equivalent to the regulators' classification of substandard.
Grade 9: Excessive degree of risk. Financial and management deficiencies are well defined and make the obligor's ability to repay from anticipated sources under existing terms and conditions uncertain. Collateral shortfall and/or undeterminable collateral values exist. Timing and amount of loss are uncertain. This grade is believed to be substantially equivalent to the regulators' classification of doubtful.
Grade 10:  Borrowers are deemed incapable of repayment and debt is deemed uncollectible. Loans should no longer be carried as an active bank asset. This grade is believed to be substantially equivalent to the regulators' classification of loss.
Impaired:  A loan for which it is probable that all amounts due, according to the contractual terms of the loan agreement, will not be collected and the loan is placed on non-accrual status. Reserves for impaired loans are based on the value of the collateral or the cash flow of the entity compared to the outstanding balance.

                                      F-36  First Tennessee National Corporation

COMPONENTS OF THE ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is composed of the following components: reserves for individually impaired commercial loans, reserves for commercial loans evaluated based on pools of credit graded loans, and reserves for pools of smaller-balance homogeneous retail and commercial loans. Reserves for individually impaired commercial loans are computed in accordance with SFAS No. 114, and are based on either the estimated collateral value less selling costs (if the loan is a collateral dependent loan), or the present value of expected future cash flows discounted at the loan's effective interest rate. Reserves for commercial loans evaluated based on pools of credit graded loans and reserves for pools of smaller-balance homogeneous retail and commercial loans are determined in accordance with SFAS No. 5. The reserve factors applied to these pools are an estimate of probable incurred losses based on management's evaluation of historical losses from loans with similar characteristics, adjusted for current economic factors and trends. Table 18 gives a breakdown of the allowance allocation by major loan types and commercial loan grades on December 31, 2003, compared with December 31, 2002.

To assess the quality of individual commercial loans, all commercial loans are internally assigned a credit grading, ranging from grades 1 to 10. The credit grading system is intended to identify and measure the credit quality of lending relationships by analyzing the migration of loans between grading categories. It is also integral to the estimation methodology utilized in determining the allowance for loan losses since an allowance is established for pools of commercial loans based on the credit grade assigned. The appropriate relationship manager performs the process of classifying commercial loans into the appropriate credit grades initially as a component of the approval of the loan and has responsibility for insuring that the loan is properly graded throughout the life of the loan. The proper loan grade for all commercial loans in excess of $1 million is confirmed by a senior credit officer in the approval process. To determine the most appropriate credit grade for each loan, based on the size of the loan, credit officers examine and consider both financial and non-financial data as discussed in the credit grade definitions disclosed in Table 18. Loan grades are frequently reviewed by commercial loan review to determine if any changes in the circumstances of the loan require a different risk grade.

A reserve rate is established for each loan grade based on a historical three-year moving average of actual charge-offs. The reserve rate is then adjusted for current events, trends, and economic conditions that affect the asset quality of the loan portfolio. Some of the factors considered in making these adjustments include: levels of and trends in delinquencies; classified loans and nonaccrual loans; trends in outstandings and maturities; effects of changes in lending policies and underwriting guidelines; introduction of new loan products with different risk characteristics; experience, ability and depth of lending management and staff; migration trends of loan grades; and charge-off trends that may skew the historical three-year moving average. Finally, the reserve rates for each loan grade are reviewed quarterly to reflect local, regional and national economic trends; concentrations of cyclical industries; and the economic prospects for industry concentrations. To supplement management's process in setting these additional adjustments, an economic model is used that evaluates the correlation between historical charge-offs and a number of state and national economic indicators. Also, all classified loans $1 million and greater are reviewed individually in accordance with SFAS No. 114, and a specific reserve is set based on the exposure (the difference between the outstanding loan amount and either the present value of expected future cash flows or the estimated net realizable value of the collateral) and the probability of loss.

Table 19 shows the reserve rates (percentage of allowance for loan losses to outstanding balances) by loan category. The average reserve rate for all commercial loans increased to 1.49 percent in 2003 from 1.29 percent in 2002 and
1.31 percent in 2001. This increase is due to the higher charge-offs experienced in 2002 and 2001 being included in the historical three-year moving average calculation.

First Tennessee National Corporation  F-37

TABLE 19 - AVERAGE RESERVE RATES

                                           LOANS           Loans           Loans           Loans           Loans
                                           % OF            % of            % of            % of            % of
                                   2003    TOTAL   2002    Total   2001    Total   2000    Total   1999    Total
----------------------------------------------------------------------------------------------------------------
Commercial, commercial real
 estate and commercial
 construction*                      1.49%  43.8     1.29%  50.0     1.31%  54.1     1.29%  51.6     1.30%   51.1
Impaired                           29.41     .2    30.61     .5    44.74     .4    36.59     .4    42.86      .1
Retail real estate                   .56   52.5      .77   44.6      .99   38.3      .69   36.7      .92    31.5
Other retail                        2.35    1.5     1.05    2.5     1.96    4.5     1.67    8.2     1.77    10.8
Credit card receivables             4.76    2.0     5.13    2.4     4.63    2.7     5.02    3.1     4.12     6.5
----------------------------------------------------------------------------------------------------------------

* Excludes impaired loans.

The allowance for loan losses for smaller-balance homogenous loans (retail loans) is determined based on pools of similar loan types that have similar credit risk characteristics, which is consistent with industry practice. FTNC manages retail loan credit risk on a portfolio basis. Reserve rates are established for each segment of the retail loan portfolio based on historical loss experience and are adjusted to reflect current events, trends and economic conditions. Some of the factors for making these adjustments include: changes in underwriting guidelines or credit scoring models; trends in consumer payment patterns, delinquencies and personal bankruptcies; staffing levels in the collection area; changes in the mix of loan products outstanding; experience, ability and depth of lending management and staff; value of underlying collateral; and charge-off trends.

The average reserve rate for retail real estate loans was .56 percent in 2003 as compared to .77 percent in 2002 and .99 percent in 2001. The decrease in the retail real estate loan reserve rate for 2003 was impacted primarily by the improvement in the retail loan portfolio's risk profile including the effect of providing whole loan insurance on certain real estate residential loans. The reserve rate for other retail loans increased to 2.35 percent in 2003 from 1.05 percent in 2002 primarily due to the changing risk profile of this portfolio of loans. The other retail loans reserve rate was 1.96 percent in 2001.

NONPERFORMING ASSETS

Nonperforming loans consist of impaired, other nonaccrual and restructured loans. These, along with foreclosed real estate and other assets, represent nonperforming assets. Impaired loans are those loans for which it is probable that all amounts due, according to the contractual terms of the loan agreement, will not be collected and for which recognition of interest income has been discontinued. Other nonaccrual loans are residential and other retail loans on which recognition of interest income has been discontinued. Restructured loans generally take the form of an extension of the original repayment period and/or a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower.

Nonperforming assets were $76.2 million in 2003 compared to $75.7 million in 2002. Nonperforming assets related to lending activities were $57.0 million, a decrease of 9 percent, or $5.9 million. This decline is primarily due to improvement in the commercial loan portfolio and reflects the impact on our customer base of a strengthened economy. Nonperforming assets related to mortgage production activities increased 51 percent to $19.1 million from $12.7 million as foreclosed real estate increased by $6.3 million. The level of foreclosed assets in both mortgage production and lending activities increased primarily due to foreclosure of single-family homes in certain residential developments.

Information regarding nonperforming assets and loans is presented in Table 21. As shown in the table, the ratio of nonperforming assets to total loans related to lending activities was .42 percent on December 31, 2003. Table 20 gives additional information related to changes in nonperforming assets for 2001 through 2003.

                                      F-38  First Tennessee National Corporation

TABLE 20 - CHANGES IN NONPERFORMING ASSETS

(Dollars in millions)                                              2003        2002         2001
--------------------------------------------------------------------------------------------------
Beginning balance                                                 $ 75.7      $  85.1      $ 77.7
Additional nonperforming assets                                    111.0        165.5       134.2
Payments, sales and other dispositions                             (88.2)      (130.6)      (97.2)
Charge-offs                                                        (22.3)       (44.3)      (29.6)
--------------------------------------------------------------------------------------------------
Ending balance                                                    $ 76.2      $  75.7      $ 85.1
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

TABLE 21 - NONPERFORMING ASSETS ON DECEMBER 31

(Dollars in thousands)                               2003       2002       2001       2000      1999      1998
----------------------------------------------------------------------------------------------------------------
LENDING ACTIVITIES*:
Nonperforming loans**                              $ 42,488   $ 55,060   $ 41,539   $ 41,541   $ 7,753   $12,246
Foreclosed real estate                               14,224      7,891      8,852      3,997     5,777     5,091
Other assets                                            336         33        130         97        91       199
----------------------------------------------------------------------------------------------------------------
 Total lending activities                            57,048     62,984     50,521     45,635    13,621    17,536
----------------------------------------------------------------------------------------------------------------
MORTGAGE PRODUCTION ACTIVITIES*:
Nonperforming loans-held for sale                     8,754      5,733          -          -         -         -
Nonperforming loans-loan portfolio**                    542      3,394     21,417     19,761    21,365    15,561
Foreclosed real estate                                9,851      3,560     13,137     12,293    12,093    11,151
----------------------------------------------------------------------------------------------------------------
 Total mortgage production activities                19,147     12,687     34,554     32,054    33,458    26,712
----------------------------------------------------------------------------------------------------------------
Total nonperforming assets                         $ 76,195   $ 75,671   $ 85,075   $ 77,689   $47,079   $44,248
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
Loans and leases 30 to 89 days past due            $ 91,930   $104,084   $117,298   $105,705   $88,389   $87,832
Loans and leases 90 days past due                    27,240     37,083     37,665     42,606    29,849    31,603
Potential problem assets***                         119,083    128,657    123,535    107,605    75,001    63,307
----------------------------------------------------------------------------------------------------------------
RATIOS:
Allowance to nonperforming loans in the loan
 portfolio                                              373%       247%       239%       227%      464%      474%
Nonperforming assets to total loans plus
 foreclosed real estate and other assets (lending
 activities only)                                       .42        .57        .51        .47       .15       .21
Nonperforming assets to unpaid principal balance
 of servicing portfolio (mortgage production
 activities only)                                       .03        .02        .08        .07       .07       .07
----------------------------------------------------------------------------------------------------------------

  * Lending activities include all activities associated with the loan portfolio. Mortgage production includes activities associated with the mortgage warehouse. During fourth quarter 2002, certain nonperforming residential mortgage loans were transferred to held for sale.
 ** Total impaired loans included in nonperforming loans were $34.4 million, $49.3 million, $37.8 million, $41.2 million, $7.5 million, and $12.1 million for the years 2003 through 1998, respectively.
*** Includes loans and leases 90 days past due.
Certain previously reported amounts have been reclassified to agree with current presentation.

PAST DUE LOANS AND POTENTIAL PROBLEM ASSETS

Past due loans are loans contractually past due 90 days or more as to interest or principal payments, but which have not yet been put on nonaccrual status. The ratio of past due loans to total loans was .19 percent at year-end 2003, down from .33 percent on December 31, 2002. The improvement in past due loans is due primarily to a positive change in the risk profile of retail real estate loans. Additional historical past due loan information can be found in Table 21. Loans 30 to 89 days past due decreased to $91.9 million or .66 percent of total loans on December 31, 2003, from $104.1 million or .92 percent of total loans on December 31, 2002.

First Tennessee National Corporation  F-39

Potential problem assets, which are not included in nonperforming assets, decreased to $119.1 million, or .85 percent of total loans, on December 31, 2003, from $128.7 million, or 1.13 percent of total loans, on December 31, 2002. Potential problem assets represent those assets where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower's ability to comply with present repayment terms. This definition is believed to be substantially consistent with the standards established by the Office of the Comptroller of the Currency for loans classified substandard.

MORTGAGE BANKING

First Horizon originates mortgage loans through its retail and wholesale operations and also purchases mortgage loans from third-party mortgage bankers (known as correspondent brokers) for sale to secondary market investors and subsequently services the majority of those loans. The secondary market for mortgages allows First Horizon to sell mortgage loans to investors, including Government Sponsored Enterprises (GSEs), such as FNMA, FHLMC and GNMA. Many private investors are also active in the secondary market as issuers and investors. The majority of First Horizon's mortgage loans are sold through transactions with GSEs. The risk of credit loss with regard to the principal amount of the loans sold is generally transferred to investors upon sale to the secondary market. To the extent that transferred mortgage loans are subsequently determined not to meet the agreed-upon qualifications or criteria, the purchaser has the right to return those loans to First Horizon. In addition, certain mortgage loans are sold to investors with limited or full recourse in the event of mortgage foreclosure (refer to discussion of foreclosure reserves under Critical Accounting Policies).

OPERATIONAL RISK MANAGEMENT

Operational risk is the risk of loss from inadequate or failed internal processes, people, and systems or from external events. This risk is inherent in all businesses. Management, measurement, and reporting of operational risk are overseen by the Operational Risk Committee, which is chaired by the Executive Vice President of Risk Management. Key representatives from the business segments, legal, shared services, risk management, and insurance are represented on the committee. Summary reports of the committee's activities and decisions are provided to the Enterprise-wide Risk/Return Management Committee. Significant emphasis is dedicated to refinement of processes and tools to aid in measuring and managing material operational risks and providing for a culture of awareness and accountability.

CRITICAL ACCOUNTING POLICIES

APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

FTNC's accounting policies are fundamental to understanding management's discussion and analysis of financial condition and results of operations. The consolidated financial statements of FTNC are prepared in conformity with accounting principles generally accepted in the United States of America and follow general practices within the industries in which it operates. The preparation of the financial statements requires management to make certain judgments and assumptions in determining accounting estimates. Accounting estimates are considered critical if (a) the estimate requires management to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (b) different estimates reasonably could have been used in the current period, or changes in the accounting estimate are reasonably likely to occur from period to period, that would have a material impact on the presentation of FTNC's financial condition, changes in financial condition or results of operations.

It is management's practice to discuss critical accounting policies with the Board of Directors' Audit Committee including the development, selection and disclosure of the critical accounting estimates. Management believes the following critical accounting policies are both important to the portrayal of the company's financial condition and results of operations and require subjective or complex judgments. These judgments about critical accounting estimates are based on information available as of the date of the financial statements.

                                      F-40  First Tennessee National Corporation

MORTGAGE SERVICING RIGHTS AND OTHER RELATED RETAINED INTERESTS

When First Horizon sells mortgage loans in the secondary market to investors, it generally retains the right to service the loans sold in exchange for a servicing fee that is collected over the life of the loan as the payments are received from the borrower. The expected present value of the anticipated cash flows received for servicing the loan, net of the estimated costs of servicing the loan, is capitalized as an asset known as MSRs on the Consolidated Statements of Condition. In certain cases, when First Horizon sells mortgage loans in the secondary market, it retains an interest in the mortgage loans sold primarily through interest-only certificates. Interest-only certificates are financial assets, which represent rights to receive earnings from serviced assets that exceed contractually specified servicing fees.

MSRS ESTIMATED FAIR VALUE

The fair value of MSRs typically rises as market interest rates increase and declines as market interest rates decrease; however, the extent to which this occurs depends in-part on (1) the magnitude of changes in market interest rates, and (2) the differential between the then current market interest rates for mortgage loans and the mortgage interest rates included in the mortgage servicing portfolio.

Since sales of MSRs tend to occur in private transactions and the precise terms and conditions of the sales are typically not readily available, there is a limited market to refer to in determining the fair value of MSRs. As such, like other participants in the mortgage banking business, First Horizon relies primarily on a discounted cash flow model to estimate the fair value of its MSRs. This model calculates estimated fair value of the MSRs using numerous tranches of MSRs, which share similar key characteristics, such as interest rates, type of product (fixed vs. variable), age (new, seasoned, moderate), agency type and other factors. First Horizon uses assumptions in the model that it believes are comparable to those used by other participants in the mortgage banking business and reviews estimated fair values and assumptions with third-party brokers and other service providers on a quarterly basis. First Horizon also compares its estimates of fair value and assumptions to recent market activity and against its own experience.

Estimating the cash flow components of net servicing income from the loan and the resultant fair value of the MSRs requires First Horizon to make several critical assumptions based upon current market and loan production data.

Prepayment speeds: Generally, when market interest rates decline and other factors favorable to prepayments occur there is a corresponding increase in actual and expected borrower prepayments as customers refinance existing mortgages under more favorable interest rate terms. When a mortgage loan is prepaid, or is expected to prepay faster than originally expected, the anticipated cash flows associated with servicing that loan are terminated or reduced, resulting in a reduction, or impairment, to the fair value of the capitalized MSRs. To estimate prepayment speeds, First Horizon utilizes a third-party prepayment model, which is based upon statistically derived data linked to certain key principal indicators involving historical borrower prepayment activity associated with mortgage loans in the secondary market, current market interest rates and other factors. For purposes of model valuation, estimates are made for each product type within the MSRs portfolio on a monthly basis.

Discount rate: Represents the rate at which the expected cash flows are discounted to arrive at the net present value of servicing income. Estimated discount rates will change with market conditions (i.e., supply vs. demand) and be reflective of the yields expected to be earned by market participants investing in MSRs.

Cost to service: Expected costs to service are estimated based upon the costs that a market participant would use in evaluating the potential acquisition of MSRs.

Float income: Estimated float income is driven by expected float balances (principal and interest payments that are held pending remittance to the investor) and current market interest rates, including the thirty day London Inter-Bank Offered Rate (LIBOR) and five-year swap interest rates, which are updated on a monthly basis for purposes of estimating the fair market value of MSRs.

First Tennessee National Corporation  F-41

First Horizon engages in a process referred to as 'price discovery' on a monthly basis to assess the reasonableness of the estimated fair value of MSRs. Price discovery is conducted through a process of obtaining the following information:
(a) monthly informal valuation of the servicing portfolio by a prominent mortgage-servicing broker, and (b) a collection of surveys and benchmarking data available through third party participants in the mortgage banking business. Although there is no single source of market information that can be relied upon to assess the fair value of MSRs, First Horizon reviews all information obtained during price discovery to determine whether the estimated fair value of MSRs is reasonable when compared to market information. On December 31, 2003, 2002 and 2001, based upon the information obtained through price discovery, First Horizon determined that its MSRs valuations and assumptions were reasonable based on the price discovery process.

The overall assessment of the estimated fair value of MSRs is submitted monthly for review by the First Horizon Risk Management Committee (FHRMC). The FHRMC is responsible for approving the critical assumptions used by management to determine the estimated fair value of First Horizon's MSRs. Each quarter, FTNC's MSRs Committee reviews the original valuation, impairment, and the initial capitalization rates for newly originated MSRs. In addition, the Executive Committee of FTNC's board of directors reviews the initial capitalization rates and approves the amortization expense.

MSRs are included on the Consolidated Statements of Condition, net of accumulated amortization. The changes in fair value of MSRs are included as a component of Mortgage Banking - Noninterest Income on the Consolidated Statements of Income.

HEDGING THE FAIR VALUE OF MSRS

In order to provide protection from a decline in the fair value of MSRs, First Horizon employs a hedging strategy. This strategy uses derivative financial instruments expected to change in fair value in response to changes in a certain benchmark interest rate (specifically, the 10-year LIBOR) in amounts, which will substantially offset the change in fair value of certain MSRs. On December 31, 2003 and 2002, hedged MSRs approximated 95 percent and 90 percent of the total MSRs portfolio, as measured on a dollar at risk basis.

In order to substantially hedge the change in fair value of the hedged MSRs, First Horizon generally maintains a coverage ratio (the ratio of expected change in fair value of derivatives to expected change in fair value of MSRs) approximating 100 percent of the hedged MSRs portfolio. As noted above, to the extent that actual borrower prepayments do not react as anticipated by the prepayment model (i.e., the historical data observed in the model does not correspond to actual market activity), it is possible that the prepayment model could fail to accurately predict mortgage prepayments and could result in significant earnings volatility. Pursuant to SFAS No. 133, in any hedge period the difference between the change in fair value of the hedged MSRs, attributed to the change in the benchmark interest rate, and the change in fair value of the derivatives used to hedge the change in fair value of the MSRs is recognized as gains or losses in current earnings. First Horizon generally attempts to hedge 100 percent of the exposure to a change in the fair value of the hedged MSRs attributed to a change in the benchmark interest rate, which requires a regular assessment of the amount of derivative financial instruments required to maintain a 100 percent hedge ratio.

Certain components of the fair value of derivatives used to hedge certain MSRs are excluded from the assessment of hedge effectiveness. Although those amounts are excluded from the assessment of hedge effectiveness, they are included as a component of current earnings in the Consolidated Statements of Income.

The derivative financial instruments used to hedge the change in fair value of hedged MSRs primarily include interest rate floors, interest rate swaps, swaptions and forward purchase contracts of mortgage backed securities (known as 'to be announced' mortgage backed securities, or TBAs).


First Horizon generally experiences increased loan origination and production in periods of low interest rates, which at the time of sale result in the capitalization of new MSRs associated with new production - this

                                      F-42  First Tennessee National Corporation
provides for a 'natural hedge' in the mortgage banking business cycle. The 'replenishment rate' during 2003 - meaning the ratio of new loan volume originated for every existing customer mortgage loan that prepays - was approximately 191 percent, which includes the retention of existing First Horizon customers who prepay their mortgage loans. First Horizon capitalized $536.7 million of MSRs during 2003, resulting in a significant offset to the impairment charges recognized related to MSRs. This new production volume contributed significantly to the overall positive results experienced during 2003, despite significant prepayments and MSRs impairment charges (see Table 22 for additional information). New production and origination does not prevent First Horizon from recognizing impairment expense on existing servicing rights as a result of prepayments; rather, the new production volume results in loan origination fees and the capitalization of MSRs as a component of realized gains related to the sale of such loans in the secondary market, thus the 'natural hedge' which tends to offset a portion of the MSRs impairment charges during a period of low interest rates. In a period of increased borrower prepayments, impairment can be significantly offset by a strong replenishment rate and strong net margins on new loan originations. To the extent that First Horizon is unable to maintain a strong replenishment rate, or in the event that the net margin on new loan originations declines from historical experience, the value of the natural hedge may diminish, thereby significantly impacting the results of operations in a period of increased borrower prepayments.


First Horizon does not specifically hedge the change in fair value of MSRs attributed to other risks, including anticipated prepayments (representing the difference between actual prepayment experience and estimated prepayments derived from the model, as described above), basis risk (meaning, the risk that changes in the benchmark interest rate may not correlate to changes in the mortgage market interest rates), discount rates, cost to service and other factors. To the extent that these other factors result in changes to the fair value of MSRs, First Horizon experiences volatility in current earnings due to the fact that these risks are not currently hedged.

ACTUAL VS. ESTIMATED MSRS CRITICAL ASSUMPTIONS

As discussed above, the estimate of the cash flow components of net servicing income associated with MSRs requires management to make several critical assumptions based upon current market and loan production data, including prepayment speeds, discount rate, cost to service and float income. Inherent in estimating such assumptions are uncertainties associated with the mortgage banking business (primarily, the change in market interest rates which vary significantly due to multiple economic and non-economic factors) as well as the composition of the MSRs portfolio, which is not static and changes significantly based upon the production and sale of new loans, customer prepayment experience and other factors. As a result, the estimated assumptions used to value
MSRs - particularly the estimate of prepayment speeds - can vary significantly from actual experience, resulting in the recognition of additional impairment charges in current earnings. Table 22 provides a summary of actual and estimated weighted average prepayment speeds and float income used in determining the estimated fair value of MSRs for the years ended December 31, 2003, 2002 and 2001. Although the estimates of discount rates and cost to service assumptions used in determining the estimated fair value of MSRs can vary from actual experience, such differences have not been material for the years ended December 31, 2003, 2002, and 2001.

During 2003, 2002 and 2001, impairment charges associated with MSRs of $158.3 million, $150.2 million and $115.4 million, respectively, were recognized, which were principally associated with differences between actual and estimated prepayment speeds and other factors, including basis risk associated with benchmark interest rates and actual float income earnings. The decrease in value of MSRs was partially offset by an increase in fair value of the derivative financial instruments used to hedge the change in fair value of the hedged MSRs (see 'MSRs net hedge results' in Table 3).

Table 22 summarizes First Horizon's MSRs activity and critical assumptions for the years ended December 31, 2003, 2002 and 2001.

First Tennessee National Corporation  F-43

TABLE 22 - MSRS ACTIVITY AND CRITICAL ASSUMPTIONS


(Dollars in millions)                                          2003               2002               2001
------------------------------------------------------------------------------------------------------------
Mortgage servicing income                                     $ 186.7            $ 168.0            $ 157.1
Originated mortgage servicing rights, net                       530.4              401.9              232.3
Amortization                                                   (132.3)            (117.8)            (109.3)
Impairment                                                     (158.3)            (150.2)            (115.4)
MSRs hedge ineffectiveness, net*                                115.2              100.8               33.8
------------------------------------------------------------------------------------------------------------
Prepayment speeds
 Actual                                                          55.3%              42.7%              34.5%
 Estimated**                                                     67.0               42.9               24.8
Float income
 Actual                                                       $  35.1            $  41.7            $  45.2
 Estimated                                                       40.0               36.8               38.5
------------------------------------------------------------------------------------------------------------



 * MSRs hedge ineffectiveness is expressed net of time decay of MSRs hedges.

** Estimated prepayment speeds represent monthly average prepayment speed estimates for each of the years presented.

INTEREST-ONLY CERTIFICATES FAIR VALUE

Consistent with MSRs, the fair value of an interest-only certificate typically rises as market interest rates increase and declines as market interest rates decrease. Additionally, similar to MSRs, the market for interest-only certificates is limited, and the precise terms of transactions involving interest-only certificates are not typically readily available. Accordingly, First Horizon relies primarily on a discounted cash flow model to estimate the fair value of its interest-only certificates.

Estimating the cash flow components and the resultant fair value of the interest-only certificates requires First Horizon to make certain critical assumptions based upon current market and loan production data. The primary critical assumptions used by First Horizon to estimate the fair value of interest-only securities include prepayment speeds and discount rates, as discussed above. First Horizon's interest-only certificates are included as a component of trading securities on the Consolidated Statements of Condition, with realized and unrealized gains and losses included in current earnings as a component of mortgage banking income on the Consolidated Statements of Income.

HEDGING THE FAIR VALUE OF INTEREST-ONLY CERTIFICATES

First Horizon employs an economic hedging strategy for interest-only certificates, which uses derivative financial instruments expected to change in fair value in response to changes in a certain benchmark interest rate (specifically, the 10-year LIBOR) in amounts which will substantially offset the change in fair value of certain interest-only certificates. Realized and unrealized gains and losses associated with the change in fair value of derivatives used in the economic hedge of interest-only securities are included in current earnings on the Consolidated Statements of Income. The extent to which the change in fair value of interest-only securities is offset by the change in fair value of the derivatives used to hedge these instruments depends primarily on the hedge coverage ratio maintained by First Horizon. Also, as noted above, to the extent that actual borrower prepayments do not react as anticipated by the prepayment model (i.e., the historical data observed in the model does not correspond to actual market activity), it is possible that the prepayment model could fail to accurately predict mortgage prepayments, which could significantly impact First Horizon's ability to effectively hedge certain components of the change in fair value of interest-only certificates and could result in significant earnings volatility. The derivative financial instruments used to hedge the change in fair value of hedged interest-only certificates primarily include interest rate floors, interest rate swaps, swaptions and TBAs.

                                      F-44  First Tennessee National Corporation

PIPELINE AND WAREHOUSE

During the period of loan origination, and prior to the sale of mortgage loans in the secondary market, First Horizon has exposure to mortgage loans that are in the 'mortgage pipeline' and the 'mortgage warehouse'. The mortgage pipeline consists of loan applications that have been received, but have not yet closed as loans. Pipeline loans are either 'floating' or 'locked'. A floating pipeline loan is one on which an interest rate has not been locked by the borrower. A locked pipeline loan is one on which the potential borrower has set the interest rate for the loan by entering into an interest rate lock commitment resulting in interest rate risk to First Horizon. Once a mortgage loan is closed and funded, it is included within the mortgage warehouse, or the 'inventory' of mortgage loans that are awaiting sale and delivery (currently an average of approximately 30 days) into the secondary market. First Horizon is exposed to credit risk while a mortgage loan is in the warehouse.

An interest rate lock commitment binds First Horizon to lend funds to the potential borrower at the set interest rate, which expires on a fixed date regardless of whether or not interest rates change in the market. Interest rate lock commitments generally have a term of up to 60-days before the closing of the loan. The interest rate lock commitment, however, does not bind the potential borrower to entering into the loan, nor does it guarantee that First Horizon will approve the potential borrower for the loan. Therefore, First Horizon makes estimates of expected 'fallout' (locked pipeline loans not expected to close), using models, which consider cumulative historical fallout rates and other factors. Fallout can occur for a variety of reasons including falling rate environments when a borrower will abandon an interest rate lock commitment at one lender and enter into a new lower interest rate lock commitment at another, when a borrower is not approved as an acceptable credit by the lender, or for a variety of other non-economic reasons. Note that once a loan is closed, the risk of fallout is eliminated and the associated mortgage loan is included in the mortgage loan warehouse. Under SFAS No. 133, interest rate lock commitments qualify as derivative financial instruments and, therefore, the changes in fair value of interest rate lock commitments are included in current earnings in the Consolidated Statements of Income. Third party models are also used to manage interest rate risk related to price movements on loans in the pipeline and the warehouse.

Like other participants in the mortgage banking business, First Horizon relies primarily on an internal valuation model and one of several industry valuation techniques to estimate the fair value of interest rate lock commitments and the mortgage warehouse. This model calculates the estimated fair value using tranches of mortgage loans that are determined to share similar price behavior, which is determined by historical relationships of various product types, terms and interest rates. For purposes of determining the market values for forward commitments to sell mortgage loans in the secondary market, First Horizon obtains market prices from independent third parties, which represent actual trade activity in the secondary market. For purposes of determining the fair value of interest rate lock commitments, management utilizes the median broker price information obtained in the secondary market, resulting in an asset with an estimated fair value of $21.3 million and an asset with an estimated fair value of $59.9 million on December 31, 2003 and 2002, respectively.


To hedge against changes in fair value of the mortgage pipeline and warehouse due to changes in interest rates, First Horizon utilizes various derivative financial instruments, which management expects will experience changes in fair value opposite to the change in fair value of the loans in the pipeline and warehouse, thus minimizing earnings volatility. The instruments and techniques used to hedge the pipeline and warehouse include forward sales commitments and other interest rate derivatives. The extent to which First Horizon is able to economically hedge changes in the mortgage pipeline depends largely on the hedge coverage ratio that is maintained relative to mortgage loans in the pipeline. The hedge coverage ratio can change significantly due to changes in market interest rates and the associated forward commitment prices for sales of mortgage loans in the secondary market. Increases or decreases in the hedge coverage ratio can result in significant earnings volatility to First Horizon. First Horizon does not specifically hedge the change in fair value of the mortgage pipeline attributed to other risks, including basis risk and other factors.


First Tennessee National Corporation  F-45

FORECLOSURE RESERVES

As discussed above, First Horizon typically originates mortgage loans with the intent to sell those loans to GSEs and other private investors in the secondary market. Certain of the mortgage loans are sold with limited or full recourse in the event of foreclosure. On December 31, 2003 and 2002, approximately $3.7 billion and $4.5 billion of mortgage loans were outstanding which were sold under limited recourse arrangements. On December 31, 2003 and 2002, approximately $199.3 million and $175.9 million of mortgage loans were outstanding which were sold under full recourse arrangements.

Loans sold with limited recourse include loans sold under government guaranteed mortgage loan programs including Department of Housing and Urban Development
(HUD), Federal Housing Administration (FHA) and Veterans Administration (VA). First Horizon continues to absorb limited risk of credit losses in the event of foreclosure of the mortgage loan sold. Generally, the amount of recourse liability in the event of foreclosure is determined based upon the respective government program and/or the sale or disposal of the foreclosed property collateralizing the mortgage loan. Another instance of limited recourse is the VA/No bid. In this case, the VA guarantee is limited and First Horizon may be required to fund any deficiency in excess of the VA guarantee if the loan goes to foreclosure.

Loans sold with full recourse generally include mortgage loans sold to investors in the secondary market which are uninsurable under government guaranteed mortgage loan programs, due to issues associated with underwriting activities, documentation or other concerns.

Management closely monitors historical experience, borrower payment activity, current economic trends and other risk factors, and establishes a reserve for foreclosure losses for loans sold with limited and full recourse which management believes is sufficient to cover incurred foreclosure losses in the portfolio. The reserve for foreclosure losses is based upon a historical progression model using a rolling 12-month average, which predicts the probability or frequency of a mortgage loan entering foreclosure. In addition, other factors are considered, including qualitative and quantitative factors (e.g., current economic conditions, past collection experience, risk characteristics of the current portfolio and other factors), which are not defined by historical loss trends or severity of losses. Table 23 provides a summary of reserves for foreclosure losses for the years ended December 31, 2003, 2002 and 2001.

TABLE 23 - RESERVES FOR FORECLOSURE LOSSES

(Dollars in millions)                                          2003           2002           2001
---------------------------------------------------------------------------------------------------
Beginning balance                                             $ 33.0         $ 25.2         $ 17.8
Provision for foreclosure losses                                10.0           19.1           15.7
Charge-offs                                                    (22.7)         (17.5)         (11.2)
Recoveries                                                       2.0            6.2            2.9
---------------------------------------------------------------------------------------------------
ENDING BALANCE                                                  22.3           33.0           25.2
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

 ALLOWANCE FOR LOAN LOSSES

Management's policy is to maintain the allowance for loan losses at a level sufficient to absorb estimated probable incurred losses in the loan portfolio. Management performs periodic and systematic detailed reviews of its loan portfolio to identify trends and to assess the overall collectibility of the loan portfolio. Accounting standards require that loan losses be recorded when management determines it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Management believes the accounting estimate related to the allowance for loan losses is a 'critical accounting estimate' because: changes in it can materially affect the provision for loan losses and net income, it requires management to predict borrowers' likelihood or capacity to repay, and it requires management to distinguish between losses incurred as of a balance sheet date and losses expected to be incurred in the future. Accordingly, this is a highly subjective process and requires significant judgment since it is often difficult to determine when

                                      F-46  First Tennessee National Corporation
specific loss events may actually occur. The allowance for loan losses is increased by the provision for loan losses and recoveries and is decreased by charged-off loans. This critical accounting estimate applies primarily to the First Tennessee Banking Group, First Horizon and FTN Financial business segments.

FTNC's methodology for estimating the allowance for loan losses is not only critical to the accounting estimate, but to the credit risk management function as well. Key components of the estimation process are as follows: (1) commercial loans determined by management to be individually impaired loans are evaluated individually and specific reserves are determined based on the difference between the outstanding loan amount and the estimated net realizable value of the collateral (if collateral dependent) or the present value of expected future cash flows; (2) individual commercial loans not considered to be individually impaired are segmented based on similar credit risk characteristics (a summary is provided in Table 18) and evaluated on a pool basis; (3) retail loans are segmented based on loan types and credit score bands and loan to value; (4) reserve rates for each portfolio segment are calculated based on historical charge-offs and are adjusted by management to reflect current events, trends and conditions (including economic factors and trends); and (5) management's estimate of probable incurred losses reflects the reserve rate applied against the balance of loans in each segment of the loan portfolio.

Principal loan amounts are charged off against the allowance for loan losses in the period in which the loan or any portion of the loan is deemed to be uncollectible.

FTNC believes that the critical assumptions underlying the accounting estimate made by management include: (1) the commercial loan portfolio has been properly risk graded based on information about borrowers in specific industries and specific issues with respect to single borrowers; (2) borrower specific information made available to FTNC is current and accurate; (3) the loan portfolio has been segmented properly and individual loans have similar credit risk characteristics and will behave similarly; (4) known significant loss events that have occurred were considered by management at the time of assessing the adequacy of the allowance for loan losses; (5) the economic factors utilized in the allowance for loan losses estimate are used as a measure of actual incurred losses; (6) the period of history used for historical loss factors is indicative of the current environment; and (7) the reserve rates, as well as other adjustments estimated by management for current events, trends, and conditions, utilized in the process reflect an estimate of losses that have been incurred as of the date of the financial statements.

While management uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses and methodology may be necessary if economic or other conditions differ substantially from the assumptions used in making the estimates or, if required by regulators, based upon information at the time of their examinations. Such adjustments (discussed below) to original estimates, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels vary from previous estimates.


In first quarter 2002 management allocated as a component of its allowance for loan losses a general reserve to reflect management's estimate of additional probable losses that have been incurred but not specifically identified in the commercial and consumer portfolios. This reserve helped to minimize the risks related to the imprecision inherent in the underwriting and grading process and provided for other factors not considered in computation of reserve rates applied to loan pools. As of December 31, 2002, management decided to specifically quantify risks previously identified and provided for by the general reserve and adjust reserve rates accordingly to reserve for these items in the appropriate pools, and no longer separately presents a general reserve as a component of the allowance for loan losses. Except as noted in this paragraph, there have been no significant changes to the methodology for the three years in the period ended December 31, 2003. The change in reserve rates is a function of the consistent application of the current methodology and those changes are further discussed in the Risk Management - Credit Risk Management section.


First Tennessee National Corporation  F-47

GOODWILL AND ASSESSMENT OF IMPAIRMENT

FTNC's policy is to assess goodwill for impairment at the reporting unit level on an annual basis or between annual assessments if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. Accounting standards require management to estimate the fair value of each reporting unit in making the annual assessment of impairment. Upon adoption of the new accounting standards on January 1, 2002, goodwill is no longer amortized with a periodic charge to earnings. FTNC performed the initial impairment test as of January 1, 2002. Subsequent to the initial evaluation, the annual impairment test will be performed each year as of October 1. The valuations as of October 1, 2003, indicated no goodwill impairment for any of the reporting units.

Management believes the accounting estimates associated with determining fair value as part of the goodwill impairment test is a 'critical accounting estimate' because estimates and assumptions are made about FTNC's future performance and cash flows, as well as other prevailing market factors (interest rates, economic trends, etc.). FTNC's policy allows management to make the determination of fair value using internal cash flow models or by engaging independent third parties. If a charge to operations for impairment results, this amount would be reported separately as a component of noninterest expense. This critical accounting estimate applies to the First Tennessee Banking Group, First Horizon, FTN Financial, and Transaction Processing business segments. Reporting units have been defined as the same level as the operating business segments.

The impairment testing process conducted by FTNC begins by assigning net assets and goodwill to each reporting unit. FTNC then completes 'step one' of the impairment test by comparing the fair value of each reporting unit (as determined based on the discussion below) with the recorded book value (or 'carrying amount') of its net assets, with goodwill included in the computation of the carrying amount. If the fair value of a reporting unit exceeds its carrying amount, goodwill of that reporting unit is not considered impaired, and 'step two' of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its fair value, step two of the impairment test is performed to determine the amount of impairment. Step two of the impairment test compares the carrying amount of the reporting unit's goodwill to the 'implied fair value' of that goodwill. The implied fair value of goodwill is computed by assuming all assets and liabilities of the reporting unit would be adjusted to the current fair value, with the offset as an adjustment to goodwill. This adjusted goodwill balance is the implied fair value used in step two. An impairment charge is recognized for the amount by which the carrying amount of goodwill exceeds its implied fair value.

As noted above, a key estimate made by management during the assessment of impairment is the fair value of each reporting unit. As of October 1, 2003, FTNC engaged an independent valuation firm to compute the fair value estimates of each reporting unit as part of its annual impairment assessment. The independent valuation utilized three separate valuation methodologies and applied a weighted average to each methodology in order to determine fair value for each reporting unit.

In connection with obtaining the independent valuation, management provided certain data and information that was utilized by the third party in their determination of fair value. This information included budgeted and forecasted earnings of FTNC. Management believes that this information is a critical assumption underlying the estimate of fair value. The independent third party made other assumptions critical to the process, including discount rates, asset and liability growth rates, and other income and expense estimates, through discussions with management.

While management uses the best information available to estimate future performance for each reporting unit, future adjustments to management's projections may be necessary if economic conditions differ substantially from the assumptions used in making the estimates.

                                      F-48  First Tennessee National Corporation

CONTINGENT LIABILITIES

A liability is contingent if the amount is not presently known, but may become known in the future as a result of the occurrence of some uncertain future event. FTNC estimates its contingent liabilities based on management's estimates about the probability of outcomes and their ability to estimate the range of exposure. Accounting standards require that a liability be recorded if management determines that it is probable that a loss has occurred and the loss can be reasonably estimated. In addition, it must be probable that the loss will be confirmed by some future event. As part of the estimation process, management is required to make assumptions about matters that are by their nature highly uncertain.

The assessment of contingent liabilities, including legal contingencies and income tax liabilities, involves the use of critical estimates, assumptions and judgments. Management's estimates are based on their belief that future events will validate the current assumptions regarding the ultimate outcome of these exposures. However, there can be no assurance that future events, such as court decisions or I.R.S. positions, will not differ from management's assessments. Whenever practicable, management consults with third party experts (attorneys, accountants, claims administrators, etc.) to assist with the gathering and evaluation of information related to contingent liabilities. Based on internally and/or externally prepared evaluations, management makes a determination whether the potential exposure requires accrual in the financial statements. Note
18 - Restrictions, Contingencies, Commitments and Other Disclosures provides additional information.

Note 1 - Summary of Significant Accounting Policies provides more detail on the accounting policies applied in the preparation of FTNC's financial statements.

QUARTERLY FINANCIAL INFORMATION

TABLE 24 - SUMMARY OF QUARTERLY FINANCIAL INFORMATION


                                                     2003                                    2002
                                     -------------------------------------   -------------------------------------
(Dollars in millions except          FOURTH     THIRD    SECOND     FIRST    Fourth     Third    Second     First
per share data)                      QUARTER   QUARTER   QUARTER   QUARTER   Quarter   Quarter   Quarter   Quarter
------------------------------------------------------------------------------------------------------------------
SUMMARY INCOME INFORMATION:
Interest income                      $253.3    $277.4    $266.9    $255.8    $272.7    $261.4    $249.4    $258.7
Interest expense                       56.8      63.3      66.0      61.5      69.5      71.9      71.6      73.6
Provision for loan losses              15.4      16.3      27.5      27.5      22.8      20.2      23.3      25.9
Noninterest income                    386.5     392.3     431.4     429.8     398.4     335.6     297.1     280.8
Noninterest expense                   382.0     409.9     433.2     415.0     426.3     365.8     315.8     309.3
Net income                            117.6     118.3     118.4     119.0     103.4      95.6      90.4      87.1
------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE               .93       .93       .93       .94       .82       .75       .71       .69
DILUTED EARNINGS PER COMMON
 SHARE                                  .90       .91       .90       .91       .80       .73       .69       .67
------------------------------------------------------------------------------------------------------------------
COMMON STOCK INFORMATION:
Closing price per share:
 High                                $46.60    $44.98    $47.98    $39.96    $37.95    $39.70    $40.45    $36.06
 Low                                  42.37     38.97     39.05     36.14     30.05     32.62     34.55     33.49
 Period-end                           44.10     42.46     43.91     39.71     35.94     34.67     38.30     35.05
Dividends declared per share            .40       .30       .30       .30       .30       .25       .25       .25
------------------------------------------------------------------------------------------------------------------

First Tennessee National Corporation  F-49

OTHER

FURTHER INTERPRETATIONS OF SFAS NO. 133

Certain provisions of SFAS No. 133 continue to undergo significant discussion and debate by the Financial Accounting Standards Board (FASB). One such potential issue involves the determination of the fair value of mortgage banking interest rate lock commitments (IRLCs) accounted for as derivatives and if IRLCs can be reported as assets. Another such potential issue involves the assessment of hedge effectiveness (and its impact on qualifying for hedge accounting) when hedging fair value changes of prepayable assets due to changes in the benchmark interest rate. As the FASB continues to deliberate interpretation of the new rules, the potential exists for a difference between FTNC's interpretation and that of the FASB, the effects of which cannot presently be anticipated but failure to obtain hedge accounting treatment could be significant to results of operations.

In December 2003, the SEC staff announced that it will soon issue a Staff Accounting Bulletin (SAB) on the accounting treatment of loan commitments that are recognized as derivatives pursuant to SFAS No. 133. Based on preliminary indications, the SAB would require registrants to utilize a written option model in valuation of their loan commitments. This would result in the recognition of a liability, with entries to expense, at the inception of the loan commitment or lock date, through origination of the loan. As the SEC continues to deliberate this issue, the effect of implementing this change cannot presently be determined, but upon adoption this one-time accounting adjustment could be significant, however, the ongoing economic value of the business would be unaffected.

ACCOUNTING CHANGES

On January 17, 2003, the FASB issued FASB Interpretation No. 46, 'Consolidation of Variable Interest Entities (revised December 2003)' (FIN 46-R). FIN 46-R clarified certain aspects of FIN 46 and provided certain entities with exemptions from the requirements of FIN 46. Additionally, FIN 46-R incorporated the guidance found in eight final FASB Staff Positions (FSPs) that were issued as of the release of FIN 46-R. FIN 46-R required the application of either FIN 46 or FIN 46-R to all special purpose entities (SPEs) created prior to February 1, 2003, for interim or annual reporting periods ending after December 15, 2003 (December 31, 2003 for FTNC). All entities created after January 31, 2003, are currently required to be analyzed under FIN 46 unless FIN 46-R is adopted early. FIN 46-R is applicable to all non-SPEs created prior to February 1, 2003 that are not small business issuers for interim or annual reporting periods ending after March 15, 2004 (March 31, 2004 for FTNC). FTNC anticipates the impact of adopting the remaining provisions of this standard to be immaterial.

On December 31, 2003, FTNC adopted FASB Staff Position (FSP) FAS No. 106-1, 'Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003'. The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. FSP 106-1 allows either immediate recognition or deferred recognition. FTNC elected to defer recognition and will not recognize the effect of the Act until the earlier of: (1) when the underlying accounting issues are resolved by FASB; or (2) when plan costs have to be remeasured (e.g. for a plan amendment). FTNC does not expect the impact of recognizing this benefit to be material to results of operations.

In October 2003, the FASB approved the AICPA's issuance of SOP 03-3, 'Accounting for Loans or Certain Debt Securities Acquired in a Transfer', which modifies the accounting for certain loans that are acquired with evidence of deterioration in credit quality since origination. SOP 03-3 does not apply to loans recorded at fair value or to mortgage loans classified as held for sale. SOP 03-3 limits the yield that may be accreted on applicable loans to the excess of the cash flows expected, at acquisition, to be collected over the investor's initial investment in the loan. SOP 03-3 also prohibits the 'carrying over' of valuation allowances on applicable loans. SOP 03-3 is effective for fiscal years beginning after December 15, 2004. The impact at implementation of adopting SOP 03-3 is expected to be immaterial to the results of future operations.

                                      F-50  First Tennessee National Corporation

GLOSSARY

ALLOWANCE FOR LOAN LOSSES - Valuation reserve representing the amount considered by management to be adequate to cover estimated probable incurred losses in the loan portfolio.

BASIS POINT - The equivalent of one-hundredth of one percent (0.01). One hundred basis points equals one percent. This unit is generally used to measure movements in interest yields and rates.

BASIS RISK - Refers to changes in the relationship between various interest rate segments (e.g. the difference between the Prime and the Fed Funds Rates).

BOOK VALUE PER COMMON SHARE - A ratio determined by dividing shareholders' equity at the end of a period by the number of common shares outstanding at the end of that period.

BULK SALES - Refers to sales of mortgage servicing rights that are transacted separately from the sale of the related loans.

CHARGE-OFFS - The amount charged against the allowance for loan losses to reduce specific loans to their net realizable value.

CLASSIFIED LOAN - A loan that has caused management to have serious doubts about the borrower's ability to comply with present repayment terms. Included in this category are grades 8, 9 and 10 performing and nonperforming loans. In compliance with the standards established by the Office of the Comptroller of the Currency (OCC) these loans are classified as substandard, doubtful, and loss depending on the severity of the loan's deterioration.

COMMERCIAL PAPER - A short-term unsecured debt obligation of the parent company with maturities typically of 30 days to 270 days.

COMMERCIAL AND STANDBY LETTERS OF CREDIT - Commercial letters of credit are issued or confirmed by an entity to ensure the payment of its customers' payables and receivables. Standby letters of credit are issued by an entity to ensure its customers' performance in dealing with others.

COMMITMENT TO EXTEND CREDIT - Agreements to make or acquire a loan or lease as long as agreed-upon terms (e.g., expiration date, covenants, or notice) are met. Generally these commitments have fixed expiration dates or other termination clauses and may require payment of a fee.

CORE DEPOSITS - Core deposits consist of all interest-bearing and noninterest-bearing deposits, except certificates of deposit over $100,000. They include checking interest deposits, money market deposit accounts, time and other savings, plus demand deposits.

DERIVATIVE FINANCIAL INSTRUMENT - A contract or agreement whose value is derived from changes in interest rates, foreign exchange rates, prices of securities or commodities, or financial or commodity indices.

DILUTED EARNINGS PER COMMON SHARE - Net income, divided by average shares outstanding plus the number of shares that would be outstanding if all dilutive common shares had been issued. Dilutive common shares, for example, would represent outstanding options where the average stock price exceeds the price at which the option was granted.

DOUBLE LEVERAGE RATIO - A ratio that measures the degree to which parent company debt supports investments in subsidiaries. It is calculated by dividing the parent company's investment in subsidiaries by total consolidated equity.

EARNING ASSETS - Assets that generate interest or dividend income or yield-related fee income, such as loans and investment securities.

EARNINGS PER COMMON SHARE - Net income, divided by the average number of common shares outstanding in the period. (See also diluted earnings per share)

FEDERAL FUNDS SOLD/PURCHASED - Excess balances of depository institutions which are loaned to each other, generally on an overnight basis.

First Tennessee National Corporation  F-51

FLOW SALES - Refers to sales of loans where the servicing right is released at the time the related loan is sold.

FULLY TAXABLE EQUIVALENT INCOME (FTE) - Income which has been adjusted by increasing tax-exempt income to a level that would yield the same after-tax income had that income been subject to taxation.

HEDGE - An instrument used to reduce risk by entering into a transaction which offsets existing or anticipated exposures to changes in interest rates or fair value of assets or liabilities.

INTEREST FREE SOURCES - Noninterest bearing liabilities (such as demand deposits, other liabilities, and shareholders' equity) net of nonearning assets (such as cash, fixed assets, and other assets).

INTEREST ONLY STRIP - Mortgage security consisting of the interest rate portion of a stripped mortgage backed security.

INTEREST RATE CAPS AND FLOORS - Contracts with notional principal amounts that require the seller, in exchange for a fee, to make payments to the purchaser if a specified market interest rate exceeds a fixed upper 'capped' level or falls below a fixed lower 'floor' level on specified future dates.

INTEREST RATE FORWARD CONTRACTS - Contracts representing commitments either to purchase or sell at a specified future date a specified security or financial instrument at a specified price, and may be settled in cash or through delivery. These obligations are generally short term in nature.

INTEREST RATE OPTIONS - A contract that grants the holder (purchaser), for a fee, the right to either purchase or sell a financial instrument at a specified price within a specified period of time or on a specified date from the writer (seller) of the option.

INTEREST RATE SENSITIVITY - The relationship of changes in interest income and interest expense to fluctuations in interest rates over a defined period of time.

INTEREST RATE SWAP - An agreement in which two entities agree to exchange, at specified intervals, interest payment streams calculated on an agreed upon notional principal amount with at least one stream based on a floating rate index.

INTEREST SENSITIVITY GAP - The difference between interest-rate sensitive assets and interest-rate sensitive liabilities over a designated time period. A net asset exists when interest-rate sensitive assets exceed interest-rate sensitive liabilities. A net liability position exists when liabilities exceed assets.

LEVERAGE RATIO - Tier 1 capital divided by quarterly average assets excluding any adjustments for available for sale securities unrealized gains/(losses), goodwill, and certain other intangible assets.

LIQUIDITY - The ability of a corporation to generate adequate funds to meet its cash flow requirements. It is measured by the ability to quickly convert assets into cash with minimal exposure to interest rate risk, by the size and stability of the core deposit base, and by additional borrowing capacity within the money markets.

MARKET CAPITALIZATION - Market value of a company computed by multiplying the number of shares outstanding by the current stock price.

MORTGAGE BACKED SECURITIES - Investment securities backed by a pool of mortgages or trust deeds. Principal and interest payments on the underlying mortgages are used to pay principal and interest on the securities.

MORTGAGE PIPELINE - Interest rate commitments made to customers on mortgage loans that have not yet been closed and funded.

MORTGAGE WAREHOUSE - A mortgage loan that has been closed and funded and is awaiting sale and delivery into the secondary market.

MORTGAGE SERVICING RIGHTS (MSRS) - The right to service mortgage loans, generally owned by someone else, for a fee. Loan servicing includes collecting payments; remitting funds to investors, insurance

                                      F-52  First Tennessee National Corporation
companies, and taxing authorities; collecting delinquent payments; and foreclosing on properties when necessary.

NET INTEREST INCOME (NII) - Interest income less interest expense.

NET INTEREST MARGIN - A measurement of how effectively the bank utilizes its earning assets in relationship to the interest cost of funding them. It is computed by dividing fully taxable-equivalent net interest income by average earning assets.

NET INTEREST SPREAD - The difference between the average yield earned on earning assets on a fully taxable equivalent basis and the average rate paid for interest-bearing liabilities.

NONACCRUAL LOANS - Loans on which interest accruals have been discontinued due to the borrower's financial difficulties. Interest income on these loans is reported on a cash basis as it is collected after recovery of principal.

NONPERFORMING ASSETS - Interest earning assets on which interest income is not being accrued, restructured loans on which interest rates or terms of repayment have been materially revised, real estate properties acquired through foreclosure, and repossessed assets.

NOTIONAL PRINCIPAL AMOUNT - An amount on which payments for interest rate swaps and interest rate options, caps and floors are based. The 'notional amount' is not paid or received.

PROVISION FOR LOAN LOSSES - The periodic charge to earnings for potential losses in the loan portfolio.

PRINCIPAL ONLY STRIP - Mortgage security consisting of the principal portion of a stripped mortgage backed security.

PURCHASED FUNDS - The combination of certificates of deposit greater than $100,000, federal funds purchased, securities sold under agreement to repurchase, bank notes, commercial paper, and other short-term borrowings.

RECOVERIES - The amount added to the allowance for loan losses when funds are received on a loan which was previously charged off.

REPURCHASE AGREEMENT - A method of short-term financing where one party agrees to buy back, at a future date (generally overnight) and an agreed-upon price, a security it sells to another party.

RESTRUCTURED LOANS - Loans where the institution, for economic or legal reasons related to the debtor's financial difficulties, grants a concession to the debtor that it would not otherwise consider.

RETURN ON AVERAGE ASSETS (ROA) - A measure of profitability that indicates how effectively an institution utilized its assets. It is calculated by dividing annualized net income by total average assets.

RETURN ON AVERAGE EQUITY (ROE) - A measure of profitability that indicates what an institution earned on its shareholders' investment. ROE is calculated by dividing net income by total average shareholders' equity.

REVENUE - The sum of net interest income and noninterest income. For some comparisons, securities gains/losses are excluded.

RISK-ADJUSTED ASSETS - A regulatory risk-based calculation that takes into account the broad differences in risks among a banking organization's assets and off-balance sheet instruments.

SECURITIZED ASSETS OR SECURITIZATION - The process by which financial assets are packaged, underwritten and sold as securities.

TIER 1 CAPITAL RATIO - Ratio consisting of shareholders' equity before any adjustments for available for sale securities unrealized gains/(losses), reduced by goodwill, certain other intangible assets and the disallowable portion of mortgage servicing rights divided by risk-adjusted assets.

TOTAL CAPITAL RATIO - Tier 1 capital plus the allowable portion of the allowance for loan losses and qualifying subordinated debt divided by risk-adjusted assets.

First Tennessee National Corporation  F-53

                      CONSOLIDATED STATEMENTS OF CONDITION

                                                                     December 31
                                                              -------------------------
(Dollars in thousands)                                           2003          2002
---------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks (Note 18)                             $   773,294   $ 1,068,110
Federal funds sold and securities purchased under agreements
to resell                                                         381,500       260,607
---------------------------------------------------------------------------------------
 Total cash and cash equivalents                                1,154,794     1,328,717
---------------------------------------------------------------------------------------
Investment in bank time deposits                                      498         1,906
Trading securities                                                800,490       893,997
Loans held for sale                                             2,977,723     4,797,565
Securities available for sale (Note 3)                          2,469,342     2,419,908
Securities held to maturity (fair value of $1,077 on
 December 31, 2003,
 and $284,510 on December 31, 2002) (Note 3)                        1,028       280,377
Loans, net of unearned income (Note 4)                         13,990,525    11,345,445
 Less: Allowance for loan losses                                  160,333       144,298
---------------------------------------------------------------------------------------
   Total net loans                                             13,830,192    11,201,147
---------------------------------------------------------------------------------------
Premises and equipment, net (Note 5)                              350,202       254,132
Real estate acquired by foreclosure                                24,075        11,451
Mortgage servicing rights, net (Note 6)                           795,938       440,482
Goodwill (Note 7)                                                 174,807       164,617
Other intangible assets, net (Note 7)                              38,742        29,648
Capital markets receivables and other assets                    1,888,859     1,999,148
---------------------------------------------------------------------------------------
TOTAL ASSETS                                                  $24,506,690   $23,823,095
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
 Interest-bearing (Note 8)                                    $11,139,758   $10,564,489
 Noninterest-bearing                                            4,540,213     5,149,414
---------------------------------------------------------------------------------------
   Total deposits                                              15,679,971    15,713,903
---------------------------------------------------------------------------------------
Federal funds purchased and securities sold under agreements
 to repurchase (Note 9)                                         3,079,248     3,126,350
Commercial paper and other short-term borrowings (Note 9)         227,976       361,208
Capital markets payables and other liabilities                  1,901,959     1,856,347
Term borrowings (Note 10)                                       1,726,766       929,715
---------------------------------------------------------------------------------------
 Total liabilities                                             22,615,920    21,987,523
---------------------------------------------------------------------------------------
Guaranteed preferred beneficial interests in First
 Tennessee's
 junior subordinated debentures (Note 11)                               -       100,000
Preferred stock of subsidiary (Note 12)                               452        44,392
---------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY:
Preferred stock - no par value (5,000,000 shares
authorized, but unissued)                                               -             -
Common stock - $.625 par value (shares
 authorized - 400,000,000; shares
 issued - 124,834,272 on December 31, 2003 and 125,600,024
 on December 31, 2002)                                             78,021        78,500
Capital surplus                                                   145,817       119,318
Undivided profits                                               1,662,699     1,461,946
Accumulated other comprehensive income (Note 15)                      682        26,487
Deferred compensation on restricted stock incentive plans          (9,044)       (5,796)
Deferred compensation obligation                                   12,143        10,725
---------------------------------------------------------------------------------------
 Total shareholders' equity                                     1,890,318     1,691,180
---------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $24,506,690   $23,823,095
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                                      F-54  First Tennessee National Corporation

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                        Year Ended December 31
                                                              ------------------------------------------
(Dollars in thousands except per share data)                      2003           2002           2001
--------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                                    $    657,546   $    665,980   $    811,744
Investment securities:
 Taxable                                                           110,891        142,197        166,774
 Tax-exempt                                                            366            812          1,451
Loans held for sale                                                229,091        184,038        165,900
Trading securities                                                  50,515         43,679         48,551
Other earning assets                                                 4,961          5,489          7,090
--------------------------------------------------------------------------------------------------------
 Total interest income                                           1,053,370      1,042,195      1,201,510
--------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Deposits:
 Savings                                                               832          2,187          3,840
 Checking interest and money market                                 22,739         37,055         84,865
 Certificates of deposit under $100,000 and other time              57,139         71,254        111,102
 Certificates of deposit $100,000 and more                          69,336         79,844        137,095
Short-term borrowings                                               62,130         67,657        145,535
Term borrowings                                                     35,410         28,584         30,159
--------------------------------------------------------------------------------------------------------
 Total interest expense                                            247,586        286,581        512,596
--------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                805,784        755,614        688,914
Provision for loan losses                                           86,698         92,184         93,220
--------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                719,086        663,430        595,694
--------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Mortgage banking                                                   616,564        436,706        285,032
Capital markets                                                    538,919        448,016        344,278
Deposit transactions and cash management                           146,701        143,315        133,631
Insurance premiums and commissions                                  57,811         50,446         16,844
Merchant processing                                                 57,609         48,403         45,426
Trust services and investment management                            45,873         48,369         56,705
Gains on divestitures                                               22,498          4,550         80,357
Equity securities gains/(losses), net                                8,491         (9,435)        (3,290)
Debt securities (losses)/gains, net                                 (6,113)           255         (1,041)
All other income (Note 14)                                         151,661        141,310        137,079
--------------------------------------------------------------------------------------------------------
 Total noninterest income                                        1,640,014      1,311,935      1,095,021
--------------------------------------------------------------------------------------------------------
ADJUSTED GROSS INCOME AFTER PROVISION FOR LOAN LOSSES            2,359,100      1,975,365      1,690,715
--------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
Employee compensation, incentives and benefits                     980,306        830,672        670,934
Occupancy                                                           83,583         76,669         69,069
Equipment rentals, depreciation and maintenance                     68,973         68,736         74,106
Operations services                                                 67,948         60,238         59,635
Communications and courier                                          50,535         45,085         42,191
Amortization of intangible assets                                    7,980          6,200         10,805
All other expense (Note 14)                                        380,777        329,706        275,412
--------------------------------------------------------------------------------------------------------
 Total noninterest expense                                       1,640,102      1,417,306      1,202,152
--------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                         718,998        558,059        488,563
Applicable income taxes (Note 16)                                  245,689        181,608        162,186
--------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING
PRINCIPLES                                                         473,309        376,451        326,377
Cumulative effect of changes in accounting principles, net
of tax                                                                   -              -         (8,168)
--------------------------------------------------------------------------------------------------------
NET INCOME                                                    $    473,309   $    376,451   $    318,209
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE BEFORE CUMULATIVE EFFECT OF
 CHANGES IN ACCOUNTING PRINCIPLES (Note 17)                   $       3.73   $       2.97   $       2.55
--------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE (Note 17)                           $       3.73   $       2.97   $       2.49
--------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE BEFORE CUMULATIVE
 EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES (Note 17)         $       3.62   $       2.89   $       2.48
--------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE (Note 17)                   $       3.62   $       2.89   $       2.42
--------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                     126,765,423    126,714,413    127,777,356
--------------------------------------------------------------------------------------------------------

Certain previously reported amounts have been reclassified to agree with current presentation.
See accompanying notes to consolidated financial statements.

First Tennessee National Corporation   F-55

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                              Accumulated    Deferred   Deferred
                                                                                                 Other       Compen-     Compen-
                                    Common                 Common    Capital    Undivided    Comprehensive    sation     sation
(Amounts in thousands)              Shares      Total       Stock    Surplus     Profits        Income        Asset     Liability
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000          128,745   $1,384,156   $80,465   $115,775   $1,172,548     $ 14,598      $(4,183)    $ 4,953
Net income                               -       318,209        -           -      318,209            -            -           -
Other comprehensive income:
 Unrealized market adjustments on
  securities available for sale,
  net of tax                             -         8,680        -           -            -        8,680            -           -
                                    --------------------------------------------------------------------------------------------
Comprehensive income                     -       326,889        -           -      318,209        8,680            -           -
                                    --------------------------------------------------------------------------------------------
Cash dividends declared
($.91/share)                             -      (115,260)       -           -     (115,260)           -            -           -
Common stock issued for exercise
 of stock options                    4,346        77,114    2,716      71,738            -            -            -       2,660
Tax benefit from non-qualified
 stock options                           -        28,293        -      28,293            -            -            -           -
Common stock repurchased            (7,217)     (238,701)  (4,510)   (122,343)    (111,848)           -            -           -
Amortization on restricted stock
 incentive plans                         -         2,168        -           -            -            -        2,168           -
Other                                   (9)       13,103       (5)     13,219            -            -         (111)          -
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001          125,865    1,477,762   78,666     106,682    1,263,649       23,278       (2,126)      7,613
Net income                               -       376,451        -           -      376,451            -            -           -
Other comprehensive income:
 Unrealized market adjustments on
  cash flow hedges, net of tax           -          (137)       -           -            -         (137)           -           -
 Unrealized market adjustments on
  securities available for sale,
  net of tax                             -         4,735        -           -            -        4,735            -           -
 Minimum pension liability, net of
  tax                                             (1,389)                                        (1,389)
                                    --------------------------------------------------------------------------------------------
Comprehensive income                     -       379,660        -           -      376,451        3,209            -           -
                                    --------------------------------------------------------------------------------------------
Cash dividends declared
  ($1.05/share)                          -      (131,982)       -           -     (131,982)           -            -           -
Common stock issued for exercise
  of stock options                   2,613        50,700    1,633      45,955            -            -            -       3,112
Tax benefit from non-qualified
  stock options                          -        11,395        -      11,395            -            -            -           -
Common stock repurchased            (3,053)     (111,187)  (1,909)    (63,106)     (46,172)           -            -           -
Amortization on restricted stock
  incentive plans                        -         2,499        -           -            -            -        2,499           -
Other                                  175        12,333      110      18,392            -            -       (6,169)          -
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002          125,600    1,691,180   78,500     119,318    1,461,946       26,487       (5,796)     10,725
Net income                               -       473,309        -           -      473,309            -            -           -
Other comprehensive income:
 Unrealized market adjustments on
  cash flow hedges, net of tax           -           137        -           -            -          137            -           -
 Unrealized market adjustments on
  securities available for sale,
  net of tax                             -       (24,813)       -           -            -      (24,813)           -           -
 Minimum pension liability, net of
 tax                                              (1,129)                                        (1,129)
                                    --------------------------------------------------------------------------------------------
Comprehensive income                     -       447,504        -           -      473,309      (25,805)           -           -
                                    --------------------------------------------------------------------------------------------
Cash dividends declared
  ($1.30/share)                          -      (163,452)       -           -     (163,452)           -            -           -
Common stock issued for exercise
  of stock options                   3,889        77,876    2,431      74,027            -            -            -       1,418
Tax benefit from non-qualified
  stock options                          -        27,842        -      27,842            -            -            -           -
Common stock repurchased            (4,855)     (209,125)  (3,035)    (96,972)    (109,118)           -            -           -
Amortization on restricted stock
  incentive plans                        -         5,121        -           -            -            -        5,121           -
Other                                  200        13,372      125      21,602           14            -       (8,369)          -
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2003          124,834   $1,890,318  $78,021    $145,817   $1,662,699     $    682      $(9,044)    $12,143
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                                      F-56  First Tennessee National Corporation

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  Year Ended December 31
                                                                         -----------------------------------------
(DOLLARS IN THOUSANDS)                                                      2003           2002           2001
------------------------------------------------------------------------------------------------------------------
OPERATING  Net income                                                    $   473,309    $   376,451    $   318,209
ACTIVITIES Adjustments to reconcile net income to net cash
            provided/(used) by operating activities:
             Provision for loan losses                                        86,698         92,184         93,220
             Provision/(benefit) for deferred income tax                     113,716         42,248       (157,870)
             Depreciation and amortization of premises and equipment          60,507         55,396         56,906
             Amortization and impairment of mortgage servicing rights        290,597        268,003        224,775
             Amortization of intangible assets                                 7,980          6,200         10,805
             Net other amortization and accretion                             66,147         24,073         14,480
             Net decrease/(increase) in net derivative product assets         58,298       (186,734)        87,970
             Market value adjustment on foreclosed property                   11,644         18,811         14,442
             Loss on early retirement of debt                                  5,766          3,724          5,107
             Equity securities (gains)/losses                                 (8,491)         9,435          3,290
             Debt securities losses/(gains)                                    6,113           (255)         1,041
             Net losses on disposals of fixed assets                           1,437            936          5,528
             Gains on divestitures                                           (22,498)        (4,550)       (80,357)
             Net (increase)/decrease in:
               Trading securities                                             85,374       (247,818)      (237,659)
               Loans held for sale                                         1,819,842     (1,398,256)    (1,664,239)
               Capital markets receivables                                  (327,190)       137,820       (272,601)
               Interest receivable                                            (8,369)         8,535         26,430
               Other assets                                                 (427,934)      (260,014)      (134,061)
             Net increase/(decrease) in:
               Capital markets payables                                      282,070         (7,732)       293,452
               Interest payable                                                  579         (6,799)       (32,497)
               Other liabilities                                            (193,188)       289,922        299,358
------------------------------------------------------------------------------------------------------------------
                   Total adjustments                                       1,909,098     (1,154,871)    (1,442,480)
------------------------------------------------------------------------------------------------------------------
           Net cash provided/(used) by operating activities                2,382,407       (778,420)    (1,124,271)
------------------------------------------------------------------------------------------------------------------
INVESTING  Maturities of held to maturity securities                         142,723        179,628        175,856
ACTIVITIES Available for sale securities:
            Sales                                                            992,017        170,819        124,632
            Maturities                                                     1,546,914      1,247,002        810,913
            Purchases                                                     (2,745,032)    (1,768,354)      (945,823)
           Premises and equipment:
            Sales                                                                847          8,032          6,514
            Purchases                                                       (149,600)       (56,794)       (27,694)
           Net increase in loans                                          (2,808,349)    (1,394,641)      (646,859)
           Net decrease/(increase) in investment in bank time deposits         1,346           (166)         1,889
           Proceeds from divestitures, net of cash and cash equivalents       21,577        206,664        453,279
           Acquisitions, net of cash and cash equivalents acquired            (1,930)       (13,433)       (11,495)
------------------------------------------------------------------------------------------------------------------
           Net cash used by investing activities                          (2,999,487)    (1,421,243)       (58,788)
------------------------------------------------------------------------------------------------------------------
FINANCING  Common stock:
ACTIVITIES  Exercise of stock options                                         77,591         51,015         78,183
            Cash dividends paid                                             (150,863)      (125,736)      (112,093)
            Repurchase of shares                                            (209,263)      (111,187)      (238,701)
           Term borrowings:
            Issuance                                                         925,887        481,816        324,151
            Payments                                                        (287,207)      (106,569)      (245,595)
           Issuance of preferred stock of subsidiary                             260              -              -
           Net increase/(decrease) in:
            Deposits                                                         267,068      2,107,554      1,565,300
            Short-term borrowings                                           (180,316)       116,864        (33,962)
------------------------------------------------------------------------------------------------------------------
           Net cash provided by financing activities                         443,157      2,413,757      1,337,283
------------------------------------------------------------------------------------------------------------------
           Net (decrease)/increase in cash and cash equivalents             (173,923)       214,094        154,224
------------------------------------------------------------------------------------------------------------------
           Cash and cash equivalents at beginning of period                1,328,717      1,114,623        960,399
------------------------------------------------------------------------------------------------------------------
           Cash and cash equivalents at end of period                    $ 1,154,794    $ 1,328,717    $ 1,114,623
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
           Total interest paid                                           $   246,136    $   292,618    $   544,336
           Total income taxes paid                                           159,188        123,071        250,607
------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

First Tennessee National Corporation  F-57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING. The consolidated financial statements of First Tennessee National Corporation (FTNC), including its subsidiaries, are prepared in conformity with accounting principles generally accepted in the United States of America and follow general practices within the industries in which it operates. This preparation requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions are based on information available as of the date of the financial statements and could differ from actual results.

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION. The consolidated financial statements include the accounts of FTNC and its majority-owned subsidiaries. Affiliates that are not majority owned are accounted for by the equity method. All significant intercompany transactions and balances have been eliminated. For purposes of comparability, certain prior period amounts have been reclassified to conform to current year presentation. None of these reclassifications had any effect on net income or earnings per share for any of the periods presented. Early adoption of Statement of Financial Accounting Standards (SFAS) No. 145 (see Accounting Changes section) eliminated the calculation of earnings per share before debt restructurings.

Business combinations accounted for as purchases are included in the financial statements from the respective dates of acquisition.

REVENUE RECOGNITION. FTNC derives a significant portion of its revenues from fee based services. Revenues from transaction based fees are recognized when the transactions are completed. Revenues for service based fees are recognized over the period in which FTNC provides the service.

STATEMENTS OF CASH FLOWS. For purposes of these statements, cash and due from banks, federal funds sold, and securities purchased under agreements to resell are considered cash and cash equivalents. Federal funds are usually sold for one-day periods, and securities purchased under agreements to resell are short-term, highly liquid investments.

TRADING SECURITIES. Inventories purchased in connection with underwriting or dealer activities are carried at market value. Gains and losses, both realized and unrealized, on these inventories are reflected in noninterest income as capital markets income. In addition, retained interests, in the form of interest-only and principal-only strips, from mortgage banking securitizations are recognized at fair value with gains and losses both realized and unrealized, recognized in mortgage banking income.

INVESTMENT SECURITIES. Securities that FTNC has the ability and positive intent to hold to maturity are classified as securities held to maturity and are carried at amortized cost. The amortized cost of all securities is adjusted for amortization of premium and accretion of discount to maturity, or earlier call date if appropriate, using the level yield method. Such amortization and accretion is included in interest income from securities. Realized gains and losses and declines in value judged to be other than temporary are determined by the specific identification method and reported in noninterest income.


Securities that may be sold prior to maturity for asset/liability management purposes and equity securities are classified as securities available for sale and are carried at fair value. The unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of tax, as a component of other comprehensive income within shareholders' equity. Venture capital investments for which there are not active market quotes are initially valued at cost. Subsequently, these investments are adjusted to reflect changes in valuation as a result of initial public offerings or other-than-temporary declines in value.


SECURITIES PURCHASED UNDER RESALE AGREEMENTS AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS. FTN Financial (see Note 22 - Business Segment Information) enters into short-term purchases of securities under agreements to resell which are accounted for as collateralized financings except where FTNC does not have an agreement to sell the same or substantially the same securities before maturity at a fixed or

                                     F-58  First Tennessee National Corporation
determinable price. Securities delivered under these transactions are delivered to either the dealer custody account at the Federal Reserve Bank or to the applicable counterparty. Collateral is valued daily and FTNC may require counterparties to deposit additional collateral or return collateral pledged when appropriate.

Securities sold under agreements to repurchase (securities sold) are offered to cash management customers as an automated, collateralized investment account. Securities sold are also used by FTN Banking Group (see Note 22 - Business Segment Information) to obtain favorable borrowing rates on its purchased funds. Under these transactions, securities are delivered to the counterparty's custody account.

MORTGAGE BANKING. FTNC's mortgage lenders originate first-lien mortgage loans primarily for the purpose of selling them in the secondary market. Mortgage loans held for sale (the warehouse) are recorded at the lower of aggregate cost or market value adjusted for gains or losses resulting from hedging activities. The carrying value of mortgage loans held for sale is net of deferred origination fees and costs. Net origination fees and costs are deferred on loans sold and included in the basis of the loans in calculating gains and losses upon sale. Previously, deferred loan origination costs were recognized at the time of sale as a component of the expense category from which they originated. These loan origination costs have been classified as a component of the gain or loss on the sale of the loans in 2003, and previously reported amounts have been reclassified to agree with the current presentation. Also included in the lower of cost or market analysis are the estimated costs and market values of the mortgage loan commitments. Gains and losses realized from the sale of these assets and adjustments to market value are included in noninterest income. Some of these loans are sold with provisions of recourse.

As of December 31, 2003 and 2002, respectively, the outstanding principal amount of these single-family residential loans that were sold on a recourse basis was $199.3 million and $175.9 million. In the event of borrower nonperformance, FTNC would assume losses to the extent they exceed the value of the collateral and private mortgage insurance, Federal Housing Administration (FHA) insurance or Veterans Administration (VA) guarantees. In addition, FTNC originates, sells and services loans guaranteed by the VA. In the event of foreclosure, FTNC, as a servicer of VA loans, has credit risk to the extent that the outstanding loan balance exceeds the VA guarantee and the value of the underlying real estate. As of December 31, 2003 and 2002, the outstanding principal balance of VA loans serviced was $3.7 billion and $4.5 billion, respectively. These loans are reviewed on a regular basis, and a reserve has been established to cover estimated probable incurred losses.

In certain cases, mortgage banking continues to service securitized mortgage loans and has also retained interest-only strips or principal-only strips. The retained interests are initially valued by allocating the total cost basis of the securitized assets between the assets sold and the retained interests based on their relative fair values at the time of securitization. The interest-only strips are financial assets that represent rights to receive cash flows from serviced assets that exceed contractually specified servicing fees and are recognized on the balance sheet in trading securities at fair value. Principal-only strips are financial assets which represent principal cash flow tranches retained as a result of FTNC's securitization transactions. The fair value of the interest-only strips is determined using market prices from closely comparable assets such as mortgage servicing rights (MSRs) that are tested against prices determined using a valuation model that calculates the present value of estimated future cash flows. To determine the fair value of the principal-only strips, FTNC uses the market prices from comparable assets such as publicly traded FNMA trust principal-only strips that are adjusted to reflect the relative risk difference between readily marketable securities and privately issued securities.

First Horizon Home Loan Corporation (First Horizon Home Loans), an indirect wholly-owned subsidiary of FTNC, has also completed proprietary securitizations of loans from the warehouse with prime quality jumbo fixed rate loans through its subsidiary First Horizon Asset Securities, Inc. The resulting securities are sold as senior and subordinate bonds, while servicing rights and in certain cases a principal cashflow tranche (principal-only strip) have been retained. Gain or loss on sale of the securities is recognized in noninterest income.

First Tennessee National Corporation  F-59

MSRs are initially valued by allocating the total cost between the loan and the servicing right based on their relative fair values. Since sales of MSRs tend to occur in private transactions and the precise terms and conditions of the sales are typically not readily available, there is a limited market to refer to in determining the fair value of MSRs. As such, like other participants in the mortgage banking business, First Horizon Home Loans relies primarily on a discounted cash flow model to estimate the fair value of its MSRs. This model calculates estimated fair value of the MSRs using numerous tranches of MSRs, which share similar key characteristics such as interest rates, type of product (fixed vs. variable), age (new, seasoned, moderate), agency type and other factors. First Horizon Home Loans uses assumptions in the model that it believes are comparable to those used by brokers and other service providers on a quarterly basis. First Horizon Home Loans also compares its estimates of fair value and assumptions to recent market activity and against its own experience.

For purposes of impairment evaluation and measurement, the MSRs are stratified based on the predominant risk characteristics of the underlying loans. These strata currently include adjustable and fixed-rate loans. The MSRs are amortized over the period of and in proportion to the estimated net servicing revenues. A quarterly value impairment analysis is performed using a discounted cash flow methodology that is disaggregated by predominant risk characteristics. Impairment, if any, is recognized through a valuation allowance for individual strata. However, if the impairment is determined to be other than temporary, a direct write-off of the asset is made.

LOANS. Loans are stated at principal amounts outstanding, net of unearned income. Interest on loans is recognized on an accrual basis at the applicable interest rate on the principal amount outstanding. Loan origination fees and direct costs as well as premiums and discounts are amortized as level yield adjustments over the respective loan terms. Unamortized net fees or costs are recognized upon early repayment of the loans. Loan commitment fees are generally deferred and amortized on a straight-line basis over the commitment period. Impaired loans are generally carried on a nonaccrual status. Commercial loans are ordinarily placed on nonaccrual status when, in management's opinion, the collection of principal or interest is unlikely, the loan has been classified as 'doubtful', or when the collection of principal or interest is 90 days or more past due. Retail real estate loans and other retail loans are not placed on nonaccrual status, but any uncollectible portions of these loans are charged off when that portion of the loan is deemed to be uncollectible.

Accrued but uncollected interest is reversed and charged against interest income when the loan is placed on nonaccrual status. On retail loans, accrued but uncollected interest is reversed when the loan is fully or partially charged off. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to recover the principal balance and accrued interest. Interest payments received on nonaccrual and impaired loans are normally applied to principal. Once all principal has been received, additional interest payments are recognized on a cash basis as interest income.

ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is maintained at a level that management determines is adequate to absorb estimated probable incurred losses in the loan portfolio. Management's evaluation process to determine the adequacy of the allowance utilizes an analytical model based on historical loss experience, adjusted for current events, trends and economic conditions. The actual amounts realized could differ in the near term from the amounts assumed in arriving at the allowance for loan losses reported in the financial statements.

All losses of principal are charged to the allowance for loan losses in the period in which the loan is deemed to be uncollectible. Additions are made to the allowance through periodic provisions charged to current operations and recovery of principal on loans previously charged off.

PREMISES AND EQUIPMENT. Premises and equipment are carried at cost less accumulated depreciation and amortization and include additions that materially extend the useful lives of existing premises and equipment.

                                     F-60  First Tennessee National Corporation

All other maintenance and repair expenditures are expensed as incurred. Gains and losses on dispositions are reflected in noninterest income and expense.

Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets and are recorded as noninterest expense. Leasehold improvements are amortized over the lesser of the lease periods or the estimated useful lives using the straight-line method. Useful lives utilized in determining depreciation for furniture, fixtures and equipment and buildings are three to fifteen and seven to forty-five years, respectively.

REAL ESTATE ACQUIRED BY FORECLOSURE. Real estate acquired by foreclosure consists of properties that have been acquired in satisfaction of debt. These properties are carried at the lower of the outstanding loan amount or the estimated fair market value minus the estimated cost to sell the real estate. Losses arising at foreclosure are charged to the allowance for loan losses. Required developmental costs associated with foreclosed property under construction are capitalized and included in determining the estimated net realizable value of the property, which is reviewed periodically, and any write-downs are charged against current earnings. During the normal course of business, First Horizon Home Loans may purchase real estate at foreclosure sale. Losses arising from the purchase of real estate at foreclosure sale are charged to the foreclosure reserve.

INTANGIBLE ASSETS. Intangible assets consist of 'Other intangible assets' and 'Goodwill.' The 'Other intangible assets' represents identified intangible assets, including customer lists, covenants not to compete, retained interests from securitizations and premium on purchased deposits, which are amortized over their estimated useful lives, except for those assets related to deposit bases that are primarily amortized over 10 years. Management evaluates whether events or circumstances have occurred that indicate the remaining useful life or carrying value of amortizing intangibles should be revised. 'Goodwill' represents the excess of cost over net assets of acquired subsidiaries less identifiable intangible assets. Prior to the January 1, 2002, adoption of SFAS No. 142 (see Accounting Changes section) goodwill was amortized to noninterest expense using the straight-line method over periods ranging from 15 to 40 years. Beginning in 2002, goodwill amortization was ceased. On an annual basis, FTNC tests goodwill for impairment. For the three year period ended December 31, 2003, no impairment of 'Other intangible assets' or 'Goodwill' was recognized.

DERIVATIVE FINANCIAL INSTRUMENTS. FTNC utilizes, through its mortgage banking, capital markets and risk management operations, various derivative financial instruments, which include interest rate forward contracts, interest rate floors and caps, options and interest rate swap agreements, as part of its risk management strategy and as a means to meet customers' needs. These instruments are subject to credit and market risks. Controls and monitoring procedures for these instruments have been established and are routinely reevaluated. The Asset/Liability Committee (ALCO) monitors the usage and effectiveness of these derivative financial instruments. ALCO, in conjunction with credit officers, also periodically reviews counterparty credit worthiness.

Credit risk represents the maximum potential loss due to possible non-performance by obligors and counterparties under the terms of contracts. FTNC manages credit risk by entering into financial instrument transactions through national exchanges, primary dealers or approved counterparties, and using mutual margining agreements whenever possible to limit potential exposure. With exchange-traded contracts, the credit risk is limited to the clearinghouse used. For non-exchange traded instruments, credit risk may occur when there is a gain in the fair value of the financial instrument and the counterparty fails to perform according to the terms of the contract and/or when the collateral proves to be of insufficient value.

Market risk represents the potential loss due to the decrease in the value of a financial instrument caused primarily by changes in interest rates, mortgage loan prepayment speeds or the prices of debt instruments.

Interest rate forward contracts are over-the-counter contracts where two parties agree to purchase and sell a specific quantity of a financial instrument at a specified price, with delivery or settlement at a specified date.

First Tennessee National Corporation  F-61

Interest rate option contracts give the purchaser the right, but not the obligation, to buy or sell a specified quantity of a financial instrument, at a specified price, during a specified period of time. Caps and floors are options that are linked to a notional principal amount and an underlying indexed interest rate. Interest rate swaps involve the exchange of interest payments at specified intervals between two parties without the exchange of any underlying principal. Notional amounts are used in such contracts to calculate interest payments and do not represent credit exposure. Exposure to interest rate contracts will increase or decrease as interest rates fluctuate.

SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities', which was adopted on January 1, 2001, establishes accounting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. Fair value is defined as the amount FTNC would receive or pay in the market to replace the derivatives as of the valuation date. Fair value is determined using available market information and appropriate valuation methodologies. SFAS No. 133 requires that changes in the instrument's fair value be recognized currently in earnings or other comprehensive income. If certain criteria are met, changes in the fair value of the asset or liability being hedged are also recognized currently in earnings. The initial impact of adopting SFAS No. 133 resulted in a net transition adjustment that was recognized as the cumulative effect of a change in accounting principle. The following accounting policies reflect the adoption of SFAS No. 133.

Mortgage Banking


Mortgage banking interest rate lock commitments, which have been currently determined to be derivative instruments, are recorded at fair value with changes in fair value recorded currently in earnings and are not a hedgable asset. Mortgage banking enters into forward sales commitments to protect the value of mortgage banking's short-term commitments to fund mortgage loan applications in process (the pipeline) and mortgage loans held for sale (the warehouse) from changes in fair value due to fluctuations in interest rates. These forward contracts are derivatives that are recorded at fair value under SFAS No. 133. The forward contracts related to loans in the warehouse are fair value hedges used to hedge the risk of change in the total fair value of the warehouse. Forward contracts used by mortgage banking operations to hedge against interest rate risk in the warehouse are reviewed periodically for correlation with expected changes in value. For 2003, 2002, and 2001, gains of $1.2 million, losses of $9.8 million, and gains of $12.1 million, respectively, that represent the amount of hedge ineffectiveness for these fair value hedges were recognized in mortgage banking noninterest income.


Mortgage banking also enters into interest rate contracts (including swaps, swaptions, principal-only swaps, floors, and mortgage forward sales (TBAs)) to hedge against the effects of changes in fair value of its MSRs due solely to changes in the benchmark rate (10-year LIBOR). For purposes of measuring effectiveness of the hedge, volatility and time decay are excluded from the effectiveness measurement of option-based derivatives. Interest rate derivative contracts used to hedge against interest rate risk in the servicing portfolio are designated to specific risk tranches of servicing. FTNC enters into hedges of the MSRs to minimize the effects of loss in value of MSRs associated with increased prepayment activity that generally results from declining interest rates. In a rising interest rate environment, the value of the MSRs generally will increase while the value of the hedge instruments will decline. For purposes of measuring hedge effectiveness under SFAS No. 133, increases in values of hedge instruments exceeded the change in value of hedged MSRs by $131.7 million, $122.0 million and $48.0 million in 2003, 2002 and 2001, respectively. This amount, after reductions of $16.5 million, $21.2 million and $14.2 million in 2003, 2002 and 2001, respectively, representing the component of the derivative instruments' losses excluded from the assessment of hedge effectiveness, was recognized in mortgage banking noninterest income. The increase in the value of the derivative financial instruments used to hedge the change in value of the hedged MSRs was significantly offset by increased amortization and impairment charges (see also Note 6 - Mortgage Servicing Rights). First Horizon Home Loans utilizes financial instruments that change in value inversely to the movement of interest rates to protect the value of its interest-only securities. Interest-only securities do

                                     F-62  First Tennessee National Corporation
not qualify for hedge accounting under SFAS No. 133 and therefore, gains and losses are recognized currently in earnings.

Fair value is determined on the last business day of a reporting period. This point in time measurement of derivative fair values and the related hedged item fair values may be well suited to the measurement of hedge effectiveness, as well as reported earnings, when hedge time horizons are short. The same measurement however may not consistently reflect the effectiveness of longer-term hedges and, in FTNC's view, can distort short-term measures of reported earnings. FTNC uses a combination of derivative financial instruments to hedge certain components of the interest rate risk associated with its portfolio of capitalized mortgage servicing rights, which currently have an average life of four years. Over this long-term time horizon this combination of derivatives can be effective in significantly mitigating the effects of interest rate changes on the value of the servicing portfolio. However, these derivative financial instruments can and do demonstrate significant price volatility depending upon prevailing conditions in the financial markets. If a reporting period ends during a period of volatile financial market conditions, the effect of such point in time conditions on reported earnings does not reflect the underlying economics of the transactions or the true value of the hedges to FTNC over their estimated lives. The fact that the fair value of a particular derivative is unusually low or high on the last day of the reporting period is meaningful in evaluating performance during the period only if FTNC sells the derivative within the period of time before fair value changes and does not replace the hedge coverage with another derivative. FTNC believes the effect of such volatility on short-term measures of earnings is not indicative of the expected long-term performance of this hedging practice.

Capital Markets

Capital markets buys and sells treasuries, agencies, mortgage securities, municipal bonds and other securities for resale to customers. When these securities settle on a delayed basis, they are considered forward contracts. Capital markets also enters into interest rate contracts, including options, caps, swaps and floors for its customers. These transactions are measured at fair value, with changes in fair value recognized currently in capital markets noninterest income. Related assets are recorded on the balance sheet as capital markets securities inventory or receivables and any liabilities are recognized as capital markets payables. Capital markets utilizes futures contracts, from time to time, to manage exposure arising from the inventory position. Credit risk related to these transactions is controlled through credit approvals, risk control limits and on-going monitoring procedures through ALCO.

Interest Rate Risk Management

FTNC's ALCO focuses on managing market risk by controlling and limiting earnings volatility attributable to changes in interest rates. Interest rate risk exists to the extent that interest-earning assets and liabilities have different maturity or repricing characteristics. FTNC uses derivatives, including swaps, caps, options, and collars, that are designed to moderate the impact on earnings as interest rates change. FTNC's interest rate risk management policy is to use derivatives not to speculate but to hedge interest rate risk or market value of assets or liabilities.

Interest rate risk management uses interest rate swaps to hedge the interest rate risk of certain liabilities that qualify as fair value and cash flow hedges. Interest paid or received for swaps is recognized as an adjustment of the interest expense of the liabilities whose risk is being managed. For 2003 and 2002, there was no hedge ineffectiveness for qualifying fair value or cash flow hedges. Interest rate swaps and caps not designated as hedging instruments are also used to moderate the impact on earnings as interest rates change. Any contracts that fail to qualify for hedge accounting are measured at fair value with any gains or losses included in current earnings in noninterest income. For derivatives designated as cash flow hedges, the effective portion of the gain or loss on derivatives is reported as a component of accumulated other comprehensive income.

First Tennessee National Corporation  F-63

Cash flows from derivative contracts are reported as operating activities on the Consolidated Statements of Cash Flows.

INCOME TAXES. The provision for income taxes is based on income reported for consolidated financial statement purposes and includes deferred taxes resulting from the recognition of certain revenues and expenses in different periods for tax reporting purposes. FTNC files a consolidated federal income tax return except for a credit life insurance company and a real estate investment trust which both file separate returns.

EARNINGS PER SHARE. Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for each period. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares outstanding adjusted to include the number of additional common shares that would have been outstanding if the dilutive potential common shares resulting from options granted under FTNC's stock option plans had been issued. FTNC utilizes the treasury stock method in this calculation.

STOCK OPTIONS. FTNC accounts for its employee stock-based compensation plans under the intrinsic value based method in accordance with Accounting Principals Board Opinion No. 25, 'Accounting for Stock Issued to Employees.' Had compensation cost for these plans been determined consistent with SFAS No. 123, FTNC's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                                       December 31
                                                              ------------------------------
(Dollars in thousands except per share data)                    2003       2002       2001
--------------------------------------------------------------------------------------------
NET INCOME, AS REPORTED                                       $473,309   $376,451   $318,209
Add: Stock-based employee compensation expense included
 in reported net income, net of related tax effects              6,402      7,548      8,282
Less: Total stock-based employee compensation expense
 determined under fair value method for all awards, net of
 related tax effects                                            27,139     22,087     19,727
--------------------------------------------------------------------------------------------
PRO FORMA NET INCOME                                          $452,572   $361,912   $306,764
--------------------------------------------------------------------------------------------
EARNINGS PER SHARE, AS REPORTED                               $   3.73   $   2.97   $   2.49
--------------------------------------------------------------------------------------------
Pro forma earnings per share                                      3.57       2.86       2.40
Diluted earnings per share, as reported                           3.62       2.89       2.42
Pro forma diluted earnings per share                              3.46       2.78       2.33
--------------------------------------------------------------------------------------------

ACCOUNTING CHANGES. On December 31, 2003, FTNC adopted FASB Staff Position (FSP) FAS 106-1, 'Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003'. The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. FSP 106-1 allows either immediate recognition or deferred recognition. FTNC elected to defer recognition and will not recognize the effect of the Act until the earlier of: (1) when the underlying accounting issues are resolved by the Financial Accounting Standards Board (FASB); or (2) when plan costs have to be remeasured (e.g. for a plan amendment). FTNC does not expect the impact of recognizing this benefit to be material to results of operations.


On December 31, 2003, FTNC adopted SFAS No. 132 (revised 2003), 'Employers' Disclosures about Pensions and Other Postretirement Benefits'. This standard does not change the measurement or recognition of those plans required by SFAS No. 87 and SFAS No. 106. Additionally, the disclosure requirements of the original SFAS No. 132 have been retained. SFAS No. 132 (revised 2003) requires additional disclosure about the assets, obligations, cash flows, and net periodic benefit cost of defined

                                      F-64  First Tennessee National Corporation
benefit pension plans and other defined benefit postretirement plans. The adoption of SFAS 132 (revised 2003) did not have an impact on the results of operations.


On December 31, 2003, FTNC adopted Emerging Issues Task Force (EITF) Issue
No. 03-1, 'The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments'. EITF Issue No. 03-1 requires disclosures concerning unrealized losses related to investments in debt and marketable equity securities that are accounted for under SFAS No. 115. Disclosures include the length of time investments have been in a loss position and discussion pertaining to the nature of the impairment. The adoption of EITF Issue No. 03-1 did not have an impact on the results of operations.

In December 2003, the FASB issued Interpretation No. 46, 'Consolidation of Variable Interest Entities (revised December 2003)' (FIN 46-R). FIN 46-R required the consolidation by a business enterprise of variable interest entities (VIEs) in which it is the primary beneficiary.

FIN 46-R also required the adoption of FIN 46, as of December 31, 2003, for all entities previously considered as special purpose entities and for all VIEs created after January 31, 2003. FIN 46-R permitted its early adoption, as of December 31, 2003, in lieu of adopting FIN 46.

Effective December 31, 2003, FTNC adopted FIN 46, 'Consolidation of Variable Interest Entities'. Upon adoption of this standard, FTNC deconsolidated its subsidiary, First Tennessee Capital I (Capital I), which has issued $100.0 million of capital securities that are fully and unconditionally guaranteed by FTNC. As a result of this deconsolidation the capital securities are no longer included on FTNC's balance sheet. However, $103.0 million of junior subordinated debentures issued by FTNC to Capital I are no longer eliminated in consolidation and appear in term borrowings as of December 31, 2003. FTNC identified certain of its nonconsolidated interests as VIEs but did not meet the criteria of primary beneficiary and, therefore, has not consolidated any of its VIEs. See
Note 25 - Variable Interest Entities for additional information.

Effective July 1, 2003, FTNC adopted SFAS No. 150, 'Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity', and classified its mandatorily redeemable preferred stock of subsidiary ($45.1 million on July 1, 2003) as term borrowings. Historically, the related distribution on these instruments ($4.6 million annually) were classified as noninterest expense on the Consolidated Statements of Income, but as of July 1, 2003, are classified as interest expense on a prospective basis. As required by SFAS No. 150, prior periods were not restated.

On July 1, 2003, FTNC adopted SFAS No. 149, 'Amendment of Statement 133 on Derivative Instruments', which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities'. The impact of adopting this standard was immaterial to FTNC.

On January 1, 2003, FTNC adopted SFAS No. 146, 'Accounting for Costs Associated with Exit or Disposal Activities'. This statement requires that a liability for the cost associated with an exit or disposal activity be recognized and measured initially at fair value in the period in which the liability is incurred. Prior to the effective date of this statement, costs associated with an exit or disposal plan were recognized at the date of commitment, as required under EITF Issue 94-3. This statement does not apply to costs associated with an exit activity that involves an entity newly acquired in a business combination or with a disposal activity covered by SFAS No. 144. The impact of adopting this statement was immaterial to FTNC.

On January 1, 2003, FTNC adopted the final provisions of Interpretation No. 45, 'Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others'. This interpretation elaborates on the disclosures to be made by a guarantor in interim and annual financial statements about obligations assumed under certain guarantees it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the

First Tennessee National Corporation F-65 obligation undertaken in issuing the guarantee. This interpretation does not prescribe a specific approach for subsequently measuring the guarantor's liability over the term of the related guarantee. This interpretation also incorporates, without change, the guidance in FASB Interpretation No. 34, 'Disclosure of Indirect Guarantees of Indebtedness of Others', which is superceded. The impact of adopting this statement was immaterial to FTNC.

In December 2002, FTNC adopted SFAS No. 148, 'Accounting for Stock-Based Compensation - Transition and Disclosure'. This statement amends SFAS
No. 123, 'Accounting for Stock-Based Compensation', to provide alternative methods for voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As FTNC continues to account for stock-based employee compensation under APB 25, the adoption of this statement did not have a material impact on the financial statements or results of operations.

On October 1, 2002, FTNC adopted SFAS No. 147, 'Acquisitions of Certain Financial Institutions (an amendment of FASB Statement No. 72 and 144 and FASB Interpretation No. 9)'. This statement requires acquisitions of all or part of a financial institution meeting the definition of a business combination to be accounted for by the purchase method in accordance with SFAS No. 141. Any previously recorded unidentified intangible asset related to the acquisition of a financial institution must now be classified as goodwill and is subject to the impairment testing provisions of SFAS No. 142. Impairment testing of previously identified long-term customer-relationship intangible assets will be subject to the impairment testing provisions of SFAS No 144. Provisions of this statement were effective for acquisitions on or after October 1, 2002. The impact of adopting this statement was immaterial to FTNC.

On October 1, 2002, FTNC adopted SFAS No. 145, 'Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections'. SFAS No. 145 rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be classified as an extraordinary item, net of related income tax effect, if material in the aggregate. Due to the rescission of SFAS No. 4, the criteria in Opinion 30 are now used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4, and is no longer necessary because of the rescission of SFAS No. 4. SFAS No. 44, is no longer necessary because the transition of the Motor Carrier Act of 1980 has been completed. SFAS No. 145 also amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. In addition this statement also makes technical corrections to existing pronouncements which are generally not substantive in nature. The adoption of this standard resulted in a loss of $5.1 million related to a 2001 debt restructuring being reclassified as noninterest expense. This item had previously been presented, net of taxes ($1.9 million), as an extraordinary item on the Consolidated Statements of Income. In 2002, a debt restructuring resulted in a $3.7 million pre-tax loss.

On January 1, 2002, FTNC adopted SFAS No. 144, 'Accounting for the Impairment or Disposal of Long-Lived Assets'. SFAS No. 144 addresses accounting and reporting issues related to the impairment of long-lived assets and for long-lived assets to be disposed of. The impact of adopting this statement was immaterial to FTNC.

On January 1, 2002, FTNC adopted SFAS No. 142, 'Goodwill and Other Intangible Assets'. Under SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life, but is subject to an assessment for impairment using a fair-value-based test at least annually. FTNC has not recognized any impairment of the goodwill currently on its books during 2003 or 2002. The impact of adopting this statement resulted in no goodwill amortization in 2003 and 2002 compared to $6.3 million in 2001. See Note 7 - Intangible Assets for additional information.

                                      F-66  First Tennessee National Corporation

On January 1, 2002, FTNC adopted the final provisions of SFAS No. 141, 'Business Combinations' which requires that all business combinations initiated after June 30, 2001, be accounted for using the purchase method. The impact of adopting this statement was immaterial to FTNC.

On April 1, 2001, FTNC adopted the final provisions of SFAS No. 140, 'Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities'. This statement replaced SFAS No. 125, 'Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.' SFAS
No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires substantial disclosures, but carries over most of SFAS No. 125's provisions without reconsideration. This statement provided accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provided consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The disclosure provisions of the statement were adopted by First Tennessee in 2000. The adoption of SFAS No. 140 did not have a material impact on FTNC's consolidated financial position or results of operations.

On January 1, 2001, FTNC adopted SFAS No. 133 and EITF Issue 99-20, 'Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets'. SFAS No. 133 established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 required that changes in the derivative instrument's fair value be recognized currently in earnings or other comprehensive income. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

In anticipation of adopting this standard, FTNC repositioned the portfolio of mortgage banking derivatives during 2000, which involved terminating certain derivative contracts or taking offsetting positions to nullify existing contracts and allocating others to trading securities. In accordance with the provisions of SFAS No. 133, FTNC designated anew all hedging relationships on January 1, 2001. Also, in connection with the adoption of SFAS No. 133, $155 million of securities available for sale were moved to trading at which point in time gross losses of $3.6 million were recognized. On January 1, 2001, FTNC measured all derivative instruments at fair value and differences between the previous book value and fair value were reported as part of a cumulative effect adjustment on the income statement, except to the extent that they related to hedges of the variable cash flow exposure of forecasted transactions. Offsetting gains and losses on hedged assets and liabilities were recognized as adjustments of their respective book values at the adoption date as part of this cumulative effect adjustment. Additionally, EITF Issue 99-20, which provides impairment and interest income recognition and measurement guidance for interests retained in a securitization transaction accounted for as a sale, was adopted. The initial impact of adopting SFAS No. 133 and EITF Issue 99-20 was an $8.2 million loss (after-tax) net transition adjustment that was recognized as the cumulative effect of a change in accounting principle in first quarter 2001. The adoption adjustment related to hedges of the variable cash flow exposure of a forecasted transaction, a $1.4 million gain (after-tax), was reported as a cumulative effect adjustment of comprehensive income in first quarter 2001.

Certain provisions of SFAS No. 133 continue to undergo significant discussion and debate by the FASB. One such potential issue involves the determination of the fair value of mortgage banking interest rate lock commitments (IRLCs) accounted for as derivatives and if IRLCs can be reported as assets. Another such potential issue involves the assessment of hedge effectiveness (and its impact on qualifying for hedge accounting) when hedging fair value changes of prepayable assets due to changes in the benchmark interest rate. As the FASB continues to deliberate interpretation of the new rules, the potential exists for a

First Tennessee National Corporation F-67 difference between FTNC's interpretation and that of the FASB, the effects of which cannot presently be anticipated but failure to obtain hedge accounting treatment could be significant to results of operations.

On January 17, 2003, the FASB issued FASB Interpretation No. 46, 'Consolidation of Variable Interest Entities (revised December 2003)' (FIN 46-R). FIN 46-R clarified certain aspects of FIN 46 and provided certain entities with exemptions from the requirements of FIN 46. Additionally, FIN 46-R incorporated the guidance found in eight final FASB Staff Positions (FSPs) that were issued as of the release of FIN 46-R. FIN 46-R required the application of either
FIN 46 or FIN 46-R to all special purpose entities (SPEs) created prior to February 1, 2003, for interim or annual reporting periods ending after December 15, 2003 (December 31, 2003 for FTNC). All entities created after January 31, 2003, are currently required to be analyzed under FIN 46 unless
FIN 46-R is adopted early. FIN 46-R is applicable to all non-SPEs created prior to February 1, 2003 that are not small business issuers for interim or annual reporting periods ending after March 15, 2004 (March 31, 2004 for FTNC). FTNC anticipates the impact of adopting the remaining provisions of this standard to be immaterial.

In December 2003, the SEC staff announced that it will soon issue a Staff Accounting Bulletin (SAB) on the accounting treatment of loan commitments that are recognized as derivatives pursuant to SFAS No. 133. Based on preliminary indications, the SAB would require registrants to utilize a written option model in valuation of their loan commitments. This would result in the recognition of a liability, with entries to expense, at the inception of the loan commitment or lock date, through settlement of the loan sale. As the SEC continues to deliberate this issue, the effect of implementing this change cannot presently be determined, but upon adoption this one-time accounting adjustment could be significant, however, the ongoing economic value of the business would be unaffected.

In October 2003, the FASB approved the AICPA's issuance of SOP 03-3, 'Accounting for Loans or Certain Debt Securities Acquired in a Transfer', which modifies the accounting for certain loans that are acquired with evidence of deterioration in credit quality since origination. SOP 03-3 does not apply to loans recorded at fair value or to mortgage loans classified as held for sale. SOP 03-3 limits the yield that may be accreted on applicable loans to the excess of the cash flows expected, at acquisition, to be collected over the investor's initial investment in the loan. SOP 03-3 also prohibits the 'carrying over' of valuation allowances on applicable loans. SOP 03-3 is effective for fiscal years beginning after December 15, 2004. The impact at implementation of adopting SOP 03-3 is expected to be immaterial to the results of future operations.

NOTE 2 ACQUISITIONS/DIVESTITURES

On December 31, 2003, FTNC completed the sale of substantially all of the assets and liabilities of its wholly owned subsidiary, First National Bank of Springdale (FNB) of Springdale, Arkansas to First Security Bank of Searcy, Arkansas. This transaction resulted in a divestiture gain of $12.5 million. Immediately preceding the sale, FNB had investment securities of approximately $125 million, loans of approximately $165 million, deposits of approximately $300 million and equity of approximately $40 million.

On December 31, 2003, First Horizon Merchant Services, Inc., a wholly owned subsidiary of First Tennessee Bank National Association (FTBNA), recognized a divestiture gain of $10.0 million resulting from the sale of certain merchant relationships referred by selected agent banks within the merchant portfolio to NOVA Information Systems, Inc., a subsidiary of U.S. Bancorp.

On August 1, 2003, First Horizon Merchant Services, Inc. acquired Global Card Services, Inc., a merchant processing company based in Orlando, Florida, for approximately $15.8 million in cash. The acquisition was immaterial to FTNC.

On September 16, 2002, FTBNA, the primary banking subsidiary of FTNC, sold a portfolio of loans originated through First Horizon Money Centers totaling $208.3 million to American General Finance, Inc. of

                                      F-68  First Tennessee National Corporation

Evansville, Indiana and closed the related Money Center offices. This transaction resulted in a divestiture gain of $2.3 million.

On June 1, 2002, First Horizon Home Loans, a wholly owned subsidiary of FTBNA, acquired certain assets and assumed certain liabilities of Real Estate Financial Services (REFS), a mortgage lending company based in Alpharetta, Georgia, for approximately $2.2 million in cash. This transaction was immaterial to FTNC.

On April 1, 2002, First Horizon Merchant Services, Inc. acquired First Premier Financial Services, Inc. (First Premier), a South Dakota based merchant processor, for approximately $11.9 million in cash. First Premier was merged into First Horizon Merchant Services, Inc. The acquisition was immaterial to FTNC.

On December 31, 2001, FTBNA acquired Synaxis Group, Inc., a Nashville-based insurance broker operating through a network of major regional and community-based insurance agencies in Georgia, Kentucky and Tennessee. This transaction was completed for approximately $29.0 million and was immaterial to FTNC.

On June 6, 2001, FTBNA completed the sale of its interests in Check Solutions Company to Carreker Corporation of Dallas, Texas. FTNC recognized a divestiture gain of $42.7 million in 2001. An additional gain of $2.3 million was recognized in 2002.

On April 27, 2001, FTNC completed the sale of its wholly owned subsidiary, Peoples and Union Bank, of Lewisburg, Tennessee to First Farmers & Merchants National Bank, of Columbia, Tennessee. FTNC recognized a divestiture gain of $13.1 million.

On April 2, 2001, FTBNA sold its existing portfolio of education loans totaling $342.1 million to Educational Funding of the South, Inc. The transaction resulted in a divestiture gain of $11.8 million.

On January 17, 2001, FTBNA completed the sale of $31.4 million of its affinity, co-branded, and certain single relationship credit card accounts and assets to MBNA Corporation. On December 27, 2000, FTBNA sold $265.8 million of its single relationship credit card accounts and assets to MBNA Corporation. These transactions resulted in divestiture gains of $8.2 million in 2001 and $50.2 million in 2000.

On January 2, 2001, FTN Financial Securities Corporation, a wholly owned subsidiary of FTBNA, acquired certain assets of Midwest Research-Maxus Group Limited, a Cleveland-based institutional equity research firm. This transaction was completed for approximately $13.7 million and was immaterial to FTNC.

First Tennessee National Corporation  F-69

NOTE 3 INVESTMENT SECURITIES

The following tables summarize FTNC's securities held to maturity and available for sale on December 31, 2003 and 2002:

                                                                             ON DECEMBER 31, 2003*
                                                         -------------------------------------------------------------
                                                                            Gross            Gross          Estimated
                                                         Amortized        Unrealized       Unrealized          Fair
(Dollars in thousands)                                      Cost            Gains            Losses           Value
----------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY:
States and municipalities                                $    1,028        $     49         $      -        $    1,077
----------------------------------------------------------------------------------------------------------------------
Total securities held to maturity                        $    1,028        $     49         $      -        $    1,077
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE:
U.S. Treasury and other U.S. government agencies         $   48,861        $    291         $    (11)       $   49,141
Government agency issued MBSs                               957,236           6,234           (9,449)          954,021
Government agency issued CMOs                             1,239,596          11,234           (3,989)        1,246,841
States and municipalities                                    13,076             321               (2)           13,395
Other                                                        16,600             754              (13)           17,341
Equity                                                      188,793             227             (417)          188,603
----------------------------------------------------------------------------------------------------------------------
Total securities available for sale                      $2,464,162        $ 19,061         $(13,881)       $2,469,342
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

 * Includes $2.1 billion of securities pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes.


                                                                             On December 31, 2002*
                                                         -------------------------------------------------------------
                                                                            Gross            Gross          Estimated
                                                         Amortized        Unrealized       Unrealized          Fair
(Dollars in thousands)                                      Cost            Gains            Losses           Value
----------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY:
States and municipalities                                $    6,302        $   166          $     (4)       $    6,464
Private issue CMOs**                                        274,075          8,811            (4,840)          278,046
----------------------------------------------------------------------------------------------------------------------
Total securities held to maturity                        $  280,377        $ 8,977          $ (4,844)       $  284,510
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE:
U.S. Treasury and other U.S. government agencies         $   83,623        $   959          $     (7)       $   84,575
Government agency issued MBSs                               450,504         12,173                 -           462,677
Government agency issued CMOs                             1,632,595         27,881              (698)        1,659,778
States and municipalities                                    22,963            418              (793)           22,588
Other                                                        18,219          1,075               (39)           19,255
Equity                                                      166,458         13,336            (8,759)          171,035
----------------------------------------------------------------------------------------------------------------------
Total securities available for sale                      $2,374,362        $55,842          $(10,296)       $2,419,908
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


 * Includes $2.1 billion of securities pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes.
** Represents FTNC's Real Estate Mortgage Investment Conduit.

                                      F-70  First Tennessee National Corporation

Provided below are the amortized cost and estimated fair value by contractual maturity for the securities portfolios on December 31, 2003:

                                                              Held to Maturity                Available for Sale
                                                         ------------------------------------------------------------
                                                                          Estimated                        Estimated
By Contractual Maturity                                   Amortized         Fair          Amortized           Fair
(Dollars in thousands)                                      Cost            Value            Cost            Value
---------------------------------------------------------------------------------------------------------------------
Within 1 year                                              $  569          $  579         $   18,041       $   18,092
After 1 year; within 5 years                                  459             498             44,617           45,391
After 5 years; within 10 years                                  -               -              3,902            4,118
After 10 years                                                  -               -             11,977           12,276
---------------------------------------------------------------------------------------------------------------------
 Subtotal                                                   1,028           1,077             78,537           79,877
---------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities and CMOs                             -               -          2,196,832        2,200,862
Equity securities                                               -               -            188,793          188,603
---------------------------------------------------------------------------------------------------------------------
Total                                                      $1,028          $1,077         $2,464,162       $2,469,342
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The table below provides information on realized gross gains and realized gross losses on sales from the available for sale portfolio for the years ended December 31:


(Dollars in thousands)                                        AFS Debt*       AFS Equity*        Total
---------------------------------------------------------------------------------------------------------------------
2003
Gross gains on sales                                           $   847          $11,444         $ 12,291
Gross losses on sales                                           (6,973)               -           (6,973)
---------------------------------------------------------------------------------------------------------------------
2002
Gross gains on sales                                           $ 1,309          $    43         $  1,352
Gross losses on sales                                           (1,056)               -           (1,056)
---------------------------------------------------------------------------------------------------------------------
2001
Gross gains on sales                                           $   311          $   991         $  1,302
Gross losses on sales                                             (208)             (26)            (234)
---------------------------------------------------------------------------------------------------------------------

*AFS - Available for sale

Losses totaling $3.0 million, $9.5 million and $5.5 million for the years 2003, 2002 and 2001, respectively, were recognized for securities that, in the opinion of management, have been permanently impaired.

First Tennessee National Corporation  F-71

The following table provides information on investments that have unrealized losses on December 31, 2003:

                                                                    ON DECEMBER 31, 2003
                                         --------------------------------------------------------------------------
                                           Less than 12 months      12 Months or Longer              Total
-------------------------------------------------------------------------------------------------------------------
                                         Estimated                 Estimated                Estimated
                                            Fair      Unrealized     Fair      Unrealized      Fair      Unrealized
(Dollars in thousands)                     Value        Losses       Value       Losses       Value        Losses
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. government
 agencies                                $      168    $    (11)    $    -       $   -      $      168   $    (11)
Government agency issued MBSs               686,482      (9,449)                               686,482     (9,449)
Government agency issued CMOs               391,461      (3,989)         -           -         391,461     (3,989)
State and municipalities                        663          (2)                                   663         (2)
Other                                         1,017         (13)         -           -           1,017        (13)
-------------------------------------------------------------------------------------------------------------------
Total debt securities                     1,079,791     (13,464)         -           -       1,079,791    (13,464)
Equity                                            -           -      1,583        (417)          1,583       (417)
-------------------------------------------------------------------------------------------------------------------
Total temporarily impaired securities    $1,079,791    $(13,464)    $1,583       $(417)     $1,081,374   $(13,881)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

The investment security that has been in a continuous unrealized loss position for 12 or more months is a venture capital investment. Venture capital investments historically have three to five year investment cycles. In determining whether impairment is other-than-temporary, management performs comprehensive reviews of venture capital investments that take into consideration qualitative as well as intangible criteria that make up the developmental aspect of early stage, start-up companies.

                                      F-72  First Tennessee National Corporation

NOTE 4 LOANS

A summary of the major categories of loans outstanding on December 31 is shown below:


(Dollars in thousands)                                           2003                   2002
------------------------------------------------------------------------------------------------
Commercial:
   Commercial, financial and industrial                       $ 4,502,917            $ 4,134,158
   Real estate commercial                                         968,064              1,037,341
   Real estate construction                                       690,402                551,449
Retail:
   Real estate residential*                                     6,817,122              4,721,307
   Real estate construction                                       527,260                342,127
   Other retail                                                   212,362                286,069
   Credit card receivables                                        272,398                272,994
------------------------------------------------------------------------------------------------
   Loans, net of unearned income                               13,990,525             11,345,445
Allowance for loan losses                                         160,333                144,298
------------------------------------------------------------------------------------------------
Total net loans                                               $13,830,192            $11,201,147
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

* Includes $1.0 billion of loans pledged to secure FHLB borrowings.

Nonperforming loans consist of loans which management has identified as impaired, other nonaccrual loans and loans which have been restructured. On December 31, 2003 and 2002, there were no outstanding commitments to advance additional funds to customers whose loans had been restructured. The following table presents nonperforming loans on December 31:


(Dollars in thousands)                                         2003               2002
------------------------------------------------------------------------------------------------
Impaired loans                                                $34,369            $49,346
Other nonaccrual loans                                         17,415             14,841
------------------------------------------------------------------------------------------------
Total nonperforming loans                                     $51,784            $64,187
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

Interest income received during 2003 for impaired loans was $.4 million and for other nonaccrual loans was $14,000. Under their original terms, interest income would have been approximately $2.9 million for the impaired loans and $.7 million for the other nonaccrual loans outstanding on December 31, 2003. Interest income received during 2002 for impaired loans was $1.6 million and for other nonaccrual loans was $.4 million. Under their original terms, interest income would have been approximately $4.7 million for the impaired loans and $1.3 million for the other nonaccrual loans outstanding on December 31, 2002. Interest income received during 2001 for impaired loans was $.5 million and for other nonaccrual loans was $.4 million. Under their original terms, interest income would have been approximately $2.5 million for the impaired loans and $1.8 million for the other nonaccrual loans outstanding on December 31, 2001. The average balance of impaired loans was approximately $45.4 million for 2003, $44.1 million for 2002 and $49.8 million for 2001. All impaired loans have an associated allowance for loan loss.

First Tennessee National Corporation  F-73

Activity in the allowance for loan losses related to non-impaired and impaired loans for years ended December 31 is summarized as follows:

(Dollars in thousands)                                        Non-impaired         Impaired           Total
--------------------------------------------------------------------------------------------------------------
Balance on December 31, 2000                                    $123,853           $ 15,357         $ 139,210
Adjustment due to divestiture                                     (1,337)                 -            (1,337)
Provision for loan losses*                                        67,612             25,608            93,220
Charge-offs                                                      (66,100)           (26,124)          (92,224)
Loan recoveries                                                    9,640              2,105            11,745
--------------------------------------------------------------------------------------------------------------
    Net charge-offs                                              (56,460)           (24,019)          (80,479)
--------------------------------------------------------------------------------------------------------------
Balance on December 31, 2001                                     133,668             16,946           150,614
--------------------------------------------------------------------------------------------------------------
Provision for loan losses*                                        54,955             37,229            92,184
Charge-offs                                                      (72,973)           (40,168)         (113,141)
Loan recoveries                                                   13,579              1,062            14,641
--------------------------------------------------------------------------------------------------------------
    Net charge-offs                                              (59,394)           (39,106)          (98,500)
--------------------------------------------------------------------------------------------------------------
Balance on December 31, 2002                                     129,229             15,069           144,298
--------------------------------------------------------------------------------------------------------------
Adjustment due to divestiture                                     (2,652)                 -            (2,652)
Provision for loan losses*                                        73,249             13,449            86,698
Charge-offs                                                      (63,113)           (19,323)          (82,436)
Loan recoveries                                                   12,440              1,985            14,425
--------------------------------------------------------------------------------------------------------------
    Net charge-offs                                              (50,673)           (17,338)          (68,011)
--------------------------------------------------------------------------------------------------------------
BALANCE ON DECEMBER 31, 2003                                    $149,153           $ 11,180         $ 160,333
--------------------------------------------------------------------------------------------------------------


* Provision was negatively impacted by $3.1 million in 2003 related to the transfer of certain retail loans to held for sale. Provision was positively impacted by $10.0 million in 2002 related to the change in FTNC's risk profile after the sale of a portfolio of loans originated through First Horizon Money Centers and the transfer of certain classified and nonperforming loans to held for sale. Provision was also positively impacted by $1.3 million in 2001 and $10.7 million in 2000 related to credit card loans sold.


Included in other assets and in other liabilities on the Consolidated Statements of Condition are amounts due from customers on acceptances and bank acceptances outstanding of $3.0 million and $5.6 million on December 31, 2003 and 2002, respectively.



                                      F-74  First Tennessee National Corporation

NOTE 5 PREMISES, EQUIPMENT AND LEASES

Premises and equipment on December 31 are summarized below:

(Dollars in thousands)                                                 2003             2002
----------------------------------------------------------------------------------------------
Land                                                                 $ 48,391         $ 35,185
Buildings                                                             239,353          184,637
Leasehold improvements                                                 52,770           50,397
Furniture, fixtures and equipment                                     307,067          290,238
----------------------------------------------------------------------------------------------
 Premises and equipment, at cost                                      647,581          560,457
Less accumulated depreciation and amortization                        297,379          306,325
----------------------------------------------------------------------------------------------
Premises and equipment, net                                          $350,202         $254,132
----------------------------------------------------------------------------------------------

FTNC is obligated under a number of noncancelable operating leases for premises and equipment with terms up to 26 years, which may include the payment of taxes, insurance and maintenance costs.

Minimum future lease payments for noncancelable operating leases on premises and equipment on December 31, 2003, are shown below:

(Dollars in thousands)
----------------------------------------------------------------------
2004                                                          $ 50,763
2005                                                            43,440
2006                                                            35,839
2007                                                            28,901
2008                                                            19,921
2009 and after                                                  36,578
----------------------------------------------------------------------
Total minimum lease payments                                  $215,442
----------------------------------------------------------------------
----------------------------------------------------------------------

Payments required under capital leases are not material.

Aggregate minimum income under sublease agreements for these periods is $10.2 million.

Rent expense incurred under all operating lease obligations was as follows for the years ended December 31:

(Dollars in thousands)                                                2003            2002            2001
-------------------------------------------------------------------------------------------------------------
Rent expense, gross                                                  $64,260         $67,457         $58,166
Rent income                                                           (4,543)         (5,959)         (6,776)
-------------------------------------------------------------------------------------------------------------
Rent expense, net                                                    $59,717         $61,498         $51,390
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

First Tennessee National Corporation  F-75

NOTE 6 MORTGAGE SERVICING RIGHTS

Following is a summary of changes in capitalized mortgage servicing rights
(MSRs), net of accumulated amortization, included in the Consolidated Statements of Condition:

(Dollars in thousands)
------------------------------------------------------------------------
December 31, 2000                                             $ 743,714
Addition of mortgage servicing rights                           378,810
Amortization                                                   (109,343)
Market value adjustments                                        (68,966)
Sales of mortgage servicing rights                             (146,501)
Impairment                                                     (115,432)
Cumulative adjustment due to adoption of SFAS No. 133           (17,277)
------------------------------------------------------------------------
December 31, 2001                                               665,005
Addition of mortgage servicing rights                           401,972
Amortization                                                   (117,841)
Market value adjustments                                       (358,492)
Impairment                                                     (150,162)
------------------------------------------------------------------------
December 31, 2002                                               440,482
Addition of mortgage servicing rights                           536,655
Amortization                                                   (132,273)
Market value adjustments                                        115,673
Sales of mortgage servicing rights                               (6,275)
Impairment                                                     (158,324)
------------------------------------------------------------------------
DECEMBER 31, 2003                                             $ 795,938
------------------------------------------------------------------------
------------------------------------------------------------------------

The MSRs on December 31, 2003 and 2002, had estimated market values of approximately $838.5 million and $464.1 million, respectively. These balances represent the rights to service approximately $65.1 billion and $50.0 billion of mortgage loans on December 31, 2003 and 2002. On December 31, 2003 and 2002, valuation allowances due to impairment of $36.5 million and $33.7 million were required, respectively.

Estimated MSRs amortization expense for the years ending 2004, 2005, 2006, 2007 and 2008 are $120.7 million, $107.4 million, $91.7 million, $77.2 million, and $64.5 million, respectively. The assumptions underlying these estimates are subject to modification based on changes in market conditions and portfolio behavior (such as prepayment speeds). As a result, these estimates are subject to change in a manner and amount that is not presently determinable by management.

For purposes of impairment evaluation and measurement, the MSRs are stratified based on the predominant risk characteristics of the underlying loans. These strata currently include adjustable and fixed-rate loans. The MSRs are amortized over the period of and in proportion to the estimated net servicing revenues. A quarterly value impairment analysis is performed using a discounted cash flow methodology that is disaggregated by predominant risk characteristics. Impairment, if any, is recognized through a valuation allowance for individual strata. However, if the impairment is determined to be other than temporary, a direct write-off of the asset is made.

                                      F-76  First Tennessee National Corporation

NOTE 7 INTANGIBLE ASSETS

Following is a summary of intangible assets, net of accumulated amortization, included in the Consolidated Statements of Condition:

                                                                           Other
                                                                         Intangible
(Dollars in thousands)                                        Goodwill    Assets*
-----------------------------------------------------------------------------------
December 31, 2000                                             $103,765    $ 17,859
Amortization expense                                            (6,340)     (4,465)
Acquisitions**                                                  45,722      28,463
-----------------------------------------------------------------------------------
December 31, 2001                                              143,147      41,857
-----------------------------------------------------------------------------------
Amortization expense                                                 -      (6,200)
Reclass**                                                       12,359     (12,359)
Acquisitions**                                                   9,111       6,350
-----------------------------------------------------------------------------------
December 31, 2002                                              164,617      29,648
-----------------------------------------------------------------------------------
Amortization expense                                                 -      (7,980)
Divestitures                                                   (13,303)     (1,632)
Acquisitions**                                                  23,493      18,706
-----------------------------------------------------------------------------------
DECEMBER 31, 2003                                             $174,807    $ 38,742
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

 * Represents premium on purchased deposits, covenants not to compete, assets related to the minimum pension liability and retained interests from securitizations.
** Preliminary purchase price allocations on acquisitions are based upon estimates of fair value and are subject to change.

The gross carrying amount of other intangible assets subject to amortization is $101.4 million on December 31, 2003, net of $62.7 million of accumulated amortization. Estimated aggregate amortization expense is expected to be $8.1 million, $6.4 million, $5.1 million, $4.9 million and $4.3 million for 2004, 2005, 2006, 2007, and 2008, respectively.

On January 1, 2002, FTNC adopted the provisions of SFAS No. 142 (see
Note 1 - Summary of Significant Accounting Policies). The following table presents on a proforma basis net income and related per share amounts exclusive of amortization expense (net of tax effect) recognized in 2001 related to goodwill no longer being amortized.

(Dollars in thousands)                                          2003       2002       2001
--------------------------------------------------------------------------------------------
Reported net income                                           $473,309   $376,451   $318,209
Goodwill amortization (net of tax effect)                            -          -      5,787
--------------------------------------------------------------------------------------------
Adjusted net income                                           $473,309   $376,451   $323,996
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE:
Reported net income                                           $   3.73   $   2.97   $   2.49
Goodwill amortization (net of tax effect)                            -          -        .05
--------------------------------------------------------------------------------------------
Adjusted net income                                           $   3.73   $   2.97   $   2.54
--------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE:
Reported net income                                           $   3.62   $   2.89   $   2.42
Goodwill amortization (net of tax effect)                            -          -        .04
--------------------------------------------------------------------------------------------
Adjusted net income                                           $   3.62   $   2.89   $   2.46
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

First Tennessee National Corporation  F-77

The following is a summary of goodwill, net of accumulated amortization, detailed by reportable segments for the three years ended December 31, 2003:

                                                    First Tennessee    First       FTN      Transaction
(Dollars in thousands)                               Banking Group    Horizon   Financial   Processing     Total
-------------------------------------------------------------------------------------------------------------------
December 31, 2000                                      $ 46,083       $54,168    $     -      $ 3,514     $103,765
Amortization expense                                     (2,693)       (2,815)      (682)        (150)      (6,340)
Acquisitions*                                            32,072             -     13,650            -       45,722
-------------------------------------------------------------------------------------------------------------------
December 31, 2001                                        75,462        51,353     12,968        3,364      143,147
-------------------------------------------------------------------------------------------------------------------
Reclass*                                                 12,359             -          -            -       12,359
Acquisitions*                                               249         1,025        326        7,511        9,111
-------------------------------------------------------------------------------------------------------------------
December 31, 2002                                        88,070        52,378     13,294       10,875      164,617
-------------------------------------------------------------------------------------------------------------------
Divestitures                                            (13,303)            -          -            -      (13,303)
Acquisitions*                                             9,450          (390)         -       14,433       23,493
-------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2003                                      $ 84,217       $51,988    $13,294      $25,308     $174,807
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

* Preliminary purchase price allocations on acquisitions are based upon estimates of fair value and are subject to change.

NOTE 8 TIME DEPOSIT MATURITIES

Following is a table of maturities for time deposits outstanding on December 31, 2003, which include 'Certificates of deposit under $100,000 and other time' and 'Certificates of deposit $100,000 and more'. 'Certificates of deposit $100,000 and more' totaled $5.3 billion on December 31, 2003. Time deposits are included in 'Interest-bearing' deposits on the Consolidated Statements of Condition.

(Dollars in thousands)
------------------------------------------------------------------------
2004                                                          $5,578,335
2005                                                             982,375
2006                                                             171,311
2007                                                             141,132
2008                                                              76,552
2009 and after                                                   167,508
------------------------------------------------------------------------
Total                                                         $7,117,213
------------------------------------------------------------------------
------------------------------------------------------------------------

                                      F-78  First Tennessee National Corporation

NOTE 9 SHORT-TERM BORROWINGS

Short-term borrowings include federal funds purchased and securities sold under agreements to repurchase, commercial paper, and other borrowed funds which include term federal funds purchased and short-term bank notes.

Federal funds purchased and securities sold under agreements to repurchase and commercial paper generally have maturities of less than 90 days. Other short-term borrowings have original maturities of one year or less.

The detail of these borrowings for the years 2003, 2002 and 2001 is presented in the following table:

                                                               Federal Funds
                                                               Purchased and
                                                              Securities Sold                   Other
                                                              Under Agreements   Commercial   Short-term
(Dollars in thousands)                                         to Repurchase       Paper      Borrowings
--------------------------------------------------------------------------------------------------------
2003
Average balance                                                  $3,712,768       $20,902      $638,961
Year-end balance                                                  3,079,248        31,793       196,183
Maximum month-end outstanding                                     4,703,454        31,793       988,855
Average rate for the year                                               .99%          .93%         3.92%
Average rate at year-end                                                .79           .78          3.52
--------------------------------------------------------------------------------------------------------
2002
Average balance                                                  $3,134,379       $19,899      $517,499
Year-end balance                                                  3,126,350        25,695       335,513
Maximum month-end outstanding                                     4,283,364        26,461       625,299
Average rate for the year                                              1.45%         1.31%         4.24%
Average rate at year-end                                                .99           .98          3.14
--------------------------------------------------------------------------------------------------------
2001
Average balance                                                  $3,162,728       $19,704      $545,602
Year-end balance                                                  2,921,543        22,273       426,878
Maximum month-end outstanding                                     4,065,909        22,391       733,202
Average rate for the year                                              3.66%         3.62%         5.36%
Average rate at year-end                                               1.31          1.44          3.37
--------------------------------------------------------------------------------------------------------

On December 31, 2003, $50 million of borrowings under unsecured lines of credit from non-affiliated banks were available to the parent company to provide for general liquidity needs at an annual facility fee of .10 percent.

First Tennessee National Corporation  F-79

NOTE 10 TERM BORROWINGS

The following table presents information pertaining to term borrowings (debt with original maturities greater than one year) for FTNC and its subsidiaries on December 31:


(Dollars in thousands)                                           2003        2002
-----------------------------------------------------------------------------------
FIRST TENNESSEE BANK NATIONAL ASSOCIATION:
Subordinated notes (qualifies for total capital under the
Risk-Based Capital guidelines):
 Matures on May 15, 2013 - 4.625%                           $  257,529   $      -
 Matures on December 1, 2008 - 5.75%                           141,191    140,729
 Matures on April 1, 2008 - 6.40%                               89,701     89,630
Bank notes:*
 Matures on June 30, 2004 - 1.12%                              174,987          -
 Matures on October 8, 2004 - 1.23% and 1.84%
   on December 31, 2003 and 2002, respectively                 149,977    149,947
 Matures on January 21, 2004 - 1.13%                           100,000          -
 Matures on May 3, 2005 - 1.16%                                 99,987          -
 Matures on June 1, 2005 - 1.17%                               100,000          -
 Matures on June 30, 2005 - 1.21%                               99,985          -
 Matures on November 26, 2004 - 1.25% and 1.51% on
   December 31, 2003 and 2002, respectively                     74,987     74,971
 Matures on July 6, 2004 - 1.35% and 1.96% on
   December 31, 2003 and 2002, respectively                     59,985     59,957
 Matures on July 9, 2004 - 1.35% and 1.96% on
   December 31, 2003 and 2002, respectively                     50,000     50,000
 Matures on March 6, 2007 - 1.41% and 1.65% on
   December 31, 2003 and 2002, respectively                     49,939     49,920
 Matured on October 6, 2003 - 1.75% on December 31, 2002             -    150,000
 Matured on April 17, 2003 - 1.387% on December 31, 2002             -     50,000
 Matured on May 23, 2003 - 1.55% on December 31, 2002                -     19,998
Federal Home Loan Bank borrowings**                              3,897      4,181
Other***                                                           280      6,692
FIRST TENNESSEE NATIONAL CORPORATION:
Subordinated capital notes (qualifies for total capital
under the Risk-Based Capital guidelines):
 Matures on May 15, 2013 - 4.50%                               103,229          -
 Matures on November 15, 2005 - 6.75%                           22,850     74,765
Subordinated notes (Note 11):
 Matures on January 6, 2027 - 8.07%                            103,093        N/A
FT REAL ESTATE SECURITIES COMPANY, INC.
Cumulative preferred stock (qualifies for total capital
 under the Risk-Based Capital guidelines) (Note 12):
 Matures on March 31, 2031 - 9.50%                              45,149        N/A
FIRST NATIONAL BANK OF SPRINGDALE:
Federal Home Loan Bank borrowings**                                  -      8,925
----------------------------------------------------------------------------------
Total                                                       $1,726,766   $929,715
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------


  * FTBNA has an ongoing bank note program under which the bank may offer an aggregate principal amount of up to $3.0 billion. Bank notes with original maturities of one year or less are included in other short-term borrowings. Bank notes with original maturities greater than one year are classified as term borrowings. On December 31, 2003, unused term-borrowing capacity under this program was $1.0 billion.

 ** The Federal Home Loan Bank (FHLB) borrowings were issued with fixed interest rates and have remaining terms of 6 to 26 years. These borrowings had weighted average interest rates of 4.29 percent and 4.44 percent for FTBNA on December 31, 2003 and December 31, 2002, respectively, and 4.56 percent for FNB on December 31, 2002.

*** Other long-term debt is comprised of unsecured obligations issued with fixed interest rates and have remaining terms of approximately one year. These borrowings had weighted average interest rates of 5.00 percent and
     4.60 percent on December 31, 2003 and December 31, 2002, respectively.

                                      F-80  First Tennessee National Corporation

Annual principal repayment requirements as of December 31, 2003, are as follows:

(Dollars in thousands)
----------------------------------------------------------------------
2004                                                          $610,565
2005                                                           323,182
2006                                                               285
2007                                                            50,285
2008                                                           231,910
2009 and after                                                 502,565
----------------------------------------------------------------------

All subordinated notes are unsecured and are subordinate to other present and future senior indebtedness. FTBNA's subordinated notes and FTNC's subordinated capital notes qualify as Tier 2 risk-based capital under the Federal Reserve Board and Office of the Comptroller of the Currency guidelines for assessing capital adequacy. The subordinated and bank notes may not be redeemed or prepaid prior to maturity.

First Tennessee National Corporation  F-81

NOTE 11 GUARANTEED PREFERRED BENEFICIAL INTERESTS IN FIRST TENNESSEE'S JUNIOR SUBORDINATED DEBENTURES


On December 30, 1996, FTNC, through its underwriters, sold to institutional investors $100 million of capital securities. First Tennessee Capital I (Capital
I), a Delaware business trust wholly owned by FTNC, issued $100 million of Capital Securities, Series A at 8.07%. The proceeds were upstreamed to FTNC as junior subordinated debt. FTNC has, through various contractual arrangements, fully and unconditionally guaranteed all of Capital I's obligations with respect to the capital securities. The sole asset of Capital I is $103 million of junior subordinated debentures issued by FTNC. These junior subordinated debentures also carry an interest rate of 8.07 percent. Both the capital securities of Capital I and the junior subordinated debentures of FTNC will mature on January 6, 2027; however, under certain circumstances, the maturity of both may be shortened to a date not earlier than January 6, 2017. The capital securities qualify as Tier 1 capital and have historically been presented in the Consolidated Statements of Condition as 'Guaranteed preferred beneficial interests in First Tennessee's junior subordinated debentures.' Effective December 31, 2003, FTNC adopted FIN-46 (see Note 1 - Summary of Significant Accounting Policies) which required the deconsolidation of Capital I and also resulted in the junior subordinated debentures no longer being eliminated in consolidation. On December 31, 2003, the junior subordinated debentures are included in the Consolidated Statements of Condition in 'Term borrowings' (see
Note 10 - Term Borrowings).


NOTE 12 PREFERRED STOCK OF SUBSIDIARY


On September 14, 2000, FT Real Estate Securities Company, Inc. (FTRESC), an indirect wholly owned subsidiary of FTNC, issued 50 shares of 9.50% Cumulative Preferred Stock, Class B (Class B Preferred Shares), with a liquidation preference of $1.0 million per share. An aggregate total of 47 Class B Preferred Shares have been sold privately to nonaffiliates. These securities qualify as Tier 2 capital and are presented in the Consolidated Statements of Condition as 'Term borrowings' in 2003 and 'Preferred stock of subsidiary' in 2002. FTRESC is a real estate investment trust (REIT) established for the purpose of acquiring, holding and managing real estate mortgage assets. Dividends on the Class B Preferred Shares are cumulative and are payable semi-annually.



The Class B Preferred Shares are mandatorily redeemable on March 31, 2031, and redeemable at the discretion of FTRESC in the event that the Class B Preferred Shares cannot be accounted for as Tier 2 regulatory capital or there is more than an insubstantial risk that dividends paid with respect to the Class B Preferred Shares will not be fully deductible for tax purposes. They are not subject to any sinking fund and are not convertible into any other securities of FTRESC, FTNC or any of its subsidiaries. The shares are, however, automatically exchanged at the direction of the Office of the Comptroller of the Currency for preferred stock of FTBNA, having substantially the same terms as the Class B Preferred Shares in the event FTBNA becomes undercapitalized, insolvent or in danger of becoming undercapitalized.


On July 1, 2003, FTNC adopted certain provisions of SFAS No. 150, which requires certain financial instruments with both liability and equity characteristics to be classified as liabilities on the statement of condition. Upon adoption of this statement, FTNC classified its mandatorily redeemable preferred stock of subsidiary in 'Term borrowings' (See Note 10 - Term Borrowings). Historically, the related distributions on these instruments ($4.6 million annually) were classified as noninterest expense on the Consolidated Statements of Income, but as of July 1, 2003, are classified as interest expense on a prospective basis. Restatement of prior periods was not permitted.

On December 31, 2003, $.5 million of preferred stock that is perpetual in nature and not subject to the provisions of SFAS No. 150 was recognized as 'Preferred stock of subsidiary' on the Consolidated Statements of Condition. The following indirect, wholly owned subsidiaries of FTNC have also issued preferred stock. First Horizon Mortgage Loan Corporation has issued $1.0 million of Class B Preferred Shares. Additionally, FHRIII, LLC and FHRIV, LLC have issued $1.0 million of Class B Preferred Units each. The remaining balance has been eliminated in consolidation.

                                      F-82  First Tennessee National Corporation

NOTE 13 REGULATORY CAPITAL

FTNC is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on FTNC's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of assets, liabilities and certain derivatives as calculated under regulatory accounting practices must be met. Capital amounts and classification are also subject to qualitative judgment by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require FTNC to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (leverage). Management believes, as of December 31, 2003, that FTNC met all capital adequacy requirements to which it was subject.

The actual capital amounts and ratios of FTNC and FTBNA (the banking subsidiary of FTNC) are presented in the table below. In addition, FTBNA must also calculate its capital ratios after excluding financial subsidiaries as defined by the Gramm-Leach-Bliley Act of 1999. Based on this calculation FTBNA's Total Capital, Tier 1 Capital and Leverage ratios were 12.12 percent, 8.94 percent and
7.16 percent, respectively, on December 31, 2003, and were 10.96 percent, 8.67 percent and 6.80 percent, respectively, on December 31, 2002.

                                                                 First Tennessee
                                                                     National               First Tennessee Bank
                                                                   Corporation              National Association
                                                              -----------------------      ------------------------
(Dollars in thousands)                                          Amount         Ratio         Amount         Ratio
-------------------------------------------------------------------------------------------------------------------
ON DECEMBER 31, 2003:
Actual:
Total Capital                                                 $2,509,835       13.19%      $2,384,981       12.63%
Tier 1 Capital                                                 1,754,367        9.22        1,734,092        9.18
Leverage                                                       1,754,367        7.19        1,734,092        7.25

For Capital Adequacy Purposes:
Total Capital                                                  1,522,301 >=     8.00        1,510,952 >=     8.00
Tier 1 Capital                                                   761,151 >=     4.00          755,476 >=     4.00
Leverage                                                         975,794 >=     4.00          956,384 >=     4.00

To Be Well Capitalized Under Prompt
 Corrective Action Provisions:
Total Capital                                                  1,902,877 >=    10.00        1,888,690 >=    10.00
Tier 1 Capital                                                 1,141,726 >=     6.00        1,133,214 >=     6.00
Leverage                                                       1,219,742 >=     5.00        1,195,480 >=     5.00
-------------------------------------------------------------------------------------------------------------------
On December 31, 2002:
Actual:
Total Capital                                                 $2,014,888       11.54%      $1,944,850       11.23%
Tier 1 Capital                                                 1,558,505        8.93        1,521,425        8.78
Leverage                                                       1,558,505        6.91        1,521,425        6.86

For Capital Adequacy Purposes:
Total Capital                                                  1,396,931 >=     8.00        1,385,680 >=     8.00
Tier 1 Capital                                                   698,466 >=     4.00          692,840 >=     4.00
Leverage                                                         902,711 >=     4.00          886,992 >=     4.00

To Be Well Capitalized Under Prompt
 Corrective Action Provisions:
Total Capital                                                  1,746,164 >=    10.00        1,732,100 >=    10.00
Tier 1 Capital                                                 1,047,698 >=     6.00        1,039,260 >=     6.00
Leverage                                                       1,128,388 >=     5.00        1,108,739 >=     5.00
------------------------------------------------------------------------------------------------------------------

First Tennessee National Corporation  F-83

NOTE 14 OTHER INCOME AND OTHER EXPENSE

Following is detail concerning 'All other income' and 'All other expense' as presented in the Consolidated Statements of Income:



(Dollars in thousands)                                                2003           2002           2001
---------------------------------------------------------------------------------------------------------
ALL OTHER INCOME:
Cardholder fees                                                    $ 22,698       $ 20,145       $ 20,137
Other service charges                                                19,810         21,204         24,932
Check clearing fees                                                  11,839         13,180         11,615
Other                                                                97,314         86,781         80,395
---------------------------------------------------------------------------------------------------------
Total                                                              $151,661       $141,310       $137,079
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
ALL OTHER EXPENSE:
Legal and professional fees                                        $ 60,001       $ 37,340       $ 32,087
Advertising and public relations                                     43,955         35,982         35,508
Travel and entertainment                                             37,432         22,501         17,489
Contract employment                                                  33,790         28,987         30,082
Computer software                                                    28,828         26,140         25,107
Supplies                                                             18,783         15,145         13,765
Charitable contributions                                             13,370         48,337          1,745
Foreclosed real estate                                               13,137         21,479         25,452
Fed service fees                                                      9,195          9,597          7,761
Distributions on guaranteed preferred securities                      8,070          8,070          8,070
Deposit insurance premium                                             2,703          2,393          2,463
Distributions on preferred stock of subsidiary                        2,282          4,564          4,535
Other                                                               109,231         69,171         71,348
---------------------------------------------------------------------------------------------------------
Total                                                              $380,777       $329,706       $275,412
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------


Certain previously reported amounts have been reclassified to agree with current presentation.

                                      F-84  First Tennessee National Corporation

NOTE 15 COMPONENTS OF OTHER COMPREHENSIVE INCOME

Following is detail of 'Accumulated other comprehensive income' as presented in the Consolidated Statements of Condition:


                                                                                         Accumulated
                                                                              Tax           Other
                                                              Before-Tax   (Expense)/   Comprehensive
(Dollars in thousands)                                          Amount      Benefit        Income
-----------------------------------------------------------------------------------------------------
December 31, 2000                                                                         $ 14,598
Other comprehensive income:
 Cumulative effect of change in accounting principle           $  2,307     $  (858)         1,449
 Realized gain on cash flow hedge                                (2,307)        858         (1,449)
 Unrealized market adjustments on securities
   available for sale                                             6,212      (2,459)         3,753
 Less: adjustment for net losses included in net income          (7,970)      3,043         (4,927)
-------------------------------------------------------------------------------------   -------------
December 31, 2001                                              $ 14,182     $(5,502)        23,278
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Other comprehensive income:
 Unrealized market adjustments on cash flow hedge              $   (224)    $    87           (137)
 Minimum pension liability                                       (2,196)        807         (1,389)
 Unrealized market adjustments on securities
   available for sale                                            (1,613)        739           (874)
 Less: adjustment for net losses included in net income          (9,180)      3,571         (5,609)
-------------------------------------------------------------------------------------   -------------
December 31, 2002                                              $  5,147     $(1,938)        26,487
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Other comprehensive income:
 Unrealized market adjustments on cash flow hedge                   224         (87)           137
 Minimum pension liability                                       (1,786)        657         (1,129)
 Unrealized market adjustments on securities
   available for sale                                           (37,988)     14,637        (23,351)
 Less: adjustment for net gains included in net income            2,378        (916)         1,462
-------------------------------------------------------------------------------------   -------------
DECEMBER 31, 2003                                              $(41,928)    $16,123       $    682
-------------------------------------------------------------------------------------   -------------
-------------------------------------------------------------------------------------   -------------


First Tennessee National Corporation  F-85

NOTE 16 INCOME TAXES

The components of income tax expense/(benefit) are as follows:

(Dollars in thousands)                                          2003             2002             2001
---------------------------------------------------------------------------------------------------------
Current:
 Federal                                                      $134,793         $119,258         $ 297,389
 State                                                          (2,820)          20,102            22,667
Deferred:
 Federal                                                        80,779           44,191          (143,273)
 State                                                          32,937           (1,943)          (14,597)
---------------------------------------------------------------------------------------------------------
Total                                                         $245,689         $181,608         $ 162,186
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

The effective tax rates for 2003, 2002 and 2001 were 34.17 percent, 32.54 percent and 33.20 percent, respectively. Income tax expense was different than the amounts computed by applying the statutory federal income tax rate to income before income taxes because of the following:

(Dollars in thousands)                                          2003             2002             2001
---------------------------------------------------------------------------------------------------------
Federal income tax rate                                         35%              35%              35%
---------------------------------------------------------------------------------------------------------
Tax computed at statutory rate                                $251,649         $195,321         $170,997
Increase/(decrease) resulting from:
 Tax-exempt interest                                            (1,114)          (1,155)          (1,330)
 State income taxes                                             19,582           11,936            5,472
 Sale of preferred stock by subsidiary                               -                -           (1,082)
 Tax credits                                                   (14,703)          (9,219)          (6,593)
 Other                                                          (9,725)         (15,275)          (5,278)
---------------------------------------------------------------------------------------------------------
Total                                                         $245,689         $181,608         $162,186
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

A deferred tax asset or liability is recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax consequence is calculated by applying enacted statutory tax rates, applicable to future years, to these temporary differences. Temporary differences which gave rise to deferred tax (assets)/liabilities on December 31, 2003 and 2002, were as follows:

(Dollars in thousands)                                          2003              2002
---------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
Loss reserves                                                 $ (68,952)        $ (73,276)
Net operating loss carryforwards                                      -            (5,309)
Employee benefits                                               (42,929)          (11,325)
Accrued expenses                                                (13,404)          (11,830)
Other                                                           (19,775)           (5,169)
---------------------------------------------------------------------------------------------------------
 Gross deferred tax assets                                     (145,060)         (106,909)
---------------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
Capitalized mortgage servicing rights                           355,167           198,809
Interest rate derivatives                                             -            10,317
Depreciation and amortization                                    23,460            16,698
Investments in debt and equity securities                         5,149            31,615
Federal Home Loan Bank stock                                     10,867             9,103
Deferred fees and expenses                                       36,763            29,157
Capitalized computer software                                     2,139             4,012
Other intangible assets                                          14,299             5,196
Other                                                             7,065             5,148
---------------------------------------------------------------------------------------------------------
 Gross deferred tax liabilities                                 454,909           310,055
---------------------------------------------------------------------------------------------------------
Net deferred tax liabilities                                  $ 309,849         $ 203,146
---------------------------------------------------------------------------------------------------------

                                      F-86  First Tennessee National Corporation

NOTE 17 EARNINGS PER SHARE

The following table shows a reconciliation of earnings per common share to diluted earnings per common share.

(Dollars in thousands, except per share data)                     2003            2002            2001
----------------------------------------------------------------------------------------------------------
Income before cumulative effect of changes
 in accounting principles                                     $    473,309    $    376,451    $    326,377
Cumulative effect of changes in accounting principles, net
 of tax                                                                  -               -          (8,168)
----------------------------------------------------------------------------------------------------------
Net income                                                    $    473,309    $    376,451    $    318,209
----------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding                     125,686,999     125,682,766     126,982,073
Shares attributable to deferred compensation                     1,078,424       1,031,647         795,283
----------------------------------------------------------------------------------------------------------
Total weighted average shares                                  126,765,423     126,714,413     127,777,356
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE:
Income before cumulative effect of changes
 in accounting principles                                     $       3.73    $       2.97    $       2.55
Cumulative effect of changes in accounting principles, net
 of tax                                                                  -               -           (0.06)
----------------------------------------------------------------------------------------------------------
Net income                                                    $       3.73    $       2.97    $       2.49
----------------------------------------------------------------------------------------------------------
Weighted average shares outstanding                            126,765,423     126,714,413     127,777,356
Dilutive effect due to stock options                             4,110,618       3,506,756       3,760,267
----------------------------------------------------------------------------------------------------------
Total weighted average shares, as adjusted                     130,876,041     130,221,169     131,537,623
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE:
Income before cumulative effect of changes
 in accounting principles                                     $       3.62    $       2.89    $       2.48
Cumulative effect of changes in accounting principles, net
 of tax                                                                  -               -           (0.06)
----------------------------------------------------------------------------------------------------------
Net income                                                    $       3.62    $       2.89    $       2.42
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

NOTE 18 RESTRICTIONS, CONTINGENCIES, COMMITMENTS AND OTHER DISCLOSURES

RESTRICTIONS ON CASH AND DUE FROM BANKS. The commercial banking subsidiaries of FTNC are required to maintain average reserve and clearing balances with the Federal Reserve Bank under the Federal Reserve Act and Regulation D. The balances required on December 31, 2003 and 2002, were $221.0 million and $215.5 million, respectively. These reserves are included in 'Cash and due from banks' on the Consolidated Statements of Condition.

RESTRICTIONS ON DIVIDENDS. Dividends are paid by FTNC from its assets, which are mainly provided by dividends from its subsidiaries. Certain regulatory restrictions exist regarding the ability of FTBNA to transfer funds to FTNC in the form of cash, dividends, loans or advances. As of December 31, 2003, FTBNA had undivided profits of $1,578.8 million of which $508.4 million was available for distribution to FTNC as dividends without prior regulatory approval.

RESTRICTIONS ON INTERCOMPANY TRANSACTIONS. Under Federal banking law, banking subsidiaries may not extend credit to the parent company in excess of 10 percent of the banks capital stock and surplus, as defined, or $238.2 million on December 31, 2003. The parent company had borrowings of $43.2 million from FTBNA on December 31, 2003. Certain loan agreements also define other restricted transactions related to additional borrowings.

First Tennessee National Corporation  F-87

NOTE 18 RESTRICTIONS, CONTINGENCIES, COMMITMENTS AND OTHER DISCLOSURES
(CONTINUED)

CONTINGENCIES. Contingent liabilities arise in the ordinary course of business, including those related to litigation. Various claims and lawsuits are pending against FTNC and its subsidiaries. Although FTNC cannot predict the outcome of these lawsuits, after consulting with counsel, management has been able to form an opinion on the effect all of these lawsuits, except the matter mentioned in the paragraph below, will have on the consolidated financial statements. It is management's opinion that when resolved, these lawsuits will not have a material adverse effect on the consolidated financial statements of FTNC.

In November 2000, a complaint was filed in Missouri state court against FTNC's subsidiary, First Horizon Home Loans. The case concerns the charging of certain loan origination fees, permitted by Kansas law but allegedly restricted or not permitted by Missouri law, when First Horizon Home Loans or its predecessor, McGuire Mortgage Company, made certain second mortgage loans in Kansas which were secured by Missouri property. Among other relief, plaintiffs seek fees, loan interest, punitive damages, statutory penalties, and loan rescission. Discovery is ongoing, and a trial date has not been scheduled. In response to pre-trial motions, the court has ruled that Missouri law governs the loan transactions and has certified a statewide class action; plaintiffs contend the class involves approximately 4,600 loans, but the exact size is in dispute. FTNC believes that it has meritorious defenses and intends to continue to protect its rights and defend this lawsuit vigorously, through trial and appeal, if necessary.

LOAN COMMITMENTS. FTNC enters into fixed and variable loan commitments with customers. When these commitments have contract rate adjustments that lag changes in market rates, the financial instruments have characteristics similar to option contracts. FTNC follows the same credit policies and underwriting practices in making commitments as it does for on-balance sheet instruments. Each counterparty's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if any, is based on management's credit evaluation of the counterparty.

Commitments to extend credit are contractual obligations to lend to a customer as long as all established contractual conditions are met. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The majority of FTNC's loan commitments have maturities less than one year and reflect the prevailing market rates at the time of the commitment. Since commitments may expire without being fully drawn upon, the total contract amount does not necessarily represent future cash requirements.

Other commitments include standby and commercial letters of credit and other credit enhancements. Standby and commercial letters of credit and other credit enhancements are conditional commitments issued by FTNC to guarantee the performance and/or payment of a customer to a third party in connection with specified transactions. The credit risk involved in issuing these commitments is essentially the same as that involved in extending loan facilities to customers, as performance under any of these facilities would result in a loan being funded to the customer.

                                      F-88  First Tennessee National Corporation

NOTE 18 RESTRICTIONS, CONTINGENCIES, COMMITMENTS AND OTHER DISCLOSURES
(CONTINUED)

The following is a summary of the maximum credit exposure of each class of lending related off-balance sheet financial instruments outstanding on December 31:

(Dollars in millions)                                           2003              2002
----------------------------------------------------------------------------------------
Commitments to extend credit:
 Consumer credit card lines                                   $ 1,668.9         $1,552.8
 Consumer home equity                                           4,119.9          2,446.2
 Commercial real estate and construction and land
 development                                                    1,453.4          1,050.3
 Commercial and other                                           2,839.2          2,272.0
----------------------------------------------------------------------------------------
Total loan commitments                                         10,081.4          7,321.3
Other commitments:
 Standby letters of credit                                        522.4            476.2
 Other                                                             48.1            264.4
----------------------------------------------------------------------------------------
Total loan and other commitments                              $10,651.9         $8,061.9
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

OTHER DISCLOSURES - COMPANY OWNED LIFE INSURANCE. FTNC has purchased life insurance on certain of its employees and is the beneficiary on these policies. On December 31, 2003, the cash surrender value of these policies, which is included in 'Capital markets receivables and other assets' on the Consolidated Statements of Condition, was $235.9 million. There are no restrictions on the proceeds from these benefits, and FTNC has not borrowed against the cash surrender value of these policies.

OTHER DISCLOSURES - INDEMNIFICATION AGREEMENTS AND GUARANTEES. In the ordinary course of business, FTNC enters into indemnification agreements for legal proceedings against its directors and officers and standard representation warranties for underwriting agreements, merger and acquisition agreements, sold loans and other similar types of arrangements. It is not possible to estimate a maximum potential amount of payouts that could be required with such agreements.

First Horizon Home Loans services a mortgage loan portfolio of approximately $68.9 billion as of December 31, 2003, a significant portion of which is held by Government Sponsored Enterprises (GSEs) or private security holders. In connection with its servicing activities, First Horizon Home Loans guarantees the receipt of the scheduled principal and interest payments on the underlying loans. In the event of customer non-performance on the loan, First Horizon Home Loans is obligated to make the payment to the security holder. Under the terms of the servicing agreements, First Horizon Home Loans can utilize payments received from other prepaid loans in order to make the security holder whole. In the event payments are ultimately made by First Horizon Home Loans to satisfy this obligation, for loans sold with no recourse, all funds are recoverable from the GSEs at foreclosure sale. See Note 24 - Securitizations for additional information on loans sold with recourse.


First Horizon Home Loans is also subject to losses in its loan servicing portfolio due to loan foreclosures and other recourse obligations. Certain agencies have the authority to limit their repayment guarantees on foreclosed loans resulting in certain foreclosure costs being borne by servicers. In addition, First Horizon Home Loans has exposure on all loans sold with recourse. First Horizon Home Loans has various claims for reimbursement, repurchase obligations, and/or indemnification requests outstanding with government agencies or private investors. First Horizon Home Loans has evaluated all of its exposure under recourse obligations based on factors, which include loan delinquency status, foreclosure expectancy rates and claims outstanding. Accordingly, First Horizon Home Loans had an allowance for losses on the mortgage servicing portfolio of approximately $22.3 million and $33.0 million as of December 31, 2003 and 2002, respectively. First Horizon Home Loans has sold certain mortgage loans with an agreement to repurchase the loans upon default. As of December 31, 2003 and 2002, First Horizon Home Loans had single-family residential loans with outstanding balances of $199.3 million and $175.9 million, respectively, that were sold on a recourse basis. For the single-family residential loans, in the event of borrower nonperformance, First


First Tennessee National Corporation  F-89

NOTE 18 RESTRICTIONS, CONTINGENCIES, COMMITMENTS AND OTHER DISCLOSURES
        (CONTINUED)


Horizon Home Loans would assume losses to the extent they exceed the value of the collateral and private mortgage insurance, FHA insurance or VA guarantees. As of December 31, 2003 and 2002, the outstanding principal balance of loans sold with limited recourse and serviced by First Horizon Home Loans was $3.7 billion and $4.5 billion, respectively.


NOTE 19 SHAREHOLDER PROTECTION RIGHTS AGREEMENT

On October 20, 1998, FTNC adopted a Shareholder Protection Rights Agreement (the 'Agreement') and declared a dividend of one right on each outstanding share of common stock held on November 2, 1998, or issued thereafter and prior to the time the rights separate and thereafter pursuant to options and convertible securities outstanding at the time the rights separate.

The Agreement provides that until the earlier of the tenth business day (subject to certain adjustments by the board of directors) after a person or group commences a tender or exchange offer that will, subject to certain exceptions, result in such person or group owning 10 percent or more of FTNC's common stock, or the tenth business day (subject to certain adjustments by the board) after the public announcement by FTNC that a person or group owns 10 percent or more of FTNC's common stock, the rights will be evidenced by the common stock certificates, will automatically trade with the common stock, and will not be exercisable. Thereafter, separate rights certificates will be distributed, and each right will entitle its holder to purchase one one-hundredth of a share of participating preferred stock having economic and voting terms similar to those of one share of common stock for an exercise price of $150.

If any person or group acquires 10 percent or more of FTNC's common stock, then each right (other than rights beneficially owned by holders of 10 percent or more of the common stock or affiliates, associates or transferees thereof, which rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of FTNC common stock or participating preferred stock having a market value of twice the exercise price. Also, if there is a 10 percent shareholder and FTNC is involved in certain significant transactions, each right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the other party having a market value of twice the exercise price. If any person or group acquires 10 percent or more (but not more than 50 percent) of FTNC's common stock, FTNC's board of directors may, at its option, exchange one share of FTNC common stock or one one-hundredth of a share of participating preferred stock for each right (other than rights which have become void). The board of directors may amend the Agreement in any respect prior to the tenth business day after announcement by FTNC that a person or group has acquired 10 percent or more of FTNC's common stock. The rights will expire on the earliest of the following times: the time of the exchange described in the second preceding sentence; December 31, 2009; or the date the rights are redeemed as described in the following sentence. The rights may be redeemed by the board of directors for $0.001 per right until 10 business days after FTNC announces that any person or group owns 10 percent or more of FTNC's common stock.

NOTE 20 SAVINGS, PENSION AND OTHER EMPLOYEE BENEFITS

SAVINGS PLAN. Substantially all employees of FTNC are covered by a contributory savings plan in conjunction with a flexible benefits plan. During the year, FTNC makes contributions to each employee's flexible benefits plan account. These contributions are based on length of service and a percentage of the employee's salary. The employees have the option to direct a portion or all of the contribution into their savings plan accounts. Employees may also make pre-tax and after-tax personal contributions to the savings plan. FTNC matches the majority of employee pre-tax contributions invested in FTNC's common stock (or for employees of First Horizon Home Loans, contributions made to any savings plan fund) at a rate of $.50 for each $1.00 invested up to 6 percent of the employee's qualifying salary. Contributions made by FTNC to the flexible benefits plan were $24.4 million for 2003, $20.4 million for 2002 and $18.3 million for 2001. A

                                      F-90  First Tennessee National Corporation
feature of the savings plan allows employees to choose to invest their savings in one or more of ten various component funds, including a company stock fund. During 2001, FTNC converted the company stock fund component of its savings plan to a nonleveraged employee stock ownership plan (ESOP). This component fund remains part of the savings plan. Compensation cost related to the ESOP is measured as the amount allocated from matching contributions and discretionary contributions contributed to the ESOP and is included in the contributions amount above. Dividends on shares held by the ESOP are charged to retained earnings and shares held by the ESOP are treated as outstanding in computing earnings per share. The number of allocated shares held by the ESOP totaled 8,533,548 on December 31, 2003.

PENSION PLAN. The majority of employees of FTNC are covered by a noncontributory, defined benefit pension plan. Pension benefits are based on years of service, average compensation near retirement and estimated social security benefits at age 65. The annual funding is based on an actuarially determined amount using the entry age cost method.

OTHER EMPLOYEE BENEFITS. FTNC provides postretirement medical insurance to full-time employees retiring under the provisions of the FTNC Pension Plan. The postretirement medical plan is contributory with retiree contributions adjusted annually. The plan is based on criteria that are a combination of the employee's age and years of service and utilizes a two-step approach. For any employee retiring on or after January 1, 1995, FTNC will contribute a fixed amount based on years of service and age at time of retirement. FTNC's postretirement benefits include prescription drug benefits. The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. FASB Staff Position (FSP) FAS 106-1 allows either immediate recognition or deferred recognition. FTNC elected to defer recognition and will not recognize the effect of the Act until the earlier of: (1) when the underlying accounting issues are resolved by FASB; or (2) when plan costs have to be remeasured (e.g. for a plan amendment).

ACTUARIAL ASSUMPTIONS. The actuarial assumptions used in the defined benefit pension plan and the other employee benefit plan were as follows:

                                                            Pension Benefits               Postretirement Benefits
                                                      -----------------------------      ----------------------------
                                                      2003       2002        2001        2003       2002        2001
---------------------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE
 BENEFIT OBLIGATIONS AS OF SEPTEMBER 30
 MEASUREMENT DATE
Discount rate                                         6.25%       6.75%       7.25%      6.25%       6.75%       7.25%
Rate of compensation increase                         4.00        4.00        4.00        N/A         N/A         N/A
---------------------------------------------------------------------------------------------------------------------

                                                            Pension Benefits               Postretirement Benefits
                                                      ----------------------------       ----------------------------
                                                      2003       2002        2001        2003       2002        2001
---------------------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE
 NET PERIODIC BENEFIT COST FOR THE FISCAL YEAR
Discount rate                                         6.75%       7.25%       7.75%      6.75%       7.25%       7.75%
Expected return on plan assets                        8.75       10.00       10.00       8.75       10.00       10.00
Expected return on plan assets dedicated to
employees who retired prior to January 1, 1993         N/A         N/A         N/A       5.75        6.50        6.50
Rate of compensation increase                         4.00        4.00        4.00        N/A         N/A         N/A
---------------------------------------------------------------------------------------------------------------------

First Tennessee National Corporation  F-91

To develop the expected long-term rate of return on assets assumption, the company considered the current level of expected returns on risk free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns of each asset class. Since the company's investment policy is to actively manage certain asset classes where the potential exists to outperform the broader market, the expected returns for those asset classes were adjusted to reflect the expected additional returns. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio. This resulted in the selection of the 8.75 percent assumption.

The assumed health care cost trend rates used in the defined benefit pension plan and the other employee benefit plan were as follows:

                                                              2003                             2002
----------------------------------------------------------------------------------------------------------------
ASSUMED HEALTH CARE COST TREND RATES             PARTICIPANTS   PARTICIPANTS 65   Participants   Participants 65
  ON SEPTEMBER 30                                UNDER AGE 65   YEARS AND OLDER   under age 65   years and older
                                                 ---------------------------------------------------------------
Health care cost trend rate assumed for next
year                                                  9.5%           11.5%            10.0%           12.0%
Rate to which the cost trend rate is assumed to
decline (the ultimate trend rate)                     6.0             8.0              6.0             8.0
Year that the rate reaches the ultimate trend
rate                                                 2010            2010             2010            2010
----------------------------------------------------------------------------------------------------------------

The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(Dollars in thousands)                                        1% Increase                   1% Decrease
----------------------------------------------------------------------------------------------------------------
Adjusted total service and interest cost components             $ 2,582                       $ 2,391
Adjusted postretirement benefit obligation at end of plan
year                                                             33,635                        30,257
----------------------------------------------------------------------------------------------------------------

The components of net periodic benefit cost for the plan years 2003, 2002 and 2001 were as follows:

                                                           Pension Benefits             Postretirement Benefits
                                                    -------------------------------  ------------------------------
(Dollars in thousands)                                2003       2002       2001      2003       2002       2001
-------------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                                        $ 12,832   $ 10,418   $  8,943   $   732   $    949   $    860
Interest cost                                         17,950     16,210     13,893     1,750      1,941      1,773
Expected return on plan assets                       (26,645)   (29,387)   (26,661)   (1,376)    (1,726)    (1,954)
Amortization of prior service cost                       736        738        338      (176)      (176)      (176)
Recognized gains/(losses)                                637        184          -         -          -       (299)
Amortization of transition obligation or asset           (20)      (460)      (460)      989        989        989
-------------------------------------------------------------------------------------------------------------------
Net periodic cost/(benefit)                         $  5,490   $ (2,297)  $ (3,947)  $ 1,919   $  1,977   $  1,193
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

Previously reported amounts have been restated to agree with current presentation.

                                      F-92  First Tennessee National Corporation

The following table sets forth the plans' funded status reconciled to the amounts shown in the Consolidated Statements of Condition:

                                                                       Pension Benefits
                                                            ---------------------------------------
(Dollars in thousands)                                            2003                   2002
---------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of plan year                    $270,143               $228,190
Service cost                                                      12,832                 10,418
Interest cost                                                     17,950                 16,210
Amendments                                                             -                     38
Actuarial (gain)/loss                                             19,502                 23,689
Benefits paid                                                     (8,070)                (8,402)
---------------------------------------------------------------------------------------------------
Benefit obligation at end of plan year                          $312,357               $270,143
---------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of plan year             $246,442               $273,126
Actual return on plan assets                                      49,490                (29,337)
Employer contribution                                                197                 11,055
Benefits paid                                                     (8,070)                (8,402)
---------------------------------------------------------------------------------------------------
Fair value of plan assets at end of plan year                   $288,059               $246,442
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
NET FUNDED STATUS ON SEPTEMBER 30                               $(24,298)              $(23,701)
Unrecognized net actuarial loss                                   98,144                102,125
Unrecognized net transitional (asset)/obligation                       -                    (20)
Unrecognized prior service cost/(benefit)                          6,444                  7,180
---------------------------------------------------------------------------------------------------
Prepaid benefit cost on September 30                              80,290                 85,584
Contributions paid from October 1 to December 31                  28,835                     49
---------------------------------------------------------------------------------------------------
Prepaid benefit cost on December 31                             $109,125               $ 85,633
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Amounts recognized in the Consolidated Statements of
Condition consist of the following:
Prepaid benefit cost                                            $109,125               $ 85,633
Accrued benefit liability*                                        (5,017)                (3,320)
Intangible asset                                                   1,035                  1,124
Accumulated other comprehensive income                             3,982                  2,196
---------------------------------------------------------------------------------------------------
Net amount recognized                                           $109,125               $ 85,633
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

                                                                      Postretirement Benefits
                                                       -----------------------------------------------------
(Dollars in thousands)                                          2003                          2002
-----------------------------------------------------  -----------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of plan year                  $ 26,947                       $27,977
Service cost                                                       732                           949
Interest cost                                                    1,750                         1,941
Amendments                                                           -                             -
Actuarial (gain)/loss                                            4,276                        (1,982)
Benefits paid                                                   (1,836)                       (1,938)
------------------------------------------------------------------------------------------------------------
Benefit obligation at end of plan year                        $ 31,869                       $26,947
------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of plan year           $ 17,371                       $19,683
Actual return on plan assets                                     4,273                        (1,256)
Employer contribution                                              995                           882
Benefits paid                                                   (1,836)                       (1,938)
------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of plan year                 $ 20,803                       $17,371
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
NET FUNDED STATUS ON SEPTEMBER 30                             $(11,066)                      $(9,576)
Unrecognized net actuarial loss                                  2,447                         1,068
Unrecognized net transitional (asset)/obligation                 8,895                         9,884
Unrecognized prior service cost/(benefit)                       (1,772)                       (1,948)
------------------------------------------------------------------------------------------------------------
Prepaid benefit cost on September 30                            (1,496)                         (572)
Contributions paid from October 1 to December 31                     -                           995
------------------------------------------------------------------------------------------------------------
Prepaid benefit cost on December 31                           $ (1,496)                      $   423
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
Amounts recognized in the Consolidated Statements of
Condition consist of the following:
Prepaid benefit cost
Accrued benefit liability*
Intangible asset
Accumulated other comprehensive income
------------------------------------------------------------------------------------------------------------
Net amount recognized
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

* Prior to 2002, the annual expense for the pension restoration plan (which previously covered only four people) was determined using a simplified approach rather than the provisions of SFAS No. 87. The difference was not material. In 2002, the plan was expanded to cover additional participants, and the expense was determined under SFAS No. 87. The difference between the accumulated reserve using the prior approach and the reserve that would have been accumulated under SFAS No. 87 had it always been followed was included as part of the unrecognized loss in 2002.

Previously reported amounts have been restated to agree with current presentation.

The accumulated benefit obligation for the pension plan was $266.1 million and $223.4 million on September 30, 2003 and 2002, respectively. FTNC expects to contribute between the estimated minimum contribution of zero and the estimated maximum contribution of $35 million to the pension plan and $6.0 million to the other employee benefit plan in 2004.

First Tennessee National Corporation  F-93

The following provides the amount included within other comprehensive income for the period arising from a change in the additional minimum pension liability:


                                                                  Pension
                                                                 Benefits
                                                              ---------------
(Dollars in thousands)                                         2003     2002
-----------------------------------------------------------------------------
Increase in minimum pension liability included in other
comprehensive income                                          $1,786   $2,196
-----------------------------------------------------------------------------


The following table sets forth FTNC's pension plan asset allocation on September 30, 2003 and 2002:

                                                                                                       Percentage of
                                                                                                        Plan Assets
                                                                                                      on September 30
                                                                                          ----------------------------------------
                                                        Targeted Range                          2003                   2002
----------------------------------------------------------------------------------------------------------------------------------
Equity securities                                   70%                                   57.4%                  53.3%
 Large capital equity                                                    40%                          45.7%                  43.4%
 Small capital equity                                                    20%                          11.7                    9.9
 International equity                                                    10%                             -                      -
Other                                               30%                                   42.6                   46.7
 Fixed income                                                                                         41.7                   46.2
 Money market                                                                                           .9                     .5
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                100.0%                 100.0%
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

The primary investment objective is to ensure, over the long-term life of the pension plan, an adequate pool of sufficiently liquid assets to support the benefit obligations to participants, retirees and beneficiaries. In meeting this objective, the pension plan seeks to achieve a high level of investment return consistent with a prudent level of portfolio risk. Investment objectives are long-term in nature covering typical market cycles of three to five years. Any shortfall of investment performance compared to investment objectives should be explainable in terms of general economic and capital market conditions. In addition the investment objective will be implemented through traditional long-term stock and bond strategies.

During 2003 FTNC reviewed its pension portfolio investment strategy and decided to increase its equity exposure to 70 percent of total plan assets in 2004. The expected return on plan assets assumption for 2004 will be maintained at 8.75 percent.

Risk Management Practices: The asset allocation policy and the associated risk budget has been developed based on an evaluation of the organizations' ability and willingness to assume investment risk in light of the Retirement Investment Committee's financial and benefits-related goals and objectives.

Frequency of Rebalancing: The Retirement Investment Committee will rebalance the portfolio assets as necessary to maintain liquidity for benefit payments and or stay within the established target asset allocation ranges. At a minimum rebalancing will take place on an annual basis.

                                      F-94  First Tennessee National Corporation

The following table sets forth FTNC's other benefit plan asset allocation on September 30, 2003 and 2002:

                                                                                Percentage of
                                                                                 Plan Assets
                                                                               on September 30
                                                                   ----------------------------------------
                                                                         2003                   2002
-----------------------------------------------------------------------------------------------------------
Equity securities                                                  54.0%                  45.6%
 Large capital equity                                                          43.3%                  37.3%
 Small capital equity                                                          10.7                    8.3
Other                                                              46.0                   54.4%
 Fixed income                                                                  44.7                   50.8
 Money market                                                                   1.3                    3.6
-----------------------------------------------------------------------------------------------------------
   Total                                                                      100.0%                 100.0%
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

The primary investment objective is to ensure, over the long-term life of the retiree medical obligation, an adequate pool of sufficiently liquid assets to partially support the obligations to retirees and beneficiaries. The allocation utilizing a tactical blend of individual securities and registered funds across the broad asset classes is designed to capture the ideal balance of risk and return based on historical averages and parameters of Trust policy. In meeting this objective, the retiree medical plan seeks to achieve a high level of investment return consistent with a prudent level of portfolio risk. Investment objectives are long-term in nature (longer than 10 years). It is not contemplated at this time that any derivative instruments will be used to achieve investment objectives.

Tactical allocation within the broad strategic objective of 55/45 equity to fixed blend is contemplated periodically with an attention to the likelihood of improving the return potential coupled with a reduction of the risk level.

The following table sets forth the amounts and types of mutual funds managed by FTBNA that are included in plan assets.

                                         Pension Benefits                                  Postretirement Benefits
                                  -------------------------------               ----------------------------------------
(Dollars in thousands)              2003                   2002                      2003                          2002
------------------------------------------------------------------------------------------------------------------------
First Funds Capital
Appreciation Portfolio Class I    $ 33,795               $ 24,363                   $2,220                        $1,435
First Funds Core Equity
Portfolio Class I                  103,504                 83,913                    6,463                         4,864
First Funds Bond Portfolio
Class I                            119,615                113,468                    6,833                         6,121
------------------------------------------------------------------------------------------------------------------------

FTNC provides benefits to former and inactive employees after employment but before retirement. The obligation recognized was $3.6 million in 2003, $1.4 million in 2002 and $2.4 million in 2001.

Medical and group life insurance expenses incurred for active employees are shown in the following table:

(Dollars in thousands)                                              2003          2002          2001
------------------------------------------------------------------------------------------------------------------------
Medical plan expense based on claims incurred                      $23,919       $26,157       $18,759
Participants                                                         8,576         7,273         6,668
------------------------------------------------------------------------------------------------------------------------
Group life insurance expense based on benefits incurred            $ 2,171       $ 1,649       $ 1,210
Participants                                                        11,653        10,679         9,872
------------------------------------------------------------------------------------------------------------------------

First Tennessee National Corporation  F-95

NOTE 21 STOCK OPTION, RESTRICTED STOCK INCENTIVE, AND DIVIDEND REINVESTMENT
PLANS


STOCK OPTION PLANS. FTNC issues non-qualified stock options under various plans to employees, non-employee directors, and bank advisory board members. The plans provide for the issuance of FTNC common stock at a price equal to its fair market value at the date of grant; however, the exercise price may be less than the fair market value if the grantee has agreed to receive the options in lieu of compensation. The foregone compensation plus the exercise price equals the fair market value of the stock on the date of grant. All options expire 7 years or 10 years from the date of grant, except for those options that were part of compensation deferral, which expire 20 years from the date of grant. There were 5,416,541 shares available for option plan grants on December 31, 2003.


As a result of plan amendments adopted by the board of directors during 1997, employees may defer the receipt of shares upon the exercise of stock options. The summary of stock option activity is shown below:

The following table summarizes information about stock options outstanding on December 31, 2003:

                                                                                        Weighted
                                                                Options                 Average
                                                              Outstanding            Exercise Price
---------------------------------------------------------------------------------------------------
January 1, 2001                                                21,255,816                $22.58
Options granted                                                 5,334,043                 28.83
Options exercised*                                             (4,953,435)                18.10
Options canceled                                                 (525,334)                30.96
                                                              -----------
December 31, 2001                                              21,111,090                 25.00
                                                              -----------
                                                              -----------
Options exercisable                                            15,620,729                 22.45
---------------------------------------------------------------------------------------------------
January 1, 2002                                                21,111,090                $25.00
Options granted                                                 4,908,512                 33.12
Options exercised*                                             (3,218,704)                20.55
Options canceled                                                 (502,155)                32.36
                                                              -----------
December 31, 2002                                              22,298,743                 27.26
                                                              -----------
                                                              -----------
Options exercisable                                            15,916,332                 24.96
---------------------------------------------------------------------------------------------------
January 1, 2003                                                22,298,743                $27.26
Options granted                                                 3,931,673                 36.80
Options exercised*                                             (4,688,153)                24.49
Options canceled                                                 (419,602)                34.56
                                                              -----------
DECEMBER 31, 2003                                              21,122,661                 29.51
                                                              -----------
                                                              -----------
Options exercisable                                            15,290,028                 27.08
---------------------------------------------------------------------------------------------------

* Stock options exercised for 2003, 2002 and 2001 respectively, included 178,747, 332,305 and 414,802 options converted to stock equivalents as part of the deferred compensation program.

                                                                              Weighted                    Weighted
                                                                Weighted       Average                     Average
                                                                 Average      Exercise                    Exercise
                                                                Remaining      Price -                     Price -
                                                   Options     Contractual     Options       Options       Options
Exercise Price Range                             Outstanding      Life       Outstanding   Exercisable   Outstanding
--------------------------------------------------------------------------------------------------------------------
$ 4.00 - $20.00                                    4,145,113      10.04        $15.75       4,137,613      $15.74
$20.01 - $30.00                                    4,870,793      13.00         25.29       4,426,895       25.47
$30.01 - $40.00                                   10,229,132       8.01         34.82       5,326,909       33.17
$40.01 - $50.00                                    1,877,623       8.18         41.93       1,398,611       42.49
--------------------------------------------------------------------------------------------------------------------

                                      F-96  First Tennessee National Corporation

NOTE 21 STOCK OPTION, RESTRICTED STOCK INCENTIVE, AND DIVIDEND REINVESTMENT PLANS (CONTINUED)

FTNC accounts for these plans under APB Opinion No. 25 pursuant to which recognized compensation costs are negligible. Total additional compensation cost that would have been recognized in income under SFAS No. 123 for all stock-based compensation awards was $32.9 million for 2003, $23.8 million for 2002 and $18.7 million for 2001. See Note 1 - Summary of Significant Accounting Policies for pro forma information.

FTNC used the Black-Scholes Option Pricing Model to estimate the fair value of stock options granted in 2003, 2002 and 2001, with the following assumptions:

                                                                  2003          2002          2001
------------------------------------------------------------------------------------------------------
Expected dividend yield                                              3.00%         2.81%         2.74%
Expected option lives of options issued at market               5.42 YEARS    4.44 years    6.19 years
Expected option lives of options issued below market*           4.68 YEARS    4.54 years    2.19 years
Expected volatility                                                 30.63%        30.30%        24.56%
Risk-free interest rates                                             4.24%         4.10%         4.75%
------------------------------------------------------------------------------------------------------

* Options are issued with an exercise price less than the fair market value on the date of grant if the grantee has agreed to receive the options in lieu of compensation. The foregone compensation plus the exercise price equals the fair market value on the date of grant.

                                                                                               Weighted
                                                                                             Average Fair
                                                                Number                     Value per Option
                                                                Issued                      at Grant Date
2003:
------------------------------------------------------------------------------------------------------
Options issued at market on the date of grant                  3,258,924                        $ 8.52
Options issued below market on the date of grant*                672,749                         20.19
------------------------------------------------------------------------------------------------------
2002:
Options issued at market on the date of grant                  3,703,159                        $ 8.28
Options issued below market on the date of grant*              1,205,353                         13.47
------------------------------------------------------------------------------------------------------
2001:
Options issued at market on the date of grant                  3,246,384                        $ 8.18
Options issued below market on the date of grant*              2,087,659                          8.58
------------------------------------------------------------------------------------------------------


* Options are issued with an exercise price less than the fair market value on the date of grant if the grantee has agreed to receive the options in lieu of compensation. The foregone compensation plus the exercise price equals the fair market value on the date of grant.


RESTRICTED STOCK INCENTIVE PLANS. FTNC has authorized the issuance of its common stock for awards to executive employees who have a significant impact on the profitability of FTNC under restricted stock incentive plans. Additionally, one of the plans provides for 6,000 shares of restricted stock to be granted to each new non-employee director upon election to the board of directors with restrictions lapsing as defined in the plans. In 2003, FTNC granted 200,444 restricted shares under the plans. In 2002, 175,559 restricted shares were granted and 9,796 shares were granted in 2001. Compensation expense related to these plans was $5.1 million, $2.5 million and $2.2 million for the years 2003, 2002 and 2001, respectively.

The board of directors approved amendments to the restricted stock plan during 1998 permitting deferral by participants of the receipt of restricted stock prior to the lapse of restrictions.

DIVIDEND REINVESTMENT PLAN. The Dividend Reinvestment and Stock Purchase Plan (the Plan), as amended in October 2002, authorizes the sale of FTNC's common stock from shares acquired on the open market to shareholders who choose to invest all or a portion of their cash dividends and make optional cash payments of $25 to $10,000 per quarter without paying commissions. Prior to the 2002 amendment, the Plan authorized the sale of FTNC's common stock from authorized, but unissued common stock or from shares acquired on the open market. In 2002, shares for this plan were purchased on the open market. The price of shares purchased on the open market is the average price paid.

First Tennessee National Corporation  F-97

NOTE 22 BUSINESS SEGMENT INFORMATION

FTNC provides traditional retail/commercial banking and other financial services to its customers through various regional and national business lines, including First Tennessee Banking Group (previously referred to as FTN Banking Group), First Horizon, FTN Financial, Transaction Processing, Corporate, and Strategic Initiative Items. First Tennessee Banking Group includes the Retail/Commercial Bank, Investments, Insurance, Financial Planning, Trust Services and Asset Management, Credit Card and Cash Management. This segment offers traditional banking financial services and products, commercial insurance and also promotes comprehensive financial planning to address customer needs and desires for investments, insurance, estate planning, education funding, cash reserves and retirement goals. First Horizon includes First Horizon Home Loans, First Horizon Equity Lending and First Horizon Money Centers. During third quarter 2002, FTNC sold the loan portfolio and closed the offices of First Horizon Money Centers as part of an ongoing plan to improve long-term growth by enhancing overall business mix. FTN Financial includes Capital Markets, Equity Research, Investment Banking, Strategic Alliances, and Correspondent Services. Transaction Processing includes credit card merchant processing, nationwide bill payment processing, check clearing operations and other products and services. The Corporate segment includes unallocated corporate expenses and expense on trust preferred and REIT preferred stock. A portion of FTNC's funds transfer credit associated with allocated capital is also included in the Corporate segment's net interest income. The Strategic Initiative Items segment isolates items occurring in 2001 that were related to a strategic initiative to enhance growth and business mix, as announced by FTNC in 2000.

Total revenue, expense and asset levels reflect those which are specifically identifiable or which are allocated based on an internal allocation method. Because the allocations are based on internally developed assignments and allocations, they are to an extent subjective. This assignment and allocation has been consistently applied for all periods presented. The following table reflects the amounts of consolidated revenue, expense, tax, and assets for each segment for the three years ended December 31:

(Dollars in thousands)                                           2003              2002              2001
-------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Net interest income, FTE*                                     $   807,042       $   757,117       $   691,044
Provision                                                          86,698            92,184            93,220
Noninterest income                                              1,640,014         1,311,935         1,095,021
Noninterest expense                                             1,640,102         1,417,306         1,202,152
-------------------------------------------------------------------------------------------------------------
 Pre-tax income, FTE*                                             720,256           559,562           490,693
Income taxes, FTE*                                                246,947           183,111           164,316
-------------------------------------------------------------------------------------------------------------
Income before cumulative effect of
 changes in accounting principles                                 473,309           376,451           326,377
Cumulative effect of changes in
 accounting principles                                                  -                 -            (8,168)
-------------------------------------------------------------------------------------------------------------
Net income                                                    $   473,309       $   376,451       $   318,209
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Average assets                                                $25,133,612       $20,704,008       $19,227,213
-------------------------------------------------------------------------------------------------------------
Depreciation, amortization and MSR impairment                 $   423,431       $   353,672       $   306,966
Expenditures for long-lived assets                                149,600            56,794            27,694
*Fully taxable-equivalent adjustment                                1,258             1,503             2,130
-------------------------------------------------------------------------------------------------------------

* Fully taxable-equivalent basis.
Certain previously reported amounts have been reclassified to agree with current presentation.

                                      F-98  First Tennessee National Corporation

(Dollars in thousands)                                           2003              2002              2001
-------------------------------------------------------------------------------------------------------------
FIRST HORIZON
Net interest income, FTE*                                     $   335,369       $   244,647       $   183,509
Provision                                                          33,371            27,296            39,628
Noninterest income                                                639,344           460,686           306,789
Noninterest expense                                               512,604           406,177           348,403
-------------------------------------------------------------------------------------------------------------
 Pre-tax income, FTE*                                             428,738           271,860           102,267
Income taxes, FTE*                                                159,542           103,300            37,637
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Net income                                                    $   269,196       $   168,560       $    64,630
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Average assets                                                $10,607,011       $ 7,612,700       $ 6,376,795
-------------------------------------------------------------------------------------------------------------
Depreciation, amortization and MSR impairment                 $   346,578       $   305,870       $   259,444
Expenditures for long-lived assets                                 79,418            22,192             6,412
-------------------------------------------------------------------------------------------------------------
FIRST TENNESSEE BANKING GROUP
Net interest income, FTE*                                     $   411,242       $   453,615       $   457,410
Provision                                                          52,336            64,150            51,197
Noninterest income                                                333,202           295,024           267,507
Noninterest expense                                               517,341           473,945           423,267
-------------------------------------------------------------------------------------------------------------
 Pre-tax income, FTE*                                             174,767           210,544           250,453
Income taxes, FTE*                                                 43,184            50,490            74,467
-------------------------------------------------------------------------------------------------------------
Net income                                                    $   131,583       $   160,054       $   175,986
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Average assets                                                $11,022,694       $10,403,162       $10,614,123
-------------------------------------------------------------------------------------------------------------
Depreciation and amortization                                 $    63,246       $    36,747       $    37,838
Expenditures for long-lived assets                                 58,667            24,701             8,518
-------------------------------------------------------------------------------------------------------------
FTN FINANCIAL
Net interest income, FTE*                                     $    38,735       $    34,905       $    31,056
Provision                                                             991               738             2,395
Noninterest income                                                548,339           455,163           350,348
Noninterest expense                                               401,618           329,556           247,776
-------------------------------------------------------------------------------------------------------------
 Pre-tax income, FTE*                                             184,465           159,774           131,233
Income taxes, FTE*                                                 70,075            60,714            49,869
-------------------------------------------------------------------------------------------------------------
Net income                                                    $   114,390       $    99,060       $    81,364
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Average assets                                                $ 2,717,276       $ 1,950,862       $ 1,620,162
-------------------------------------------------------------------------------------------------------------
Depreciation and amortization                                 $     3,130       $     2,726       $     2,451
Expenditures for long-lived assets                                  7,380             5,540             3,947
-------------------------------------------------------------------------------------------------------------
TRANSACTION PROCESSING
Net interest income, FTE*                                     $    17,240       $    19,350       $    16,564
Noninterest income                                                117,348           101,062            93,270
Noninterest expense                                               115,832           107,984            92,897
-------------------------------------------------------------------------------------------------------------
 Pre-tax income, FTE*                                              18,756            12,428            16,937
Income taxes, FTE*                                                  7,108             4,723             6,436
-------------------------------------------------------------------------------------------------------------
Net income                                                    $    11,648       $     7,705       $    10,501
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Average assets                                                $   661,607       $   661,973       $   576,761
-------------------------------------------------------------------------------------------------------------
Depreciation and amortization                                 $     7,045       $     7,683       $     6,564
Expenditures for long-lived assets                                  3,251             4,235             8,727
-------------------------------------------------------------------------------------------------------------

* Fully taxable-equivalent basis.
Certain previously reported amounts have been reclassified to agree with current presentation.

First Tennessee National Corporation  F-99

(Dollars in thousands)                                          2003             2002             2001
-------------------------------------------------------------------------------------------------------------
CORPORATE
Net interest income, FTE*                                     $  4,456         $  4,600         $  2,505
Noninterest income                                               1,781                -                -
Noninterest expense                                             92,707           99,644           46,426
-------------------------------------------------------------------------------------------------------------
 Pre-tax income, FTE*                                          (86,470)         (95,044)         (43,921)
Income taxes, FTE*                                             (32,962)         (36,116)         (16,631)
-------------------------------------------------------------------------------------------------------------
Net income                                                    $(53,508)        $(58,928)        $(27,290)
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Average assets                                                $125,024         $ 75,311         $ 39,372
-------------------------------------------------------------------------------------------------------------
Depreciation and amortization                                 $  3,432         $    646         $    669
Expenditures for long-lived assets                                 884              126               90
-------------------------------------------------------------------------------------------------------------
STRATEGIC INITIATIVE ITEMS
Noninterest income                                            $      -         $      -         $ 77,107
Noninterest expense                                                  -                -           43,383
-------------------------------------------------------------------------------------------------------------
 Pre-tax income, FTE*                                                -                -           33,724
Income taxes, FTE*                                                   -                -           12,538
-------------------------------------------------------------------------------------------------------------
 Income before cumulative effect of
   changes in accounting principles                                  -                -           21,186
Cumulative effect of changes in
 accounting principles                                               -                -           (8,168)
-------------------------------------------------------------------------------------------------------------
Net income                                                    $      -         $      -         $ 13,018
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

* Fully taxable-equivalent basis.
Certain previously reported amounts have been reclassified to agree with current presentation.

                                     F-100  First Tennessee National Corporation

NOTE 23 FAIR VALUE OF FINANCIAL INSTRUMENTS

Accounting standards require the disclosure of estimated fair values of all asset, liability and off-balance sheet financial instruments. The following fair value estimates are determined as of a specific point in time utilizing various assumptions and estimates. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. In some cases, book value is a reasonable estimate of fair value due to the relatively short period of time between origination of the instrument and its expected realization. The following table summarizes the book value and estimated fair value of financial instruments recorded in the Consolidated Statements of Condition as well as off-balance sheet commitments as of December 31, 2003 and 2002:


                                                        ON DECEMBER 31, 2003                On December 31, 2002
                                                    -----------------------------------------------------------------
                                                       Book              Fair              Book              Fair
(Dollars in thousands)                                 Value             Value             Value             Value
---------------------------------------------------------------------------------------------------------------------
ASSETS:
Loans, net of unearned income:
   Floating                                         $ 9,188,478       $ 9,194,178       $ 6,985,972       $ 6,989,020
   Fixed                                              4,759,017         4,815,890         4,301,019         4,406,834
   Nonaccrual                                            43,030            43,030            58,454            58,454
   Allowance for loan losses                          (160,333)         (160,333)         (144,298)         (144,298)
---------------------------------------------------------------------------------------------------------------------
Total net loans                                      13,830,192        13,892,765        11,201,147        11,310,010
Liquid assets                                         1,182,488         1,182,488         1,156,510         1,156,510
Loans held for sale                                   2,977,723         2,984,219         4,797,565         4,821,456
Securities available for sale                         2,469,342         2,469,342         2,419,908         2,419,908
Securities held to maturity                               1,028             1,077           280,377           284,510
Derivative assets                                       301,196           301,196           478,734           478,734
Nonearning assets                                     1,443,915         1,443,915         1,404,290         1,404,290
---------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Deposits:
   Defined maturity                                 $ 7,117,213       $ 7,143,619       $ 6,723,245       $ 6,780,283
   Undefined maturity                                 8,562,758         8,562,758         8,990,658         8,990,658
---------------------------------------------------------------------------------------------------------------------
Total deposits                                       15,679,971        15,706,377        15,713,903        15,770,941
Short-term borrowings                                 3,307,224         3,307,224         3,487,558         3,487,558
Term borrowings                                       1,726,766         1,748,412           929,715           962,516
Derivative liabilities                                   38,890            38,890           158,354           158,354
Other noninterest-bearing liabilities                   746,947           746,947           462,706           462,706
Guaranteed preferred beneficial interests in
 First Tennessee's junior subordinated
 debentures (Note 11)                                         -                 -           100,000           106,637
Preferred stock of subsidiary (Note 12)                     452               512            44,392            48,499
---------------------------------------------------------------------------------------------------------------------
                                                    Contractual          Fair           Contractual          Fair
                                                      Amount             Value            Amount             Value
---------------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET COMMITMENTS:
Loan commitments                                    $10,081,353       $     9,018       $ 7,321,314       $     7,426
Other commitments                                       570,504             6,309           740,584             7,143
---------------------------------------------------------------------------------------------------------------------


First Tennessee National Corporation F-101

The following describes the assumptions and methodologies used to estimate the fair value for financial instruments:

FLOATING RATE LOANS. With the exception of floating rate 1-4 family residential mortgage loans, the fair value is approximated by the book value. Floating rate 1-4 family residential mortgage loans reprice annually and will lag movements in market rates; whereas, commercial and consumer loans typically reprice monthly. The fair value for floating rate 1-4 family mortgage loans is calculated by discounting future cash flows to their present value. Future cash flows are discounted to their present value by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same time period. Prepayment assumptions based on historical prepayment speeds have been applied to the floating rate 1-4 family residential mortgage portfolio.

FIXED RATE LOANS. The fair value is estimated by discounting future cash flows to their present value. Future cash flows are discounted to their present value by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same time period. Prepayment assumptions based on historical prepayment speeds have been applied to the fixed rate mortgage and installment loan portfolios.

NONACCRUAL LOANS. The fair value is approximated by the book value.

ALLOWANCE FOR LOAN LOSSES. The fair value is approximated by the book value. Additionally, the credit exposure known to exist in the loan portfolio is embodied in the allowance for loan losses.

LIQUID ASSETS. The fair value is approximated by the book value. For the purpose of this disclosure, liquid assets consist of federal funds sold, securities purchased under agreements to resell, capital markets securities inventory, mortgage banking trading securities, and investment in bank time deposits.

LOANS HELD FOR SALE. Fair values are based primarily on quoted market prices.

SECURITIES AVAILABLE FOR SALE. Fair values are based primarily on quoted market prices.

SECURITIES HELD TO MATURITY. Fair values for marketable securities are based primarily on quoted market prices. Fair values for securitized loans are based upon cash flows discounted at a market yield. Market yields are computed by adding Treasury yields at year-end plus an appropriate spread estimated by observing quotes on similarly structured marketable securities and changes in swap spreads.

DERIVATIVE ASSETS. Fair values are based primarily on quoted market prices.

NONEARNING ASSETS. The fair value is approximated by the book value. For the purpose of this disclosure, nonearning assets include cash and due from banks, accrued interest receivable and capital markets receivables.

DEFINED MATURITY DEPOSITS. The fair value is estimated by discounting future cash flows to their present value. Future cash flows are discounted by using the current market rates of similar instruments applicable to the remaining maturity. For the purpose of this disclosure, defined maturity deposits include all certificates of deposit and other time deposits.

UNDEFINED MATURITY DEPOSITS. The fair value is approximated by the book value. For the purpose of this disclosure, undefined maturity deposits include demand deposits, checking interest accounts, savings accounts, and money market accounts.

SHORT-TERM BORROWINGS. The fair value of federal funds purchased, securities sold under agreements to repurchase, commercial paper, bank notes and other short-term borrowings is approximated by the book

                                     F-102  First Tennessee National Corporation
value. The fair value for Federal Home Loan Bank borrowings is determined using discounted future cash flows.

TERM BORROWINGS. The fair value is approximated by the present value of the contractual cash flows discounted by the investor's yield which considers FTNC's and FTBNA's debt ratings.

DERIVATIVE LIABILITIES. Fair values are based primarily on quoted market prices.

OTHER NONINTEREST-BEARING LIABILITIES. For the purpose of this disclosure, other noninterest-bearing liabilities include accrued interest payable and capital markets payables. The fair value is approximated by the book value.

GUARANTEED PREFERRED BENEFICIAL INTERESTS. The fair value is approximated by the present value of the contractual cash flows discounted by the investor's yield which considers FTNC's debt rating.

PREFERRED STOCK OF SUBSIDIARY. The fair value is approximated by the current trade amount of similar instruments.

LOAN COMMITMENTS. Fair values are based on fees charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties' credit standing.

OTHER COMMITMENTS. Fair values are based on fees charged to enter into similar agreements.

First Tennessee National Corporation F-103

NOTE 24 SECURITIZATIONS


During 2003 and 2002, First Horizon Home Loans securitized $49.6 billion and $30.9 billion, respectively, of single-family residential mortgage loans in primarily proprietary and agency securitization transactions, and the resulting securities were sold as senior and subordinate certificates. In 2003 and 2002, First Horizon Home Loans recognized net pretax gains of $566.9 million and $367.6 million, respectively, from the sale of securitized loans which includes gains recognized on the capitalization of MSRs associated with these loans. In certain cases, First Horizon Home Loans continues to service and receive servicing fees related to the securitized mortgage loans, and has also retained interest-only strips or senior certificates structured as principal-only strips. First Horizon Home Loans received annual servicing fees approximating .32 percent in 2003 and .35 percent in 2002 of the outstanding balance of the underlying loans. In 2003 and 2002, First Horizon Home Loans capitalized approximately $536.7 million and $401.9 million, respectively, in MSRs through these securitizations. These MSRs, as well as other MSRs held by First Horizon Home Loans, are discussed further in Note 6 - Mortgage Servicing Rights. The investors and the securitization trusts have no recourse to assets of First Horizon Home Loans or FTNC for failure of debtors to pay when due.


The sensitivity of the current fair value of retained interests to immediate 10 percent and 20 percent adverse changes in assumptions on December 31, 2003, are as follows:

(Dollars in thousands, except for annual cost to service)         MSRs                  IOs                POs
-----------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2003
Fair value of retained interests                              $    838,541            $193,121            $4,384
Weighted average life (in years)                                       5.6                 5.8               6.5
Annual prepayment rate                                                14.0%               14.0%             15.0%
 Impact on fair value of 10% adverse change                   $    (55,627)           $ (8,952)           $ (103)
 Impact on fair value of 20% adverse change                       (102,234)            (17,351)             (218)
Annual discount rate on residual cash flows                           10.3%               10.3%              5.7%
 Impact on fair value of 10% adverse change                   $    (30,947)           $ (8,620)           $ (124)
 Impact on fair value of 20% adverse change                        (59,296)            (15,905)             (242)
Annual cost to service                                        $45 per loan                 N/A               N/A
 Impact on fair value of 10% adverse change                   $     (8,822)                N/A               N/A
 Impact on fair value of 20% adverse change                        (17,644)                N/A               N/A
Annual earnings on escrow                                              3.2%                N/A               N/A
 Impact on fair value of 10% adverse change                   $    (13,584)                N/A               N/A
 Impact on fair value of 20% adverse change                        (27,593)                N/A               N/A
-----------------------------------------------------------------------------------------------------------------

These sensitivities are hypothetical and should not be considered to be predictive of future performance. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot necessarily be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independently from any change in another assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Furthermore, the estimated fair values as disclosed should not be considered indicative of future earnings on these assets.

                                     F-104  First Tennessee National Corporation

First Horizon Home Loans uses assumptions and estimates in determining the fair value allocated to retained interests at the time of initial securitization. The key economic assumptions used to measure the fair value of the MSRs, interest-only strips (IOs) and principal-only strips (POs) at the date of securitization were as follows:

                                                         MSRs                      IOs                   POs
-----------------------------------------------------------------------------------------------------------------
2003
Weighted average life (in years)                       2.6-5.9                   3.5-6.8               6.4-6.5
Annual prepayment rate                               12.4%-29.8%               12.4%-29.8%              15.0%
Annual discount rate                                 10.3%-10.5%               10.3%-10.5%            5.5%-6.9%
Annual cost to service                             $44-$45 per loan                N/A                   N/A
Annual earnings on escrow                             2.3%-3.6%                    N/A                   N/A
-----------------------------------------------------------------------------------------------------------------
2002
Weighted average life (in years)                       3.5-6.8                   3.5-6.8              5.7-10.1
Annual prepayment rate                               12.5%-29.6%               12.5%-29.6%              7.5%
Annual discount rate                                 10.2%-10.5%               10.2%-10.5%            4.8%-6.4%
Annual cost to service                             $44-$46 per loan                N/A                   N/A
Annual earnings on escrow                             2.8%-5.1%                    N/A                   N/A
-----------------------------------------------------------------------------------------------------------------

The expected static pool credit losses as of December 31, 2003, were approximately .06 percent of the original principal balance of loans securitized during 2003. Static pool losses are calculated by summing the actual and projected future credit losses and dividing them by the original balance of the securitized loans. The percentages above represent weighted average credit losses for all securitizations during the year.

FTN Financial Capital Assets Corporation (FTNFCAC), an indirect wholly-owned subsidiary of FTNC, enters into transactions where mortgage loans are purchased, pooled, securitized and sold. During 2003 and 2002, $528.0 million and $340.6 million of mortgage loans were sold for pre-tax gains of $5.3 million and $3.7 million, respectively, that were recognized in capital markets noninterest income. FTNFCAC does not retain servicing rights or any other form of residual on these securitizations.

FTNC has also securitized certain real estate loans through a real estate mortgage investment conduit (REMIC) in prior years and retained all of the securitized assets. Fair value for these securities was based upon cash flows discounted at a market yield. Market yields were computed by adding Treasury yields at year-end plus an appropriate spread estimated by observing quotes on similarly structured marketable securities and changes in swap spreads. The retained assets were classified on the Consolidated Statements of Condition in 'Securities held to maturity' in 2002. During 2003, FTNC elected to purchase all of the mortgage loans remaining in the REMIC ($136.3 million). Subsequent to the repurchase of the mortgage loans, these assets are classified as retail real estate residential loans.

For the years ended December 31, 2003, 2002 and 2001, cash flows received and paid related to securitizations were as follows:

(Dollars in thousands)                                    2003                    2002                    2001
------------------------------------------------------------------------------------------------------------------
Proceeds from initial securitizations                 $ 48,199,855            $ 30,338,111            $ 21,044,776
Servicing fees received                                    186,728                 168,028                 157,076
Purchases of delinquent or foreclosed assets               181,512                  67,186                  27,595
Other cash flows received on retained interests*            33,581                 153,734                 119,523
------------------------------------------------------------------------------------------------------------------

* Other cash flows include all cash flows from IOs, POs and REMIC securities.

First Tennessee National Corporation F-105

As of December 31, 2003, the principal amount of loans securitized and other loans managed with them, and the principal amount of delinquent loans, in addition to net credit losses during 2003 are as follows:

                                          Total Principal           Principal Amount             Net Credit
(Dollars in thousands)                    Amount of Loans         of Delinquent Loans*             Losses
------------------------------------------------------------------------------------------------------------------
                                                                                             FOR THE YEAR ENDED
                                                     ON DECEMBER 31, 2003                     DECEMBER 31, 2003
                                        -----------------------------------------------      ---------------------
Type of loan:
 Real estate residential                   $ 62,404,732                 $96,971                    $45,808
-------------------------------------------------------           ---------------------      ---------------------
Total loans managed or securitized**         62,404,732                 $96,971                    $45,808
                                                                  ---------------------      ---------------------
                                                                  ---------------------      ---------------------
Loans securitized and sold                  (52,737,140)
Loans held for sale or securitization        (2,850,470)
-------------------------------------------------------
   Loans held in portfolio                 $  6,817,122
-------------------------------------------------------
-------------------------------------------------------

 * Includes nonaccrual loans and loans 90 days or more past due.
** Securitized loans are real estate residential loans in which FTNC has a retained interest other than servicing rights.

                                     F-106  First Tennessee National Corporation

NOTE 25 VARIABLE INTEREST ENTITIES

Effective December 31, 2003, FTNC adopted FASB Interpretation No. 46, 'Consolidation of Variable Interest Entities', which requires consolidation by a business enterprise of variable interest entities (VIEs) in which it is the primary beneficiary. Upon adoption of this standard, FTNC deconsolidated its subsidiary, First Tennessee Capital I (Capital I), which has issued $100.0 million of capital securities that are fully and unconditionally guaranteed by FTNC. As a result of this deconsolidation the capital securities are no longer included on FTNC's balance sheet. However, $103.0 million of junior subordinated debentures issued by FTNC to Capital I are no longer eliminated in consolidation and appear in term borrowings as of December 31, 2003. FTNC identified certain of its nonconsolidated interests as VIEs but did not meet the criteria of primary beneficiary and, therefore, has not consolidated any of its VIEs.

Since 1997, First Tennessee Housing Corporation (FTHC), a wholly-owned subsidiary, makes equity investments as a limited partner, in various partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit (LIHTC) pursuant to Section 42 of the Internal Revenue Code. The purpose of these investments is to achieve a satisfactory return on capital and to support FTNC's community reinvestment initiatives. The activities of the limited partnerships include the identification, development, and operation of multi-family housing that is leased to qualifying residential tenants generally within FTNC's primary geographic region. On December 31, 2003, FTHC's maximum exposure to loss resulting from those LIHTC investments was $118.9 million. This represents the investment value of $108.7 million included in 'Capital markets receivables and other assets' on the Consolidated Statements of Condition and unfunded commitments of $10.2 million.

First Tennessee National Corporation F-107

NOTE 26 PARENT COMPANY FINANCIAL INFORMATION

Following are condensed statements of the parent company:

STATEMENTS OF CONDITION                                              December 31
----------------------------------------------------------------------------------------
(Dollars in thousands)                                           2003            2002
----------------------------------------------------------------------------------------
ASSETS:
Securities purchased from subsidiary bank under agreements
 to resell                                                    $   34,239      $   26,741
Investment in bank time deposits                                 153,967          97,967
Securities available for sale                                     50,485          49,968
Investments in subsidiaries at equity:
 Bank                                                          1,953,985       1,763,389
 Non-bank                                                         35,136          39,274
Other assets                                                     168,819          51,594
----------------------------------------------------------------------------------------
TOTAL ASSETS                                                  $2,396,631      $2,028,933
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Commercial paper and other short-term borrowings              $   31,793      $   27,695
Accrued employee benefits and other liabilities                  202,148          89,000
Term borrowings                                                  272,372         221,058
----------------------------------------------------------------------------------------
 Total liabilities                                               506,313         337,753
Shareholders' equity                                           1,890,318       1,691,180
----------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $2,396,631      $2,028,933
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

STATEMENTS OF INCOME                                                  Year Ended December 31
----------------------------------------------------------------------------------------------------
(Dollars in thousands)                                          2003           2002           2001
----------------------------------------------------------------------------------------------------
Dividend income:
 Bank                                                         $272,987       $159,332       $265,905
 Non-bank                                                        8,545          7,708          8,913
----------------------------------------------------------------------------------------------------
Total dividend income                                          281,532        167,040        274,818
Interest income                                                  3,848          3,491          6,062
Other income                                                       686            228         13,318
----------------------------------------------------------------------------------------------------
 Total income                                                  286,066        170,759        294,198
----------------------------------------------------------------------------------------------------
Interest expense:
 Short-term debt                                                   314            395            843
 Term borrowings                                                15,352         16,061         16,617
----------------------------------------------------------------------------------------------------
Total interest expense                                          15,666         16,456         17,460
Compensation, employee benefits and other expense               59,863         25,685         17,739
----------------------------------------------------------------------------------------------------
 Total expense                                                  75,529         42,141         35,199
----------------------------------------------------------------------------------------------------
Income before income taxes and equity in undistributed net
 income of subsidiaries                                        210,537        128,618        258,999
Applicable income taxes                                        (34,125)       (18,375)        (7,616)
----------------------------------------------------------------------------------------------------
Income before equity in undistributed net income of
 subsidiaries                                                  244,662        146,993        266,615
Equity in undistributed net income of subsidiaries:
 Bank                                                          229,404        228,949         50,746
 Non-bank                                                         (757)           509            848
----------------------------------------------------------------------------------------------------
NET INCOME                                                    $473,309       $376,451       $318,209
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

                                     F-108  First Tennessee National Corporation

STATEMENTS OF CASH FLOWS                                               Year Ended December 31
-------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                          2003            2002            2001
-------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                    $ 473,309       $ 376,451       $ 318,209
Less undistributed net income of subsidiaries                   228,647         229,458          51,594
-------------------------------------------------------------------------------------------------------
Income before undistributed net income of subsidiaries          244,662         146,993         266,615
Adjustments to reconcile income to net cash provided by
operating activities:
 Deferred income tax benefit                                       (319)           (575)         (4,129)
 Depreciation and amortization                                    9,182           3,477           2,702
 Loss on debt purchase                                            5,766               -               -
 (Gain)/loss on sale of securities                                 (284)             49              27
 Gain on divestiture                                                  -               -         (13,132)
 Net change in interest receivable and other assets            (116,934)           (309)           (832)
 Net change in interest payable and other liabilities           108,740          16,949          16,092
-------------------------------------------------------------------------------------------------------
Total adjustments                                                 6,151          19,591             728
-------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                       250,813         166,584         267,343
-------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Securities:
 Sales and prepayments                                              356             212          10,145
 Purchases                                                         (362)           (450)           (300)
(Increase)/decrease in investment in bank time deposits         (56,000)         14,000         (67,642)
Advances to subsidiaries                                              -             (35)        (20,000)
Principal collected on advances to subsidiaries                       -               -          20,000
Proceeds from sale of a subsidiary                               49,833               -          23,271
Return on investment in subsidiary                                1,614          10,000               -
Cash investments in subsidiaries                                 (1,930)         (1,945)         (4,947)
-------------------------------------------------------------------------------------------------------
Net cash (used)/provided by investing activities                 (6,489)         21,782         (39,473)
-------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Common stock:
 Exercise of stock options                                       77,591          51,015          78,183
 Cash dividends                                                (150,863)       (125,736)       (112,093)
 Repurchase of shares                                          (209,263)       (111,187)       (238,701)
Term borrowings:
 Payment                                                        (57,739)              -         (10,000)
Proceeds from the issuance of debt                               99,350               -               -
Increase/(decrease) in short-term borrowings                      4,098           3,422           5,104
-------------------------------------------------------------------------------------------------------
Net cash used by financing activities                          (236,826)       (182,486)       (277,507)
-------------------------------------------------------------------------------------------------------
Net increase/(decrease) in cash and cash equivalents              7,498           5,880         (49,637)
-------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                   26,741          20,861          70,498
-------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                      $  34,239       $  26,741       $  20,861
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Total interest paid                                           $  15,326       $  16,210       $  17,763
Total income taxes paid                                         133,950         120,740         247,760
-------------------------------------------------------------------------------------------------------

First Tennessee National Corporation F-109

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
FIRST TENNESSEE NATIONAL CORPORATION:

    We have audited the accompanying consolidated statements of condition of First Tennessee National Corporation as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The 2001 financial statements of First Tennessee National Corporation were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements, before the restatements described in Notes 1 and 22 and the revision described in Note 7 to the financial statements, in their report dated
January 15, 2002.
    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the 2003 and 2002 financial statements referred to above present fairly, in all material respects, the financial position of First Tennessee National Corporation as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
    As described in Note 1, the Company changed in 2003 the statement of income presentation of certain amounts related to nonrefundable, direct fees and costs associated with originating or acquiring mortgage loans held for sale. The financial statements for 2002 and 2001 have been reclassified to conform to this presentation. As discussed above, the 2001 financial statements of First Tennessee National Corporation were audited by other auditors who have ceased operations. We audited the reclassifications that were applied to conform the 2001 financial statements to this presentation. In our opinion, such reclassifications are appropriate and have been properly applied.
    As described in Note 22, the Company changed the composition of its reportable segments in 2002, and the amounts in the 2001 financial statements relating to reportable segments have been restated to conform to the 2002 composition of reportable segments. We audited the adjustments that were applied to restate the disclosures for reportable segments reflected in the 2001 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.
    As described in Note 1, these financial statements have been restated to conform to the 2002 presentation of losses from extinguishment of debt required by Statement of Financial Accounting Standards (SFAS) No. 145 Rescission of FASB Statements No. 4 and 64, Amendment of FASB No. 13, and Technical Corrections, which was adopted by the Company on October 1, 2002. We audited the adjustments described in Note 1 that were applied to restate the 2001 financial statements related to the adoption of SFAS No. 145. In our opinion, such adjustments are appropriate and have been properly applied.
    As described in Note 7, these financial statements have been revised to include the transitional disclosures required by SFAS No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. In our opinion, the disclosures for 2001 in Note 7 related to the adoption of SFAS No. 142 are appropriate.
    We were not engaged to audit, review, or apply any procedures to the 2001 financial statements of First Tennessee National Corporation other than with respect to the adjustments and disclosures referred to above and, accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.


KPMG LLP


Memphis, Tennessee
February 23, 2004

                                     F-110  First Tennessee National Corporation

            CONSOLIDATED HISTORICAL STATEMENTS OF INCOME (UNAUDITED)

------------------------------------------------------------------------------------------------------------

(Dollars in millions except per share data)    2003       2002       2001       2000       1999       1998
------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                   $  657.6   $  666.0   $  811.7   $  915.0   $  753.7   $  727.5
Investment securities                           111.2      143.0      168.2      198.8      178.6      159.6
Loans held for sale                             229.1      184.0      165.9      197.3      231.3      205.7
Trading securities inventory                     50.5       43.7       48.6       34.4       31.4       30.5
Other earning assets                              5.0        5.5        7.1       20.1       14.4       12.1
------------------------------------------------------------------------------------------------------------
  Total interest income                       1,053.4    1,042.2    1,201.5    1,365.6    1,209.4    1,135.4
------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Deposits:
 Savings                                           .8        2.2        3.8        5.5        5.8        7.1
 Checking interest and money market              22.8       37.0       84.9      110.8      104.3      113.2
 Certificates of deposit under $100,000 and
  other time                                     57.2       71.3      111.1      129.2      123.8      144.9
 Certificates of deposit $100,000 and more       69.3       79.8      137.1      254.9      165.9      111.5
Short-term borrowings                            62.1       67.7      145.5      240.0      193.1      196.7
Term borrowings                                  35.4       28.6       30.2       24.3       24.8       19.9
------------------------------------------------------------------------------------------------------------
  Total interest expense                        247.6      286.6      512.6      764.7      617.7      593.3
------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                             805.8      755.6      688.9      600.9      591.7      542.1
Provision for loan losses                        86.7       92.2       93.2       67.5       57.4       51.2
------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION             719.1      663.4      595.7      533.4      534.3      490.9
------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Mortgage banking                                616.5      436.7      285.0      122.5      298.2      281.9
Capital markets                                 538.9      448.0      344.3      118.7      126.9      147.4
Deposit transactions and cash management        146.7      143.3      133.6      116.1      106.2       90.4
Insurance premiums and commissions               57.8       50.4       16.8       12.2       10.9        8.7
Merchant processing                              57.6       48.4       45.4       48.2       49.7       37.5
Trust services and investment management         45.9       48.4       56.7       65.8       59.8       51.2
Divestitures                                     22.5        4.6       80.4      157.6        4.2         .6
Equity securities gains/(losses), net             8.5       (9.4)      (3.3)        .8        2.3        3.9
Debt securities (losses), gains, net             (6.1)        .2       (1.0)      (5.0)         -          -
All other income                                151.7      141.3      137.1      160.2      130.3       87.4
------------------------------------------------------------------------------------------------------------
  Total noninterest income                    1,640.0    1,311.9    1,095.0      797.1      788.5      709.0
------------------------------------------------------------------------------------------------------------
ADJUSTED GROSS INCOME AFTER PROVISION         2,359.1    1,975.3    1,690.7    1,330.5    1,322.8    1,199.9
------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
Employee compensation, incentives and
 benefits                                       980.3      830.6      670.9      508.3      488.7      438.7
Occupancy                                        83.6       76.7       69.1       80.5       73.1       51.4
Equipment rentals, depreciation and
 maintenance                                     69.0       68.7       74.1       68.2       57.8       45.8
Operations services                              67.9       60.2       59.6       70.9       64.6       58.5
Communications and courier                       50.5       45.1       42.2       41.9       45.3       34.0
Amortization of intangible assets                 8.0        6.2       10.8       11.7       10.5       11.1
All other expense                               380.8      329.7      275.4      212.0      203.4      207.5
------------------------------------------------------------------------------------------------------------
  Total noninterest expense                   1,640.1    1,417.2    1,202.1      993.5      943.4      847.0
------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                      719.0      558.1      488.6      337.0      379.4      352.9
Applicable income taxes                         245.7      181.6      162.2      104.4      131.9      126.5
------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGES
 IN ACCOUNTING PRINCIPLES                       473.3      376.5      326.4      232.6      247.5      226.4
Cumulative effect of changes in
 accounting principles, net of tax                  -          -       (8.2)         -          -          -
------------------------------------------------------------------------------------------------------------
NET INCOME                                   $  473.3   $  376.5   $  318.2   $  232.6   $  247.5   $  226.4
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
FULLY TAXABLE EQUIVALENT ADJUSTMENT          $    1.3   $    1.5   $    2.1   $    2.6   $    3.0   $    3.8
------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE BEFORE CUMULATIVE
 EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES  $   3.73   $   2.97   $   2.55   $   1.79   $   1.90   $   1.77
------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE                    $   3.73   $   2.97   $   2.49   $   1.79   $   1.90   $   1.77
------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE BEFORE
 CUMULATIVE EFFECT OF CHANGES IN
 ACCOUNTING PRINCIPLES                       $   3.62   $   2.89   $   2.48   $   1.77   $   1.85   $   1.72
------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE            $   3.62   $   2.89   $   2.42   $   1.77   $   1.85   $   1.72
------------------------------------------------------------------------------------------------------------

-------------------------------------------  -----------------------------------
                                                      Growth Rates (%)
                                             -----------------------------------
(Dollars in millions except per share data)       03/02              03/98*
-------------------------------------------  -----------------------------------
INTEREST INCOME:
Interest and fees on loans                          1.3 -              2.0 -
Investment securities                              22.2 -              7.0 -
Loans held for sale                                24.5 +              2.2 +
Trading securities inventory                       15.6 +             10.6 +
Other earning assets                                9.1 -             16.2 -
-------------------------------------------
  Total interest income                             1.1 +              1.5 -
-------------------------------------------
INTEREST EXPENSE:
Deposits:
 Savings                                           63.6 -             35.4 -
 Checking interest and money market                38.4 -             27.4 -
 Certificates of deposit under $100,000 and
  other time                                       19.8 -             17.0 -
 Certificates of deposit $100,000 and more         13.2 -              9.1 -
Short-term borrowings                               8.3 -             20.6 -
Term borrowings                                    23.8 +             12.2 +
-------------------------------------------
  Total interest expense                           13.6 -             16.0 -
-------------------------------------------
NET INTEREST INCOME                                 6.6 +              8.3 +
Provision for loan losses                           6.0 -             11.1 +
-------------------------------------------
NET INTEREST INCOME AFTER PROVISION                 8.4 +              7.9 +
-------------------------------------------
NONINTEREST INCOME:
Mortgage banking                                   41.2 +             16.9 +
Capital markets                                    20.3 +             29.6 +
Deposit transactions and cash management            2.4 +             10.2 +
Insurance premiums and commissions                 14.6 +             46.0 +
Merchant processing                                19.0 +              9.0 +
Trust services and investment management            5.2 -              2.2 -
Divestitures                                         NM                 NM
Equity securities gains/(losses), net                NM                 NM
Debt securities (losses), gains, net                 NM                 NM
All other income                                    7.3 +             11.7 +
-------------------------------------------
  Total noninterest income                         25.0 +             18.3 +
-------------------------------------------
ADJUSTED GROSS INCOME AFTER PROVISION              19.4 +             14.5 +
-------------------------------------------
NONINTEREST EXPENSE:
Employee compensation, incentives and
 benefits                                          18.0 +             17.4 +
Occupancy                                           9.0 +             10.2 +
Equipment rentals, depreciation and
 maintenance                                         .3 +              8.5 +
Operations services                                12.8 +              3.0 +
Communications and courier                         12.1 +              8.3 +
Amortization of intangible assets                  28.7 +              6.4 -
All other expense                                  15.5 +             12.9 +
-------------------------------------------
  Total noninterest expense                        15.7 +             14.1 +
-------------------------------------------
INCOME BEFORE INCOME TAXES                         28.8 +             15.3 +
Applicable income taxes                            35.3 +             14.2 +
-------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGES
 IN ACCOUNTING PRINCIPLES                          25.7 +             15.9 +
Cumulative effect of changes in
 accounting principles, net of tax                    -                  -
-------------------------------------------
NET INCOME                                         25.7 +             15.9 +
-------------------------------------------
-------------------------------------------
FULLY TAXABLE EQUIVALENT ADJUSTMENT                13.3 -             19.3 -
-------------------------------------------
EARNINGS PER COMMON SHARE BEFORE CUMULATIVE
 EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES        25.6 +             16.1 +
-------------------------------------------
EARNINGS PER COMMON SHARE                          25.6 +             16.1 +
-------------------------------------------
DILUTED EARNINGS PER COMMON SHARE BEFORE
 CUMULATIVE EFFECT OF CHANGES IN
 ACCOUNTING PRINCIPLES                             25.3 +             16.0 +
-------------------------------------------
DILUTED EARNINGS PER COMMON SHARE                  25.3 +             16.0 +
-------------------------------------------

* Compound annual growth rate.
Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Due to the variable nature of these items the growth rate is considered to be not meaningful.

First Tennessee National Corporation F-111

CONSOLIDATED AVERAGE BALANCE SHEETS AND RELATED YIELDS AND RATES (UNAUDITED)


-----------------------------------------------------------------------------------------------------------------------------
                                                              2003                             2002                 Average
                                                 ------------------------------   ------------------------------    Balance
                                                             Interest   Average               Interest   Average   Growth(%)
(Fully taxable equivalent)                        Average    Income/    Yields/    Average    Income/    Yields/   ----------
(Dollars in millions)                             Balance    Expense    Rates      Balance    Expense    Rates      03/02
-----------------------------------------------------------------------------------------------------------------------------
ASSETS:
Earning assets:
Loans, net of unearned income**                  $12,656.3   $  658.1     5.20%   $10,634.5   $  666.6    6.27%       19.0 +
Investment securities:
 U.S. Treasury and other U.S. government
  agencies                                         2,152.9       89.4     4.15      1,875.2      108.5    5.79        14.8 +
 States and municipalities                            22.1        1.5     6.80         34.9        2.5    7.30        36.7 -
 Other                                               369.9       21.0     5.69        556.3       32.8    5.89        33.5 -
----------------------------------------------------------------------------------------------------------------
  Total investment securities                      2,544.9      111.9     4.40      2,466.4      143.8    5.83         3.2 +
----------------------------------------------------------------------------------------------------------------
Other earning assets:
 Loans held for sale                               4,420.7      229.1     5.18      3,024.2      184.0    6.09        46.2 +
 Investment in bank time deposits                      1.7         .1      .82          1.8         .1    2.07         5.6 -
 Federal funds sold and securities purchased
  under agreements to resell                         656.3        4.9      .75        404.8        5.5    1.35        62.1 +
 Mortgage banking trading securities                 154.7       16.9    10.94        131.3       12.5    9.55        17.8 +
 Capital markets securities inventory                894.3       33.7     3.76        734.4       31.2    4.25        21.8 +
----------------------------------------------------------------------------------------------------------------
  Total other earning assets                       6,127.7      284.7     4.65      4,296.5      233.3    5.43        42.6 +
----------------------------------------------------------------------------------------------------------------
Total earning assets                              21,328.9    1,054.7     4.94     17,397.4    1,043.7    6.00        22.6 +
Allowance for loan losses                           (160.3)                          (151.2)                           6.0 +
Cash and due from banks                              748.3                            775.3                            3.5 -
Premises and equipment, net                          300.7                            246.3                           22.1 +
Capital markets receivables and other assets       2,916.0                          2,436.2                           19.7 +
----------------------------------------------------------------------------------------------------------------
Total assets/Interest income                     $25,133.6   $1,054.7             $20,704.0   $1,043.7                21.4 +
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
Interest-bearing deposits:
 Savings                                         $   306.1   $     .8      .27%   $   302.7   $    2.2     .72%        1.1 +
 Checking interest and money market                3,659.7       22.8      .62      3,557.5       37.1    1.04         2.9 +
 Certificates of deposit under $100,000 and
  other time                                       1,866.3       57.1     3.06      1,937.1       71.2    3.68         3.7 -
----------------------------------------------------------------------------------------------------------------
  Total interest-bearing core deposits             5,832.1       80.7     1.38      5,797.3      110.5    1.91          .6 +
Certificates of deposit $100,000 and more          5,165.5       69.4     1.34      3,843.0       79.8    2.08        34.4 +
Federal funds purchased and securities sold
 under agreements to repurchase                    3,712.7       36.9      .99      3,134.3       45.5    1.45        18.5 +
Commercial paper and other short-term
 borrowings                                          659.9       25.2     3.82        537.4       22.2    4.13        22.8 +
Term borrowings                                    1,342.9       35.4     2.64        685.5       28.6    4.17        95.9 +
----------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                16,713.1      247.6     1.48     13,997.5      286.6    2.05        19.4 +
Demand deposits                                    1,823.8                          1,702.4                            7.1 +
Other noninterest-bearing deposits                 3,038.0                          2,152.5                           41.1 +
Capital markets payables and other liabilities     1,636.1                          1,139.0                           43.6 +
Guaranteed preferred beneficial interests in
 First Tennessee's junior subordinated
 debentures (Note 11)                                100.0                            100.0                              -
Preferred stock of subsidiary (Note 12)               22.2                             44.3                           49.9 -
Shareholders' equity                               1,800.4                          1,568.3                           14.8 +
----------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders'
 equity/Interest expense                         $25,133.6   $  247.6             $20,704.0   $  286.6                21.4 +
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
Net interest income-tax equivalent basis/Yield               $  807.1     3.78%               $  757.1    4.35%
Fully taxable equivalent adjustment                              (1.3)                            (1.5)
----------------------------------------------------------------------------------------------------------------
Net interest income                                          $  805.8                         $  755.6
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
Net interest spread                                                       3.46%                           3.95%
Effect of interest-free sources used to fund
 earning assets                                                            .32                             .40
----------------------------------------------------------------------------------------------------------------
Net interest margin                                                       3.78%                           4.35%
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

Certain previously reported amounts have been reclassified to agree with current presentation.

Yields and corresponding income amounts are adjusted to a fully taxable equivalent. Earning assets yields are expressed net of unearned income. Rates are expressed net of unamortized debenture cost for long-term debt. Net interest margin is computed using total net interest income.

                                     F-112  First Tennessee National Corporation

------------------------------------------------------------------------------------------------------------------------
                                                                 2001                                2000
                                                 -----------------------------------   ------------------------------
                                                                  Interest   Average               Interest   Average
(Fully taxable equivalent)                             Average    Income/    Yields/    Average    Income/    Yields/
(Dollars in millions)                                  Balance    Expense    Rates      Balance    Expense    Rates
------------------------------------------------------------------------------------------------------------------------
ASSETS:
Earning assets:
Loans, net of unearned income**                       $10,104.3   $  812.5     8.04%   $ 9,932.0   $  915.9    9.22%
Investment securities:
 U.S. Treasury and other U.S. government
 agencies                                               1,812.5      118.1     6.51      1,767.7      119.8    6.78
 States and municipalities                                 50.8        3.8     7.53         48.7        3.6    7.49
 Other                                                    732.0       47.5     6.49      1,046.3       76.8    7.34
------------------------------------------------------------------------------------------------------------------------
  Total investment securities                           2,595.3      169.4     6.53      2,862.7      200.2    6.99
------------------------------------------------------------------------------------------------------------------------
Other earning assets:
 Loans held for sale                                    2,388.0      165.9     6.95      2,450.8      197.3    8.05
 Investment in bank time deposits                           1.9         .1     6.56          2.1         .1    5.07
 Federal funds sold and securities purchased
  under agreements to resell                              226.5        7.0     3.07        328.4       20.0    6.10
 Mortgage banking trading securities                      127.5       12.1     9.48            -          -       -
 Capital markets securities inventory                     681.9       36.6     5.37        519.5       34.7    6.68
------------------------------------------------------------------------------------------------------------------------
  Total other earning assets                            3,425.8      221.7     6.47      3,300.8      252.1    7.64
------------------------------------------------------------------------------------------------------------------------
Total earning assets                                   16,125.4    1,203.6     7.46     16,095.5    1,368.2    8.50
Allowance for loan losses                                (145.2)                          (140.0)
Cash and due from banks                                   756.5                            815.8
Premises and equipment, net                               268.7                            294.6
Capital markets receivables and other assets            2,221.8                          2,259.4
------------------------------------------------------------------------------------------------------------------------
Total assets/Interest income                          $19,227.2   $1,203.6             $19,325.3   $1,368.2
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
Interest-bearing deposits:
 Savings                                             $   304.4   $    3.8     1.26%   $   337.4   $    5.5    1.64%
 Checking interest and money market                    3,548.2       84.9     2.39      3,371.5      110.8    3.29
 Certificates of deposit under $100,000 and
  other time                                           2,092.3      111.1     5.31      2,310.3      129.2    5.59
-----------------------------------------------------------------------------------------------------------------------
  Total interest-bearing core deposits                 5,944.9      199.8     3.36      6,019.2      245.5    4.08
Certificates of deposit $100,000 and more              3,142.7      137.1     4.36      3,959.7      254.9    6.44
Federal funds purchased and securities sold
 under agreements to repurchase                        3,162.7      115.6     3.66      2,899.4      169.4    5.84
Commercial paper and other short-term
 borrowings                                              565.3       29.9     5.30      1,050.4       70.6    6.72
Term borrowings                                          521.5       30.2     5.79        384.3       24.3    6.34
-----------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                    13,337.1      512.6     3.84     14,313.0      764.7    5.34
Demand deposits                                        1,541.7                          1,688.0
Other noninterest-bearing deposits                     1,792.3                          1,193.9
Capital markets payables and other liabilities         1,010.8                            746.3
Guaranteed preferred beneficial interests in
 First Tennessee's junior subordinated
 debentures (Note 11)                                    100.0                            100.0
Preferred stock of subsidiary (Note 12)                   44.0                              7.5
Shareholders' equity                                   1,401.3                          1,276.6
-----------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders'
 equity/Interest expense                             $19,227.2   $  512.6             $19,325.3   $  764.7
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
Net interest income-tax equivalent basis/Yield                   $  691.0     4.29%               $  603.5    3.75%
Fully taxable equivalent adjustment                                  (2.1)                            (2.6)
-----------------------------------------------------------------------------------------------------------------------
Net interest income                                              $  688.9                         $  600.9
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
Net interest spread                                                           3.62%                           3.16%
Effect of interest-free sources used to fund
 earning assets                                                                .67                             .59
-----------------------------------------------------------------------------------------------------------------------
Net interest margin                                                           4.29%                           3.75%
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------



-------------------------------------------------------------------------------------------------------
                                                               1999                        1998
                                                 ------------------------------   --------------------
                                                             Interest   Average               Interest
(Fully taxable equivalent)                        Average    Income/    Yields/    Average    Income/
(Dollars in millions)                             Balance    Expense    Rates      Balance    Expense
------------------------------------------------------------------------------------------------------
ASSETS:
Earning assets:
Loans, net of unearned income**                  $ 8,818.8   $  754.6     8.56%   $ 8,242.1   $  729.0
Investment securities:
 U.S. Treasury and other U.S. government
  agencies                                         1,711.1      110.5     6.46      1,795.2      117.8
 States and municipalities                            50.7        3.8     7.56         69.8        5.4
 Other                                               940.9       66.2     7.04        560.8       38.4
------------------------------------------------------------------------------------------------------
  Total investment securities                      2,702.7      180.5     6.68      2,425.8      161.6
------------------------------------------------------------------------------------------------------
Other earning assets:
 Loans held for sale                               3,217.7      231.3     7.19      2,911.2      205.7
 Investment in bank time deposits                      9.8         .5     4.76         40.8        2.0
 Federal funds sold and securities purchased
  under agreements to resell                         292.6       13.9     4.75        193.4       10.1
 Mortgage banking trading securities                     -          -        -            -          -
 Capital markets securities inventory                542.1       31.6     5.82        507.2       30.8
------------------------------------------------------------------------------------------------------
  Total other earning assets                       4,062.2      277.3     6.82      3,652.6      248.6
------------------------------------------------------------------------------------------------------
Total earning assets                              15,583.7    1,212.4     7.78     14,320.5    1,139.2
Allowance for loan losses                           (136.7)                          (129.1)
Cash and due from banks                              779.3                            697.6
Premises and equipment, net                          288.5                            222.4
Capital markets receivables and other assets       2,110.5                          1,613.3
------------------------------------------------------------------------------------------------------
Total assets/Interest income                     $18,625.3   $1,212.4             $16,724.7   $1,139.2
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
Interest-bearing deposits:
 Savings                                          $   350.0   $    5.8     1.65%   $   347.5   $    7.1
 Checking interest and money market                 3,551.2      104.3     2.94      3,403.7      113.2
 Certificates of deposit under $100,000 and
  other time                                        2,398.4      123.8     5.16      2,588.7      144.9
-------------------------------------------------------------------------------------------------------
  Total interest-bearing core deposits              6,299.6      233.9     3.71      6,339.9      265.2
Certificates of deposit $100,000 and more           3,163.9      165.9     5.24      1,992.5      111.5
Federal funds purchased and securities sold
 under agreements to repurchase                     2,292.9      104.7     4.57      2,456.4      122.6
Commercial paper and other short-term
 borrowings                                         1,631.4       88.4     5.42      1,285.5       74.1
Term borrowings                                       371.1       24.8     6.69        252.7       19.9
-------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                 13,758.9      617.7     4.49     12,327.0      593.3
Demand deposits                                     1,866.6                          1,749.0
Other noninterest-bearing deposits                    972.0                            915.0
Capital markets payables and other liabilities        741.0                            637.7
Guaranteed preferred beneficial interests in
 First Tennessee's junior subordinated
 debentures (Note 11)                                 100.0                            100.0
Preferred stock of subsidiary (Note 12)                   -                                -
Shareholders' equity                                1,186.8                            996.0
-------------------------------------------------------------------------------------------------------
Total liabilities and shareholders'
 equity/Interest expense                          $18,625.3   $  617.7             $16,724.7   $  593.3
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Net interest income-tax equivalent basis/Yield                $  594.7     3.82%               $  545.9
Fully taxable equivalent adjustment                               (3.0)                            (3.8)
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Net interest income                                           $  591.7                         $  542.1
-------------------------------------------------------------------------------------------------------
Net interest spread                                                        3.29%
Effect of interest-free sources used to fund
 earning assets                                                             .53
-------------------------------------------------------------------------------------------------------
Net interest margin                                                        3.82%
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                                                       1998         Average
                                                      -------       Balance
                                                      Average      Growth(%)
(Fully taxable equivalent)                            Yields/   ---------------
(Dollars in millions)                                 Rates         03/98*
-------------------------------------------------------------- -----------------
ASSETS:
Earning assets:
Loans, net of unearned income**                        8.85%       9.0 +
Investment securities:
 U.S. Treasury and other U.S. government
  agencies                                             6.56        3.7 +
 States and municipalities                             7.80       20.5 -
 Other                                                 6.84        8.0 -
--------------------------------------------------------------
  Total investment securities                          6.66        1.0 +
--------------------------------------------------------------
Other earning assets:
 Loans held for sale                                   7.06        8.7 +
 Investment in bank time deposits                      4.81       47.0 -
 Federal funds sold and securities purchased
  under agreements to resell                           5.22       27.7 +
 Mortgage banking trading securities                      -        N/A
 Capital markets securities inventory                  6.07       12.0 +
--------------------------------------------------------------
  Total other earning assets                           6.80       10.9 +
--------------------------------------------------------------
Total earning assets                                   7.95        8.3 +
Allowance for loan losses                                          4.4 +
Cash and due from banks                                            1.4 +
Premises and equipment, net                                        6.2 +
Capital markets receivables and other assets                      12.6 +
--------------------------------------------------------------
Total assets/Interest income                                       8.5 +
--------------------------------------------------------------
--------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
Interest-bearing deposits:
 Savings                                               2.05%       2.5 -
 Checking interest and money market                    3.32        1.5 +
 Certificates of deposit under $100,000 and
  other time                                           5.60        6.3 -
--------------------------------------------------------------
  Total interest-bearing core deposits                 4.18        1.7 -
Certificates of deposit $100,000 and more              5.59       21.0 +
Federal funds purchased and securities sold
 under agreements to repurchase                        4.99        8.6 +
Commercial paper and other short-term
 borrowings                                            5.76       12.5 -
Term borrowings                                        7.91       39.7 +
--------------------------------------------------------------
Total interest-bearing liabilities                     4.81        6.3 +
Demand deposits                                                     .8 +
Other noninterest-bearing deposits                                27.1 +
Capital markets payables and other liabilities                    20.7 +
Guaranteed preferred beneficial interests in
 First Tennessee's junior subordinated
 debentures (Note 11)                                                -
Preferred stock of subsidiary (Note 12)                            N/A
Shareholders' equity                                              12.6 +
--------------------------------------------------------------
Total liabilities and shareholders'
 equity/Interest expense                                           8.5 +
--------------------------------------------------------------
--------------------------------------------------------------
Net interest income-tax equivalent basis/Yield         3.81%
Fully taxable equivalent adjustment
--------------------------------------------------------------
Net interest income
--------------------------------------------------------------
--------------------------------------------------------------
Net interest spread                                    3.14%
Effect of interest-free sources used to fund
 earning assets                                         .67
--------------------------------------------------------------
Net interest margin                                    3.81%
--------------------------------------------------------------
--------------------------------------------------------------

 * Compound annual growth rate
** Includes loans on nonaccrual status.

First Tennessee National Corporation F-113

CORPORATE OFFICERS

J. Kenneth Glass
Chairman of the Board
President and Chief Executive Officer

Ralph Horn
Chairman of the Board
(Retired Dec. 31, 2003)

Charles G. Burkett
President
Retail Financial Services

Larry B. Martin
President
Business Financial Services

John H. Hamilton
Executive Vice President
Product Management and Delivery Services

Herbert H. Hilliard
Executive Vice President
Risk Management

Harry A. Johnson, III
Executive Vice President
General Counsel

James F. Keen
Executive Vice President
Corporate Controller

Sarah L. Meyerrose
Executive Vice President
Corporate and Employee Services

Marty Mosby
Executive Vice President
Chief Financial Officer

John P. O'Connor, Jr.
Executive Vice President
Chief Credit Officer

Elbert L. Thomas, Jr.
Executive Vice President
Interest Rate Risk Manager

Milton A. Gutelius, Jr.
Senior Vice President
Corporate Treasurer

Clyde A. Billings, Jr.
Senior Vice President
Assistant General Counsel
Corporate Secretary


BOARD OF DIRECTORS

Robert C. Blattberg
Polk Brothers Distinguished Professor of Retailing
J.L. Kellogg Graduate School of Management
Northwestern University

George E. Cates
Retired Chairman of the Board
Mid-America Apartment Communities, Inc.

J. Kenneth Glass
Chairman of the Board
President and Chief Executive Officer

James A. Haslam, III
Chief Executive Officer
Pilot Travel Centers LLC

Ralph Horn
Chairman of the Board
(Retired Dec. 31, 2003)

R. Brad Martin
Chairman of the Board and Chief Executive Officer
Saks Incorporated

Vicki R. Palmer
Executive Vice President
Financial Services and Administration
Coca-Cola Enterprises Inc.

Michael D. Rose
Chairman
Gaylord Entertainment Company

Mary F. Sammons
President and Chief Executive Officer
Rite Aid Corporation

William B. Sansom
Chairman of the Board and Chief Executive Officer
The H.T. Hackney Co.

Jonathan P. Ward
Chairman of the Board and Chief Executive Officer
The ServiceMaster Company

Luke Yancy, III
President and Chief Executive Officer
Mid-South Minority Business Council



[FIRST TENNESSEE LOGO]


FIRST
TENNESSEE
NATIONAL
CORPORATION

                            [LOGO FIRST TENNESSEE'r'

                            All Things Financial'r']

                            [LOGO FIRST TENNESSEE'r'

                            All Things Financial'r']

                                   Appendix 1


                             [LOGO] FIRST TENNESSEE

                      First Tennessee National Corporation
                                 Annual Meeting
                                 April 20, 2004
                        10:00 a.m. Central Daylight Time
                            First Tennessee Building
                               M-Level Auditorium
                               165 Madison Avenue
                            Memphis, Tennessee 38103


     If you consented to access your proxy information electronically, you may view it by going to the following website on the internet:
http://www.firsttennessee.com

     If you would like to access the proxy material electronically next year, you may do so by giving your consent at the following website:
http://www.econsent.com/ftn/

                             [LOGO] FIRST TENNESSEE
                      FIRST TENNESSEE NATIONAL CORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoints George P. Lewis and Lewis R. Donelson, or any one or more of them with full power of substitution, as Proxy or Proxies, to represent and vote all shares of stock standing in my name on the books of the Corporation at the close of business on February 27, 2004, which I would be entitled to vote if personally present at the Annual Meeting of Shareholders of First Tennessee National Corporation to be held in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, April 20, 2004, at 10 a.m. CDT or any adjournments thereof, upon the matters set forth in the notice of said meeting as stated on the reverse side. The Proxies are further authorized to vote in their discretion as to any other matters which may come before the meeting. The Board of Directors, at the time of preparation of the Proxy Statement, knows of no business to come before the meeting other than that referred to in the Proxy Statement.

     THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE AUTOMATED TELEPHONE VOTING INSTRUCTIONS, THE INTERNET VOTING INSTRUCTIONS, OR THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 WHICH ARE DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THE REVERSE SIDE OF THIS PROXY.


YOU CAN VOTE YOUR PROXY BY TELEPHONE, OVER THE INTERNET, OR BY SIGNING AND RETURNING THIS CARD ON THE REVERSE SIDE.

            (Continued and see voting instructions on reverse side.)

                                                     COMPANY # _________________

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE- TOLL FREE - 1-800-560-1965 - QUICK *** EASY *** IMMEDIATE

o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CDT) on April 19, 2004.

o Please have your proxy card and the last 4 digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET - http://www.eproxy.com/ftn/ - QUICK *** EASY *** IMMEDIATE
                   --------------------------
o Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CDT) on April 19, 2004.

o Please have your proxy card and the last 4 digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to First Tennessee National Corporation, c/o Shareowner Services 'sm', P. O. Box 64873, St. Paul, MN 55164-0873.

                                       |X| Please mark votes as in this example.

      If you vote by Phone or Internet, please do not mail your Proxy Card.
                             Please detach here


     The Board of Directors unanimously recommends a vote FOR items 1, 2, 3 and 4.

     1. Election of four Class II directors to serve until the 2007 Annual Meeting of Shareholders and one Class III director to serve until the 2005 Annual Meeting of Shareholders.

          Class II  Nominees:  (01) Robert C. Blattberg (02) J. Kenneth Glass
                               (03) Michael D. Rose and (04) Luke Yancy III

          Class III Nominee:   (05) Mary F. Sammons

               / /  VOTE FOR                  / /  VOTE WITHHELD
                    all nominees                   from all nominees

     Instructions: To withhold authority to vote for any nominee(s), write the number(s) of the nominee(s) in the box to the right.

     2.   Approval of an amendment to FTNC's Charter changing the corporation's
          name.                                                                      / / For   / / Against   / / Abstain

     3.   Approval of an amendment to FTNC's 2003 Equity Compensation Plan.          / / For   / / Against   / / Abstain

     4.   Ratification of appointment of KPMG LLP as auditors.                       / / For   / / Against   / / Abstain


          The undersigned hereby acknowledges receipt of notice of said meeting and the related proxy statement.


          Address change?  Mark Box / /              Date_________________, 2004
          Indicate changes below:



                                    Shareholders sign here exactly as shown
                                    on the imprint on this card. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full name. If more than one Trustee, all should sign. All Joint Owners should sign.



                          STATEMENT OF DIFFERENCES
                          ------------------------

 The registered trademark symbol shall be expressed as.................. 'r'
 The service mark symbol shall be expressed as.......................... 'sm'
 The section symbol shall be expressed as............................... 'SS'
 The greater-than-or-equal-to sign shall be expressed as................ >=